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WANDA SPORTS GROUP COMPANY LIMITED

As filed with the Securities and Exchange Commission on July 22, 2019

Registration No. 333-232004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wanda Sports Group Company Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Hong Kong (State or Other Jurisdiction of Incorporation or Organization)	7941 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

9/F, Tower B, Wanda Plaza
93 Jianguo Road, Chaoyang District
100022, Beijing
People's Republic of China
+86-10-8558-8813
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

World Endurance Holdings, Inc.
3407 W. Dr. Martin Luther King, Jr. Blvd., Suite 100
Tampa, Florida 33607
+1 (813) 868-5940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark S. Bergman, Esq.
Xiaoyu Greg Liu, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 5201, Fortune Financial Center
5 Dongsanhuan Zhonglu
Chaoyang District, Beijing, 100020
People's Republic of China
Tel: +86-10-5828-6300
Fax: +86-10-6530-9070/9080	Matthew D. Bersani, Esq. Shearman & Sterling LLP 12th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong Tel: +852-2978-8000 Fax: +852-2978-8099

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

            Emerging growth company.    ☐

            If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

            The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(2)(3)	Proposed maximum offering price per Class A ordinary share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)

Class A ordinary shares, no par value	57,500,001	US$10	US$575,000,010	US$69,690

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-232618). Every two ADSs represent three Class A ordinary shares.

(2)
Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all Class A ordinary shares represented by ADSs initially offered or sold outside the United States that are thereafter resold from time to time in the United States. Offers and sales of shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933 and are not covered by this Registration Statement.

(3)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
US$60,600 of which has previously been paid.

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor any of the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued July 22, 2019

33,333,334 American Depositary Shares

Wanda Sports Group Company Limited
REPRESENTING 50,000,001 CLASS A ORDINARY SHARES

Wanda Sports Group Company Limited is offering 20,000,000 American depositary shares, or ADSs, and the selling shareholders are offering 13,333,334 ADSs. Every two ADSs represent three of our Class A ordinary shares. This is our initial public offering, and no public market currently exists for our ADSs. We anticipate that the initial public offering price will be between US$12.00 and US$15.00 per ADS.

We have been approved to quote our ADSs on the NASDAQ Global Select Market under the symbol "WSG."

Upon the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares, which have the same rights, except each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to four votes. Following the completion of this offering, we will be a "controlled company" as defined under the NASDAQ Stock Market Rules because Dalian Wanda Group Co., Ltd. will hold indirectly 100% of our outstanding Class B ordinary shares, representing a majority of our total voting power.

Investing in our ADSs involves risks. See "Risk Factors" beginning on page 17.

PRICE $                AN ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Wanda Sports Group Company Limited	Proceeds to the Selling Shareholders
Per ADS	US$	US$	US$	US$
Total	US$	US$	US$	US$

The selling shareholders have granted to the underwriters an option to purchase up to an additional 5,000,000 ADSs to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on                           , 2019.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	CITIGROUP

HAITONG INTERNATIONAL	CICC	CLSA	SOCIETE GENERALE

CIBC Capital Markets	Loop Capital Markets	Tiger Brokers

July     , 2019.

WANDA SPORTS

infront

IRONMAN

万达体育中国
WANDA SPORTS CHINA

WANDA SPORTS
UNITING PEOPLE IN SPORTS AND ENABLING
ATHLETES AND FANS
TO LIVE THEIR
PASSIONS AND DREAMS

WANDA SPORTS

326	c. 1.3MM	160+	750+	120+	EUR 1.1Bn
EVENTS [b][c]	GROSS-PAID ATHLETES [b]	RIGHTS OWNERS [d]	BRANDS [d]	MEDIA BROADCASTERS [d]	REVENUE [b]

(a) *In terms of revenue in 2018 by Frost & Sullivan*
(b) *For the year ended December 31, 2018*
(c) *Mass Participation Events*
(d) *As of December 31, 2018*

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus we may authorize to be delivered or made available to you. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

        Until                , 2019 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Mission

        Our mission is to unite people in sports and enable athletes and fans to live their passions and dreams. We do this by delivering unmatched sports event experiences, creating easy access to engaging content and building inclusive communities.

Overview

        We are a global sports events, media and marketing platform with significant intellectual property rights, long-term relationships and broad execution capabilities through which we create value for stakeholders in all parts of the sports ecosystem, from rights owners, to brands and advertisers, and to fans and athletes. We own, or otherwise have contractual rights to, an extensive portfolio of global, regional and national sports properties from which we seek to generate revenue across the value chain, including events operation, media production and media distribution, sponsorship and marketing, digital solutions and ancillary services.

        We have combined the strengths of our Infront, WEH and WSC businesses to form one of the world's largest sports events, media and marketing platforms in terms of revenue in 2018 (unless otherwise indicated, statements as to markets, including our leading positions in such markets, in this section are derived from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party research firm; see "Industry Overview" for further information). In particular,

  •
  we are the number one provider of events in triathlon, mountain biking and running globally (based on revenue and number of events organized in 2018), with noteworthy events organized in key geographical markets in Europe, North America, Oceania and China;

  •
  we are the number one full-service sports marketing company (based on sports covered in 2018) and the number two full-service sports marketing company (based on revenue in 2018), with number one positions, among such companies, in football and winter (Olympic) sports, as well as the number three position in summer (Olympic) sports (each based on revenue in 2018); and

  •
  we are the number two global digital, production and sports solutions, or DPSS, independent service provider (based on revenue in 2018).

        We have a global sports event portfolio built principally around the strength of globally recognized brands and related intellectual property in mass participation sports owned by WEH, including triathlon, running and mountain biking, which we complement with personal and corporate fitness and other events, such as obstacle course racing, owned by Infront, which benefit from its relationships with brands and other stakeholders. We seek to create inspirational sports experiences for athletes and establish highly engaged and dedicated communities for athletes. We believe that, through our in-depth knowledge of mass participation sports, our global insights into athletes and our technical capabilities, we are well-placed to deliver engaging mass participation sports events to our athletes, partners, and fans worldwide. In addition, we are able to develop unique insights from the wealth of data generated from our athletes enabling us to amplify athlete engagement and retention, increase effectiveness of sponsorship arrangements and otherwise maximize the income potential for sports events, including through targeted services and cross-selling opportunities.

        Through Infront, we are the partner of choice for some of the world's most significant sports federations, leagues and clubs, as well as premier corporate sponsor brands, broadcasters and media companies. We act on behalf of a range of rights owners through long-term rights agreements and have established successful long-term relationships with many of these partners. We connect these rights owners to fans and brands, enabling them to deliver their events and maximize coverage with solutions to achieve broad promotion of their events. To do so, we have built a network of rights-in partners, rights-out clients, digital media partners, broadcasters, advertisers and other stakeholders throughout the sports ecosystem. We deliver media solutions such as host broadcasting, media production and the distribution of sports content in the form of live coverage, programming, archive services and digital solutions, and offer the right fit for brands to reach their target markets through sponsorship arrangements. We delivered approximately 3,700 event days for our partners of our spectator sports and DPSS businesses in 2018.

        We have established a strong portfolio of sports events and media rights in China, an increasingly important global sports market. We believe, through our globally recognized sports and other brands (such as the Infront brand) as well as our association with the brands of our controlling shareholder, Dalian Wanda GCL, which is headquartered in China, together with a deep understanding of local consumer preferences, we are well-placed to build our business in the expanding Chinese sports market.

        We reported revenue of €877.2 million in 2016, €954.6 million in 2017 and €1.1 billion in 2018, and a loss of €29.2 million in 2016, a profit of €78.8 million in 2017 and a profit of €54.0 million in 2018. For the three months ended March 31, 2019, we reported revenue of €245.6 million and a loss of €8.6 million.

Our Industry

        We view ourselves as operating in the global sports media and events market, the global mass participation sports market and the DPSS market.

        The global sports media and events market enables rights owners, brands, advertisers, fans and athletes to benefit from the structural growth in the sports ecosystem and create value for all stakeholders throughout the sports value chain. The global sports media and events market is projected to grow from €179 billion in 2018 to €224 billion in 2022, representing a CAGR of approximately 5.9%. The industry exhibits a pattern of higher growth rates in even years than odd years, primarily due to a number of major international sports events, such as the FIFA World Cup™ and the UEFA EURO™ football events as well as the Olympic Games being each held in even years.

        Opportunities within the global sports media and events market can be segmented by type of sport, commercial line and geography to identify the underlying drivers and revenue streams.

        The global sports media and events market can be segmented by type of sport as follows:

  •
  Mass participation—refers to various kinds of endurance sports with mass participation of amateur or semi-professional athletes, including running (marathons, short distance running, such as 5km or 10km, and other themed running event series), triathlons, road cycling, mountain biking, obstacle course racing and other endurance sports, such as open water swims, in each case open to the general public;

  •
  Football (distinguished from American football)—refers to football events, including football tournaments, league and league cup matches and friendly matches globally;

  •
  Summer (Olympic) sports—includes all summer sports of the type contested during the Rio 2016 Summer Olympic Games, including basketball, volleyball, handball, tennis, golf and badminton, but excluding football;

  •
  Winter (Olympic) sports—includes all winter sports of the type contested in the PyeongChang 2018 Winter Olympic Games, including biathlon, bobsleigh and skeleton, curling, ice hockey, luge, skating and skiing; and

  •
  Other sports—covers any sports other than mass participation sports, football, summer (Olympic) sports and winter (Olympic) sports, such as baseball, American football, motocross and auto racing.

        We are the market leader, among full-service sports marketing companies, in terms of sports covered in 2018.

Our Competitive Strengths

        We believe our successes to date can be attributed to the following competitive strengths:

  •
  leading sports events, media and marketing platform delivering iconic sports events and premium content to sports enthusiasts worldwide;

  •
  owner of iconic mass participation sports events globally, with world-class operational expertise;

  •
  coveted sports media and marketing rights with a track record of successful long-term partnerships;

  •
  powerful presence in China with established core sports assets and expertise in strategic expansion;

  •
  digital innovator and beneficiary of digital disruption;

  •
  proven and highly visible financial model with a history of delivering profitable growth; and

  •
  visionary and experienced management team able to leverage the capabilities of our organization and principal shareholder.

Our Strategies

        We intend to achieve our mission by pursuing the following strategies:

  •
  enhance our portfolio of sports events and sports rights to reinforce our leadership position;

  •
  expand our events portfolio to broaden our global reach;

  •
  continue to build a vibrant sports business in China;

  •
  leverage new technologies to create value for partners, brands, fans and athletes;

  •
  exploit revenue-generating opportunities in the evolving sports and fitness markets; and

  •
  selectively pursue strategic partnerships, acquisitions and investment opportunities to further complement our service offerings.

Our Challenges

        We face risks and uncertainties in realizing our business objectives and executing our strategies, including, but not limited to, risks and uncertainties relating to:

  •
  our ability to adapt our business to changing conditions that affect the sports ecosystem;

  •
  the sports-centric nature of our business and our dependence on the appeal of sports generally and the popularity of sports on which we choose to focus;

  •
  our ability to maintain or enhance our portfolio of sports rights;

  •
  our ability to enter into attractive rights-out arrangements to monetize the rights we acquire from rights owners through rights-in arrangements;

  •
  our ability to meet our obligations under the contracts we enter into in our Spectator Sports and DPSS segments;

  •
  our ability to manage risks that are inherent in live sports events;

  •
  our ability to maintain the relationships on which we depend to conduct our mass participation sports business;

  •
  our ability to protect our partners' intellectual property;

  •
  our ability to maintain, protect and enhance our brands and related intellectual property;

  •
  our ability to expand our business in China;

  •
  our ability to expand into new countries and new markets or within countries and markets in which we already are present;

  •
  our ability to pursue strategic partnerships, acquisitions and investment opportunities, and to integrate any acquisitions that we do undertake;

  •
  our ability to manage the consequences of negative publicity about us, people associated with us or our partners; and

  •
  our ability to continue to benefit from our business cooperation with Dalian Wanda Group.

        See "Risk Factors" and "Special Note Regarding Forward-Looking Statements" for a detailed discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Our Corporate Structure and History

        We form part of a group of companies affiliated with Dalian Wanda Group and conduct its sport-related businesses. In 2015, Wanda Culture, a subsidiary of our controlling shareholder, Dalian Wanda GCL, acquired Infront, headquartered in Zug, Switzerland, and WEH, headquartered in Tampa, Florida, and established WSC, headquartered in Beijing, China, to provide a flagship sports events, media and marketing platform in China.

        We were formed in 2018 as a wholly-owned subsidiary of our direct shareholder, Infront International Holdings AG, to enable Wanda Culture to spin off and take public Infront, WEH and WSC. In the first half of 2019, in preparation for this offering, Wanda Culture caused us and various other entities under its common control to undertake a series of transactions to create our current structure, which included the key steps set out below. Prior to these transactions, and as a result of the acquisition of Infront and WEH and the establishment of WSC, Wanda Culture and its affiliates controlled Infront through a Cayman Islands holding company, Wanda Sports & Media Co. Limited (at that time owned 75.39% by Wanda Sports & Media (Hong Kong) Holding Co. Limited and 24.61% by certain minority investors, or the co-investors), and controlled 100% of WEH and 100% of WSC. The key steps of the transactions completed earlier this year were the following:

  •
  Infront International Holdings AG contributed its shares in Infront Holding AG to us in exchange for shares in us, by which we acquired 94.3% interest in Infront Holding AG;

  •
  Wanda Sports & Media (Hong Kong) Holding Co. Limited contributed to us shares of Infront Holding AG it had acquired or had agreed to acquire after this offering from certain management members of Infront Holding AG, in exchange for shares in us, by which we acquired or agreed to acquire 100% of the issued shares of Infront Holding AG and any new shares issued by Infront Holding AG upon exercise of certain options held by certain management members of Infront;

  •
  Wanda Sports & Media (Hong Kong) Holding Co. Limited contributed to us its shares of Wanda Sports Holdings (USA) Inc., which owns 100% of WEH, in exchange for shares in us and a promissory note, or the inter-group promissory note, issued by us in the amount of US$400 million (€356.2 million), by which we acquired WEH;

  •
  our indirect wholly-owned subsidiary Infront Sports & Media (China) Co., Ltd., entered into contractual arrangements (an exclusive call option contract, an exclusive services agreement, powers of attorney and a pledge contract) with Wanda Sports Co., Ltd., which is our variable interest entity, or VIE, and its shareholders, by which we acquired effective control of, and now receive substantially all the economic benefits of, WSC;

  •
  we issued shares to Wanda Sports & Media (Hong Kong) Holding Co. Limited; and

  •
  the co-investors exchanged their shares in the Cayman Islands incorporated holding company for some of our shares acquired by Wanda Sports & Media (Hong Kong) Holding Co. Limited in the steps above, as a result of which the co-investors became direct shareholders of ours.

        As a result of the foregoing,

  •
  we issued 169,331,173 Class B ordinary shares, with those Class B ordinary shares acquired by the co-investors automatically converted into Class A ordinary shares; and

  •
  Wanda Sports & Media (Hong Kong) Holding Co. Limited became our principal shareholder, directly holding and beneficially owning a 32.33% economic interest in us and, through its wholly-owned subsidiary, Infront International Holdings AG, indirectly holding and beneficially owning a 54.46% economic interest in us (giving Dalian Wanda GCL, through our principal shareholder, beneficial ownership of shares representing a 86.79% economic interest in us) and the co-investors (in the aggregate) directly holding and beneficially owning shares representing a 13.21% economic interest in us.

        See "Corporate History and Structure" for a schematic setting forth our current corporate structure.

Corporate Information

        We were incorporated in Hong Kong on November 28, 2018, as a private company limited by shares under the Companies Ordinance. Our principal executive offices are located at 9/F, Tower B, Wanda Plaza, 93 Jianguo Road, Chaoyang District, 100022, Beijing, PRC. Our telephone number at this address is +86-10-8585-3450. Our registered office in Hong Kong is located at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

        For information on our offices, see "Business—Employees and Facilities."

        Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above. Our corporate website is www.wsg.cn and the information contained on, or that can be accessed through, this website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

        Our agent for service of process in the United States is WEH.

Our Dual Class Share Structure

        We have a dual class ordinary share structure. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Our share-based compensation awards, including options granted prior to, or to be granted within 30 days after, the completion of this offering, will entitle holders to purchase Class A ordinary shares once the vesting and performance conditions relating to such share-based compensation awards are met. Holders of Class A ordinary shares and Class B ordinary shares have the same rights, including dividend rights, except that holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to four votes per share, and Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon the transfer of any Class B ordinary share to any person not affiliated with Dalian

Wanda GCL, that Class B ordinary share will be automatically and immediately converted into one Class A ordinary share. Every two ADSs being sold in this offering represent three Class A ordinary shares. See "Description of Share Capital—Our Articles of Association" for more details regarding our Class A ordinary shares and Class B ordinary shares.

        After the completion of this offering, Dalian Wanda GCL will continue to retain a majority of our total voting power due to its equity interests in our company and our dual-class share structure. Dalian Wanda GCL will hold indirectly all of the outstanding Class B ordinary shares, representing 88.15% of our total voting power, immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, or 86.59% of our total voting power, if the underwriters exercise their over-allotment option in full. After the completion of this offering, we will be a "controlled company" as defined in the NASDAQ Stock Market Rules, and we intend to rely on the "controlled company" exemption from certain of the corporate governance requirements of the NASDAQ Global Select Market.

Conventions that Apply to this Prospectus

        Except where the context otherwise requires:

  •
  "ADSs" refers to American depositary shares, with every two ADSs representing three Class A ordinary shares;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

  •
  "Chinese yuan" and "RMB" refer to the legal currency of China;

  •
  "Class A ordinary shares" refers to our class A ordinary shares;

  •
  "Class B ordinary shares" refers to our class B ordinary shares;

  •
  "Companies Ordinance" refers to Chapter 622 of the Laws of Hong Kong, which came into force on March 3, 2014;

  •
  "Cooperation Agreement" refers to the cooperation agreement we entered into with Dalian Wanda GCL and Wanda Culture Holding Co. Limited, a subsidiary of Wanda Culture, on                        2019;

  •
  "Dalian Wanda GCL" refers to Dalian Wanda Group Co., Ltd., which was founded and controlled by its chairman and president, Mr. Jianlin Wang;

  •
  "Dalian Wanda Group" refers to Dalian Wanda GCL and its consolidated subsidiaries (excluding us);

  •
  "digital media partner" refers to a partner to which we provide services through our in-house DPSS capabilities through a separate service contract (namely, outside the scope of a rights-in arrangement with a rights owner or a rights-out arrangement with a rights-out client), to generate revenue in our DPSS segment;

  •
  "event" is defined by the venue or location of a sport and, in connection with our mass participation sports business, includes owned events and licensed events (unless the context requires otherwise). One or more race(s) or other sports activities occurring at the same venue or location over a short period (often over a weekend) are considered a single event, except that an IRONMAN event and an IRONMAN 70.3 event scheduled in the same location on the same weekend are considered two separate events;

  •
  "event day" is a day per location where at least one of our spectator sports or DPSS employees is actively contributing to the event occurring in that location;

  •
  "EUR" or "euro" or "€" is the lawful currency of the European Economic and Monetary Union;

  •
  "FIFA" refers to the Fédération Internationale de Football Association, the world's governing body of football;

  •
  "fiscal year" refers, in any given year, to the period from January 1 to December 31;

  •
  "gross-paid athlete" refers to every person who pays an entry fee to participate in an owned event in our mass participation sports business;

  •
  "group restructuring" refers to the creation of Wanda Sports Group Company Limited, our holding company, and a series of related steps that resulted in Wanda Sports Group Company Limited beneficially holding 100% of the equity interests in Infront and WEH, and having control over and consolidating the operating results of WSC through a VIE structure;

  •
  "HK$" or "Hong Kong dollars" refers to the legal currency of the Hong Kong;

  •
  "Hong Kong" refers to Hong Kong, Special Administrative Region of China;

  •
  "IFRS" refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

  •
  "Infront" refers to Infront Holding AG and its subsidiaries;

  •
  "Infront China" refers to Infront Sports & Media (China) Co., Ltd., an indirect wholly-owned subsidiary of Infront Holding AG in China;

  •
  "licensed event" refers to an event for which we own the underlying intellectual property but do not organize or operate the event ourselves (but instead license the organization and operation of the event to third parties against the payment of a license fee);

  •
  "ordinary shares" or "shares" refers to our Class A ordinary shares and our Class B ordinary shares;

  •
  "owned event" refers to an event for which we own the underlying intellectual property and that we organize and operate ourselves;

  •
  "participating athletes" refers, unless the context otherwise requires, to persons who participate in an owned event, including gross-paid athletes and individuals participating due to complimentary entry;

  •
  "partner" means a rights-in partner, rights-out client, digital media partner or other stakeholder in the sports ecosystem;

  •
  "project" refers to each contract-based arrangement undertaken by us in our spectator sports and DPSS businesses with a rights owner or other partner relating to a particular event, which provides an annual revenue contribution of at least €100,000;

  •
  "rights-in contract" or "rights-in arrangement" refers to a contractual arrangement entered into with a rights-in partner providing us with certain rights to use the intellectual property to a sports event, which is the basis on which we, in turn, enter into rights-out contracts, and under which we may also provide services through our in-house DPSS capabilities to generate revenue in our Spectator Sports segment;

  •
  "rights-in partner" refers to a rights owner with which we have entered into a rights-in contract;

  •
  "rights-out client" refers to a contractual counterparty, such as brands and media companies, with which we have entered into a rights-out contract;

  •
  "rights-out contract" or "rights-out arrangement" refers to a contractual arrangement entered into with a rights-out client pursuant to which we monetize, through media distribution, sponsorship and/or marketing, the rights acquired through a rights-in contract, and, as the case may be, provide services through our in-house DPSS capabilities, to generate revenue in our Spectator Sports segment;

  •
  "rights owner" refers to an owner of intellectual property to a sports event, such as ourselves for our owned events, a sports federation, a sports league or a sports club;

  •
  "Swiss francs" refers to the legal currency of Switzerland;

  •
  "US$" or "US dollar" or "$" or "dollars" refers to the legal currency of the United States;

  •
  "United States" or "U.S." refers to the United States of America;

  •
  "Wanda Culture" refers to Beijing Wanda Culture Industry Group Co., Ltd., a subsidiary of Dalian Wanda GCL;

  •
  "we," "us," "our" and "our company" refer to our holding company, Wanda Sports Group Company Limited, and its subsidiaries as of the group restructuring, and to the predecessor operations of Infront, WEH and WSC prior to the group restructuring. In the context of describing our operations and consolidated financial information following the group restructuring, such terms also refer to our consolidated VIE and its subsidiaries;

  •
  "WEH" refers to World Endurance Holdings, Inc. and its subsidiaries; and

  •
  "WSC" refers to Wanda Sports Co., Ltd., which is our VIE, and its subsidiaries.

        Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their over-allotment option to purchase up to 5,000,000 additional ADSs representing 7,500,000 Class A ordinary shares from the selling shareholders.

        For the convenience of the reader, this prospectus contains translations of certain EUR amounts into US dollars at specified rates. Unless otherwise indicated, the US dollar equivalent for information in EUR is based on the exchange rates, as defined in "Exchange Rate Information."

        This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information on our industry and the markets in which we operate. Unless otherwise indicated, the information included in this prospectus on our industry and markets has been derived from the Frost & Sullivan report, and data, such as market size, shares and growth, as included in this prospectus, reflect estimates derived from the report. The information derived from the Frost & Sullivan report involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in the report. The market research process involves primary research, which involved discussing the status of the industry with leading industry participants and industry experts. Secondary research involved reviewing company reports, independent research reports and data based on Frost & Sullivan's proprietary database. The growth of our industry is subject to uncertainty and risks, including those described in the "Risk Factors" section. These and other factors could cause our results to differ materially from those implied by the estimates included in this prospectus.

        This prospectus contains, in addition to our own trademarks, trademarks of other companies. Inclusion of these other trademarks is for illustrative purposes only. We do not intend the use of other companies' trademarks in this prospectus to imply a relationship with, or endorsement or sponsorship of us by, any of these other companies.

THE OFFERING

ADSs offered by us	20,000,000 ADSs.
ADSs offered by the selling shareholders	13,333,334 ADSs (or 18,333,334 ADSs if the underwriters exercise in full their over-allotment option to purchase additional ADSs).
Total ADSs offered	33,333,334 ADSs (or 38,333,334 ADSs if the underwriters exercise in full their over-allotment option to purchase additional ADSs).
Price per ADS	We currently estimate that the initial public offering price will be between US$12.00 and US$15.00 per ADS.
ADS to share ratio	Every two ADSs represent three Class A ordinary shares.
ADSs outstanding immediately after this offering	33,333,334 ADSs (or 38,333,334 ADSs if the underwriters exercise in full their over-allotment option to purchase additional ADSs).
Ordinary shares outstanding immediately after this offering
199,331,173 ordinary shares, comprised of (i) 69,722,078 Class A ordinary shares and (ii) 129,609,095 Class B ordinary shares (or 199,331,173 ordinary shares, comprised of (i) 76,231,556 Class A ordinary shares and (ii) 123,099,617 Class B ordinary shares, if the underwriters exercise in full their over-allotment option to purchase additional ADSs).
The ADSs	Every two ADSs represent three Class A ordinary shares, no par value.
The depositary will hold the Class A ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement.

We currently have no plan to declare or pay any dividends in the near future on our ordinary shares. If we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.
You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.
Ordinary shares
Immediately prior to the completion of this offering, our ordinary shares will consist of 169,331,173 ordinary shares divided into 22,363,466 Class A ordinary shares and 146,967,707 Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of all matters subject to a shareholder vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to four votes, voting together as one class. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder of such Class B ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of Dalian Wanda GCL, such Class B ordinary shares will be automatically and immediately converted into the same number of Class A ordinary shares. See "Description of Share Capital."
Option to purchase additional ADSs
The selling shareholders have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 5,000,000 additional ADSs to cover over-allotments.
Directed ADS Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered in this offering, assuming the underwriters do not exercise their over-allotment option in full, to some of our employees, business associates and related persons through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.
Use of proceeds
We expect to receive net proceeds of approximately US$244.8 million from this offering, assuming an initial public offering price of US$13.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to repay a portion of a loan outstanding under a 364-day term loan facility and pay related costs, and to use the balance to fund strategic investments and for general corporate purposes. See "Use of Proceeds" for additional information.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.
Lock-up
We, our directors and executive officers and our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 180 days after the date of this prospectus, subject to certain exceptions. In addition, employees granted options after the completion of this offering, and during the 180 days after the date of this prospectus, to the extent the options granted may vest within the 180-day period, will be subject to a similar lock-up for the balance of the 180-day period. We have instructed Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct the depositary with the prior written consent of the representatives of the underwriters.
See "Shares Eligible for Future Sale" and "Underwriting" for more information.
Listing	Our ADSs have been approved for listing on the NASDAQ Global Select Market under the symbol "WSG."
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2019.
Depositary	Deutsche Bank Trust Company Americas.
Taxation	For taxation considerations with respect to the ownership and disposition of the ADSs, see "Taxation."
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

        The number of ordinary shares that will be outstanding immediately after this offering:

  •
  is based upon 169,331,173 ordinary shares outstanding as of the date of this prospectus;

  •
  the issuance and sale by us of 30,000,000 Class A ordinary shares in the form of ADSs in this offering; and

  •
  excludes 10,491,114 Class A ordinary shares issuable upon exercise of share options granted prior to, or to be granted within 30 days after, the completion of this offering under our Management Equity Incentive Plan, at an exercise price of US$0.01 per Class A ordinary share.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

        The following summary consolidated statements of operations data for the years ended December 31, 2018, 2017 and 2016, the summary consolidated balance sheet data as of December 31, 2018 and 2017, and the summary consolidated cash flow data for the years ended December 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared and presented in accordance with IFRS. The following summary consolidated statements of operations data for the three months ended March 31, 2019 and 2018, the summary consolidated balance sheet data as of March 31, 2019 and the summary consolidated cash flow data for the three months ended March 31, 2019 and 2018 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared in accordance with IAS 34. Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read this section in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Summary Consolidated Statement of Profit or Loss Data:

        The following table presents our summary consolidated profit or loss data for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s, except for per share data)	(€ '000s, except for per share data)		(US$ '000s, except for per share data)	(€ '000s, except for per share data)
Revenue	275,781	245,619	234,104	1,293,595	1,129,186	954,598	877,247
Cost of sales	(208,281)	(185,501)	(152,479)	(875,001)	(763,793)	(624,093)	(599,980)

Gross profit(1)	67,500	60,118	81,625	418,594	365,393	330,505	277,267

Personnel expenses	(37,539)	(33,433)	(33,138)	(165,462)	(144,433)	(135,105)	(115,213)
Selling, office and administrative expenses	(14,244)	(12,686)	(12,343)	(59,620)	(52,043)	(54,710)	(53,529)
Depreciation and amortization	(8,814)	(7,850)	(7,567)	(37,628)	(32,846)	(22,129)	(22,142)
Impairment of goodwill	—	—	—	—	—	—	(74,010)
Other operating (expense)/income, net	1,136	1,012	(17,301)	(30,703)	(26,801)	2,882	6,821
Finance costs	(11,634)	(10,362)	(13,005)	(61,531)	(53,711)	(53,300)	(44,761)
Finance income	731	651	5,838	13,566	11,842	27,871	15,950
Share of profit/(loss) of associates and joint ventures	154	137	(316)	6,376	5,566	509	393

Profit/(loss) before tax	(2,710)	(2,413)	3,793	83,592	72,967	96,523	(9,224)

Income tax	(6,987)	(6,223)	8	(21,715)	(18,955)	(17,731)	(20,021)

Profit/(loss) for the period	(9,697)	(8,636)	3,801	61,877	54,012	78,792	(29,245)

Earnings/(loss) per share
Basic	(0.06)	(0.05)	0.02	0.35	0.31	0.46	(0.17)
Diluted	(0.06)	(0.05)	0.02	0.34	0.30	0.44	(0.17)

(1)
Cyclicality driven by the timing cycle of sports events has a significant impact on the comparability of our results from one period to the next. In 2018, both total revenue and total cost of sales were impacted due to media production activities in connection with the 2018 FIFA World Cup RussiaTM accounted for in our DPSS segment. These activities are undertaken pursuant to our cost-plus contractual model under which both revenue and costs are fully accounted for in our consolidated statement of profit or loss, including reimbursement revenues and reimbursement costs. Reimbursement revenues represent revenue that has associated costs of a similar, generally matching, amount (reimbursement costs), thereby resulting in a negligible gross margin impact. The negligible gross margin impact from reimbursement revenues and reimbursement costs (as opposed to a zero gross margin impact as may be otherwise expected) is due to temporary timing differences mainly resulting from foreign exchange effects on invoice settlements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information including the amounts of reimbursement revenues and reimbursement costs for the three months ended March 31, 2019 and 2018 and each of 2018, 2017 and 2016.

Summary Consolidated Balance Sheet Data:

        The following table presents our summary consolidated balance sheet data for the periods indicated.

	As of March 31,		As of December 31,
	2019		2018	2018	2017
	(US$ '000s)	(€ '000s)	(US$ '000s)	(€ '000s)
Total current assets	707,203	629,857	709,637	619,446	654,466
Total non-current assets	1,570,146	1,398,420	1,446,967	1,263,065	1,167,897

Total assets	2,277,349	2,028,277	2,156,604	1,882,511	1,822,363

Total current liabilities	977,588	870,670	1,343,250	1,172,530	1,094,564
Total non-current liabilities	933,073	831,023	823,682	718,996	787,172

Total liabilities	1,910,661	1,701,693	2,166,932	1,891,526	1,881,736

Total shareholders' equity	366,688	326,584	(10,328)	(9,015)	(59,373)

Total liability and shareholders' equity	2,277,349	2,028,277	2,156,604	1,882,511	1,822,363

        As of March 31, 2019, we had total indebtedness (total interest-bearing liabilities) of €1,002.9 million.

        In addition, we had €1.3 billion in capital commitments under full rights buy-out contracts and €1.2 billion of minimum revenue guarantees under commission-based contracts, in either case as of March 31, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments."

Summary Consolidated Cash Flow Data:

        The following table presents our summary consolidated cash flow data for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s)	(€ '000s)		(US$ '000s)	(€ '000s)
Selected Consolidated Cash Flow Data
Net cash flows from/(used in) operating activities	(33,557)	(29,887)	17,909	76,284	66,588	145,678	43,596
Net cash flows from/(used in) investing activities	(93,335)	(83,127)	(12,613)	(65,437)	(57,120)	(104,142)	(350,326)
Net cash flows from/(used in) financing activities	134,330	119,638	(244)	(74,979)	(65,449)	76,976	332,397

Net increase/(decrease) in cash and cash equivalents	7,438	6,624	5,052	(64,132)	(55,981)	118,512	25,667

Cash and cash equivalents at beginning of year	198,789	177,048	230,419	263,970	230,419	124,344	105,975
Effect of foreign exchange rate changes, net	3,444	3,067	(2,359)	2,990	2,610	(12,437)	(7,298)

Cash and cash equivalents at end of year	209,671	186,739	233,112	202,828	177,048	230,419	124,344

Non-IFRS Financial Measures:

        We use EBITDA and Adjusted EBITDA, each a non-IFRS financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that these measures help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in our profit/(loss) from operations and net profit/(loss). We believe that EBITDA and Adjusted EBITDA each provides useful information about our results of operations, enhances the overall understanding of our past performance and future prospects and allows for greater visibility as to key metrics used by our management in its financial and operational decision-making.

        These non-IFRS financial measures should not be considered in isolation or construed as an alternative to profit/(loss) from operations and net profit/(loss) or any other measure of performance, or as an indicator of our operating performance. Investors are encouraged to review EBITDA, Adjusted EBITDA and the reconciliation to the most directly comparable IFRS measure as set forth below. EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The following table shows the reconciliation of EBITDA and Adjusted EBITDA to our profit/(loss) of the period for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s)	(€ '000s)		(US$ '000s)	(€ '000s)
Profit/(Loss) for the period	(9,697)	(8,636)	3,801	61,876	54,012	78,792	(29,245)
Income tax	6,987	6,223	(8)	21,715	18,955	17,731	20,021
Net interest expense	7,942	7,073	6,132	28,167	24,587	24,778	25,663
Depreciation and amortization	8,814	7,850	7,567	37,628	32,846	22,129	22,142

EBITDA	14,046	12,510	17,492	149,386	130,400	143,430	38,581

Goodwill impairment loss(1)	—	—	—	—	—	—	74,010
Share-based compensation(2)	2,312	2,059	3,403	9,993	8,723	16,377	7,127
Expenses or charges relating to acquisitions(3)	333	297	1,641	5,791	5,055	6,606	4,961
Expenses or charges relating to IPO or financing(4)	1,088	969	198	4,411	3,850	505	813
Restructure and disposal of investments / subsidiaries(5)	—	—	—	—	—	3,363	4,703
Profit or loss from termination of customers(6)	—	—	(98)	2,209	1,928	430	(586)
Change in fair value of investments(7)	—	—	48	510	445	(290)	(178)
Bad debt expenses relating to specific customer(8)	—	—	17,519	31,071	27,122	—	—
Losses/(gains) on foreign exchange and derivatives, and other financial charges(9)	2,961	2,638	1,035	19,798	17,282	651	3,148
Estimated client compensation relating to fraudulent activities(10)	6,737	6,000	—	—	—	—	—

Adjusted EBITDA	27,477	24,473	41,238	223,169	194,805	171,072	132,579

(1)
Represents goodwill relating to the acquisition of WEH. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Other Factors Affecting our Results of Operations across Segments—Goodwill impairment."

(2)
Share-based compensation has been excluded as it is a non-cash expense. Our adjustment removes all of the historical share-based compensation for employees.

(3)
Represents expenses incurred for professional fees such as legal counsel, auditors, underwriters, valuation experts and consultants in respect of strategic acquisitions in our mass participation sports business, including Lagardère Unlimited Events AG in 2016 and Competitor Group Holdings, Inc., or CGI, in 2017.

(4)
Represents professional fees of legal counsel, auditors and valuation experts.

(5)
Represents expenses or costs incurred in the restructuring and disposal of investments and subsidiary companies. Following our acquisitions of Infront and WEH, we went through a restructuring process which involved divestment of certain investments and subsidiaries. Following the acquisition of CGI in 2017, WEH undertook a similar process. While event and contract performance reviews are performed as a normal course of business, these larger restructuring processes are considered non-recurring.

(6)
Eliminates the impact from the extraordinary loss of certain rights-in partners following their insolvency.

(7)
Eliminates the net investment loss on investments.

(8)
Eliminates expenses reflecting expected credit losses in trade account receivables that we had outstanding from a sports marketing and media rights firm (MP & Silva) as well as contract assets, as a result of the initiation of MP & Silva's insolvency process.

(9)
Represents the losses/(gains) on foreign exchange, derivative financial instruments at fair value through profit or loss, termination of the cross currency swap and other financial charges.

(10)
Represents the amount estimated to be paid by Infront as compensation in connection with fraudulent activities presumably undertaken by a former senior employee of Infront, for which we have taken a revenue deduction in the three months ended March 31, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting."

Key Operating Data:

        The following table presents our key operating data by segment for the periods indicated.

	For the year ended December 31,
	2018	2017	2016
Mass Participation(1)
Number of events	326	266	232
Total number of gross-paid athletes ('000s)	1,322	986	640
Average revenue per gross-paid athlete(2) (€)	110	129	158
Average other revenue per event(3) (€ '000s)	424	466	410
Spectator Sports
Number of projects	103	112	102
Average revenue per project (€ '000s)	5,086	4,885	5,272
DPSS
Number of media production and sports solutions projects	44	44	41
Average revenue per media production and sports solutions project(4) (€ '000s)	6,731	3,066	3,064
Number of digital media partners	42	43	48
Average revenue per digital media partner (€ '000s)	598	493	365

(1)
Changes in our Mass Participation key operating data between years have been impacted significantly by acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting our Mass Participation Results of Operations—Acquisitions."

(2)
Includes total revenue from entry fees and merchandise divided by the number of gross-paid athletes.

(3)
Includes our Mass Participation segmental revenue, other than revenue from entry fees and merchandise, divided by the number of events.

(4)
The increase between the periods is impacted by cyclicality effects relating to our media production business and, in particular, the FIFA World Cup RussiaTM in 2018.

RISK FACTORS

        You should carefully consider each of the following risks. Any investment in our ADSs involves a high degree of risk. Any risks and uncertainties we face could have a material adverse effect on our business, results of operations, financial condition or prospects. We believe that the most significant of these risks and uncertainties are described in this section, although we may be materially adversely affected by other risks or uncertainties that are not presently known to us, that we have failed to appreciate, or that we currently consider immaterial. You should carefully consider the following risk factors and all other information contained in this prospectus, including our consolidated financial statements and related notes, before making an investment decision regarding our ADSs. The market price of our ADSs could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Related to our Business and Industry

Our inability to adapt our business to changing conditions that affect the sports ecosystem could have a material adverse effect on us.

        We seek to create value for stakeholders in all parts of the sports ecosystem, from rights owners to brands and advertisers, and from fans to athletes. The sports ecosystem is undergoing significant transformation at the expense of traditional distribution channels as a result of changes in consumer behavior, and in particular the ways in which sports fans consume sports events. We attribute the behavioral change in large part to emerging digital technologies, as well as other alternative distribution platforms. Digital cable, internet and wireless content providers continue to improve technologies, content offerings, user interfaces and business models that allow consumers to access video-on-demand and internet-based content with interactive capabilities. As the technology evolves to accommodate multimedia services and products, we need to adapt to, and support, these services and products. However, we may be unable to identify and capitalize on opportunities that present themselves in a timely manner, or at all. For example, our ability to leverage new technologies could suffer if we are unable to offer digital solutions that achieve market acceptance across our sports categories and our markets.

        In addition, innovative new technologies, models and platforms have the potential to provide significant opportunities for rights owners to engage more directly and comprehensively with fans and other sports enthusiasts through a wide variety of platforms and technologies, rather than through us. Particularly for sports that have significant global appeal, rights owners may have the financial resources, organizational capability and/or strategic focus to develop in-house capabilities to monetize their rights themselves, to terminate their relationships with us or reduce their level of engagement with us and monetize their rights in-house. For example, we previously worked with FIFA to manage the distribution of the extensive FIFA Films archive dating back to 1930, including film and television coverage of previous editions of FIFA World Cup™ events and other FIFA events. In 2018, this contract was not renewed as FIFA decided to bring this management capability in-house. The Chinese Basketball Association, or CBA, in 2017, decided to reduce the scope of the relationship between them and us in relation to the CBA League and the CBA All-Star Game. As a result, we are no longer the exclusive partner to the CBA for the sale of sponsorship and media rights for these events. To the extent that FIFA, the CBA or other rights owners choose to develop further in-house capabilities and otherwise engage the ecosystem more directly through such capabilities, it would likely have a material adverse effect on our business, results of operations or prospects.

Our business is sports-centric, and our success is tied to sports generally and, in particular, to changes in popularity of the sports on which we choose to focus.

        We are largely dependent on the continued popularity of sports generally and, in particular, the popularity of the sports upon which we have chosen to focus. Changes in popularity of these sports globally or in particular countries or regions could be influenced by competition from other sports or alternative forms of entertainment. A change in sports fans' or athletes' tastes, a change in perceptions relating to particular sports (for example, if a particular aspect of such sports become unpopular due to safety or other considerations), or a popularity shift towards sports events that are currently under-represented or not present in our portfolio, could result in reduced engagement in our events or otherwise reduce the value of our rights portfolio. This, in turn, could reduce sponsorship or other advertising demand relating to the sports.

        We could also be adversely affected by developments or trends affecting rights owners or other stakeholders in a particular sport. For example, a number of European football clubs in recent years with whom we have entered into rights-in arrangements have subsequently been relegated to lower level leagues or have suffered financial difficulty. Overall, football accounted for 48%, 47% and 45% of our Spectator Sports segmental revenue in 2018, 2017 and 2016, respectively.

        Adverse developments relating to a sport or to key stakeholders in a sport could affect our ability to monetize acquired rights or possibly recover investments we have made in the relationships with the rights owners, and to the extent that any such sport is material to our revenue, could have a material adverse effect on our business, results of operations or prospects.

We may be unable to maintain or enhance our portfolio of sports rights, which is a key component of our growth strategy.

        We own, or otherwise have contractual rights to, an extensive portfolio of global, regional and national sports properties from which we seek to generate revenue across the value chain, including events operation, media production and media distribution, sponsorship and marketing, digital solutions and ancillary services. The contractual rights portion of our portfolio is derived from rights-in arrangements and rights-out arrangements, which generally are for fixed terms. We are dependent upon relationships with key rights owners and other stakeholders throughout the sports ecosystem, from which we benefit, including with the leadership of sports federations, to maintain or obtain new rights. We have in the past been, and may in the future be, subject to risks that our partners in our spectator sports or DPSS businesses cease to work with us, develop their own service offerings or products instead of using ours, use alternative intermediaries for certain products or services, or fail to renew existing contracts on terms favorable to us, or at all.

        Certain of our key rights-in contracts currently are scheduled to end over the next few years, in particular our contracts with Lega Serie A for media sales relating to Lega Serie A games (by the end of the 2020/21 season), with the German Football Association (Deutscher Fussball-Bund, or DFB) for media and sponsorship rights relating to the DFB Cup (by the end of the 2021/22 season) and with FIFA for Asian media sales and host broadcasting for FIFA World CupTM and other FIFA events (by the end of 2022). While we seek to enhance and broaden our portfolio of sports rights, we may not ultimately be able to secure new long-term relationships or maintain our existing relationships (in the latter case, for example, because of changes in leadership and priorities of the relevant rights owners, or changes in operating models that contemplate moving monetization efforts in-house, or our own management changes) and, if we are able to renew or extend rights-in contracts, the terms we are able to negotiate may not be as profitable as they were before. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments."

        In monetizing our rights-in arrangements and otherwise engaging with rights owners, we believe we enjoy a competitive advantage to the extent we can offer a portfolio of sports rights covering key aspects of the relevant sports, and can supplement our engagement with rights owners by applying our in-house DPSS capabilities. For example, for winter sports, we are able to offer a broad range of rights while representing each of the seven Olympic Winter Sports federations. Were we to fail to maintain a particular part of a portfolio, we would not only lose the benefit of the particular contract but could lose the benefit of the portfolio effect as well.

We may be locked into certain forms of monetization and miss out on other opportunities due to our failure to properly cater for future developments in our contracts.

        We generally seek broad scope in our rights-in contractual provisions to monetize rights. However, the evolving nature of the sports ecosystem may result in new forms of media distribution, sponsorship and/or other forms of potential rights monetization (perhaps unforeseen when the contract was entered into). If we have not provided adequate scope to capture such developments, we may lose out on potential opportunities and the value of our acquired rights may be diminished.

We derive significant revenue from the monetization of the rights we acquire from rights owners, and our profitability will be adversely affected if we are unable to enter into attractive rights-out arrangements.

        For rights we do not own (generally in our spectator sports business), we seek to monetize rights acquired on a rights-in basis through rights-out arrangements. We seek to leverage our network of relationships with, among others, rights owners, rights-out clients, broadcasters, advertisers and local governments to secure and monetize the rights that are critical to our success. We rely on estimates, third party evaluations, systematic analysis and projections of the market share and future value of licensable content controlled by each content partner, as well as our own models and in-house expertise, to forecast our ability to recoup our investment on the rights-in side, taking into account actual content acquisition costs to be incurred over the duration of the arrangement. To the extent that our actual revenue from rights-out arrangements, which often are of a shorter duration than our rights-in arrangements, underperforms relative to our expectations, our profitability may be materially adversely affected. These risks are heightened when we seek to monetize rights under commission-based rights-in contracts (often for media distribution) that obligate us to provide rights-in partners with minimum revenue guarantees or under full rights buy-out contracts with future payment obligations (as opposed to arrangements providing only for a commission for rights-out deals closed), which could reduce our profit on any such contracts, or in fact trigger a loss on any such contract. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments." Moreover, any time lag between payments we make under our rights-in arrangements and the payments we receive in monetizing such rights through rights-out arrangements could have a material adverse effect on our levels of working capital.

The contracts on which we depend in our Spectator Sports and DPSS segments impose numerous obligations on us.

        In our Spectator Sports and DPSS segments, which collectively accounted for 74.8%, 73.7% and 77.6% of our revenue in 2018, 2017 and 2016, respectively, we rely on contractual arrangements to obtain the rights we can then monetize, and otherwise to provide a comprehensive suite of sports-related services through our DPSS capabilities, either as part of a rights-in or rights-out arrangement (accounted for under our Spectator Sports segment) or as part of a separate service contract (accounted for under our DPSS segment).

        The contracts with our partners that underpin these arrangements are complex, come in a number of different forms and impose numerous obligations on us, including obligations to:

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  provide, with respect to our rights-in contracts, future payment obligations, recorded as capital commitments, under our full rights buy-out contracts (€1.3 billion as of March 31, 2019) and minimum revenue guarantees under commission-based contracts (€1.2 billion as of March 31, 2019);

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  take adequate measures to monitor and prevent third parties (including rights-out clients) from infringing or misusing intellectual property of our rights-in partners;

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  meet detailed and sports event specific minimum transmission, live coverage quality, host broadcaster and media production requirements;

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  maintain records of financial activities and grant rights-in partners access to and rights to audit our records;

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  adopt and implement effective anti-piracy, data protection and geo-blocking measures; and

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  comply with certain security and technical specifications.

        If we are unable to meet our obligations or if we breach any of the other terms of our contractual arrangements, we could be subject to monetary penalties and our rights under such arrangements could be terminated, or could be subject to other remedies including obligations to renegotiate terms. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition or prospects.

        Moreover, our contracts are governed by the laws of a variety of jurisdictions, which laws may differ in significant respects from laws in the United States. For example, under Swiss law, the governing law of some of our rights-in contracts, a contract may be terminated at any time with immediate effect for cause, which includes unforeseeable changes in factual circumstances that make it objectively unbearable for a party to continue a contractual relationship. If our contracts are terminated, this could have a material adverse effect on our business, results of operations, financial condition or prospects.

We depend on the success of live sports events, which are inherently susceptible to risks, and our exposure to such risks is potentially heightened as a result of the nature of mass participation sports events and the athlete experiences we seek to create.

        Live sports events, and, in particular those involving large numbers of athletes or fans, require significant logistical capabilities, including substantial resources for safety and security, and sufficient infrastructure, which can be complex, difficult to coordinate and costly to have in place. In particular, many of our mass participation sports events take place in open-air locations across long distances that are easily accessible to the general public. Even where logistics and infrastructure have been appropriately planned for, public live events, including our owned events, involve risks that may be beyond our control or the control of the relevant organizer (if not us). Such risks may include terrorist attacks, gun violence or other security threats (such as the 2013 Boston Marathon bombing), travel interruption or accidents, traffic incidents, weather-related interruptions, natural catastrophes, the spread of illness, equipment malfunction, labor strikes or other disturbances. Any of these could result in personal injuries or deaths, canceled events and other disruptions to events adversely affecting the success of the events or our ability to stage events in the future (such as if host cities choose not to partner with us given event-related risks). The realization of these risks could also otherwise impact the profitability of our events. For example, the 2016 truck terrorist attack in Nice, France resulted in significantly increased security-related costs for the IRONMAN event race that we held in Nice in 2018. We could also be exposed to liability or other losses for which we may not have insurance or suffer reputational harm.

        In the case of our mass participation sports events, we focus on creating inspirational sports event experiences for athletes and cultivating highly engaged and dedicated communities of athletes. As a result, factors adversely impacting the enjoyment of athletes during our sports events, even relatively minor issues, such as adverse weather conditions or poorly functioning infrastructure, to the extent they become associated with, and undercut, our events or, more generally, our brands, could lead to declining popularity of our events in future periods. As we coordinate all aspects of these events, including executing the events on-site, and undertaking the many items in preparation for each event, poor execution could also lead to declining popularity of our events in the future. We have in the past suffered declines in registrations for events that were affected in the prior year by adverse weather conditions or poor execution. In addition, our events typically require us to obtain permits from the relevant host cities or municipalities, and restrictive permit conditions, poor delivery of services including those not directly under our control or cancellation of sports events could also harm our brands. In 2018, two of our sports events in China were cancelled on short notice due to circumstances beyond our control. Although in certain jurisdictions we may not be legally required to reimburse athletes for cancelled (or otherwise adversely affected) events, we may choose to do so for reputational or other considerations, adversely impacting our results of operations.

Our mass participation sports business could be harmed if the relationships on which we depend were to change adversely or terminate.

        In our mass participation sports business, each of our events typically involves an exhaustive check-list of items to be organized and coordinated among numerous parties. Thus, good relationships with these parties are key to a successful event. In particular, for the successful operation and execution of our sports events, we often are dependent on relationships with local authorities and government agencies. Local authorities or government agencies provide us funding (such as in the form of host city fees for our events) and essential services (such as police and security services, traffic control and assistance in obtaining the required approvals and permits) that are integral to the success of the event. For the registration of athletes for many of our mass participation sports events, we use third party providers. We are also heavily reliant on volunteers for the organization of our mass participation sports events, and a decline in numbers of volunteers or any restrictions on volunteers assisting with events would have a material adverse effect on the profitability of these events. If we are unable to rely on providers or volunteers for services in our mass participation sports business, it could cause disruptions to our events or otherwise adversely impact our relationships with our community of athletes. Any adverse changes in or termination of any of these relationships could have a material adverse effect on our business, results of operations, financial condition or prospects.

We could be adversely affected by a failure to protect our intellectual property or the intellectual property of our partners.

        We have significant intellectual property rights, in particular with respect to our sports brands, such as IRONMAN, and related events, as well as our business brands, such as the Infront brand. See also "—We depend upon our strong brands and, therefore, could be adversely affected by any failure to maintain, protect and enhance those brands." We regard our intellectual properties as critical to our success, and we depend, to a large extent, on our ability to develop and maintain our intellectual property rights. To do so, we rely upon a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements and copyright, software copyright, trademark, and other intellectual property laws. We also make use of the intellectual property rights from our rights-in partners to monetize the rights acquired through rights-out arrangements. Despite our efforts to protect our or our partners' intellectual property rights, the steps we take in this regard might not be adequate to prevent, or deter, infringement or other misappropriation of our or our partners' intellectual property by competitors, former employees or other third parties.

        Monitoring and preventing any unauthorized use of our or our partners' intellectual property is difficult and costly, and any of our or our partners' intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Litigation or proceedings before governmental authorities, or administrative and judicial bodies may be necessary to enforce our intellectual property rights and to determine the validity and scope of our rights. Our efforts to protect our intellectual property in such litigation and proceedings may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all. Any failure in protecting or enforcing our or our partners' intellectual property rights could have a material adverse effect on our business, results of operations, financial condition or prospects.

We are focused on expanding our business in China, which exposes us to certain risks arising from economic or political developments and regulatory uncertainties.

        As part of our strategies, we intend to grow our presence in China. Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While China's economy has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down in recent years. China's economic growth could decline materially, and any severe or prolonged slowdown in the Chinese economy could adversely affect our efforts in China and our growth strategy and could result in a material adverse effect on our business, results of operations, financial condition or prospects. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. In recent months, China and the United States have each imposed tariffs on exports from the other in an escalating trade war. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

        In addition, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of our economic activities in China. In particular, the PRC legal system is based on written statutes and prior court decisions have limited value as precedent. Since these laws and regulations are relatively new and the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules may not be uniform and enforcement of these laws, regulations and rules involves uncertainties. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Any claim, investigation or proceeding against us could result in a material adverse effect on our business, results of operations, financial condition or prospects. See also "—We are subject to a range of laws, including anti-corruption, anti-money laundering, antitrust/competition and sanctions laws and regulations, and business conduct rules, across a number of jurisdictions and could be adversely affected by failures to be fully compliant" as to the impact of regulation in China.

We may be unable to expand successfully into new countries and new markets or expand within countries and markets in which we already are present.

        Expansion into new countries and new markets, or expansion within countries and markets in which we already are present, could expose us to significant legal and regulatory challenges, political and economic instability or other adverse consequences. Such expansion may require the building of new relationships with stakeholders, which may have different interests or standards (for example, compliance standards) than stakeholders for which our operations have otherwise been designed and for which we may have limited capabilities to leverage. Our lack of experience and operational expertise in these countries or markets could put us in a disadvantageous position relative to our competitors with more experience or capabilities to address the relevant challenges. In addition, we might not be able to register and secure our brands and related intellectual property rights in these markets (for example due to pre-existing trademarks) which would prevent us from operating, or make it very difficult or costly to operate our branded events in these markets. These factors, among others, could cause our expansion into new countries or markets to be unsuccessful or less profitable than what we are otherwise able to achieve, could cause our operating costs to increase unexpectedly or our revenue to decrease or, in general, could otherwise negatively affect our global ambitions.

The markets in which we operate are highly competitive.

        While there are a limited number of competitors that cover essentially the entire value chain of the sports ecosystem as we currently do, including offering event organization, media production, media distribution, sponsorship and marketing, digital solutions and sports-related ancillary services, each component of the sports ecosystem is highly competitive. This is the case for various aspects of our business, including our mass participation sports events (the rights to which we generally own), and the monetization of rights through a combination of our rights-in and rights-out arrangements, which depends on our ability to acquire the rights and to monetize profitably such rights and the other services we offer.

        In the case of mass participation sports events, we face competition principally from other providers of competitive events. These events may offer athletes the ability to participate in events that represent or are perceived to represent better value for money than what we offer (and there may be low barriers of entry in offering a particular activity to athletes). We may face competition in countries or markets from competitors that have or are able to establish a more significant local presence than we can. In addition, we face competition from other sports and non-sports events that may be more attractive or appealing to potential athletes.

        In acquiring rights from rights owners and monetizing those rights through rights-out contracts, we seek to build strong audiences, raise the value of media rights, create effective communication platforms for brands, events and organizations, and ultimately provide the vital link between sports events and consumers. We face competition both in acquiring the rights and in seeking to monetize the rights we do acquire. Notwithstanding prior relationships, rights owners might choose alternative partners. If we are unable to acquire rights, our ability to broaden our rights portfolio and grow our business will be limited. In a competitive environment, we may lose existing business or we may win less profitable business, including to the extent we may be required to increase the prices we pay to our rights-in partners for the rights or to accept lower prices from our rights-out clients.

        We also face potential competition from in-house solutions and non-traditional media service providers, such as Facebook, Amazon, Apple, Netflix and Google, and, if they increase their focus on sports-related content, including through over-the-top, or OTT, platforms, we may find it difficult to compete, particularly as some of the potential competition has greater financial, technical and other resources than we do. In China, certain large companies, such as Alibaba, Tencent and Suning, are increasingly investing in sports businesses, including in sports-related content and media channel development. While we are developing our own digital solutions through our in-house DPSS capabilities for existing and new partners in response to competitive threats, it may impact the profitability or effectiveness of the part of our business focused on the traditional sports value chain, which has been built to a significant degree on creating a bridge between our rights-in partners and rights-out clients. Even if we are successful in competing in offering digital solutions, the profitability of such solutions may be less than what we have been able to achieve through traditional rights-in and rights-out arrangements historically, which could have a material adverse effect on our business, results of operations, financial condition or prospects. We could also experience similar competition in ancillary services we provide to the sports ecosystem from existing or new competitors.

        Our partners may expand their internal capabilities or otherwise integrate themselves vertically and more systematically, which could result in a reduction in (high volume) opportunities available to us (thereby potentially increasing competition for opportunities that do exist) or otherwise lead to potential new competitors. See also "—Our inability to adapt our business to changing conditions that affect the sports ecosystem could have a material adverse effect on us."

Our results of operations are also subject to cyclicality and our financial performance in any one fiscal year is unlikely to be indicative of, or comparable to, our financial performance in different fiscal years.

        We experience cyclical trends in our results of operation, particularly in our Spectator Sports and DPSS segments. Some major sports events for which we hold rights or provide services only take place on a biennial basis. This includes the FIS Ski World Championships and the CEV European Volleyball Championships, which occur only in odd years, and the EHF EURO Championships in handball, which occur in even years. Other major sports events occur on a quadrennial basis (such as the FIFA World Cup™ and UEFA EURO™ football events). For these events, we may record a portion of the revenue in the years leading up to the event pursuant to our revenue recognition policy. However, the revenue from such events tends to be most significant in the year the event is taking place, which results in significant fluctuations in our results of operations between years. For example, FIFA-related revenue increased in line with the FIFA event cycle, including the 2017 FIFA Confederations Cup Russia™, leading up to, and including, the 2018 FIFA World Cup Russia™. The comparability of our results of operations from our DPSS segment is particularly impacted by cyclicality due to our media production contracts for key events held every four years, such as the FIFA World Cup™ and the FIFA Confederations Cup™. Our agreements as host broadcaster for such events are mainly on a cost-plus basis where we are reimbursed for our expensed production costs. As a result, the reimbursement revenues and the reimbursement costs reflected on our consolidated statement of profit or loss can have a significant impact on the comparability of our results of operations, in terms of revenue and cost of sales, but not net income. See also "Management's Discussion and Analysis of Financial Condition and Results of Operation—Other Factors Affecting our Results of Operations across Segments" for a discussion of the cyclicality of our business and the impact on our results of operations.

        Comparing our operating results on a year-to-year basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.

Our results of operations are subject to seasonality and our financial performance in any one interim period is unlikely to be indicative of, or comparable to, our financial performance in subsequent interim periods.

        Ultimately, we generate revenue from sports events, and these events occur at different times throughout the year. Most of our event-related revenue as well as event-related expenses are recognized in the month in which an event occurs. In particular for our Mass Participation segment, revenue and direct expenses tend to be higher in the third and fourth quarters of our fiscal year given our event calendar. Revenue generation in our Spectator Sports segment tends to be lower in the third quarter as winter sports events have not yet commenced and there is less activity in European football compared with other quarters. Over the course of the four quarters, fluctuations in gross profit shows a largely similar pattern to fluctuations in revenue. Other than in years of a FIFA World Cup™, our results of operations in our DPSS segment tend to have less seasonal fluctuations compared to our other segments. See also "Management's Discussion and Analysis of Financial Condition and Results of Operation—Other Factors Affecting our Results of Operations across Segments" for a discussion of the seasonality of our business and the impact on our results of operations. Comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.

Failure to effectively manage changes in our business could place a significant strain on our management and operations.

        The successful expansion of our business, both in terms of new countries and new markets, and further penetration into existing countries or markets, requires that we have effective planning and management processes in place and could place a strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. Failure to respond effectively to growth and other changes in our business, including as a result of acquisitions, could have a material adverse effect on our business, results of operations, financial condition or prospects.

We may be unable to pursue strategic partnerships, acquisitions and investment opportunities to further complement our service offerings.

        We may selectively partner with, invest in or acquire companies that complement or enhance our existing operations as well as those that are strategically beneficial to our long-term goals, including opportunities that help broaden our customer base, expand our service offerings and grow the number of our events. The costs of identifying and consummating partnerships, acquisitions and investments may be significant, and we may not be able to find suitable opportunities at reasonable prices, or at all, in the future. Finding and consummating partnerships, acquisitions or investments requires management time and effort, and finding and consummating such opportunities in new markets can be affected by foreign ownership restrictions, availability of suitable targets and uncertain business cases in ways that pose greater risk than initiatives that target established markets. More broadly, opportunities in markets in which we have limited or no prior experience may pose a greater risk. Failure to further expand our service offerings through strategic partnerships, acquisitions and investment opportunities could have a material adverse effect on our business, results of operations, financial condition or prospects.

We may have difficulties integrating completed acquisitions or may face other risks as a result of acquiring new operations.

        To the extent we pursue further strategic acquisitions or other investment opportunities to extend or complement our operations, we may be exposed to additional risks, including:

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  an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

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  an acquisition may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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  we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

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  an acquisition, whether or not consummated, may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

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  we may not be able to successfully integrate our business and we may not be able to fully realize the anticipated strategic benefits of the acquisition;

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  we may face challenges inherent in effectively managing an increased number of employees in diverse locations;

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  we may be affected by potential strains on our financial and managerial controls and reporting systems and procedures;

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  we may be subject to potential known and unknown liabilities associated with an acquired business;

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  use of cash to pay for acquisitions could limit other potential uses for our cash;

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  we may need to record impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions; or

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  to the extent that we issue a significant amount of equity or convertible debt securities relating to future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

        We may not succeed in addressing these or other risks or any other problems encountered relating to the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, results of operations, financial condition or prospects.

A decline in general economic conditions or a disruption of financial markets may affect advertising markets or the discretionary income of consumers, which in turn could adversely affect our profitability.

        Our operations are affected by general economic conditions and, in particular, conditions that have a direct impact on the demand for entertainment and leisure activities. Declines in general economic conditions could reduce the level of discretionary income that our sports fans and athletes have to spend on attending or participating in sports events (including our mass participation sports events) or on sports-related programming or consumer products more generally (thereby potentially reducing sponsorship and advertising spending), any of which could adversely impact our revenue. Adverse economic conditions, including volatility and disruptions in financial markets, may also affect other stakeholders in the sports ecosystem, thereby reducing their engagement. For example, declines in consumer spending more broadly could affect advertising spend, which in turn could adversely affect broadcasters. These factors could reduce the prices we can obtain in our rights-out arrangements.

Security breaches could result in economic loss, damage our reputation, deter athletes and fans from attending the sports events we organize or could result in other negative consequences.

        We collect, process and store significant amounts of data concerning our athletes and fans, as well as data pertaining to our business partners and employees. Our systems are vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks or similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data, the unauthorized access of data or the inability to access our own data. Functions that facilitate interactivity with other internet platforms could increase the scope of access of hackers to user accounts. Although we have in place systems and processes that are designed to protect our data, prevent data loss, disable undesirable accounts and activities on our platform and prevent or detect security breaches, such measures may not be sufficient, particularly as techniques used to gain unauthorized access to data and systems (or make our own data or systems unavailable to us), disable or degrade service, or sabotage systems, are constantly evolving. If an actual or perceived breach of security occurs to our systems or a third party's systems, we also could be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including notifying users or regulators. In addition, we are subject to various regulatory requirements relating to the security and privacy of such data, including restrictions on the collection and use of personal information of users and are required to take steps to prevent personal data from being divulged, stolen, or tampered with. We are subject, for example, to the EU General Data Protection Regulation, which is significantly more stringent than similar regulation on the subject matter in the United States, as well as the Cybersecurity Law of the PRC, which became effective in June 2017 and is subject to uncertainties as to the interpretation and application of the law.

        Any failure, or perceived failure, by us to maintain the security of our user data or to comply with privacy or data security laws, regulations, policies, legal obligations, or industry standards, may result in governmental enforcement actions and investigations (including fines and penalties, or enforcement orders requiring us to cease operating in a certain way), litigation or adverse publicity. This may expose us to potential liability and may require us to expend significant resources in responding to and defending allegations and claims. Moreover, claims or allegations that we have violated laws and regulations relating to privacy and data security, or have failed to adequately protect data, may result in damage to our reputation and a loss of confidence in us by our athletes, fans or our partners, and could have a material adverse effect on our business, results of operations, financial condition or prospects. If the third parties we work with violate applicable laws or contractual obligations or suffer a security breach, such circumstances also may put us in breach of our obligations under privacy laws and regulations and could in turn have a material adverse effect on our business, results of operations, financial condition or prospects.

We could be adversely affected by assertions or allegations, even if untrue, that we infringed or violated intellectual property rights of third parties.

        Third parties may in the future assert that we have infringed, misappropriated or otherwise violated their copyright or other intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Third parties may take action against us if they believe that certain content available on our platform violates their copyright or other intellectual property rights. We have entered into certain agreements with other intellectual property owners to protect our rights and those of third parties. For example, we have a license agreement with Marvel Entertainment Group Inc., or Marvel, that prevents us from using and exploiting our IRONMAN brand in ways that would suggest an association or connection between us and Marvel's protected "IRON MAN" trademark and related products (such as comic books, toy figures, posters and t-shirts). This agreement also requires us to pay royalties to Marvel for the use of the IRONMAN brand. We may be adversely affected to the extent we are alleged to have infringed on the rights, contractual or otherwise, of third parties, including in our pursuit of new revenue-generating opportunities relating to our brands.

        We may also face contractual liability to our licensees in connection with a failure to adequately protect the trademark and other rights granted under licenses, which could have a material adverse effect on our reputation, business, results of operations, financial condition or prospects.

Demand for our content would be adversely affected by unauthorized distribution of that content.

        To the extent that live sports events are made available on the internet by pirates or other unauthorized re-broadcasters and these are illegally streamed, demand for our products and services could decline and we could lose the benefit of any associated revenue, which could have a material adverse effect on our reputation, business, results of operations, financial condition or prospects.

We depend upon our strong brands and, therefore, could be adversely affected by any failure to maintain, protect and enhance those brands.

        Strong brands and brand recognition are key to our increasing the number of strategic relationships and the level of engagement of our athletes, and, in general, enhancing our attractiveness to various stakeholders in the sports ecosystem, such as rights owners, brands, advertisers, fans and athletes. Since we operate in highly competitive markets, brand maintenance and enhancement, in addition to providing consistent, high quality customer experiences, are key to and directly affect our ability to maintain our market position. We rely on brands, including our event brands such as IRONMAN, IRONMAN 70.3, Rock 'n' Roll Marathon Series and Cape Epic, as well as on our business brands such as Infront, to maintain our market leadership in various areas. Maintaining and enhancing our brands depends largely on our ability to continue to deliver comprehensive, high-quality content and service offerings, which may not always be successful. Our branding efforts may not be successful and not receive anticipated results, and we may incur significant branding costs along the way. In addition, these activities may not be successful or we may be unable to achieve the brand promotion effect we expect. If we do not successfully maintain our brands, our reputation and business prospects could be harmed.

        Our brands may be impaired by a number of factors, including any failure to keep pace with technological advances, a decline in the quality or breadth of our offerings (including live sports events organization), any failure to protect our intellectual property rights, or alleged violations by us of law and regulations or public policy. In particular, the value of our brands could be impacted to the extent the use of a brand becomes genericized or synonymous with the sport itself, such as all triathlons, or all long-distance triathlons, being referred to as "Ironmans." Such developments might adversely impact our ability to control the use of our brands in certain jurisdictions, and our efforts to protect our intellectual property rights, including steps we take to prevent brands from becoming genericized, may prove inadequate. Additionally, if our partners fail to maintain high standards, our business brands, Infront in particular, could be adversely affected. Such factors could be the direct result of negative media coverage. See "—We could be adversely affected by negative media coverage of illegal or unethical conduct of participants in the sports ecosystem or of other negative developments affecting individual sports or individual events."

        Our brands and our business may also be harmed by aggressive marketing and communications strategies of our competitors, as well as by a decline in confidence in our industry and its participants as a result of one or more such participants facing financial difficulties. Any negative, inaccurate, false or malicious publicity relating to our company, our products and services, or our industry, regardless of its veracity, could harm our reputation and brands and materially deter our partners, athletes and fans from seeking our services or participating in or attending our sports events.

We have a limited history operating as an integrated business and our business and prospects would be adversely affected were we to fail to properly integrate our operations and processes.

        Our structure has changed significantly in anticipation of this offering, and we have a limited history of operating under our new configuration as an integrated business. See also "Business—Our History." Prior to the implementation of the significant changes to our structure, which included a corporate reorganization and the establishment of the VIE structure for our operating entities in China, our constituent business units operated relatively independently of one another as part of a privately owned group, with their own management, financial reporting and internal control and compliance structures. In addition, there were certain areas in which our business units were in direct competition with one another. We are now working toward operating as a more integrated group, under new senior group management and with new reporting lines at the group level. In addition, we now present financial statements on a consolidated basis, and although we are not currently planning to integrate our legacy information systems, we have harmonized our management reporting processes. Were we to fail to make the transition to an integrated public company timely and effectively, whether in terms of coordinated operations, effective internal reporting and controls, or otherwise, it could have a material adverse effect on our business or prospects.

We could be adversely affected by negative media coverage of illegal or unethical conduct of participants in the sports ecosystem or of other negative developments affecting individual sports or individual events.

        We could be subject to, or otherwise affected by, negative publicity about us or our business, shareholders, affiliates, directors, officers or other employees, as well as our partners, including rights owners, governing bodies that oversee sports or athletes in sports with which we are involved. or more broadly, host cities, our competitors or others who share any of our various business models, or other participants in the sports ecosystem. For example,

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  Accidents or other situations involving serious harm or even death to one or more athletes or spectators could lead to negative publicity about us or our events. The increasing popularity of mass participation sports events also means an increasing number of inexperienced participants who may be more prone to injury or heart attacks, which can be fatal.

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  Negative publicity could be prompted by actual or alleged criminal activities, such as money laundering, tax evasion or bribery, or other misconduct affecting one or more sports. Corruption in sports, including use by athletes of performance- and image-enhancing drugs and fraudulent medical procedures to avoid detection, match-fixing and host-rights corruption, has been a feature of the sports landscape over time. In 2015, for example, U.S. federal prosecutors alleged the use of bribery, fraud and money laundering in connection with the award of media and marketing rights for high-profile international competitions, including the Americas' FIFA World Cup™ qualifying tournaments, and showpiece tournaments, such as the CONCACAF Gold Cup and Copa América. By the end of 2015, according to the U.S. Department of Justice, charges had been brought against 41 individuals and entities, including at the time 12 individuals and two sports marketing companies that had already been convicted. Other regulators launched investigations, including criminal proceedings brought by the Office of the Attorney General of Switzerland, or OAG. In December 2017, two high-ranking football officials were convicted of racketeering conspiracy and related crimes arising from acceptance of bribes in exchange for media and marketing rights to various football tournaments. In 2018, there were press reports that U.S. federal prosecutors had issued grand jury subpoenas in what was described as a broad investigation of international sports corruption. In 2016, it was reported that the OAG had launched investigations of bribery in connection with the award of the 2006 FIFA World Cup™ to Germany, as part of a broader probe of FIFA, which also involved allegations against the founder and former chairman of Infront, the late Robert Louis-Dreyfus.

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  From time to time reports have appeared in the press citing rumors of conflicts of interest or nepotism involving a member of our senior management and his relationship with FIFA and, in particular, its former president.

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  The then President of Infront Italy (a subsidiary of Infront) and two of his associates, including the then Managing Director and a former manager of Infront Italy, were the subjects of an investigation in 2015 by the office of the Milan prosecutor in connection with allegations of improper conduct in the sale of Serie A television rights for 2015-2018, including collusion in the tendering/bid process, money laundering, obstructing the investigation and criminal conspiracy. The investigation was accompanied by searches of Infront Italy's office premises. The engagements of the President and the Managing Director were subsequently terminated by mutual agreement. While the investigations were dropped, an antitrust proceeding in Italy against various Italian companies, including Infront Italy, is ongoing. In 2016, an administrative court annulled the decision of the Italian Competition Authority against the defendants, including Infront Italy. An appeal by the Italian Competition Authority before the court of last instance (Consiglio di Stato) is scheduled to be heard in December 2019.

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  Athletes have been accused of using performance-enhancing drugs and fraudulent medical procedures, which has impacted individual sports, such as cycling, or broader events, such as allegations against Russian athletes at the London 2012 Summer Olympic Games.

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  Recent press reports note that the increasing popularity of marathon running in China has been marred by complaints and scandals, including reports of large-scale cheating at the Shenzhen half-marathon in November 2018.

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  On May 24, 2019, Infront announced via press release, or the Infront Announcement, that it had discovered fraudulent activities relating to perimeter board advertising for football matches in Germany governed by the DFB that are presumed to have been committed by one of its former senior employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting—Lack of segregation of duties between sales and execution of contracts, invoicing and implementation of services to prevent and detect fraud." The Infront Announcement also mentions that gifts, at Infront's cost, were provided by the former employee to employees of at least one of Infront's clients that exceeded reasonable and customary values. The former employee has made certain formal allegations involving certain senior Infront employees as to their involvement in the fraudulent activities, which we believe, based on Infront's ongoing internal investigations, are without merit. The former employee may, in the future, continue to make these, or other, allegations. One of the clients affected by this fraudulent activity has alleged, in discussions with Infront, failure by Infront to meet certain obligations in connection with such advertising, which allegations we believe also are without merit.

        The impact of negative publicity can be exacerbated by the increasing popularity of instant messaging applications and social media platforms, which provide individuals with access to a broad audience of users and other interested persons. The availability of information through these applications and platforms is virtually immediate as is its impact, without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available.

        Negative publicity of the types described above, even in circumstances where the connection with us is remote, could have a material adverse effect on our reputation, business, results of operations, financial condition or prospects.

We rely on the skills, experience and relationships of our senior management team and other key personnel, the loss of which could adversely affect us.

        We believe that our future success depends significantly on our continuing ability to attract, develop, motivate and retain our senior management and a sufficient number of international sports and media specialists and other experienced and skilled employees. We benefit from the track record of our senior management team, including Philippe Blatter and Andrew Messick, in building strategic personal relationships with key stakeholders throughout the sports ecosystem and successfully growing our operations through acquisitions and strategic partnerships. Our senior management team works closely with seasoned international sports and media specialists who offer deep execution and operational experience combined with their relationships with various stakeholders. Our combined team offers deep industry experience throughout the sports ecosystem, as well as in-depth knowledge of the Chinese sports market.

        Qualified individuals are in high demand, particularly in the sports ecosystem, and we may have to incur significant costs to attract and retain them. The loss of any member of the senior management team or such specialists could be highly disruptive and adversely affect our business operations in respect of a particular stakeholder or more broadly impact our future growth. Moreover, if any of these individuals joins a competitor or undertakes a competing business, we may lose crucial business secrets, personal relationships, technological know-how and other valuable resources, notwithstanding our contractual arrangements designed to mitigate this loss.

We are subject to a range of laws, including anti-corruption, anti-money laundering, antitrust/competition and sanctions laws and regulations, and business conduct rules, across a number of jurisdictions and could be adversely affected by failures to be fully compliant.

        As of December 31, 2018, we operated across five continents and 23 countries, with that number varying in large part due to the location of events in which we are involved. The global nature of our business requires us to comply with a wide variety of laws and regulations in each of the jurisdictions in which we operate. Such laws and regulations vary significantly from jurisdiction to jurisdiction. If we fail to comply with the laws and regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our sports events in that jurisdiction or suffer other adverse consequences. The inability to present sports events over an extended period of time or in a number of jurisdictions could lead to a decline in the revenue streams generated from such events. In addition, our rights-out activities and the marketability of our sports portfolio can be adversely affected by laws and regulations in certain jurisdictions that restrict the advertising of specified products and services, including betting, alcohol, tobacco and over-the-counter pharmaceutical products. In China in particular, governmental authorities promulgate and enforce laws and regulations that cover many aspects of our operations, including the organization of events, the scope of permitted business activities, licenses and permits for various activities and foreign investments. Operators in China are required to obtain various government approvals, licenses and permits to operate. If we fail to obtain and maintain approvals, licenses or permits required for our business, we could be subject to liabilities, penalties and operational disruption and our business could be materially adversely affected. Such failures in China could adversely affect our ability to grow our business in China.

        We also are subject to anti-corruption, anti-money laundering and sanctions laws and regulations, and business conduct rules, such as the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, the PRC Anti-Unfair Competition Law of 2017 and the Provisional Regulations on Anti-Commercial Bribery of 1996, as well as economic sanctions programs, including those administered by the United Nations, the European Union and the Office of Foreign Assets Control in the United States and antitrust/competition laws. In Switzerland, we are subject to international economic sanctions implemented through domestic legislation. While we seek to apply a strong culture of compliance and control, our policies and procedures may not be followed at all times or effectively detect and prevent violations of the applicable laws by one or more of our employees, consultants, agents or partners. In addition, some of the countries in which we operate lack a legal system as developed as other locations in which we operate and are perceived to have high levels of corruption. Our continued geographical diversification, including in some emerging markets, development of joint venture relationships and our employment of local agents in the countries in which we operate increase the risk of violations of anti-corruption laws, sanctions or similar laws. In late June, we received a request for information from the European Commission, DG Competition in connection with an antitrust investigation into sports media rights. The request seeks general information as well as information about certain specific contacts with a competitor. We believe the request is part of an ongoing investigation that included so-called "dawn raid" inspections in April 2018 at the premises of some of our competitors, but which did not include Infront. We are undertaking an internal review with the assistance of outside counsel as part of our process to respond to the request for information and intend to cooperate fully with the investigation. Given the early stage of our involvement with the investigation, we are unable to predict the outcome of the investigation, the timetable for any action on the part of the competition authorities and any potential adverse consequences for us. Based on what is publicly available about the investigation and the timing of the request for information, we do not believe Infront is a primary target of the investigation at this time.

        Violations of anti-corruption and economic sanctions laws and regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. Violations of antitrust/competition laws could subject us to fines, criminal sanctions and/or civil claims and damages. In addition, any major violations could have a significant impact on our reputation and consequently on our ability to win future business and maintain long-term commercial relationships with our partners. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

Misconduct and errors by our employees, seasonal workers, volunteers or outsourced personnel could harm our business and reputation.

        We are exposed to a range of operational risks, including the risk of misconduct and errors by our employees, seasonal workers, volunteers or outsourced personnel. We could be materially adversely affected if personal and business information were disclosed to unintended recipients. Also, we could be materially adversely affected if our employees, seasonal workers, volunteers or outsourced personnel were to abscond with our proprietary data, use our know-how to compete with us or carry out their duties in an inappropriate or fraudulent manner. For example, following the discovery of the fraudulent activities set out in the Infront Announcement presumed to have been committed by one of Infront's former senior employees, Infront has taken various external actions, including alerting affected clients and offering compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting—Lack of segregation of duties between sales and execution of contracts, invoicing and implementation of services to prevent and detect fraud." In addition, considering the manner in which we store and use certain personal information, it is not always possible to identify and deter misconduct or errors by employees, seasonal workers, volunteers or outsourced personnel, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or prevent corruption by our employees (see also "—We are subject to a range of laws, including anti-corruption, anti-money laundering, antitrust/competition and sanctions laws and regulations, and business conduct rules, across a number of jurisdictions and could be adversely affected by failures to be fully compliant"). Any of these occurrences could result in our diminished ability to operate our business, reputational damage, regulatory intervention and financial harm, which could negatively impact our reputation, business, financial condition, results of operations or prospects.

Our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

        We believe we maintain insurance coverage that is customary for businesses of our size and type. However, we may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. Uninsured losses or claims, if they occur, could have a material adverse effect on our reputation, business, results of operations, financial condition or prospects.

        Our mass participation sports events are physically demanding. The physical nature of our events exposes our athletes to the risk of serious injury or death. Liability to us resulting from any death or serious injury sustained by one of our athletes while racing, or by spectators or passersby watching or being in proximity to our races, regardless of whether or not covered by our insurance, could have a material adverse effect on our business, results of operations, financial condition or prospects.

Changes and uncertainties in the tax regimes in the countries in which we operate could reduce net returns to our shareholders.

        Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practices, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in the jurisdictions in which we operate, as well as being affected by certain changes currently proposed by the Organization for Economic Co-operation and Development and its action plan on Base Erosion and Profit Shifting. Such changes may become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. See also "—Contractual arrangements in relation to our VIE may be subject to scrutiny by PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition."

        Our actual effective tax rate may vary from our expectation and that variance may be material. A number of factors may increase our future effective tax rates, including:

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  the jurisdictions in which profits are determined to be earned and taxed;

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  the resolution of issues arising from any future tax audits with various tax authorities;

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  changes in the valuation of our deferred tax assets and liabilities;

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  increases in expenses not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions;

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  changes in the taxation of share-based compensation;

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  changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and

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  challenges to the transfer pricing policies related to our structure.

        A tax authority may disagree with tax positions that we have taken or could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a "permanent establishment" under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. In addition, a tax authority may take the position that material income tax liabilities, interest and penalties are payable by us. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

We are exposed to foreign currency risk.

        We conduct our business in numerous countries and expect to expand our geographic footprint. Because we own assets overseas and derive revenue from our international operations, our exposure to fluctuations in foreign exchange rates relates primarily to our operating activities (when cash flows are denominated in a currency other than euros, resulting in potential transaction exposure risk) and our net investments in subsidiaries with a functional currency other than euros (resulting in potential translation exposure risk). We are also subject to foreign currency fluctuations on our intercompany balances that arise from normal operations and working capital needs, as well as foreign currency fluctuations in cash balances and cash equivalents.

        Our reporting currency is the euro and, as we incur expenditures in other currencies, the movement of any of these currencies against the euro could have a material adverse effect on our revenue, cost of revenue and operating margins and could result in exchange losses. We may, from time to time, hedge a portion of our currency exposures and requirements to try to limit any adverse effect of exchange rate fluctuations, but such hedging may not be successful nor sufficient. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Foreign currency risk."

Our indebtedness could adversely affect our financial health and competitive position.

        As of March 31, 2019, we had total indebtedness (total interest-bearing liabilities) of €1,002.9 million. Our indebtedness increases the risk that we may be unable to generate cash sufficient to pay interest and principal when due. In addition, the level and terms of our indebtedness could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a material portion of our cash flows from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions, capital expenditures and other general corporate purposes;

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  limit our ability to pay dividends;

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  limit our flexibility in planning for, or reacting to, changes in our business and the sports ecosystem; and

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  limit our ability to borrow additional funds.

        We may be unable to refinance any of our indebtedness on commercially reasonable terms, or at all. Failure to refinance our indebtedness on terms we believe to be acceptable could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        The agreements evidencing or governing our indebtedness contain, and any agreements evidencing or governing other future indebtedness may contain, certain restrictive covenants that may limit our ability to engage in certain activities that may otherwise be in our best interests, including to pursue growth strategies, for example, to the extent their require the incurrence of additional indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness" for descriptions of agreements currently in effect, including various ratio thresholds and covenants as summarized therein. We have not previously breached and are not in breach of any of the covenants under any of these facilities; however our failure to comply with any of those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Increases in interest rates could adversely impact us due to our existing debt or in connection with incurrence of debt for acquisitions or other purposes.

        As of March 31, 2019, our total indebtedness (total interest-bearing liabilities) of €1,002.9 million bears interest at floating rates. Interest rate changes could impact the amount of our interest payments, and accordingly, our future earnings and cash flow, assuming other factors are held constant. Such changes may also impact the cost of any refinancing of our debt portfolio or any new incurrence of debt for acquisitions or other purposes. To manage this, we may enter into interest rate swaps. Increased interest rates may increase the risk that the counterparties to our swap agreements will default on their obligations, which could further increase our exposure to interest rate fluctuations. Conversely, if interest rates are lower than our swapped fixed rates, we will be required to pay more for our debt than we would have had we not entered into the swap agreements.

We have granted, and expect to continue to grant, share-based incentives, which will result in share-based compensation expenses that could have a material adverse effect on our results of operations in affected periods.

        We have adopted a Management Equity Incentive Plan, or the option plan, pursuant to which we have granted options, and expect to grant options, as a result of which we expect we will recognize share-based compensation expense, beginning in the third quarter of 2019. In addition to the option plan, we plan to adopt another equity incentive plan that will cover additional officers and employees of ours within six months after completion of this offering. See "Management—Equity Incentive Plans." We account for expenses for share-based compensation using a fair-value based method and recognize expenses in our consolidated statement of profit or loss in accordance with IFRS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Judgements and Estimates—Share-based compensation" for further information, including as to estimates of share-based compensation expense expected to be recognized in the three months ending September 30, 2019, and over the vesting period relating to options granted under the option plan. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we expect to continue to grant share-based awards in the future. Expense associated with share-based compensation could have a material adverse effect on our results of operations for the periods in which such expense is recognized.

Risks Related to Our Relationship with Dalian Wanda Group

Dalian Wanda GCL, our controlling shareholder, has had, and is expected to continue to have, effective control over the outcome of shareholder actions in our company, which may be inconsistent with the interests of other shareholders.

        Upon completion of this offering, Dalian Wanda GCL will continue to be our controlling shareholder, with effective voting power, by reason of beneficially owning 100% of our Class B ordinary shares, representing 88.15% of our total voting power, assuming the underwriters do not exercise their option to purchase additional shares. This voting power gives it the power to control certain actions that require shareholder approval under Hong Kong law and our articles of association, including approval of mergers and other business combinations, changes to our articles of association and the number of shares available for issuance. This voting control may cause transactions to occur that might not be beneficial to you as a holder of the ADSs and may prevent transactions that would be beneficial to you. For example, this voting control may prevent a transaction involving a change of control in us, including transactions in which you as a holder of the ADSs might otherwise receive a premium for the ADSs over the then-current market price. In addition, Dalian Wanda GCL is not precluded from causing our direct parent company to sell the controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ADSs.

Any adverse change, or perceived adverse change, in our relationship with, or any negative developments affecting, Dalian Wanda Group could have an adverse effect on us.

        Wanda Culture is a PRC-based multinational conglomerate. We believe our business has benefited from our association with Dalian Wanda Group, including its brand name and its extensive relationships and resources in China. Over time, we may be unable to continue to benefit from the level of historical cooperation with Dalian Wanda Group. If Dalian Wanda Group were to, or were perceived to, distance itself from us, for example by decreasing its equity stake in us or pursuing activities in China in competition with us, or if there were any other adverse change in Dalian Wanda Group's relationship with us, it could have a material adverse effect on our business, the effectiveness of the further roll-out of our business in China, our results of operations, our financial condition or prospects.

        Adverse developments affecting the Dalian Wanda brand name or reputation, including as a result of negative publicity concerning the Dalian Wanda Group or its chairman, could have an adverse impact on our corporate image or reputation, and have an adverse effect on our marketing efforts. Such developments could involve political or economic events or internal matters within the Dalian Wanda Group, including the departure of its chairman.

        We have the right to use trademarks owned by Dalian Wanda Group, including the Wanda name, in our legal entities and for marketing and brand purposes, under a royalty free license with no expiration date; provided, however, that if Dalian Wanda GCL ceases to own, directly or indirectly, a majority of the total voting power of our ordinary shares, the license will terminate. If this were to occur, we would lose our right to use the relevant marks under the agreement, which could have an adverse impact on the effectiveness of our marketing efforts and brands. We also benefit from a support services arrangement, the termination of which would require us to incur costs to replicate the covered services. See "Related Party Transactions—Cooperation Agreement with Dalian Wanda Group."

We may be adversely impacted by conflicts of interest with Dalian Wanda Group.

        Conflicts of interest may arise between Dalian Wanda Group and us and, because of Dalian Wanda Group's controlling ownership interest in us, we may be unable to resolve such conflicts on terms favorable to us, which could have a material adverse effect on our business, results of operations, financial condition or prospects. For example, there may be business opportunities in the future that both we and Dalian Wanda Group are interested in which it decides it wishes to pursue on its own, or we may be limited in our ability to do business with companies viewed by Dalian Wanda Group as competitors. Certain of our directors are also employees of Dalian Wanda Group, which could create, or appear to create, conflicts of interest if and when these directors are faced with decisions with potentially different implications for Dalian Wanda Group and us.

Risks Related to Our Corporate Structure

We are a holding company and our sole material asset after completion of this offering will be our equity interest in our subsidiaries. Accordingly, we will depend on distributions from our subsidiaries to pay dividends and cover our corporate and other expenses.

        We are a holding company and will have no material assets other than our equity interest in our subsidiaries. Because we will have no independent means of generating revenue, our ability to pay dividends, if any, and cover our corporate and other expenses is dependent on the ability of our subsidiaries to generate revenue to pay such dividends and expenses and then distribute them up to us. The ability of our subsidiaries to make any distributions will be subject, among others, to restrictions in our exiting or future credit facilities or other debt instruments and applicable law and regulations, which could impose withholding taxes on internal distributions. Our existing credit facilities, for example, significantly restrict our ability to pay dividends. To the extent that we need funds and our subsidiaries are restricted from making such distributions or payments under the terms of any financing arrangements or under applicable law or regulation, or otherwise are unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Risks Related to our Operations in China

        While the revenue we derive from our operations in China is relatively low, we expect our operations in China to grow, which presents the following additional risks.

Risks Related to our VIE Arrangements

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with applicable PRC regulations, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Certain business sectors in the PRC are restricted from foreign investment under the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version) promulgated by MOFCOM and NDRC in 2018, which replaced the prior Guidance Catalog of Industries for Foreign Investment. Our VIE and its subsidiaries are involved in the production and distribution of radio and television programs in China, which is restricted from foreign investment. Due to such foreign investment restrictions in the PRC and other regulatory considerations, we acquired control over, and consolidate the operating results of, WSC through a VIE structure. Our indirectly wholly-owned PRC subsidiary (Infront China), has entered into a series of contractual arrangements with our VIE and its shareholders, which enable us to exercise effective control over our VIE, receive substantially all of the economic benefits of our VIE and have an exclusive option to purchase all or part of the equity interests in our VIE. As a result of these contractual arrangements, we have control over, and are the primary beneficiary of, our VIE and, hence, consolidate its and its subsidiaries' operating results in our consolidated financial statements.

        In the opinion of our PRC legal counsel, Jingtian & Gongcheng, (i) the ownership structure of Infront China and its VIE does not contravene any applicable PRC laws and regulations and (ii) the contractual arrangements with WSC and its nominee shareholders are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations, and will not contravene any PRC laws and regulations currently in effect. However, our PRC legal counsel has advised us that there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations and future PRC laws and regulations, and there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to, or otherwise different from, its opinion stated above. Thus, the PRC government could ultimately take a view contrary to, or otherwise different from, the opinion of our PRC legal counsel. If the PRC government finds that our contractual arrangements do not comply with its applicable restrictions, including restrictions on foreign investment, or if the PRC government otherwise finds that we, our VIE or our or its respective subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate certain business in China, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations or failures, including:

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  revoking the business licenses and/or operating licenses of such entities;

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  discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiary and our VIE;

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  imposing fines, confiscating the income from our PRC subsidiary or our VIE, or imposing other requirements with which we or our VIE may not be able to comply;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and terminating the equity pledges of our VIE's shareholders, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over, our VIE; or

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

        Any of these events could cause disruption to our business operations in China and damage our reputation, which could in turn have a material adverse effect on our business, results of operations, financial condition or prospects. If occurrences of any of these events results in our inability to direct the activities of our VIE that most significantly impact it or its subsidiaries' economic performance and/or our failure to receive the economic benefits of our VIE and its subsidiaries, we may not be able to consolidate their operating results in our consolidated financial statements.

We are subject to Chinese foreign exchange controls that could limit our access to cash from our operations in China.

        The PRC government imposes foreign exchange controls on the convertibility of the Chinese yuan and, in certain cases, the remittance of currency out of China. Under our current corporate structure, our Hong Kong holding company primarily relies on dividend payments from our subsidiaries, including our PRC subsidiary (Infront China) to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of State Administration of Foreign Exchange, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Chinese yuan is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain State Administration of Foreign Exchange approval or registration to use cash generated from the operations of our PRC subsidiary and our VIE to pay off their respective debt in a currency other than the Chinese yuan owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than the Chinese yuan. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law, and it may have a potential impact on the viability of our current corporate structure, corporate governance and business operations.

        The Foreign Investment Law, or the FIL, formally adopted by the 2nd session of the thirteenth National People's Congress of China on March 15, 2019, will become effective on January 1, 2020, which will replace the Law on Sino-Foreign Equity Joint Ventures, the Law on Sino-Foreign Contractual Joint Ventures and the Law on Foreign-Capital Enterprises to become the legal foundation for foreign investment in China.

        Conducting operations through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain and maintain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions or prohibitions in China. The FIL stipulates three forms of foreign investment. However, the FIL does not explicitly stipulate the contractual arrangements as a form of foreign investment. The FIL will become effective on January 1, 2020, and if any other laws, regulations and rules do not incorporate contractual arrangements as a form of foreign investment, our contractual arrangements with our consolidated affiliated entities, as a whole and each of the agreements comprising such contractual arrangements, will not be affected.

        Notwithstanding the above, the FIL stipulates that foreign investment includes "foreign investors invest in China through any other methods under laws, administrative regulations, or provisions prescribed by the State Council." Therefore, there are possibilities that future laws, administrative regulations or provisions of the State Council may stipulate contractual arrangements as a way of foreign investment, and substantial uncertainties exist with respect to whether our contractual arrangements will be recognized as foreign investment, whether our contractual arrangements will be deemed to be in violation of the access requirements for foreign investment and how our contractual arrangements will be treated. There are possibilities that we may be required to unwind the contractual arrangements and/or dispose of our consolidated affiliated entities, which could have a material and adverse impact on our business, financial condition and result of operations.

We rely on contractual arrangements with our VIE and its shareholders for a portion of our business operations, which may not be as effective as direct ownership in providing operational control.

        While the revenue contribution of our operations in China is relatively small, we expect to grow our presence in China and hence our revenue from China over time. We will rely on contractual arrangements with our VIE, its shareholders and its subsidiaries to operate our business in China. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among others, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in its board of directors, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their respective obligations under the contracts to exercise control over our VIE. The shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate a certain portion of our business through the contractual arrangements with our VIE and its shareholders. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation or other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our VIE or its shareholders to perform their respective obligations under our contractual arrangements with them would have a material adverse effect on our business in China." Therefore, our contractual arrangements with our VIE and its shareholders may not be as effective in controlling our business operations as direct ownership.

Any failure by our VIE or its shareholders to perform their respective obligations under our contractual arrangements with them would have a material adverse effect on our business in China.

        If our VIE or its shareholders fail to perform their respective obligations under their contractual arrangements with us that give us effective control over our business operations in China, we could be limited in our ability to enforce such contractual arrangements and we may have to incur substantial costs and expend additional resources to enforce such contractual arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective under PRC law. In addition, if any third parties claim any interest in such shareholders' equity interests in our VIE, our ability to exercise shareholders' rights or foreclose the share pledges pursuant to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIE and third parties were to impair our control over our VIE, we may not be able to maintain effective control over our business operations in the PRC and thus would not be able to continue to consolidate our VIE's financial results, which in turn could adversely affect our efforts in China and could have a material adverse effect on our results of operations.

Contractual arrangements in relation to our VIE may be subject to scrutiny by PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by PRC tax authorities within ten years after the taxable year when the transactions were conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between us and our VIE were not entered into on an arm's-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among others, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiary's tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially adversely affected if our VIE's tax liabilities increase or if it is required to pay late payment fees and other penalties.

The shareholders of our VIE may have actual or potential conflicts of interest with us, which may materially adversely affect our business and financial condition.

        The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which could have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among others, failing to remit payments due under the contractual arrangements to us on a timely basis. If conflicts of interest arise, any or all of these shareholders may not act in our best interests and/or such conflicts may not be resolved in our favor.

Risks Related to PRC Regulatory Issues

Uncertainties with respect to the PRC legal system could adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and judicial authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

        Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Government control of currency conversion may limit our ability to use our operating revenue effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Chinese yuan into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration on Foreign Exchange, or SAFE, by complying with certain procedural requirements. Our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. Approval from, or registration with, appropriate government authorities is required when the Chinese yuan is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

        Because of substantial capital outflows from China in 2016 due to the weakening of the Chinese yuan relative to other currencies, the PRC government imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting processes have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may at its discretion further restrict access to foreign currencies in the future for current account transactions. If the foreign exchange control system prevents us from converting the Chinese yuan into foreign currency and remitting the funds out of China, our ability to pay dividends in foreign currencies to our shareholders, including holders of our ADSs, attributable to our operations in China will be adversely affected.

We do not intend to obtain the approval of the China Securities Regulatory Commission, or CSRC, for this offering under PRC regulations, although such approval may be required.

        Under the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Regulation, which was first adopted in 2006 by six regulatory agencies in the PRC and was amended in 2009 by the PRC Ministry of Commerce, or MOFCOM, the listing of a special purpose company established outside of mainland China must be approved by the CSRC. A special purpose company is a company that is controlled by PRC domestic companies or individuals and formed outside of mainland China for purpose of securities listing overseas after acquiring PRC domestic companies or assets from those PRC domestic companies or individuals. Uncertainty remains regarding the definition of a special purpose company and the applicability of the M&A Regulation to the overseas listing of such company. In addition, there is uncertainty as to whether the PRC State Council's Notice to Strengthen Administration of Overseas Securities Issuance and Listing issued in 1997, or the Overseas Listing Notice, would apply to this offering and require this offering to be approved by the CSRC.

        While the scope and application of the M&A Regulation and the Overseas Listing Notice are unclear, we believe, based on the advice of our PRC legal counsel, Jingtian & Gongcheng, that the CSRC's approval is not required for this offering and the listing of our ADSs. Our PRC subsidiary was established as a foreign-invested enterprise by a subsidiary of Infront through foreign direct investments rather than by acquisition of a PRC domestic company as contemplated under the M&A Regulation. There is no PRC law that classifies contractual arrangements such as the VIE arrangement between our PRC subsidiary and our VIE and its shareholders as being subject to the M&A Regulation or the Overseas Listing Notice. However, the relevant PRC regulatory agencies, including CSRC and MOFCOM, may not reach the same conclusion as our PRC legal counsel. If the CSRC, MOFCOM or another PRC regulatory agency determines that we need to obtain the CSRC's approval for this offering or if the CSRC, MOFCOM or another PRC regulatory agency promulgates any interpretation or implements rules before our listing that would require us to obtain approval of the CSRC or another PRC regulatory approval for this offering, we may face investigations or other actions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit the scope of our operations in China, delay or restrict repatriation of the proceeds from this offering into the PRC or take other actions that could materially adversely affect our business in China, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of, and prior to, settlement and delivery of the ADSs offered by this prospectus, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this offering, we may be unable to obtain waivers of such approval requirements. Any uncertainties and/or negative publicity regarding our failure to obtain such approval could materially adversely affect the trading price of the ADSs.

PRC regulations relating to foreign exchange registration and outbound investment approval of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into this subsidiary, limit our PRC subsidiary's ability to increase its registered capital or distribute profits to us, limit our ability to make distributions to you, or may otherwise adversely affect us.

        Under regulations promulgated by SAFE, including the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, and its appendices, PRC residents are required to register with qualified banks in connection with their direct establishment or indirect control of an offshore entity, established for the purpose of raising overseas financing based on such PRC residents' assets or equity interests in PRC domestic enterprises or offshore assets or interests, which is referred to in SAFE Circular 37 as a "special purpose company." These regulations also require amendment to the registration in the event of any significant changes with respect to the special purpose company, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose company fails to complete the required SAFE registration, the PRC subsidiary of that special purpose company may be prohibited from making profit distributions and from carrying out subsequent cross-border foreign exchange activities, and the special purpose company may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the requirements described above may result in liability under PRC law for evasion of foreign exchange controls.

        We may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration requirements set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities in China or our PRC subsidiary's ability to distribute dividends to, or obtain investments or loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially adversely affected.

        In August 2014, MOFCOM promulgated the Measures for the Administration of Overseas Investment, and the National Development and Reform Committee, or NDRC, promulgated the Administrative Measures for the Approval and Filing of Overseas Investment Projects. In December 2017, NDRC further promulgated the Administrative Measures of Overseas Investment of Enterprises. Pursuant to these regulations, any outbound investment of PRC enterprises is required to be registered with NDRC and MOFCOM or their local branches. These regulations also require amendment to the registration in the event of certain significant changes to the investment. Wanda Culture completed those registrations, as well as the foreign exchange registration in connection with its acquisitions of Infront and WEH, in 2015. In a restructuring of the shareholding in one of our shareholders (Infront International Holdings AG) in 2017, Wanda Sports Industry (Guangzhou) Co., Ltd., a newly established company in the PRC, was inserted into the ownership chain above Infront International Holdings AG and became its direct shareholder. See "Corporate History and Structure—Corporate Structure." It is uncertain whether such restructuring of shareholding needs to be registered with NDRC and MOFCOM or their local branches. We understand that neither Wanda Culture nor Wanda Sports Industry (Guangzhou) Co., Ltd. has made such registration, which may adversely affect the ability of Wanda Sports Industry (Guangzhou) Co., Ltd. to exchange the proceeds of any dividend it may receive from Infront International Holdings AG into Chinese yuan and bring them into China, which may in turn affect our dividend distributions.

        As these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation have been evolving, it is uncertain how these regulations, and any future regulations concerning outbound investments by PRC companies will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends to our shareholders and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations and our ability to make distributions to you.

        Finally, due to the complexity and constantly changing nature of the foreign exchange and outbound investment related regulations as well as the uncertainties involved, we cannot assure you that we and our controlling shareholder have complied or will be able to comply with all such applicable regulations. This may adversely affect our ability to make distributions to you.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines of up to RMB 300,000 for entities and up to RMB 50,000 for individuals, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

        Under the modified PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of the PRC with "de facto management bodies" located in the PRC may be considered a PRC tax resident enterprise for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. "De facto management body" refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation, or SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in the PRC. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of the PRC is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we could be required to withhold 10% withholding on dividends we pay to our shareholders that are non-PRC resident enterprises. In addition, non-resident enterprise shareholders could be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders could be subject to PRC tax at a rate of 20%. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their respective countries of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        In 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, with retroactive effect from January 1, 2008. Pursuant to SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that has an effective tax rate less than 12.5% or does not tax foreign income of its residents, such non-resident enterprise, being the transferor, must report to the competent tax authority of the PRC resident enterprise this Indirect Transfer.

        In 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends SAT's tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfers of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

        In 2017, the SAT released Public Notice Regarding Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Public Notice 37, effect from December 1, 2017. SAT Public Notice 37 replaced a series of important circulars, including SAT Circular 698, and revised the rules governing the administration of withholding tax on China-source income derived by the non-resident enterprise.

        We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as the transaction through which we acquired Infront. We may be subject to a filing obligation or taxes if we are deemed a transferor in such transactions, and may be subject to withholding obligations if we are deemed a transferor in such transactions. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be required to expend time and effort to comply with these regulations, which may increase our operating expenses.

Risks Related to being a Public Company

Our management team has limited experience managing a public company.

        Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the complex and ever-changing laws, rules, regulations and pronouncements pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could have a material adverse effect on our business, results of operations, financial condition or prospects.

We could be adversely affected if satisfactory progress is not made in discussions between the SEC and the Public Company Accounting Oversight Board, or PCAOB, on the one hand, and Chinese regulators, on the other, regarding improved access to information and audit inspections of accounting firms, including our auditors, by the SEC and PCAOB.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, against the Chinese affiliates of the "big four" accounting firms (including our auditors). The Rule 102(e) proceedings initiated by the SEC relate to these firms' inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act, as the auditors located in China are not in a position to lawfully produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission, or CSRC. The issues raised by the proceedings are not specific to our auditors or to us, but affect all audit firms based in China and all companies listed in the United States with significant operations in China.

        In January 2014, the administrative judge reached an initial decision that the Chinese affiliates of the "big four" accounting firms should be barred from practicing before the SEC for six months. Thereafter, the accounting firms filed a petition for review of the initial decision, prompting the SEC Commissioners to review the initial decision, determine whether there had been any violation and, if so, determine the appropriate remedy to be placed on these audit firms. In February 2015, these Chinese affiliates each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit US-listed companies. The settlement requires the firms to follow detailed procedures and to seek to provide the SEC with access to the Chinese firms' audit documents via the CSRC. If future document productions fail to meet the specified criteria, the SEC retains the authority to impose a variety of additional measures (for example, imposing penalties such as suspensions, restarting the administrative proceedings).

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, companies listed in the United States with significant operations in China may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and could result in delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding companies listed in the United States with significant operations in China and the market price of our ADSs may be adversely affected.

        In December 2018, the SEC and the PCAOB issued a joint statement on regulatory access to audit and other information internationally that cites the ongoing challenges faced by them in overseeing the financial reporting of companies listed in the United States with operations in China, the absence of satisfactory progress in discussions on these issues with Chinese authorities and the potential for remedial action if significant information barriers persist. If our independent registered public accounting firm was denied, whether temporarily or otherwise, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.

        As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as NASDAQ of issuers included for three consecutive years on the SEC's list. Enactment of this legislation or other efforts to increase US regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected. It is unclear if this proposed legislation would be enacted.

The requirements of being a public company, including compliance with the reporting requirements and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the NASDAQ Global Select Market, with which we were not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will increase our costs and expenses. We will, among others, need to:

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  institute a more comprehensive compliance function;

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  prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

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  establish new internal policies, such as those relating to insider trading;

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  hire additional financial reporting, internal control and other finance personnel to develop and implement appropriate internal control and reporting procedures; and

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  involve and retain to a greater degree outside counsel and accountants for assistance in relation to the above activities.

        In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

If we fail to implement and maintain an effective system of internal controls, including through the remediation of any material weaknesses or significant deficiencies that have been or may be identified, we may be unable to report our results of operations accurately, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

        As a newly public reporting company upon the completion of this offering, we will need to have developed, established and maintained internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting when required to do so under Section 404 of the Sarbanes-Oxley Act, beginning with our annual report for the fiscal year ending December 31, 2020. Our management has not completed its assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting, as neither currently is required. However, in connection with the audit of our consolidated financial statements for the years ended, December 31, 2018, 2017 and 2016, we and our independent registered public accounting firm identified a material weakness and two significant deficiencies in our internal control over financial reporting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting." In addition, following the discovery of the presumably fraudulent activities set out in the Infront Announcement, while Infront's internal investigation is still ongoing and while recognizing that because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements whether unintentional errors or fraud, we and our independent registered public accounting firm have identified a second material weakness in our internal control over financial reporting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting—Lack of segregation of duties between sales and execution of contracts, invoicing and implementation of services to prevent and detect fraud." These internal controls ultimately may not prevent future fraudulent activities.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, we may identify other material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Generally, if we fail to achieve and maintain an effective internal control environment including those identified to date, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We are a "controlled company" within the meaning of the rules of the NASDAQ Global Select Market and as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        We are a "controlled company" as defined under the NASDAQ Stock Market Rules because Dalian Wanda GCL beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and intend to rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. Even if we cease to be a "controlled company," NASDAQ Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country, or would permit for a phase-in period to comply with the NASDAQ Stock Market Rules. Certain corporate governance practices in Hong Kong, which is our home country, differ significantly from the NASDAQ Global Select Market corporate governance listing standards. We intend to follow Hong Kong corporate governance practices in lieu of the corporate governance requirements of the NASDAQ Global Select Market, with respect to the composition of our board of directors that we are exempt from due to our "controlled company" status.

        To the extent we choose to follow home country practice in the future, you may be afforded less protection than you otherwise would enjoy under the NASDAQ Global Select Market corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic reporting companies, including:

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  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q and current reports on Form 8-K;

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  the provisions of the Exchange Act regulating the solicitation of proxies for annual and other meetings of shareholders;

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  the provisions of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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  the rules under Regulation FD governing selective disclosure of material nonpublic information.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases distributed pursuant to the rules of the NASDAQ Global Select Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic reporting companies. As a result, you may not be afforded the same protections or be provided with the same information that would be made available to you were you investing in a U.S. domestic reporting company.

The obligation to disclose information publicly may put us at a disadvantage relative to competitors that are private companies.

        Upon completion of this offering, we will be a public company and, as such, will be subject to public disclosure obligations, including as part of our reporting obligations to the SEC in periodic reports. This means that we will be providing financial and other information that we would not be required to disclose were we a private company. Many of our competitors are private companies and all our competitors will have access to information we make public, which otherwise would be confidential. These disclosures could give competitors advantages in competing with us. To the extent compliance with our reporting obligations decreases our competitiveness, our public company status could affect our business, prospects and results of operations.

Risks Related to this Offering and our ADSs

An active public trading market for our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        Our ADSs have been approved for listing on the NASDAQ Global Select Market. We have no current intention to seek a listing for our Class A ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for our ADSs or Class A ordinary shares underlying our ADSs, and we cannot assure you that a liquid public market for our ADSs will develop. If an active trading market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and the price at which our ADSs trade after the completion of this offering may decline below the initial public offering price. As a result, investors in our ADSs may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs is likely to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations similar to ours that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons, including:

  •
  variations in our revenue, operating costs and expenses, earnings and cash flow, including due to the cyclicality and seasonality inherent in our results of operations;

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  concerns over actual or perceived competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our content, our business model, our services, our industry or one or more sports categories with which we are involved;

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  announcements of new regulations, rules or policies relevant for our business;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and trading price of our ADSs. In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, results of operations, financial condition or prospects.

Under our dual-class share structure with different voting rights, Dalian Wanda GCL, our controlling shareholder, will have complete control of the outcome of matters put to a vote of shareholders, which will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and our ADSs may view as beneficial.

        Following completion of this offering, Dalian Wanda GCL will indirectly hold 100% of our Class B ordinary shares, which entitle their holders to four votes per share (compared with one vote per Class A ordinary share), representing 88.15% of our total voting power assuming the underwriters do not exercise their over-allotment option, or 86.59% of our total voting power, if the underwriters exercise their over-allotment option in full. See "Principal and Selling Shareholders."

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of our ADSs for a return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends on our ordinary shares in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Hong Kong law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after the completion of this offering or even maintain the price at which you purchased our ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution, and may experience further dilution if we issue additional shares in the future in connection with future acquisitions, any share incentive or share option plan.

        If you purchase ADSs in this offering, you will pay more for the ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$19.25 per ADS. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

        We may seek to raise financing to fund future acquisitions and other growth opportunities. We may, for these and other purposes (such as in connection with share incentive and share option plans), issue additional equity or convertible equity securities, which may cause you to experience further dilution in your percentage ownership.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price and trading volume for our ADSs could decline.

        The trading market for our ADSs will be influenced by research or reports that securities or industry analysts publish about our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline significantly.

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other shareholders may disagree.

        We intend to use the net proceeds of this offering to repay a certain portion of our indebtedness, to fund strategic initiatives and for general corporate purposes. See "Use of Proceeds." Other than the repayment of a certain portion of our indebtedness, which we are required to do under the terms of such indebtedness, we will have significant flexibility and broad discretion in applying the balance of the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of our ADSs, ordinary shares or other equity securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. Upon completion of this offering, we will have 199,331,173 ordinary shares outstanding, including 50,000,001 Class A ordinary shares represented by ADSs, assuming the underwriters do not exercise their option to purchase additional shares. All ADSs representing our ordinary shares sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act.

        The sale of a substantial number of ordinary shares by our controlling shareholder or the co-investors in the public market after the lock-up restrictions in the Underwriting Agreement expire, or the perception that these sales may occur, may depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. Certain holders of our ordinary shares will have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly.

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are incorporated in Hong Kong. Most of our directors and many of our executive officers reside outside the United States and a substantial portion of our and their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the event that you believe that your rights have been infringed under the federal securities laws of the United States or otherwise. Even if you are successful in bringing an action of this kind, the laws of Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of China, see "Enforceability of Civil Liabilities."

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the ordinary shares underlying the ADSs.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the ordinary shares underlying the ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying the ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. For the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the ordinary shares underlying the ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. The depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying the ADSs are voted and you may have no legal remedy if the shares underlying the ADSs are not voted as you requested.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing our ADSs provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and our ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in our ADSs.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or our ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Techniques employed by short sellers may drive down the trading price of our ADSs.

        Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify forward-looking statements by words or phrases such as "may," "might," "will," "should," "estimate," "is/are likely to," "potential," "project," "plan," "anticipate," "expect," "intend," "outlook," "believe" and other similar expressions. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and strategies;

  •
  the expected growth in our industry;

  •
  our expectations regarding our ability to attract rights-in partners and monetize their rights through rights-out arrangements;

  •
  our future business development, results of operations and financial condition;

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  competition in our industry;

  •
  our proposed use of proceeds from this offering;

  •
  general economic and business conditions; and

  •
  assumptions underlying or related to any of the foregoing.

        We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you are cautioned not to place undue reliance on forward-looking statements, which relate only to events or information as of the date on which the statements are made and involve various risks and uncertainties. Our forward-looking statements do not reflect the potential impact of any future acquisitions or investments we may make.

        This prospectus also contains certain data and information that we obtained from various government and private publications, including the Frost & Sullivan report. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rates projected by market data, or at all.

        Failure of our industry to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, due to the significant changes affecting the sports ecosystem, projections or estimates about our business and financial prospects involve significant risks and uncertainties. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$244.8 million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$13.50 per ADS, the midpoint of the range shown on the front cover page of this prospectus. We will not receive any of the proceeds from the sale of the ADSs being sold by the selling shareholders.

        We intend to use the net proceeds of this offering to repay US$200 million principal amount of a loan borrowed under a 364-day term loan facility (and pay related costs), the proceeds of which loan had been used to repay US$350 million (€311.7 million) of the US$400 million (€356.2 million) inter-group promissory note issued as part of the group restructuring. The loan being repaid in part bears interest at 11.5% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—364-day term loan facility of Wanda Sports Group Company Limited." We expect to use the balance to fund strategic investments and for general corporate purposes. In line with our growth strategies, while we have not identified specific strategic investment opportunities, we may use such proceeds, for example, in connection with opportunities that we believe will help broaden our customer base, expand our service offerings, grow the number of our events or otherwise benefit our business.

        Pending the use of the balance of the net proceeds, we plan to invest that balance in short-term, interest-bearing, debt instruments or demand deposits.

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$13.50 per ADS, the midpoint of the range shown on the front cover page of this prospectus and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, would increase (decrease) our net proceeds from this offering by US$18.8 million, assuming the number of Class A ordinary shares offered by us remains the same.

        We may also increase or decrease the number of Class A ordinary shares we are offering in the form of ADSs. An increase (decrease) of 1,000,000 Class A ordinary shares offered by us would increase (decrease) our net proceeds from this offering by US$8.5 million, assuming the public offering price per Class A ordinary share remains the midpoint of the range shown on the front cover page of this prospectus. The information on net proceeds payable to us discussed above is illustrative only and will adjust based on the actual initial public offering price, the actual number of Class A ordinary shares offered by us in the form of ADSs, and other terms of this offering determined at pricing.

 DIVIDEND POLICY

        We currently have no plan to declare or pay any dividends in the near future on our ordinary shares.

        We are a holding company incorporated in Hong Kong. We rely on dividends from our subsidiaries, principally Infront, for our cash requirements, including any payment of dividends to our shareholders. Our subsidiaries are subject to the laws and regulations applicable to them and their articles of association in declaring and paying dividends to us. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See "Risk Factors—Risks Related to our Operations in China—Risks Related to Our VIE Arrangements—We are subject to Chinese foreign exchange controls that could limit our access to cash from our operations in China." We currently are subject to restrictions on our ability to pay dividends under our debt instruments.

        Were we able to declare dividends, such dividends could only be paid by us out of our distributable profits (that is, our accumulated realized profits less our accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of our share capital. To the extent profits are distributed as dividends, such portion of profits will not be available to be reinvested in our operations. See "Description of Share Capital." Dividends must be paid in accordance with the procedures and requirements specified in our Articles of Association. When recommending dividends, our directors must act in the general interest of all classes of shareholders and must not favor any one class at the expense of another in accordance with Hong Kong law. The payment and the amount, form and frequency of any future dividends will depend on our results of operations, cash flows, financial condition, statutory, regulatory and contractual restrictions on the payment of dividends by us, future prospects and other factors that our directors may consider relevant.

        Our board of directors has discretion as to whether to distribute dividends and determine new dividend policies, subject to certain requirements of Hong Kong law. Holders of our ordinary shares will be entitled to receive dividends pro rata according to the amounts paid up or credited as paid up on the ordinary shares. Holders of our ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as holders of our Class A ordinary shares, less the fees and expenses payable under the deposit agreement. If we pay any cash dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary will then pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. If cash dividends will be paid to the depositary in a currency other than U.S. dollars and, except as otherwise described under "Description of American Depositary Shares—Limitations on Obligations and Liability," they will be converted by the depositary into U.S. dollars and paid to holders of ADSs after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2019, presented on:

  •
  an actual basis using the same basis of presentation as for the audited consolidated financial statements as set forth in Note 2.1 of our audited consolidated financial statements; and

  •
  on an as adjusted basis to give effect to the issuance and sale by us of 30,000,000 Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$13.50 per ADS, the midpoint of the estimated range of the initial public offering price set forth on the cover page, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the use of US$200 million for the repayment of a term loan. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—364-day term loan facility of Wanda Sports Group Company Limited."

        The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes that are included elsewhere in this prospectus.

	As of March 31, 2019 (unaudited)
	Actual		As adjusted
	US$	€	US$	€
	(in '000s)
Total interest-bearing liabilities(1)	1,126,081	1,002,922	926,081	824,796
Shareholders' (deficit)/equity
Share capital	1,707,572	1,520,816	1,707,572	1,520,816
Reserves	(1,098,372)	(978,244)	(846,618)	(754,024)
Accumulated deficit	(243,003)	(216,426)	(243,003)	(216,426)
Non-controlling interests	492	438	492	438
Total shareholders' (deficit)/equity(2)	366,689	326,584	618,443	550,804

Total capitalization(2)	1,492,770	1,329,506	1,544,524	1,375,600

(1)
Total interest-bearing liabilities includes the loans and borrowings set forth in Note 14 of our interim condensed consolidated financial statements.

(2)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 change in the assumed initial public offering price of US$13.50 per ADS, the midpoint of the estimated range of the initial public offering price set forth on the cover page, would, in the case of an increase, increase and, in the case of a decrease, decrease each of total shareholders' deficit and total capitalization by US$18.8 million.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our negative net tangible book value as of March 31, 2019 was US$1 billion, or negative US$6.00 per ordinary share as of that date and negative US$9.00 per ADS. Net tangible book value represents the amount of our total consolidated assets (excluding intangible assets and goodwill), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$13.50 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-Class A ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Without taking into account any other changes in net tangible book value after March 31, 2019, other than to give effect to our issuance and sale of the ADSs offered in this offering at the assumed initial public offering price of US$13.50 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted negative net tangible book value as of March 31, 2019 would have been US$764 million, or negative US$3.83 per ordinary share and negative US$5.75 per ADS. This represents an immediate increase in net tangible book value of US$2.17 per ordinary share and US$3.25 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$12.83 per ordinary share and US$19.25 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per ordinary share		Per ADS
Assumed initial public offering price	US$	9.00	US$	13.50
Net tangible book value as of March 31, 2019	US$	(6.00)	US$	(9.00)
Pro forma as adjusted net tangible book value after giving effect to this offering	US$	(3.83)	US$	(5.75)
Amount of dilution in net tangible book value to new investors in this offering	US$	12.83	US$	19.25

        A US$1.00 increase (decrease) in the assumed public offering price of US$13.50 per ADS, the midpoint of the estimated range of the initial public offering price, would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$18.8 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.09 per ordinary share and US$0.14 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.58 per ordinary share and US$0.86 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

        The discussion and table above does not reflect the exercise of any share options granted or to be granted under the Management Equity Incentive Plan. As of the date of this prospectus, there are 4,804,930 Class A ordinary shares issuable upon exercise of share options at an exercise price of US$0.01 per share. To the extent that any of these options or options granted after completion of this offering are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

        Our reporting currency is euro. This prospectus contains translations of euro amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of euro into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from euro to U.S. dollars and from U.S. dollars to euro in this prospectus were made at a rate of €0.8729 to US$1.00, the exchange rate on December 31, 2018 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. All translations from euro to U.S. dollars and from U.S. dollars to euro in this prospectus as of and for the three months ended March 31, 2019 were made at a rate of €0.8906 to US$1.00, the exchange rate on March 29, 2019 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any euro or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or euro, as the case may be, at any particular rate, the rates stated below, or at all.

        The following table sets forth information concerning exchange rates between the euro and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

Period	Period end	Average	Low	High
	(euro per US$1.00)
2014	0.8264	0.7520	0.8264	0.7180
2015	0.9209	0.9012	0.9502	0.8323
2016	0.9477	0.9033	0.9638	0.8684
2017	0.8318	0.8849	0.9601	0.8305
2018	0.8729	0.8462	0.8864	0.8007
2019	0.8788	0.8783	0.8875	0.8677
January	0.8731	0.8758	0.8832	0.8677
February	0.8788	0.8811	0.8875	0.8715
March	0.8906	0.8853	0.8917	0.8790
April	0.8928	0.8902	0.8846	0.8977
May	0.8969	0.8939	0.8780	0.8892
June	0.8792	0.8853	0.8932	0.8777

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in Hong Kong, and many of our directors and executive officers and some of the experts named in this document live outside the United States, principally in Europe and China, and all or a substantial portion of the assets of such persons are or may be located outside the United States. A substantial portion of our assets are located outside the United States, including in Europe and China. As a result, you may not be able to:

  •
  effect service of process upon us or these persons within the United States; or

  •
  enforce against us or these persons in the United States courts, judgments obtained in United States courts including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state of the United States.

        Our Hong Kong counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, and our PRC counsel, Jingtian & Gongcheng Attorneys at Law, have advised us that there is doubt as to whether Hong Kong or PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        In addition, Jingtian & Gongcheng Attorneys at Law, our PRC counsel, has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or most other members of the Organization for Economic Cooperation and Development that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments. Under the PRC Civil Procedures law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or our ordinary shares.

        Our Hong Kong counsel also advised us that in Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, will not be enforced by the Hong Kong courts under the statutory regime. In addition, the Supreme People's Court of the PRC and the Government of Hong Kong have entered into the "Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region pursuant to Choice of Court Agreements between Parties Concerned," or the Arrangement. The Mainland Judgements (Reciprocal Enforcement) Ordinance gave effect to the Arrangement and is a registration scheme for recognition and enforcement of PRC judgements based on reciprocity. Other than the

Arrangement, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign judgments. Accordingly, any judgments rendered by a court in the United States will need to be enforced under common law. In order to enforce a foreign judgment under common law in Hong Kong, the judgment must meet certain criteria before it can be enforced, such as the judgment being final and conclusive.

        We have appointed WEH as our agent to receive service of process with respect to any action brought against us under the securities laws of the United States.

 CORPORATE HISTORY AND STRUCTURE

Our History

Acquisition by, and Relationship with, our Controlling Shareholder

        We form part of a group of companies affiliated with Dalian Wanda GCL and conduct its sport-related businesses. In 2015, Wanda Culture, a subsidiary of our controlling shareholder, Dalian Wanda GCL, acquired Infront, headquartered in Zug, Switzerland, and WEH, headquartered in Tampa, Florida, and established WSC, headquartered in Beijing, China, to provide a flagship sports events, media and marketing platform in China. See "Business—Our History" for further information of the history of Infront, WEH and WSC.

        See "Related Party Transactions" for a description of transactions with entities in the Dalian Wanda Group and "Risk Factors—Risks Related to Our Relationship with Dalian Wanda Group" for risks relating our relationship with Dalian Wanda Group.

Establishment of Holding Company and Group Restructuring

        We were formed in 2018 as a wholly-owned subsidiary of our direct shareholder, Infront International Holdings AG, to enable Wanda Culture to spin off and take public Infront, WEH and WSC. In the first half of 2019, in preparation for this offering, Wanda Culture caused us and various other entities under its common control to undertake a series of transactions to create our current structure, which included the key steps set out below. Prior to these transactions, and as a result of the acquisition of Infront and WEH and the establishment of WSC, Wanda Culture and its affiliates controlled Infront through a Cayman Islands holding company, Wanda Sports & Media Co. Limited (at that time owned 75.39% by Wanda Sports & Media (Hong Kong) Holding Co. Limited and 24.61% by the co-investors), and controlled 100% of WEH and of WSC. The key steps of the transactions completed earlier this year were the following:

  •
  Infront International Holdings AG contributed its shares in Infront Holding AG to us in exchange for shares in us, by which we acquired 94.3% interest in Infront Holding AG;

  •
  Wanda Sports & Media (Hong Kong) Holding Co. Limited contributed to us shares of Infront Holding AG it had acquired or had agreed to acquire after this offering from certain management members of Infront Holding AG, in exchange for shares in us, by which we acquired or agreed to acquire 100% of the issued shares of Infront Holding AG and any new shares issued by Infront Holding AG upon exercise of certain options held by certain management members of Infront;

  •
  Wanda Sports & Media (Hong Kong) Holding Co. Limited contributed to us its shares of Wanda Sports Holdings (USA) Inc., which owns 100% of WEH, in exchange for shares in us and the inter-group promissory note issued by us in the amount of US$400 million (€356.2 million), by which we acquired WEH;

  •
  our indirect wholly-owned subsidiary Infront Sports & Media (China) Co., Ltd., entered into contractual arrangements (an exclusive call option contract, an exclusive services agreement, powers of attorney and a pledge contract) with Wanda Sports Co., Ltd., which is our VIE, and its shareholders, by which we acquired effective control of, and now receive substantially all the economic benefits of, WSC;

  •
  we issued shares to Wanda Sports & Media (Hong Kong) Holding Co. Limited; and

  •
  the co-investors exchanged their shares in the Cayman Islands incorporated holding company for some of our shares acquired by Wanda Sports & Media (Hong Kong) Holding Co. Limited in the steps above, as a result of which the co-investors became direct shareholders of ours.

        As a result of the foregoing,

  •
  we issued 169,331,173 Class B ordinary shares, with those Class B ordinary shares acquired by the co-investors automatically converted into Class A ordinary shares; and

  •
  Wanda Sports & Media (Hong Kong) Holding Co. Limited became our principal shareholder, directly holding and beneficially owning a 32.33% economic interest in us and, through its wholly-owned subsidiary, Infront International Holdings AG, indirectly holding and beneficially owning a 54.46% economic interest in us (giving Dalian Wanda GCL, through our principal shareholder, beneficial ownership of shares representing a 86.79% economic interest in us) and the co-investors (in the aggregate) directly holding and beneficially owning shares representing a 13.21% economic interest in us.

        The following table sets forth the beneficial ownership of our outstanding Class A ordinary shares and Class B ordinary shares immediately before this offering (excluding any Class A ordinary shares (up to 5% of the total number of outstanding shares on a fully-diluted basis) underlying options granted prior to, or to be granted within 30 days after, the completion of this offering):

	Ordinary shares beneficially owned immediately prior to this offering			Voting power beneficially owned prior to this offering
	Class A	Class B	% of class	%
Dalian Wanda GCL(1)	—	146,967,707	86.79	96.34
Co-investors (in the aggregate)	22,363,466	—	13.21	3.66

(1)
Controlled by Mr. Jianlin Wang

Corporate Structure

        The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, immediately prior to this offering.

(1)
Directly owned by Dalian Wanda GCL, which is controlled by Mr. Jianlin Wang.

(2)
Wanda Sports & Media (Hong Kong) Holding Co. Ltd. owns 100% of the issued shares of Wanda Sports & Media Co. Limited, a Cayman Islands company, which owns all of the issued shares of Wanda Sports & Media (Hong Kong) Co. Limited, a Hong Kong company, which owns all of the equity interest in Wanda Sports Industry (Guangzhou) Co., Ltd., a PRC company, which in turns owns all of the issued shares of Infront International Holdings AG (other than treasury shares).

(3)
Represents the percentage of the total voting power based on ownership of outstanding ordinary shares (including Class A ordinary shares and Class B ordinary shares). Following completion of the offering (assuming the underwriters do not exercise their over-allotment option), the percentage of the voting power of Wanda Sports & Media (Hong Kong) Holding Co. Limited, Infront International Holdings AG and the co-investors (in the aggregate) will be 25.43%, 62.72% and 3.35%, respectively. Immediately prior to completion of this offering, Wanda Sports & Media (Hong Kong) Holding Co. Limited, our principal shareholder, will directly hold and beneficially own a 32.33% economic interest in us and, through its wholly-owned subsidiary, Infront International Holdings AG, indirectly hold and beneficially own a 54.46% economic interest in us and the co-investors (in the aggregate) will directly hold and beneficially own shares representing a 13.21% economic interest in us. Following completion of this offering (assuming the underwriters do not exercise their over-allotment option), Wanda Sports & Media (Hong Kong) Holding Co. Limited, our principal shareholder, will directly hold and beneficially own a 18.76% economic interest in us and, through its wholly-owned subsidiary, Infront International Holdings AG, indirectly hold and beneficially own a 46.26% economic interest in us and the co-investors (in the aggregate) will directly hold and beneficially own shares representing a 9.89% economic interest in us.

(4)
Entities associated with IDG Capital as well as Orient Pearl Media Sports Holdings Limited, Shengke Limited, China Point Special Situations Fund and Zhu Xiang International Investment Limited.

(5)
Based on contractual arrangements.

(6)
Including shares of Infront Holding AG to be acquired by Wanda Sports & Media (Hong Kong) Holding Co. Ltd. from certain management members of Infront Holding AG and contributed to us without any additional consideration.

Contractual Arrangements with our VIE and its Shareholders

        While the revenue contribution of our operations in China is relatively small, we expect to grow our presence in China and hence our revenue from China over time.

        Due to foreign investment restrictions in the PRC and other regulatory considerations, we conduct certain business activities in China through our VIE, and its subsidiaries, based on a series of contractual arrangements. As a result of these contractual arrangements, we exert effective control over our VIE and consolidate its and its subsidiaries' operating results in our consolidated financial statements under IFRS. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our business operations in the PRC and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For details of these and other risks associated with our corporate structure and contractual arrangements with our VIE, see "Risk Factors—Risks Related to Our Corporate Structure" and "Risk Factors—Risks Related to our Operations in China—Risks Related to our VIE Arrangements."

        We summarize below the contractual arrangements by and among Infront China, our VIE and its shareholders. For the complete text of these contractual arrangements, see the copies filed as exhibits to the registration statement on Form F-1 filed with the SEC of which this prospectus forms a part. In the opinion of Jingtian & Gongcheng Attorneys at Law, our PRC counsel:

  •
  the ownership structures of our VIE and Infront China, both currently and immediately after giving effect to this offering, do not and will not contravene any PRC law or regulation currently in effect; and

  •
  the contractual arrangements among Infront China, our VIE and its shareholders, which are governed by the laws of the PRC, are valid and binding upon each party to such arrangements and are enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

        There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. We have been further advised by our PRC counsel that if the PRC government were to find that the contractual arrangements do not comply with applicable restrictions, including restrictions on foreign investment, or if the PRC government were to otherwise find that we, our VIE, or our or its respective subsidiaries are in violation of PRC law or regulations or lack the necessary permits or licenses to operate our business in China, we could be subject to severe penalties, including being prohibited from continuing operating the businesses currently operated by our VIE and its subsidiaries in China.

Pledge Contract

        Pursuant to the pledge contract dated March 14, 2019 by and among Infront China, our VIE and its shareholders, the shareholders of our VIE pledged all of their equity interests in our VIE to Infront China, to secure our VIE's and its shareholders' performance of their respective obligations under, where applicable, the exclusive call option agreement, exclusive services agreement and powers of attorney (described below). Such pledge of equity interests in our VIE has been registered under PRC law. If our VIE or any of its shareholders breaches its contractual obligations under these agreements, Infront China will be entitled to certain rights, including but not limited to the rights to auction or privately sell the pledged equity interests. Without the prior written consent of Infront China, the shareholders of our VIE may not transfer the pledged equity interests, or place or permit the existence of any other encumbrance on the pledged equity interests.

Exclusive Call Option Contract

        Pursuant to the exclusive call option contract dated March 14, 2019 by and among Infront China, our VIE and its shareholders, the shareholders of our VIE granted Infront China an irrevocable and exclusive right to purchase, or to designate one or more persons to purchase, all or part of the equity interests held by the shareholders of our VIE at a price equals to the lower of (i) the actual capital contributions paid in the portion of the registered capital by the relevant shareholder for the equity interests to be purchased and (ii) the lowest price permitted under PRC law. Without the prior written consent of Infront China, the shareholders of our VIE may not transfer their equity interests in our VIE, or create any other encumbrance on their equity interests in our VIE.

Exclusive Services Agreement

        Pursuant to the exclusive services agreement dated March 14, 2019 by and between Infront China and our VIE, our VIE engaged Infront China as the exclusive provider of specified business support and technical and consulting services. Our VIE may not accept the same or similar services provided by any third party during the term of the agreement. Infront China is permitted to engage other persons to perform the services contemplated by the agreement. Our VIE agrees to pay to Infront China specified service fees equal to the sum of 100% of the net profit of our VIE (the amount can be adjusted by consent of Infront China) on an annual basis.

Powers of Attorney

        Pursuant to the respective powers of attorney dated March 14, 2019 issued by each shareholder of our VIE, each shareholder of our VIE irrevocably authorized Infront China to act on such shareholder's behalf as his/her exclusive agent and attorney with respect to all matters concerning such shareholder's shareholding in our VIE.

SELECTED CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

        The following selected consolidated statements of operations data for the years ended December 31, 2018, 2017 and 2016, the selected consolidated balance sheet data as of December 31, 2018 and 2017, and the selected consolidated cash flow data for the years ended December 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with IFRS. The following selected consolidated statements of operations data for the three months ended March 31, 2019 and 2018, the selected consolidated balance sheet data as of March 31, 2019 and the selected consolidated cash flow data for the three months ended March 31, 2019 and 2018 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared in accordance with IAS 34. Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        We have omitted from this prospectus selected consolidated financial data for the years ended December 31, 2015 and December 31, 2014 as we consider such information cannot be provided without unreasonable effort or expense. As a result of the group restructuring, Wanda Sports Group Company Limited became our holding company and the financial statements as of and for the year ended December 31, 2017 are the first consolidated financial statements to have been prepared by us (and the first to be prepared in accordance with IFRS).

Selected Consolidated Statement of Profit or Loss Data:

        The following table presents our selected consolidated profit or loss data for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s, except for per share data)	(€ '000s, except for per share data)		(US$ '000s, unless indicated otherwise and except for per share data)	(€ '000s, unless indicated otherwise and except for per share data)
Revenue	275,781	245,619	234,104	1,293,595	1,129,186	954,598	877,247
Cost of sales	(208,281)	(185,501)	(152,479)	(875,001)	(763,793)	(624,093)	(599,980)

Gross profit(1)	67,500	60,118	81,625	418,594	365,393	330,505	277,267

Personnel expenses	(37,539)	(33,433)	(33,138)	(165,462)	(144,433)	(135,105)	(115,213)
Selling, office and administrative expenses	(14,244)	(12,686)	(12,343)	(59,620)	(52,043)	(54,710)	(53,529)
Depreciation and amortization	(8,814)	(7,850)	(7,567)	(37,628)	(32,846)	(22,129)	(22,142)
Impairment of goodwill	—	—	—	—	—	—	(74,010)
Other operating income/(expense), net	1,136	1,012	(17,301)	(30,703)	(26,801)	2,882	6,821
Finance costs	(11,634)	(10,362)	(13,005)	(61,531)	(53,711)	(53,300)	(44,761)
Finance income	731	651	5,838	13,566	11,842	27,871	15,950
Share of profit/(loss) of associates and joint ventures	154	137	(316)	6,376	5,566	509	393

Profit/(loss) before tax	(2,710)	(2,413)	3,793	83,592	72,967	96,523	(9,224)

Income tax	(6,987)	(6,223)	8	(21,715)	(18,955)	(17,731)	(20,021)

Profit/(loss) for the period	(9,697)	(8,636)	3,801	61,877	54,012	78,792	(29,245)

Gross margin(2) (%)	24.5	24.5	34.9	32.4	32.4	34.6	31.6
Earnings/(loss) per share
Basic	(0.06)	(0.05)	0.02	0.35	0.31	0.46	(0.17)
Diluted	(0.06)	(0.05)	0.02	0.34	0.30	0.44	(0.17)

(1)
Cyclicality driven by the timing cycle of sports events has a significant impact on the comparability of our results from one period to the next. In 2018, both total revenue and total cost of sales were impacted due to media production activities in connection with the 2018 FIFA World Cup Russia™ accounted for in our DPSS segment. These activities are undertaken pursuant to our cost-plus contractual model under which both revenue and costs are fully accounted for in our consolidated statement of profit or loss, including reimbursement revenues and reimbursement costs. Reimbursement revenues represent revenue that has associated costs of a similar, generally matching, amount (reimbursement costs), thereby resulting in a negligible gross margin impact. The negligible gross margin impact from reimbursement revenues and reimbursement costs (as opposed to a zero gross margin impact as may be otherwise expected) is due to temporary timing differences mainly resulting from foreign exchange effects on invoice settlements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information including the amounts of reimbursement revenues and reimbursement costs for the three months ended March 31, 2019 and 2018 and each of 2018, 2017 and 2016.

(2)
Represents gross profit as a percentage of total revenue for the relevant period.

Selected Consolidated Balance Sheet Data:

        The following table presents our selected consolidated balance sheet data as of the dates indicated.

	As of March 31,		For the year ended December 31,
	2019		2018	2018	2017
	(US$ '000s)	(€ '000s)	(US$ '000s)	(€ '000s)
Cash and cash equivalents	209,671	186,739	202,826	177,048	230,419
Trade and other receivables	326,124	290,456	343,563	299,898	276,153
Accrued income	11,131	9,914	7,417	6,474	60,279
Contract assets	55,238	49,197	45,496	39,714	—
Inventories	9,045	8,056	6,799	5,935	2,969
Income tax receivables	3,112	2,772	10,100	8,816	5,203
Other assets	92,882	82,723	93,436	81,561	79,443

Total current assets	707,203	629,857	709,637	619,446	654,466

Long-term receivables	8,143	7,252	7,184	6,271	24,701
Investments in associates and joint ventures	6,367	5,671	6,359	5,551	1,281
Property, plant and equipment	30,020	26,737	29,841	26,048	23,810
Contract right use of assets	38,769	34,529	41,000	35,789	—
Intangible assets	487,378	434,074	485,148	423,488	408,987
Goodwill	895,131	797,231	775,945	677,326	639,531
Contract assets	10,402	9,264	10,399	9,077	—
Accrued income	—	—	—	—	300
Deferred tax assets	28,955	25,788	28,138	24,562	13,990
Other assets	64,981	57,874	62,953	54,953	55,297

Total non-current assets	1,570,146	1,398,420	1,446,967	1,263,065	1,167,897

Total assets	2,277,349	2,028,277	2,156,604	1,882,511	1,822,363

Trade and other payables	151,644	135,059	935,326	816,451	765,730
Interest-bearing liabilities	421,360	375,276	29,198	25,487	1,668
Lease liabilities	11,566	10,301	11,299	9,863	—
Accrued expenses	81,898	72,941	95,676	83,516	101,352
Deferred income	1,052	937	8	7	192,718
Contract liabilities	244,542	217,797	212,716	185,681	—
Other liabilities	27,619	24,598	19,586	17,097	7,054
Income tax payable	29,581	26,346	35,524	31,009	19,071
Provisions	8,326	7,415	3,917	3,419	6,971

Total current liabilities	977,588	870,670	1,343,250	1,172,530	1,094,564

Interest bearing liabilities	704,721	627,646	613,618	535,630	596,163
Lease liabilities	30,932	27,549	33,040	28,841	—
Accrued expenses	5,548	4,941	5,660	4,941	322
Deferred income	—	—	11	10	18,160
Contract liabilities	24,995	22,261	15,448	13,485	—
Deferred tax liabilities	94,158	83,860	95,017	82,941	82,408
Provisions	4,592	4,090	9,825	8,576	9,501
Long-term payroll payable	14,235	12,678	14,629	12,770	10,543
Other liabilities	53,892	47,998	36,434	31,802	70,075

Total non-current liabilities	933,073	831,023	823,682	718,996	787,172

Total liabilities	1,910,661	1,701,693	2,166,932	1,891,526	1,881,736

	As of March 31,		For the year ended December 31,
	2019		2018	2018	2017
	(US$ '000s)	(€ '000s)	(US$ '000s)	(€ '000s)
Share capital	1,707,572	1,520,816	1,742,247	1,520,816	1,520,816
Reserves	(1,098,372)	(978,244)	(1,514,122)	(1,321,685)	(1,327,247)
Accumulated deficit	(243,003)	(216,426)	(237,788)	(207,566)	(247,533)

Equity/(deficit) attributable to equity holders of the parent	366,197	326,146	(9,663)	(8,435)	(53,964)
Non-controlling interests	491	438	(665)	(580)	(5,409)

Total equity/(deficit)	366,688	326,584	(10,328)	(9,015)	(59,373)

Total liabilities and equity	2,277,349	2,028,277	2,156,604	1,882,511	1,822,363

Selected Consolidated Cash Flow Data:

        The following table presents our selected consolidated cash flow data for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s)	(€ '000s)		(US$ '000s)	(€ '000s)
Selected Consolidated Cash Flow Data
Net cash flows from/(used in) operating activities	(33,557)	(29,887)	17,909	76,284	66,588	145,678	43,596
Net cash flows from/(used in) investing activities	(93,335)	(83,127)	(12,613)	(65,437)	(57,120)	(104,142)	(350,326)
Net cash flows from/(used in) financing activities	134,330	119,638	(244)	(74,979)	(65,449)	76,976	332,397

Net increase/(decrease) in cash and cash equivalents	7,438	6,624	5,052	(64,132)	(55,981)	118,512	25,667

Cash and cash equivalents at beginning of year	198,789	177,048	230,419	263,970	230,419	124,344	105,975
Effect of foreign exchange rate changes, net	3,444	3,067	(2,359)	2,990	2,610	(12,437)	(7,298)

Cash and cash equivalents at end of year	209,671	186,739	233,112	202,828	177,048	230,419	124,344

Non-IFRS Financial Measures:

        We use EBITDA and Adjusted EBITDA, each a non-IFRS financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that these measures help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in our profit/(loss) from operations and net profit/(loss). We believe that EBITDA and Adjusted EBITDA each provide useful information about our results of operations, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        These non-IFRS financial measures should not be considered in isolation or construed as an alternative to profit/(loss) from operations and net profit/(loss) or any other measure of performance, or as an indicator of our operating performance. Investors are encouraged to review EBITDA, Adjusted EBITDA and the reconciliation to the most directly comparable IFRS measure as set forth below. EBITDA and Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The following table shows the reconciliation of EBITDA and Adjusted EBITDA to our profit/(loss) of the period for the periods indicated. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Measures" for explanatory footnotes under the table.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s)	(€ '000s)		(US$ '000s)	(€ '000s)
Profit/(Loss) for the period	(9,697)	(8,636)	3,801	61,876	54,012	78,792	(29,245)
Income tax	6,987	6,223	(8)	21,715	18,955	17,731	20,021
Net interest expense	7,942	7,073	6,132	28,167	24,587	24,778	25,663
Depreciation and amortization	8,814	7,850	7,567	37,628	32,846	22,129	22,142

EBITDA	14,046	12,510	17,492	149,386	130,400	143,430	38,581

Goodwill impairment loss(1)	—	—	—	—	—	—	74,010
Share-based compensation(2)	2,312	2,059	3,403	9,993	8,723	16,377	7,127
Expenses or charges relating to acquisitions(3)	333	297	1,641	5,791	5,055	6,606	4,961
Expenses or charges relating to IPO or financing(4)	1,088	969	198	4,411	3,850	505	813
Restructure and disposal of investments / subsidiaries(5)	—	—	—	—	—	3,363	4,703
Profit or loss from termination of customers(6)	—	—	(98)	2,209	1,928	430	(586)
Change in fair value of investments(7)	—	—	48	510	445	(290)	(178)
Bad debt expenses relating to specific customer(8)	—	—	17,519	31,071	27,122	—	—
Losses/(gains) on foreign exchange and derivatives, and other financial charges(9)	2,961	2,638	1,035	19,798	17,282	651	3,148
Estimated client compensation relating to fraudulent activities(10)	6,737	6,000	—	—	—	—	—

Adjusted EBITDA	27,477	24,473	41,238	223,169	194,805	171,072	132,579

(1)
Represents goodwill relating to the acquisition of WEH. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Other Factors Affecting our Results of Operations across Segments—Goodwill impairment."

(2)
Share-based compensation has been excluded as it is a non-cash expense. Our adjustment removes all of the historical share-based compensation for employees.

(3)
Represents expenses incurred for professional fees such as legal counsel, auditors, underwriters, valuation experts and consultants in respect of strategic acquisitions in our mass participation sports business, including Lagardère Unlimited Events AG in 2016 and Competitor Group Holdings, Inc., or CGI, in 2017.

(4)
Represents professional fees of legal counsel, auditors and valuation experts.

(5)
Represents expenses or costs incurred in the restructuring and disposal of investments and subsidiary companies. Following our acquisitions of Infront and WEH, we went through a restructuring process which involved divestment of certain investments and subsidiaries. Following the acquisition of CGI in 2017, WEH undertook a similar process. While event and contract performance reviews are performed as a normal course of business, these larger restructuring processes are considered non-recurring.

(6)
Eliminates the impact from the extraordinary loss of certain rights-in partners following their insolvency.

(7)
Eliminates the net investment loss on investments.

(8)
Eliminates expenses reflecting expected credit losses in trade account receivables that we had outstanding from a sports marketing and media rights firm (MP & Silva) as well as contract assets, as a result of the initiation of MP & Silva's insolvency process.

(9)
Represents the losses/(gains) on foreign exchange, derivative financial instruments at fair value through profit or loss, termination of the cross currency swap and other financial charges.

(10)
Represents the amount estimated to be paid by Infront as compensation in connection with fraudulent activities presumably undertaken by a former senior employee of Infront, for which we have taken a revenue deduction in the three months ended March 31, 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting."

Key Operating Data:

        The following table presents our key operating data for the periods indicated.

	For the year ended December 31,
	2018	2017	2016
Mass Participation(1)
Number of events	326	266	232
Total number of gross-paid athletes ('000s)	1,322	986	640
Average revenue per gross-paid athlete(2) (€)	110	129	158
Average other revenue per event(3) (€ '000s)	424	466	410
Spectator Sports
Number of projects	103	112	102
Average revenue per project (€ '000s)	5,086	4,885	5,272
DPSS
Number of media production and sports solutions projects	44	44	41
Average revenue per media production and sports solutions project(4) (€ '000s)	6,731	3,066	3,064
Number of digital media partners	42	43	48
Average revenue per digital media partner (€ '000s)	598	493	365

(1)
Changes in our Mass Participation key operating data between years have been impacted significantly by acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting our Mass Participation Results of Operations—Acquisitions."

(2)
Includes total revenue from entry fees and merchandise divided by the number of gross-paid athletes.

(3)
Includes our Mass Participation segmental revenue, other than revenue from entry fees and merchandise, divided by the number of events.

(4)
The increase between the periods is impacted by cyclicality effects relating to our media production business and, in particular, the FIFA World Cup Russia™ in 2018.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections entitled "Selected Consolidated Financial Data and Operating Data" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may be materially different from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the sections entitled "Risk Factors" and "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus. We have prepared our financial statements in accordance with IFRS.

Overview

        We are a global sports events, media and marketing platform with significant intellectual property rights, long-term relationships and broad execution capabilities through which we create value for stakeholders in all parts of the sports ecosystem, from rights owners to brands and advertisers, and from fans to athletes. We own, or otherwise have contractual rights to, an extensive portfolio of global, regional and national sports properties from which we seek to generate revenue across the value chain, including events operation and support, media production and media distribution, sponsorship and marketing, digital solutions and ancillary services.

        The nature of our engagement with the sports ecosystem depends on whether or not we are the rights owner of the relevant sports events. This split in turn is reflected in our three segments: Mass Participation, where we are generally the rights owner (in other words, we own the relevant intellectual property for the sports event), and Spectator Sports and DPSS, where we are generally not the rights owner but offer a range of capabilities and services for the benefit of rights owners, rights-out clients, such as brands and media companies, and other stakeholders. For a more detailed description of our segments, see "Business—Our Segments."

  •
  Mass Participation.  Our Mass Participation segment is built around our portfolio of globally recognized brands and other intellectual property across a range of mass participation sports, including triathlon, running, mountain biking, road cycling, obstacle course racing and trail running. We seek to own brand-driven, inspirational mass participation sports events across a range of sports. We generally organize, operate and monetize the events ourselves, and derive a significant portion of our revenue from event entry fees and other event-related fees, such as host city fees, and otherwise monetize our intellectual property through sponsorship, event and product licensing, merchandising and media distribution opportunities.

  •
  Spectator Sports.  Our Spectator Sports segment is primarily focused on business where we do not own the intellectual property. We enter into contractual arrangements with a wide range of leading rights owners such as international and national sports federations, sports leagues, sports clubs and various other rights owners in the sports ecosystem (which we refer to as "rights-in" partners and "rights-in" arrangements) and, in turn, enter into, or facilitate, contractual arrangements (which we refer to as "rights-out" arrangements) with clients (which we refer to as "rights-out clients") to engage the rest of the sports ecosystem. Through this activity, we monetize such rights through media distribution, sponsorship and marketing activities. We also provide services to our rights-in partners and rights-out clients drawing from our in-house DPSS capabilities, including event operation and support, media production, digital solutions and ancillary services. Our Spectator Sports segment includes an extensive portfolio of sports, including football, winter sports and summer sports.

  •
  Digital, Production, Sports Solutions (DPSS).  We focus on maximizing the potential of our sports events, media and marketing platform by providing a comprehensive suite of specialized sports-related services, including innovative digital media solutions, media and program production, host broadcasting, marketing services, event operations services, brand development services and advertising solutions. Structurally, we have united digital, media production and sports events service-related initiatives and capabilities to drive innovation in traditional media production, deliver growth in new digital properties, create new content formats, new distribution models and partnerships, and revolutionize advertising solutions. We also seek to leverage existing social platforms to increase audiences and revenue streams. We derive our revenue in this area from providing these services to rights owners, rights-out clients and other stakeholders in the sports ecosystem.

        In both our Spectator Sports and DPSS segments, we apply our in-house DPSS capabilities. Revenue and costs with respect to these services are generally allocated to our Spectator Sports segment if provided in the same contract that includes a rights-in arrangement with a rights-in partner or as part of a rights-out arrangement with a rights-out client. If we enter into a separate service contract with a rights-in partner, rights-out client or other stakeholder, the related revenue and costs are allocated to our DPSS segment. As we provide DPSS services to our partners in our Spectator Sports segment in connection with rights-in or rights-out arrangements, we report cost of sales relating to the provision of such services. We often do not recognize additional revenue from the provision of these services.

        The following table presents our segmental revenue and segmental gross profit (revenue minus cost of sales only) for the periods indicated. For our segmental revenue and segmental gross profit in the three months ended March 31, 2019 and 2018, see "—Segmental Results of Operations."

	Revenue			Gross profit
	For the year ended December 31,			For the year ended December 31,
	2018	2017	2016	2018	2017	2016
	(€ '000s)			(€ '000s)
Mass Participation	284,081	251,450	196,356	100,856	90,282	74,870
Spectator Sports	523,826	547,072	537,749	208,162	198,054	162,235
DPSS	321,279	156,076	143,142	56,375	42,169	40,162

Total	1,129,186	954,598	877,247	365,393	330,505	277,267

Our Revenue-Generation Models

        We generate revenue based on various models, depending as a threshold matter on whether or not we own the intellectual property to be monetized.

Our Mass Participation Segment

        In our mass participation sports business, we generally own the intellectual property and have built our business around our portfolio of globally recognized brands and other intellectual property across a range of mass participation sports, including triathlon, running, mountain biking, road cycling, obstacle course racing and trail running. We generally organize, operate and monetize the events ourselves. We derive a significant portion of our revenue directly from participating athletes themselves, principally in the form of entry fees, which accounted for 44%, 43% and 43% of our Mass Participation segmental revenue in 2018, 2017 and 2016, respectively.

  •
  Entry fees.  Payments by athletes to participate in our events are recorded as entry fees. Our revenue from entry fees was €124.1 million, €108.5 million and €85.1 million in 2018, 2017 and 2016, respectively. Entry fees vary significantly between types and locations of our owned events, see also "Business—Our Segments—Mass Participation—Our Sports Events."

  •
  Sponsorship.  We also derive sponsorship revenue in connection with our events and brands. Some of our events in our portfolio, such as our B2Run running series, derive a greater proportion of their revenue from such sources compared with entry fees. Sponsorship revenue was €69.2 million, €59.5 million and €48.8 million in 2018, 2017 and 2016, respectively. The increase in 2017 was mainly due to the sponsorship revenue contributed by the acquisition of CGI during the year.

  •
  Host city fees.  Cities and municipalities often provide fees to attract events. Such fees and other contributions are recorded as host city fees. Our revenue from host city fees was €25.5 million, €22.4 million and €16.1 million in 2018, 2017 and 2016, respectively. In addition to such fees, governmental entities also contribute to events through, for example, discounts on security and road closure costs.

  •
  Sales of apparel and other merchandise.  We sell apparel and other merchandise on-site at events as well as through e-commerce platforms. Our revenue from merchandise was €21.8 million, €19.0 million and €16.1 million in 2018, 2017 and 2016, respectively.

  •
  Licensing fees for events.  Revenue from licensing fees (fees obtained through the licensing of events run by third parties) was €10.6 million, €7.9 million and €6.0 million in 2018, 2017 and 2016, respectively.

  •
  Other revenue.  Other revenue (such as product licensing revenue and media revenue) was €33.0 million, €34.2 million and €24.3 million in 2018, 2017 and 2016, respectively.

Our Spectator Sports and DPSS Segments

        In our Spectator Sports and DPSS segments, we rely on contractual arrangements to obtain the rights we can then monetize, and otherwise to provide a comprehensive suite of sports-related services through our DPSS capabilities, either as part of a rights-in or rights-out arrangement (accounted for under our Spectator Sports segment) or as part of a separate service contract (accounted for under our DPSS segment).

        We have built a contract portfolio based on long-standing relationships. In our portfolio, we seek to maintain a well-diversified and balanced mix of rights-in arrangements and a comprehensive service offering, which we consider essential to reduce dependency on any single counterparty or revenue stream. No single rights-in or services contract in our current portfolio accounted for more than 10% of our revenue (excluding reimbursement revenues, see discussion below of the "cost-plus" model) in 2018, 2017 and 2016.

        The following table sets forth the various contractual models from which we derive revenue in our Spectator Sports and DPSS segments, including examples of our relationships that apply to each model.

Contractual Model (Relevant Segment)	Description	Examples	Number of existing contracts as of December 31, 2018
Full rights buy-out (Spectator Sports)	We pay a guaranteed amount to the rights owner to acquire the rights. We subsequently monetize the acquired rights for our own account (without needing further approvals from the rights owner).	Arrangements with certain Italian football clubs and for Lega Serie A-related archive sales, the China Cup and UCI Tour of Guangxi as well as the CEV Volleyball and IBU Biathlon, IIHF, FIS-sanctioned World Cup events and FIS Ski World Championships in all disciplines.	185

Contractual Model (Relevant Segment)	Description	Examples	Number of existing contracts as of December 31, 2018
Commission with minimum revenue guarantee (Spectator Sports)	We guarantee a certain amount of revenue to the rights owner and, in turn, are compensated in the form of a commission. Depending on the contract, the revenue in excess of the guaranteed minimum is split between us and the rights owner. For some contracts, we provide a signing fee to the rights owner.	Arrangements with FIFA for Asian media sales, with Lega Serie A for media sales, with the DFB for the DFB Cup, with FIBA for FIBA basketball competitions and with certain Italian and German football clubs.	16
Commission (Spectator Sports)	We receive a commission from the rights owner for each rights-out arrangement concluded. The commission is generally a percentage of the revenue earned by the rights owner under the arrangement. For some contracts, we provide a signing fee to the rights owner.	Arrangements for FIFA sponsorship, the World Curling Federation and the Turkish Basketball League as well as with certain German football clubs.	55

Sale of services—Cost-plus (DPSS)	We pass on revenue received and are reimbursed for the overall costs incurred plus a mark-up. This type of contract is typically used in our DPSS business for media production agreements.	Agreements relating to FIFA host broadcasting production and Lega Serie A host broadcasting production.	4
Sale of services—General Contractor (Spectator Sports / DPSS)	We agree on a fixed amount upfront to produce an event or (digital) application.	Agreements from time to time relating to digital media solutions as well as Chinese media production related services provided by Beijing Evertop Sports Culture Media Co. Ltd, or Yongda (acquired in 2018).	1
Service and Consulting (Spectator Sports / DPSS)	We derive revenue based on consulting and other services provided to external partners. We invoice based on the services provided to our partner.	LED services and advertising solutions provided to FIFA and UEFA.	75
		Consulting services provided in connection with UEFA EURO™ (planning and management of the International Broadcast Centre) and with the IIHF Ice Hockey World Championship.
		Consulting and services provided to Dalian Wanda Group in connection with their 2018 FIFA World Cup™ sponsorship activation.

        Our holistic approach to engaging with partners means that the requirements of our counterparties generally dictate the particular contract model used in each case. The determination of which contractual model is applied, can have significant implications for our results of operations, including due to the different accounting treatment applicable to each model.

  •
  Full rights buy-out contracts.  The most common contract model in our spectator sports portfolio is the full rights buy-out contract. We estimate that revenue from full rights buy-out contracts, in the aggregate, accounted for 36%, 42% and 47% of our consolidated revenue (in each case, excluding reimbursement revenues) in 2018, 2017 and 2016, respectively. The lower percentages in 2018 and 2017 are primarily attributable to the CBA's decision in 2017 to reduce the scope of the relationship between them and us. See also "—Specific Factors Affecting our Spectator Sports Results of Operations—Extent and mix of rights-in arrangements." This model gives us the ability to monetize the acquired rights independently with generally full upside and downside participation. A full rights buy-out contract is recorded in our consolidated statement of profit or loss on a gross basis such that all revenue and costs (including the costs relating to the acquisition of rights as well as other costs directly attributable to the project) associated with the project are accounted for in our consolidated statement of profit or loss. Payments to rights owners are generally expensed when the event occurs, but any upfront payment to the rights owner is expensed over the life of the contract. We record future payment obligations to the rights owner as capital commitments. See "—Contractual Obligations" for a discussion of such commitments.

  •
  Commission-based contracts (with and without minimum revenue guarantees).  For a commission-based contract, generally we only recognize the commissions we earn as revenue. Usually, only project-related costs are recognized as cost of sales, with no costs relating to the acquisition of rights. Any signing fees, if due to be paid by us, are recognized as a revenue reduction. While the gross profit impact of commission-based contracts is comparable to full rights buy-out contracts, the impact on our revenue, cost of sales and gross margins is very different, with profit margins for commission-based contracts being generally higher compared with full rights buy-out contracts.

    Where we provide a minimum revenue guarantee, we record the contingent liabilities which arise as a result thereof similarly to capital commitments incurred as part of the full rights buy-out contractual model. See "—Contractual Obligations." However, unlike the full rights buy-out model, payments of the minimum revenue guarantee to the rights owner are not, in general, expensed as cost of sales. Such costs are only reflected in our consolidated statement of profit or loss as revenue reduction in cases where the revenue achieved is below the minimum revenue guarantee and it is determined that such costs will not be reimbursed in future periods. Depending on the contract, the revenue in excess of the minimum revenue guarantee is split between us and the rights owner.

  •
  Cost-plus.  The cost-plus contractual model is used for certain of our media production contracts. This model generates a significant part of our revenue in our DPSS segment, especially in the years of the FIFA World Cup™. The agreements have detailed arrangements with the rights owners as to cost budgets and the mark-up. Both revenue and costs are fully accounted for in our consolidated statement of profit or loss, including reimbursement revenues and reimbursement costs. Reimbursement revenues represent revenue that has associated costs of a similar, generally matching, amount (reimbursement costs), thereby resulting in a negligible gross margin impact. Reimbursement revenues are either recognized as revenue when received from broadcasters and passed on to the rights owner, or through compensation by the rights owner of direct costs incurred depending on the contract terms. The negligible gross margin impact from reimbursement revenues and reimbursement costs (as opposed to a zero gross margin impact as may be otherwise expected) is due to temporary timing differences mainly resulting from foreign exchange effects on invoice settlements. Over the long term, these reimbursement revenues and reimbursement costs do not impact our economics, either positively or negatively, to any significant extent.

    While such amounts may have a negligible direct gross profit impact, to incentivize us to control costs, our rights-out clients generally consider the level of reimbursement revenues and reimbursement costs when assessing our performance and determining our compensation on the overall project, and can therefore indirectly lead to higher or lower commissions and gross margins.

    Given the cyclical nature of the events for which we provide media production services on a cost-plus basis and the significance of such events, the reimbursement revenues and reimbursement costs reflected on our consolidated statement of profit or loss can have a significant impact on the comparability of our results of operations, in terms of revenue and cost of sales, but not (generally) gross profit, between periods. See "—Other Factors Affecting our Results of Operations across Segments—Cyclicality."

  •
  General contractor.  For the general contractor model, both revenue and costs related to an event are accounted for in our consolidated statement of profit or loss. There are usually no acquisition costs nor signing fees under this model. For these contracts, we would generally bear the financial risk of cost overruns which could result in an unprofitable project. On the other hand, cost savings and increased efficiencies have a positive impact on gross profit.

  •
  Service and Consulting.  Invoiced revenue and costs associated with service and consulting contracts are accounted for in our consolidated statement of profit or loss. Typically, these contracts lead to minimal direct costs (cost of sales). However, overhead costs are incurred and such costs are not allocated to specific projects or segments and, as such, recorded below gross profit in our consolidated statement of profit or loss. We expect the share of this contractual model to increase in the future given the increasing complexity of the sports ecosystem. Various in-house initiatives (such as sponsorship activation, Brands 360, and increased focus on digitalization) should allow us to capitalize on this trend. For a description of our Brands 360 division, see "Business—Our Segments—Spectator Sports—Operations and Key Capabilities."

        Our spectator sports and DPSS businesses are generally based on multi-year rights-in and services contracts and, accordingly, our results of operations from these businesses are impacted by the duration of the contracts in our portfolio, our ability to renegotiate terms prior to expiration, our ability to extend or renew contracts, and our ability to replace contracts that we are unable to, or chose not to, renew.

        The remaining duration as of December 31, 2018 of our rights-in contracts ranged from one month to 15 years. As of December 31, 2018, the remaining duration of our services contracts ranged from one month to 7.5 years. For a comprehensive overview of our contract portfolio and duration of such rights, see "Business—Our Segments." The following sets out the historical revenue from contractual arrangements from our spectator sports and DPSS businesses that are set to expire through 2022:

  •
  rights-in and services contracts set to expire in 2019, accounted for, in aggregate, €30.3 million, €31.9 million and €11.7 million of our revenue in 2018, 2017 and 2016, respectively;

  •
  rights-in and services contracts set to expire in 2020, accounted for, in aggregate, €18.2 million, €15.3 million and €14.2 million of our revenue in 2018, 2017 and 2016, respectively;

  •
  rights-in and services contracts set to expire in 2021, including our contract with Lega Serie A for media sales relating to Lega Serie A games, accounted for, in aggregate, €159.5 million, €165.6 million and €148.1 million of our revenue in 2018, 2017 and 2016, respectively; and

  •
  rights-in and services contracts set to expire in 2022, including our contracts with FIFA for Asian media sales and for host broadcasting as well as with the DFB for media rights relating to the DFB Cup, accounted for, in aggregate, €79.2 million, €68.7 million and €53.8 million of our revenue in 2018, 2017 and 2016, respectively (in each case net of reimbursement revenues).

        During the life of a contract, we engage with our counterparties to identify their needs and requirements going forward and how we can add value in addressing them. Through this process, we have historically had success in retaining and expanding existing relationships. As we enter into new contracts, the contractual model and the scope of our contractual relationship can change (the scope may either expand or contract), which can have significant implications on our levels of revenue and profitability achieved from a particular relationship. For example, we might be able to add the marketing of media rights to a rights-in contract that previously only covered sponsorship rights or add additional services. This has been accomplished in the case of our relationship with the DFB for the DFB Cup. When we extended the contract in 2015, we broadened the scope of the arrangement to also include the marketing of media rights from season 2016/17 onwards (previously we had been responsible only for selling sponsorship rights to the events). In the case of a full rights buy-out arrangement, we may, in return for wider rights, increase future payment obligations and, therefore, increase capital commitments going forward. In the case of commission with minimum revenue guarantee arrangement, we may change the risk-return profile if the minimum revenue guarantee is lowered or removed against a lower commission rate. Furthermore, profit share elements might be introduced or changed.

        We might also shift contractual models in a particular relationship, for example a full rights buy-out model may switch to a commission-based model or vice versa. While, depending on the contractual parameters, the impact in terms of gross profit might not be affected by such changes, they can have a significant impact on the comparability of our results of operations from period to period. For example, if we shift from a full rights buy-out model to a commission-based model, revenue would be lower because, instead of the entire project revenue being recognized, only the commission earned would be accounted for. At the same time, the associated cost of sales will be lower as compared to a full rights buy-out model as no acquisition costs associated with the contract are incurred. Assuming the same gross profit, the absolute profit margin under the contract would be expected to increase significantly.

        Reflecting the strength of the relationships that we have established with rights-in partners, rights-out clients and other stakeholders and the scope of capabilities we are able to offer in the evolving sports ecosystem, we currently anticipate that we will continue to derive significant business from many of the counterparties of contracts set to expire beyond the current term of the relevant contract, including with FIFA and Lega Serie A. We expect to continue to work with FIFA on various projects (including host broadcast production as well as media and sponsorship sales) and to leverage our long-term relationship with Lega Serie A beyond the terms of our existing contracts. We continue to engage with these and other counterparties to identify the nature and scope of our future business in anticipation of the expiry of current contracts.

General Factors Affecting Our Results of Operations

        Our results of operations have been, and will continue to be, affected by a number of general factors, many of which are beyond our control. Please also see "Risk Factors." General factors affecting our business and industry include the following:

  •
  consumer behavior and its impact on interest in sports;

  •
  development of technology and the application of such technology to the sports ecosystem;

  •
  the extent to which rights owners require, or otherwise are inclined to seek, external support to monetize their rights;

  •
  competition from other market participants for the products and services we provide and from other forms of entertainment in competition with the sports events on which we focus;

  •
  levels of sponsorship that we are able to attract;

  •
  legislation and other factors impacting advertising;

  •
  developments affecting live sports events, such as natural catastrophes, weather, terrorism and the level of host city and other governmental support for such events; and

  •
  growth in demand for sports content and athlete participation in various markets, including in China.

Specific Factors Affecting our Mass Participation Results of Operations

Number of gross-paid athletes and revenue achieved per gross-paid athlete

        As we derive a significant portion of our revenue directly from gross-paid athletes, the number of gross-paid athletes and the events in which they are participating is a significant factor affecting our mass participation results of operations. The number of gross-paid athletes in our events has increased to 1.3 million in 2018 from 1.0 million and 0.6 million in 2017 and 2016, respectively. We believe this growth in the number of gross-paid athletes principally reflects growth in the number of events in the relevant periods through both organic growth and acquisitions as discussed more fully below. The number of gross-paid athletes for a particular event is mainly driven by factors such as:

  •
  the quality of event execution and/or athlete experience;

  •
  the strength and prestige of the event brand;

  •
  the type of mass participation sports event (for example, a 5km running event versus an IRONMAN event);

  •
  scheduling of alternative events in a given time window;

  •
  the level and effectiveness of event marketing and promotion;

  •
  the ease of registration for athletes; and

  •
  the level of entry fees.

        The popularity of mass participation sports events, which influences the number of gross-paid athletes in events, has in recent years generally benefitted from a trend for consumers in developed countries, and increasingly in developing countries, to be health and fitness conscious. We believe this trend is supported by employers, health insurance providers and governments encouraging physical activity in an effort to defray increasing costs caused by obesity and other related health issues.

        Our average revenue per gross-paid athlete for our IRONMAN and IRONMAN 70.3 events, which together contributed 29% of our Mass Participation segmental revenue in 2018 (32% and 41% in 2017 and 2016, respectively), is significantly higher than most of our other mass participation sports events (albeit that certain events, such as the Cape Epic mountain biking event, also enjoy significant average revenue per gross-paid athlete). This is largely a reflection of higher entry fees we receive for these events, which we believe is a result of the high level of athlete engagement, the quality of event delivery, the strength of our brands and the attractive demographics of participating athletes in these events. Accordingly, these attributes increase the willingness of participants to pay a premium to take part in a coveted event.

        While acquisitions have had the effect of significantly increasing our revenue from this segment (see below "—Acquisitions"), the resulting changes to the mix of our event portfolio have led to a decline in the average revenue per gross-paid athlete achieved between the periods to €110 in 2018 compared with €129 and €158 in 2017 and 2016, respectively.

Acquisitions

        Consistent with our ongoing strategy of focusing on potential acquisition activities that offer us premium-branded events, we have engaged in a series of acquisitions of existing businesses, which together, have expanded the scope of our events business, including into new mass participation sports and new geographic regions, which together have significantly impacted the results of operations for our mass participation sports business in recent years and the comparability of such results between years. We believe we can leverage our existing industry and operational expertise to identify such acquisition opportunities and enhance profitability of the acquired business.

        Over the past three years, we have acquired, among others:

  •
  2016: Lagardère Unlimited Events AG in January, which added various triathlon, running, cycling and mountain biking events to our portfolio. This acquired business accounted for €9.7 million, €11.3 million and €13.9 million of our revenue in 2018, 2017 and 2016, respectively.

  •
  2017: CGI in June, which added the Rock 'n' Roll Marathon Series to our portfolio and Cape Epic (Pty) Ltd. in February, which added the Cape Epic mountain biking event to our portfolio. These acquired businesses accounted for €54.6 million and €47.2 million of our revenue in 2018 and 2017, respectively.

  •
  2018: XLETIX in May, which added the XLETIX Challenge and Muddy Angel Run obstacle course racing events to our portfolio. This acquired business accounted for €8.8 million of our revenue in 2018.

        Given our global scale and existing operating structure, we are frequently able to identify synergies to remove a significant amount of the existing cost base of an acquired business, which allows us to improve the profitability of the acquired business in a relatively short time. In addition, we seek to identify synergies between the acquired business and our existing portfolio to grow revenue from sponsorship and other sources, leveraging our existing client base and relationships throughout the sports ecosystem.

Organic changes in event mix

        The results of operations for our Mass Participation segment also have been impacted by the organic growth of our events portfolio realized through the development of new events, as well as through small "bolt-on" or "tuck-in" type acquisitions that are focused on one or several events in a city or nearby cities and are generally completed using cash from operations. These acquisitions tend to be opportunistic, as we identify events that could be readily converted into one of our branded events. While we can, and often do, develop new events ourselves, these types of acquisitions provide us the benefit of speed and simplicity as the events already have the permits and local relationships that are critical to our business. We view these types of acquisitions as organic growth (as opposed to acquisitions of existing businesses, see "—Acquisitions") and, while we may retain personnel relating to the events we acquire, we generally integrate the operation of the events into our existing event portfolio.

        We actively assess our event portfolio on an ongoing basis and from time to time strategically decide to shut down or move events generating lower profit margins and instead selectively focus on events that we believe offer our athletes a better experience and thereby generate the potential for higher levels of profitability.

Our ability to monetize our sport intellectual properties

        We seek to create further value from our mass participation sports events through sponsorship, licensing and merchandising. The key value drivers of sponsorship revenue include the number and quality of the participating athletes as well as fit to attractive brands and sponsorship categories; access to the sponsorship network and corresponding sales capabilities; ability to create sponsorship value and extract value from sports brands.

        Merchandising revenue drivers include the number of participating athletes competing in our events, the quality and breadth of assortment, the individual price point of key items and the strength of the sports brands. During the past three years, our merchandise revenue has benefitted from an expansion of the merchandise we offer to athletes and our efforts to emphasize merchandise opportunities at events.

Specific Factors Affecting our Spectator Sports Results of Operations

        The sports ecosystem in which we operate continues to evolve. See "Business—The Sports Ecosystem in which We Operate—The Evolving Sports Ecosystem." In this evolving landscape, the requirements of rights owners and rights-out clients have become increasingly complex. As a full-service sports events, media and marketing platform, we believe we have the capabilities to provide solutions to our partners across the value chain of the sports ecosystem and maximize the revenue and profitability opportunities separate from and in addition to the compensation we receive through the traditional rights-in, rights-out arrangements, for example through our DPSS capabilities. See "Business—Our Role in the Sports Ecosystem and Our Value Proposition" and "—Specific Factors Affecting our Spectator Sports Results of Operations—Provision of value-added services to rights owners and rights-out clients."

        Our Spectator Sports segment includes an extensive portfolio of sports, including football, winter sports and summer sports. The financial performance of our Spectator Sports segment is primarily affected by the mix of the rights-in arrangements in our portfolio and our ability to monetize such rights through rights-out arrangements as well as the scope of services that we provide rights owners and rights-out clients in connection with such arrangements. Our results of operations from our Spectator Sports segment are also affected by the cyclicality of major sports events. See "—Other Factors Affecting our Results of Operations across Segments—Cyclicality."

Extent and mix of rights-in arrangements

        We place high emphasis on our relationship with our rights-in partners and strive to build long-term relationships. Notwithstanding our success in achieving such relationships, our portfolio of rights-in contracts and the scope of rights provided for in those contracts change over time. As we enter into new contracts, the contractual model and the scope of our contractual relationship can change (the scope may either expand or contract), which can have significant implications on our levels of revenue and profitability achieved from a particular relationship, in positive or negative ways.

        In general, our portfolio of partners in our Spectator Sports segment has been relatively stable in recent years. As of December 31, 2018, we had in total 160 rights-in partners compared, with 153 and 168 rights-in partners as of December 31, 2017 and 2016, respectively. We had over 250 contracts across football, winter sports and summer sports as of each of December 2018, 2017 and 2016.

        In recent years, football has been the largest single contributor of our Spectator Sports segmental revenue and gross profit. In 2018, football accounted for 48% of Spectator Sports segmental revenue (47% and 45% in 2017 and 2016, respectively), while winter sports and summer sports accounted for 30% and 22%, respectively, of Spectator Sports segmental revenue in 2018 (30% and 23%, respectively, in 2017, and 30% and 25%, respectively, in 2016). Given the relatively higher ratio of commission-based contracts within our football portfolio, and the fact that only commission revenue for such contracts is accounted for in our consolidated statement of profit or loss, our football portfolio generally has higher gross margins compared with the rest of our Spectator Sports segment.

        We have in recent years developed our portfolio by retaining and extending existing rights-in contracts, such as with the DFB, and by enhancing it through newly acquired rights, including in respect of basketball, badminton, rugby and professional cycling, which has had a positive development on our results of operations. Leveraging our relationships and expertise, we have also partnered and launched new events in our Spectator Sports segment across football (China Cup), winter sports (Champions Hockey League) and summer sports (Union Cycliste Internationale, or UCI, Tour of Guangxi). This offers revenue and profitability opportunities separate from, and in addition to, that which we receive through traditional rights-in, rights-out arrangements (for example, ticketing).

        Our results of operations have been impacted by the decision of certain rights owners with the financial resources, organizational capabilities and/or strategic focus to develop in-house capabilities to monetize their rights themselves, reduce their level of engagement with us and monetize their rights in-house. For example, our contract with FIFA to manage the distribution of the extensive FIFA films archive was not renewed in 2018 as FIFA decided to bring this business in-house. In addition, in 2017, the CBA reduced the scope of the relationship between them and us in relation to the CBA League and the CBA All-Star Game. As a result, we are no longer the exclusive partner to the CBA for the sale of sponsorship and media rights for these events. This reduction adversely impacted our revenue in 2018 and 2017 compared with 2016. Notwithstanding this change in the scope of the relationship between the CBA and us, we have continued to engage with the CBA, for example as their partner for its 3x3 Road to Olympics tournament. See also "Business—Our Segments—Spectator Sports—Our Sports and Strategic Partners."

        For our part, we continue to assess the profitability of our contract portfolio and may seek to end relationships, which we identify as no longer economically advantageous. For example, in 2016, we chose not to extend a loss-making contract relating to an Italian football club, as the relationship with the club had proven less strategic to us than originally expected. While this adversely impacted our revenue following the end of the relationship, it had a positive implication for our profitability.

Extent and mix of rights-out arrangements

        A key element of our spectator sports business is identifying and exploiting opportunities to generate revenue from the rights we handle on a rights-in basis. See "Business—Our Segments—Spectator Sports—Generating Revenue from Rights (Rights-Out)." As of December 31, 2018, we worked with more than 750 brands and more than 120 media broadcasters. We have built long-standing relationships with many rights-out clients worldwide and benefit from being able to offer such clients a wide array of services as well as a significant portfolio of rights, offering us a significant opportunity to cross-sell.

Provision of value-added services to rights owners and rights-out clients

        Our spectator sports business has been evolving away from a purely traditional rights-in, rights-out business as rights owners and rights-out clients seek our services, using our DPSS capabilities, in a variety of areas. As a result, our engagements with rights-in partners or rights-out clients, in general, have, in many cases, become broader and more complex than was historically the case.

        In addition, we regularly review, develop and implement new partnership and monetization approaches which may include, for example, a direct-to-consumer, or D2C, business model (this may be through OTT or other digital distribution platforms), and distribution and/or representation partnerships with technology providers (conducted mainly through our Infront Lab).

        Through iX.co (rebranded from Infront Digital in May 2019) and our Brands 360 division, our business mix increasingly reflects our ability to deliver brand value through a suite of brand-focused services and creative client-driven solutions. We go beyond connecting rights owners and brands, and enable brands to create meaningful and enduring relationships with consumers, both on- and offline. Our enhanced approach follows a consultative philosophy—ensuring brand objectives dictate strategy and tactics—and access to industry-leading digital solutions and capabilities. As such, we service our existing and future partners with digital services ranging from strategy to activation to technology service. In addition, through iX.co we can diversify our revenue streams, for example by adding revenue from digital services, software and platform licensing, ad-supported video-on-demand / media buying, and ad tech and data science consulting. For a description of iX.co and Brands 360, see also "Business—Our Segments—Spectator Sports—Operations and Key Capabilities."

        In an attempt to further drive D2C revenue, we have also sought to implement an IP-based approach, including through our investment in COPA90 and planned investment in Level 99. Focusing on building and growing digital reach and engagement through fully independent media outlets, both owning the associated media brand and audience and directly engaging fan communities and monetizing such relationships.

        As we do not anticipate that many of our rights-in partners will have the inclination or financial resources to develop themselves many of the specialized services required in the evolving sports ecosystem, we consider our ability to provide such services as a potential key driver of retaining relationships with our partners and expand such relationships. For example, we have in recent years expanded our engagements with the FIS, FIBA, EHF and BWF by offering a wide range of sports-related services, such as digital solutions services, media production and broadcaster services. In introducing new services, however, we may lose the ability to provide more traditional services or may find that traditional services we are offering are obsolete or otherwise unattractive.

Acquisitions

        The results of operations for our Spectator Sports segment have also been impacted by acquisitions. For example, in February 2019, we acquired Youthstream, the owner of the exclusive media, sponsorship and global promotional rights to the FIM MXGP Motocross World Championship until the 2036 season.

Specific Factors Affecting our DPSS Results of Operations

Extent and mix of service contract portfolio

        As of December 31, 2018, we had in total 81 service contracts in our DPSS segment, which are separate contracts entered into with partners for the provision of services (distinguishing them from our traditional Spectator Sports arrangements), including competence for host broadcast production, digital media as well as sports solutions. See "—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments" for an explanation of how we allocate revenue and costs between our Spectator Sports and DPSS segments.

        Media production is the largest contributor to our DPSS segmental revenue and profit. Our media production is mainly focused on the provision of television and radio feeds used by broadcasters. Since 1999, we have been involved in various specialized production-related areas supporting FIFA, including FIFA World Cup™ events and other FIFA events. In recent years, we were responsible for the host broadcast production of the FIFA event cycle, including the 2017 FIFA Confederations Cup Russia™, leading up to, and including, the 2018 FIFA World Cup Russia™. See "—Other Factors Affecting our Results of Operations across Segments—Cyclicality" for a discussion of the impact of this business on the comparability of our results between periods. FIFA also mandated us to provide such services for FIFA's current event cycle, including the 2019 Women's FIFA World Cup France™ and the 2022 FIFA World Cup Qatar™.

        Our revenue from media production in the past three years also relates to the end-to-end media production services we have provided for most of Lega Serie A games as well as for the Italian Cup (Coppa Italia) and Italian Supercup (Supercoppa Italiana) under arrangements that are generally set to expire at the end of the 2020/21 season (June 2021). At the end of the 2017/18 season, a component of our relationship with Lega Serie A (relating to selling access to TV signals) expired, which had generated reimbursement revenues. Our results of operations in 2016 benefitted from our involvement with the Copa América Centenario and UEFA EURO™ (planning and management of the International Broadcast Centre) football events in that year. UEFA also mandated us to provide such services in relation to UEFA EURO 2020™.

        In recent years, we have also achieved revenue growth in our digital media business. We have done so primarily by expanding the geographical focus (from the U.S. centric business of Omnigon at the time of its acquisition in 2016 (see "—Acquisitions")), particularly into Europe, and offering digital solutions to existing partners to whom we previously did not offer such digital solutions as well as to new partners (namely outside the scope of a rights-in or rights-out arrangement). We have sought to focus in recent years on larger, more complex digital media opportunities, which has had a positive impact on revenue and profitability.

Acquisitions

        We have sought to strengthen our digital media capabilities through acquisitions and investments. In January 2016, we acquired a majority stake in Omnigon, a leader in the development of digital platforms and social products as well as in the provision of related professional services. We increased our stake in Omnigon from 51% to 72% in February 2018 and acquired the remaining 28% in April 2019. In 2018, we also acquired a majority stake in Yongda, which focuses on media production related services in China, in particular the production of professional cycling races, such as the UCI Tour of Guangxi and the Tour of Qinghai.

Other Factors Affecting our Results of Operations across Segments

Cyclicality

        Cyclicality driven by the timing cycle of sports events has a significant impact on the comparability of our results from one year to the next, particularly in our Spectator Sports and DPSS segments. Some major sports events for which we hold rights or provide services only take place on a biennial basis. This includes the FIS Ski World Championships and the CEV European Championships in volleyball, which each occur only in odd years (most recently, 2017), and the EHF EURO Championships in handball, which occur in even years (most recently, 2018 and 2016). Other major sports events occur on a quadrennial basis (such as the FIFA World Cup™ and UEFA EURO™ football events). While some revenue from such events in accordance with our revenue recognition policy may be recorded in years leading up to the event, the revenue from such events tends to be most significant in the year of the event, resulting in significant fluctuations in our results of operations between years. For example, FIFA-related revenue increased over the past three years in line with the FIFA event cycle, including the 2017 FIFA Confederations Cup Russia™, leading up to, and including, the 2018 FIFA World Cup Russia™.

        The comparability of our results of operations from our DPSS segment is particularly impacted by cyclicality due to our media production contracts for key events held every four years, such as the FIFA World Cup™ and the FIFA Confederations Cup™. Our agreements as host broadcaster for such events are mainly on a cost-plus basis where we pass on revenue received and are reimbursed fully for our expensed production costs and paid a profit margin on top. See "—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments" for a discussion of this contract model and the recognition of related revenue and costs (reimbursement revenues and reimbursement costs) in our consolidated statement of profit or loss. In 2018, our reimbursement revenues were €219.2 million, compared with €62.8 million and €43.0 million in 2017 and 2016, respectively, with this variance mainly due to media production activity in connection with the FIFA event cycle, including the 2017 FIFA Confederations Cup Russia™ and the 2018 FIFA World Cup Russia™.

Seasonality

        Most of the event-related revenue as well as event-related expenses are recognized in the month in which an event occurs. In particular for our Mass Participation segment, revenue and direct expenses tend to be higher in the third and fourth quarters of our fiscal year given our event calendar.

        Revenue generation in our Spectator Sports segment tends to be lower in the third quarter as winter sports events have not yet commenced and there is less activity in European football compared with other quarters. Over the course of the four quarters, gross profit shows a largely similar pattern to revenue.

        Other than in years of a FIFA World Cup™, our results of operations in our DPSS segment tend to have less seasonal fluctuations compared with our other segments as a result of limited seasonality in the event-related DPSS business, such as the Lega Serie A host broadcast production, which spans a large portion of the year, as well as lack of seasonality in other portions of the business, such as digital media advisory.

        Generally, our overhead expenses, such as personnel as well as office and administration expenses, do not show the same volatility throughout the year compared with fluctuations in revenue and gross profit, as they are not primarily impacted by peaks in operational activities in the same way as direct project income and expenditure. Our depreciation and amortization expenses as well as our financial expenses are generally also stable throughout the year.

Taxation

        Our effective corporate income tax rate is driven and determined by the extent of our business in a particular period subject to the corporate income tax rate of a given jurisdiction and the corporate income tax rates in such jurisdictions.

        We operate across various jurisdictions and our effective corporate income tax rate reflects our strong presence in some relatively high tax jurisdictions, such as Italy, Germany and China. Such high corporate income tax rates can only be partially offset by business generated in tax jurisdictions with moderate tax rates, such as Switzerland and Singapore. Our effective corporate tax rates for 2018 and 2017 benefitted from the reduction of the U.S. federal corporate income tax rate in the United States to 21% from 35% for the 2018 U.S. tax year as a result of the enactment of the U.S. Tax Cuts and Jobs Act in December 2017. This tax reform reduced our effective tax rate also in 2017 as it resulted in a release of deferred tax liabilities and a decrease in deferred tax expenses.

Foreign exchange fluctuations

        We conduct our business primarily in several major currencies, most notably the euro, the U.S. dollar, the Swiss franc and, more recently, the Chinese yuan, while our reporting currency is the euro. Movements in foreign exchange rates between euros and such other currencies may materially impact our results of operations either due to transactional (receipt of revenue or incurrence of expenses, including in connection with our borrowings, in a currency other than euros) or translational (translation of foreign currency values into euros for the presentation of our consolidated financial results) effects.

        For further information as to our foreign currency exposures, including a risk and sensitivity analysis in respect of the past three years, see "—Quantitative and Qualitative Disclosures about Market Risk—Foreign currency risk" and Note 27 to our audited consolidated financial statements.

Our Results of Operations

        The following table presents consolidated profit or loss data for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)		(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)
Revenue(1)	275,781	245,619	234,104	1,293,595	1,129,186	954,598	877,247
Of which, reimbursement revenues(2)(3)	(58)	(52)	12,685	251,151	219,231	62,820	43,009
Cost of sales(4)	(208,281)	(185,501)	(152,479)	(875,001)	(763,793)	(624,093)	(599,980)
Of which, reimbursement costs(2)(3)	(165)	(147)	(12,945)	(247,930)	(216,419)	(63,666)	(43,013)

Gross profit	67,500	60,118	81,625	418,594	365,393	330,505	277,267

Personnel expenses(5)	(37,539)	(33,433)	(33,138)	(165,462)	(144,433)	(135,105)	(115,213)
Selling, office and administrative expenses(6)	(14,244)	(12,686)	(12,343)	(59,620)	(52,043)	(54,710)	(53,529)
Depreciation and amortization	(8,814)	(7,850)	(7,567)	(37,628)	(32,846)	(22,129)	(22,142)
Impairment of goodwill	—	—	—	—	—	—	(74,010)
Other operating income/(expense), net(7)	1,136	1,012	(17,301)	(30,703)	(26,801)	2,882	6,821
Finance costs(8)	(11,634)	(10,362)	(13,005)	(61,531)	(53,711)	(53,300)	(44,761)
Finance income(9)	731	651	5,838	13,566	11,842	27,871	15,950
Share of profit/(loss) of associates and joint ventures(10)	154	137	(316)	6,376	5,566	509	393

Profit/(loss) before tax	(2,710)	(2,413)	3,793	83,592	72,967	96,523	(9,224)

Income tax	(6,987)	(6,223)	8	(21,715)	(18,955)	(17,731)	(20,021)

Profit/(loss) for the period	(9,697)	(8,636)	3,801	61,877	54,012	78,792	(29,245)

Gross margin(11) (%)	24.5	24.5	34.9	32.4	32.4	34.6	31.6

(1)
For a description of our revenue and our revenue recognition policy, see Note 2.3(d) and Note 2.3(e) to our audited consolidated financial statements.

(2)
Total reimbursement revenues and reimbursement costs generally match one another, resulting in a negligible gross margin impact. See discussion of our cost-plus contractual model in "—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments" and "—Other Factors Affecting our Results of Operations across Segments—Cyclicality."

(3)
The limited, negative reimbursement revenues and reimbursement costs in the three months ended March 31, 2019 relate to foreign exchange movements on accruals that were booked in respect of media production services in 2018 for which invoices were issued or received in 2019.

(4)
For a description of our cost of sales (by segment), see Note 4 to our interim condensed consolidated financial statements and Note 4 to our audited consolidated financial statements.

(5)
Includes overhead personnel expenses including wages, salaries and payroll benefits as well as social security expenses, pension expenses, stock-based compensation expenses and other personnel expenses (such as board member fees, training and education), other than such expenses included in cost of sales.

(6)
Includes professional service expenses, marketing expenses, travel expenses and other expenses (such as consulting, vehicle and communication-related expenses).

(7)
Includes income from government grants, as well as re-measurement of contingent consideration (net), gain on financial instruments and other operating income and net of expenses relating to losses on the disposal of subsidiaries, various taxes other than income tax, legal claim expenses, bad debt expenses and other expenses.

(8)
Consist primarily of interest expense on bank loans, overdrafts and other loans, as well as interest expense on lease liabilities, bank charges, losses on derivative financial instruments at fair value through profit or loss, foreign exchange losses and other finance costs.

(9)
Consists of interest income, gains on derivative financial instruments at fair value through profit or loss, dividend income, foreign exchange gains and other finance income.

(10)
Relates to income generated from companies in which we have significant influence but which are not controlled by us. Changes between the periods are due to the timing of the events to which these enterprises relate. The increase in 2018 compared with 2017 related to production-related activities in connection with the Jakarta Asian Games 2018.

(11)
Represents gross profit as a percentage of revenue for the relevant period.

Three Months Ended March 31, 2019 and 2018

Revenue

        Our revenue was €245.6 million for the three months ended March 31, 2019, a 4.9% increase compared with the same period in 2018 (€234.1 million). The increase principally reflected higher revenue from our Spectator Sports segment in the three months ended March 31, 2019 as a result of the FIS World Championships having taken place in the early months of 2019 (and not in 2018), which more than offset the impact of the EHF European Championships for men and the 2018 FIFA World Cup Russia™ having each occurred in 2018 (and not in 2019). The increase in revenue from our Spectator Sports segment was partially offset by lower revenue from our DPSS segment in the three months ended March 31, 2019 as we had no reimbursement revenues during this period compared with significant reimbursement revenues from media production services in connection with Lega Serie A games and in the lead-up to the 2018 FIFA World Cup Russia™ in the same period in 2018. Our revenue from our Mass Participation segment improved slightly between the periods as a result of increased athlete participation in our marathon events in China, including Rock 'n' Roll Marathon Series events. See "—Segmental Results of Operations."

Cost of sales

        Our cost of sales was €185.5 million for the three months ended March 31, 2019, a 21.7% increase compared with the same period in 2018 (€152.5 million). The increase principally reflected higher rights-in and service costs from our Spectator Sports segment in connection with the FIS World Championships, which more than offset a reduction in cost of sales due to the EHF European Championships having occurred in 2018 (and not in 2019). The increase in costs from our Spectator Sports segment was partially offset by the decrease in costs from our DPSS segment due principally to the level of reimbursement costs from media production services in 2018 (and the absence of such costs in 2019). See "—Segmental Results of Operations."

Gross margin

        Our gross margin was 24.5% for the three months ended March 31, 2019, a 10.4-percentage point margin decline compared with the same period in 2018 (34.9%). The margin decline was primarily attributable to a margin decline in the Spectator Sports segment reflecting event cyclicality in our portfolio. See "—Segmental Results of Operations." The margin decline between the periods also reflected the impact of a €6.0 million revenue deduction in 2019 based on the amount that has been estimated to be paid as compensation in connection with fraudulent activities discovered by Infront. See "—Internal Control over Financial Reporting."

Personnel expenses

        Our personnel expenses were €33.4 million for the three months ended March 31, 2019, a 0.9% increase compared with the same period in 2018 (€33.1 million). The increase principally reflected higher staff numbers for the three months ended March 31, 2019 with average salary per employee remaining relatively stable between the periods. The increase in salary was partially offset by the decrease in share-based compensation expenses. This decrease was mainly due to the relatively high level of such expenses incurred in the three months ended March 31, 2018 based on vesting schedules and settlement of restricted shares previously owned by WEH management incurred in the three months ended March 31, 2019.

Selling, office and administrative expenses

        Our selling, office and administrative expenses were €12.7 million for the three months ended March 31, 2019, a 2.8% increase compared with the same period in 2018 (€12.3 million). The increase principally reflected higher professional fees incurred in connection with the acquisition of Youthstream in February 2019 and the preparations for this offering.

Other operating (expense)/income, net

        Our other operating income, net, was €1.0 million for the three months ended March 31, 2019 compared with €17.3 million of other operating expense, net, during the same period in 2018. Our other operating income, net, in the three months ended March 31, 2019 reflected €1.0 million in income recognized as a result of a partial release of a provision relating to a disposal of a business in 2012. The €17.3 million of other operating expense, net, for the three months ended March 31, 2018 principally reflected the expected credit losses in trade accounts receivable that we had outstanding relating to Italian football-related services provided to a sport marketing and media rights firm (MP & Silva), as well as on contract assets, as a result of the initiation of MP & Silva's insolvency process.

Net finance costs

        Our net finance costs were €9.7 million for the three months ended March 31, 2019, a 35.5% increase compared with the same period in 2018 (€7.2 million). The increase principally reflected interest expenses and foreign exchange translation losses in connection with our unsecured senior 364-day term loan facility under which we borrowed US$400 million (€356.2 million) in March 2019 (see "—Indebtedness").

Income tax

        Our income tax expense was €6.2 million for the three months ended March 31, 2019, a significant increase compared with the same period in 2018. For the three months ended March 31, 2018, our income tax expense benefitted from the application of a deferred tax expenses credit as a result of expected credit losses we had from MP & Silva's insolvency and tax losses carried forward.

Years ended December 31, 2018, 2017 and 2016

Revenue

        Our revenue was €1.1 billion in 2018, an 18.3% increase compared with 2017 (€954.6 million), which reflected an 8.8% increase compared with 2016 (€877.2 million).

        2018 compared with 2017.    The 18.3% increase in 2018 compared with 2017 principally reflected a €156.4 million increase in reimbursement revenues, principally attributable to our media production activities in our DPSS segment in connection with the 2018 FIFA World Cup Russia™. Excluding these reimbursement revenues, our revenue increased in 2018 compared with 2017 principally due to higher revenue from our Mass Participation segment due to the integration of acquisitions and organic growth as well as revenue growth from our DPSS segment. The increases in revenue from these segments were partially offset by the decrease in revenue in our Spectator Sports segment, from our summer sports portfolio and, to a lesser extent, our football and winter sports portfolios. See "—Segmental Results of Operations."

        2017 compared with 2016.    The 8.8% increase in 2017 compared with 2016 reflected 28.1% revenue growth from our Mass Participation segment due to the impact of acquisitions and organic growth and, to a lesser extent, revenue growth from our DPSS and Spectator Sports segments, each of which having been impacted by cyclicality effects between the periods. See "—Segmental Results of Operations."

Cost of sales

        Our cost of sales was €763.8 million in 2018, a 22.4% increase compared with 2017 (€624.1 million), which reflected a 4.0% increase compared with 2016 (€600.0 million).

        2018 compared with 2017.    The 22.4% increase in 2018 compared with 2017 principally reflected a €152.8 million increase in reimbursement costs between the periods principally attributable to our media production activities in our DPSS segment in connection with the 2018 FIFA World Cup Russia™. Excluding these reimbursement costs, our total cost of sales decreased in 2018 compared with 2017, principally due to lower cost of sales from our Spectator Sports segment reflecting the full year impact of the CBA's decision in 2017 to reduce the scope of the relationship between them and us in relation to the CBA League and the CBA All-Star Game covering the sale of sponsorship and media rights. In addition, the decline in our cost of sales in 2018 compared with 2017 reflected a decrease in production costs relating to the Lega Serie A and FIFA events in our DPSS segment. Such factors were offset partially by higher cost of sales from our Mass Participation segment driven by the growth of our business.

        2017 compared with 2016.    The 4.0% increase in 2017 compared with 2016 was primarily attributable to the higher event organization costs in our Mass Participation segment driven by the growth of our business. The increase also reflected higher cost of sales from our DPSS segment relating to production activities, principally in connection with the FIFA events cycle (the 2017 FIFA Confederations Cup Russia™). The increases in cost of sales from these segments were partially offset by the decrease in costs in our Spectator Sports segment due to the CBA's decision in 2017 to reduce the scope of the relationship between them and us in relation to the CBA League and the CBA All-Star Game covering the sale of sponsorship and media rights.

Gross margin

        Our gross margin was 32.4% in 2018, a 2.2-percentage point margin decline compared with 2017 (34.6%), which reflected a 3.0-percentage point margin enhancement compared with 2016 (31.6%).

        2018 compared with 2017.    The 2.2-percentage point margin decline in 2018 compared with 2017 was primarily attributable to a margin decline in the DPSS segment principally reflecting the impact of the higher reimbursement revenues in 2018 and a slight margin decline in the Mass Participation segment reflecting event mix, and was partially offset by margin improvement in our Spectator Sports segment. See "—Segmental Results of Operations."

        2017 compared with 2016.    The 3.0-percentage point margin improvement in 2017 compared with 2016 was primarily attributed to our Spectator Sports segment and was partially offset by a slight margin contraction in our Mass Participation and DPSS segments. See "—Segmental Results of Operations."

Personnel expenses

        Our personnel expenses were €144.4 million in 2018, a 6.9% increase compared with 2017 (€135.1 million), which reflected a 17.3% increase compared with 2016 (€115.2 million).

        2018 compared with 2017.    The 6.9% increase in 2018 compared with 2017 principally reflected higher staff numbers in 2018 (to 1,624 as of December 31, 2018, from 1,425 as of December 31, 2017) with average salary per employee remaining relatively stable between the periods. The higher staff numbers principally reflected further build-up of iX.co. The increase in personnel expenses also reflected the full year impact of new personnel who joined us as a result of the acquisitions in our Mass Participation segment in 2017 as well as the acquisition of XLETIX in 2018. The increase of salary was partially offset by the decrease in share-based compensation expenses in 2018. The decrease was mainly due to the relatively high level of such expenses incurred in 2017 both as a result of the adoption of an equity incentive plan for WEH in December 2017 and due to most of the expenses in respect of the equity incentive plan of Infront having been charged prior to 2018 based on the vesting schedule. See Note 35 to our audited consolidated financial statements for further information on our historical share-based payments.

        2017 compared with 2016.    The 17.3% increase in 2017 compared with 2016 principally reflected an increase in staff numbers (to 1,425 as of December 31, 2017, from 1,283 as of December 31, 2016) with average salary per employee remaining relatively stable between the periods. The higher staff numbers principally reflected the build-up of our production-related personnel for the 2018 FIFA World Cup Russia™ as well as the addition of new personnel, mainly in Singapore and France, brought in to address new events (badminton and rugby) in our portfolio as well as new personnel joining as a result of the acquisitions in our Mass Participation segment. In addition, in 2017, we recognized €16.4 million in share-based compensation expense relating to the equity incentive plan of Infront and WEH, compared with €7.1 million recognized in 2016. The increase of share-based compensation was mainly due to the equity incentive plan for WEH, which was adopted in December 2017. See Note 35 to our audited consolidated financial statements for further information on our historical share-based payments.

Selling, office and administrative expenses

        Our selling, office and administrative expenses were €52.0 million in 2018, a 4.9% decrease compared with 2017 (€54.7 million), which reflected a 2.2% increase compared with 2016 (€53.5 million).

        2018 compared with 2017.    The 4.9% decrease in 2018 compared with 2017 principally reflected lower office rent and maintenance expenses in 2018, reflecting the adoption of IFRS 16 effective January 1, 2018, which meant only short-term leases and low value assets were charged as expenses in this line item. The impact of this more than offset higher marketing expenses in 2018, reflecting the full year impact of marketing spend relating to the acquisition of CGI in 2017, as well as higher professional fees incurred in 2018, principally in relation to preparations for this offering.

        2017 compared with 2016.    The 2.2% increase in 2017 compared with 2016 principally reflected expenses associated with our Mass Participation acquisitions, including higher marketing expense due to the acquisition of CGI. The Rock 'n' Roll Marathon Series business requires a higher level of marketing spend in proportion to related revenue, compared with our existing Mass Participation portfolio. The increase also reflected higher real estate expenses related to an expansion of WEH's corporate headquarters. The impact of these factors more than offset cost improvements elsewhere in our business due to the implementation of stricter cost controls as well as a reduction in professional fees incurred between the periods.

Depreciation and amortization

        Our depreciation and amortization expenses were €32.8 million in 2018, a 48.4% increase compared with 2017 (€22.1 million) and 2016 (€22.1 million). The 48.4% increase in 2018 compared with 2017 principally reflected the adoption of IFRS 16. In accordance with IFRS 16, we capitalize our right-to-use assets, and depreciate such assets using the straight-line method from the commencement date of the contract to the earlier of the end of the useful life of the right-to-use asset and the end of the lease term. See Note 2.4 to our audited consolidated financial statements for further information.

Impairment of goodwill

        The €74.0 million goodwill impairment in 2016 related to the goodwill derived from the acquisition of WEH on November 18, 2015. The annual impairment test in 2016 indicated the carrying amount of goodwill exceeded its recoverable amount. Further details are given in Note 23 to our audited consolidated financial statements.

Other operating income/(expense), net

        In 2018, our other operating expenses, net, were €26.8 million, compared with other operating income, net, in 2017 of €2.9 million, which reflected a 57.7% decrease compared with 2016 (other operating income, net, of €6.8 million).

        2018 compared with 2017.    The decrease in 2018 compared with 2017 principally reflected expected credit losses of €25.0 million in trade accounts receivable that we had outstanding relating to Italian football-related services provided to a sport marketing and media rights firm (MP & Silva), as well as on contract assets, as a result of the initiation of MP & Silva's insolvency process.

        2017 compared with 2016.    The 57.7% decrease in 2017 compared with 2016 was principally due to increased bad debt expenses and legal claim expenses in 2017 relating to the insolvency of two German Football clubs and the partial or full writing-off of receivables relating to Italian football club business, as well as provisions taken in 2017 relating to disputes with some employees and consultants in Italy.

Net finance costs

        Our net finance costs (finance costs minus finance income) were €41.9 million in 2018, a 64.7% increase compared with 2017 (€25.4 million), which reflected a 11.7% decrease compared with 2016 (€28.8 million).

        2018 compared with 2017.    The 64.7% increase in 2018 compared with 2017 principally reflected the foreign-exchange translation losses as well as the impact of the termination in May 2018 of a cross-currency swap which was entered into in July 2016 relating to a loan made to us by Dalian Wanda Group.

        2017 compared with 2016.    The 11.7% decrease of net finance costs in 2017 compared with 2016 principally reflected higher interest income in 2017 driven by the full year impact of such income earned on the cross-currency swap which was entered into in July 2016 (and repaid in 2018) and foreign exchange translation gains.

Income tax

        Our income tax expense was €19.0 million in 2018, a 6.9% increase compared with 2017 (€17.7 million), which reflected a 11.4% decrease compared with 2016 (€20.0 million).

        2018 compared with 2017.    The 6.9% increase in 2018 compared with 2017 principally reflected a higher effective tax rate in 2018 (26.0%) compared with 2017 (18.4%), principally due to the absence in 2018 of a release of a deferred tax liability as occurred in 2017 due to passage of the U.S. tax reforms in 2017.

        2017 compared with 2016.    We had lower income tax expense in 2017 compared with 2016, principally due to the U.S. tax reforms in 2017 which released deferred tax liability and decreased deferred tax expenses.

Segmental Results of Operations

        Our reporting segments are Mass Participation, Spectator Sports and DPSS.

Mass Participation

        The following table presents our segmental revenue, cost of sales, gross profit and gross margin for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)		(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)
Total segmental revenue	33,691	30,006	29,268	325,443	284,081	251,450	196,356
Total segmental cost of sales	(26,083)	(23,230)	(22,373)	(209,902)	(183,225)	(161,168)	(121,486)

Segmental gross profit	7,608	6,776	6,895	115,541	100,856	90,282	74,870

Segmental gross margin(1) (%)	22.6	22.6	23.6	35.5	35.5	35.9	38.1

(1)
Represents segmental gross profit as a percentage of the total segmental revenue for the relevant period.

Three Months Ended March 31, 2019 and 2018

        Segmental revenue.    Our revenue (and costs of sales) from our Mass Participation segment tend to be lower in the first quarter of our fiscal year compared with other quarters, in particular, the third and fourth quarters, due to the timing of events in our events calendar. See "—Other Factors Affecting our Results of Operations across Segments—Seasonality."

        Total revenue in our Mass Participation segment was €30.0 million for the three months ended March 31, 2019, a 2.5% increase compared with the same period in 2018 (€29.3 million). While the number of events in the three months ended March 31, 2019 and 2018 remained relatively stable (29 and 31 events during the period in 2019 and 2018, respectively), revenue from our Mass Participation segment improved slightly in the period in 2019 compared with 2018 as a result of increased athlete participation in our marathon events in China, including Rock 'n' Roll Marathon Series events.

        Segmental gross margin.    Our gross margin in our Mass Participation segment was 22.6% for the three months ended March 31, 2019, a 1.0-percentage point decrease compared with the same period in 2018 (23.6%). The 1.0-percentage point decrease was principally due to the impact of an increase in the proportion of total revenue that marathon events represented in the three months ended March 31, 2019 compared with the same period in 2018. Such events generally have lower profit margins as compared with other events in our portfolio, such as IRONMAN and IRONMAN 70.3 events.

Years ended December 31, 2018, 2017 and 2016

        Segmental revenue.    Total revenue in our Mass Participation segment was €284.1 million in 2018, a 13.0% increase compared with 2017 (€251.5 million), which reflected a 28.1% increase compared with 2016 (€196.4 million).

        2018 compared with 2017.    The 13.0% increase in 2018 compared with 2017 principally reflected the full year impact of the CGI acquisition as well as further growth in the related business and the acquisition of XLETIX in 2018. The increase also reflected organic growth otherwise in our events portfolio, including the addition of a number of new IRONMAN 70.3 events as well as increased sponsorship revenue.

        2017 compared with 2016.    The 28.1% increase in 2017 compared with 2016 principally related to higher running and mountain-biking related revenue following the acquisition of Cape Epic (Pty) Ltd. in February 2017 and of CGI in June 2017, which added the Rock 'n' Roll Marathon Series to our portfolio, and the full year impact of an acquisition in 2016 (Lagardère Unlimited Events AG). The increase also reflected organic growth in our events portfolio, including the net addition in 2017 of new IRONMAN and IRONMAN 70.3 events as well as other events in China utilizing our brands (IRONMAN 70.3 events and Rock 'n' Roll Marathon Series). We also benefitted from the increase in merchandise sales per gross-paid athlete at existing IRONMAN and IRONMAN 70.3 events.

        Segmental gross margin.    Our gross margin in our Mass Participation segment was 35.5% in 2018, a 0.4-percentage point decline compared with 2017 (35.9%), which reflected a 2.2-percentage point decline compared with 2016 (38.1%).

        2018 compared with 2017.    The 0.4-percentage point decline in 2018 compared with 2017 was principally due to the full year impact in 2018 of the acquisitions in 2017. The acquired events had generally lower profit margins as compared to IRONMAN and IRONMAN 70.3 events.

        2017 compared with 2016.    The 2.2-percentage point decline in gross margin in 2017 compared with 2016 was primarily due to the acquisitions, through which we acquired events having generally lower profit margins as compared to IRONMAN and IRONMAN 70.3 events.

Spectator Sports

        The following table presents our segmental revenue, cost of sales, gross profit and gross margin for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)		(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)
Total segmental revenue	217,973	194,133	169,140	600,095	523,826	547,072	537,749
Total segmental cost of sales	(168,613)	(150,172)	(106,052)	(361,625)	(315,664)	(349,018)	(375,514)

Segmental gross profit	49,360	43,961	63,088	238,470	208,162	198,054	162,235

Segmental gross margin(1) (%)	22.6	22.6	37.3	39.7	39.7	36.2	30.2

(1)
Represents segmental gross profit as a percentage of the total segmental revenue for the relevant period.

Three Months Ended March 31, 2019 and 2018

        Segmental revenue.    Total revenue in our Spectator Sports segment was €194.1 million for the three months ended March 31, 2019, a 14.8% increase compared with the same period in 2018 (€169.1 million). The increase principally reflected an increase in revenue from our winter sports portfolio, mainly due to the FIS World Championships having occurred in 2019 (and not in 2018), which was partially offset by decreases in revenue from our football and summer sports portfolios, which also principally reflected event cyclicality in our portfolio. Revenue from football declined between the periods principally due to our revenue in 2018 benefitting from the lead-up to the 2018 FIFA World Cup Russia™. Revenue from football was also impacted by a €6.0 million revenue deduction based on the amount estimated to be paid as compensation in connection with fraudulent activities discovered by Infront (see "—Internal Control over Financial Reporting"). The lower revenue from summer sports principally reflected the EHF European Championships for men having occurred in January 2018 (and not in 2019).

        Segmental gross margin.    Our gross margin in our Spectator Sports segment was 22.6% for the three months ended March 31, 2019, a 14.7-percentage point decrease compared with the same period in 2018

(37.3%). This decrease principally reflected event cyclicality in our portfolio. The margin in the three months ended March 31, 2019 was significantly impacted by the higher cost of sales related to the FIS World Championships, which more than offset the impact of missing costs in relation to the EHF European Championships. In the same period in 2018, our margin benefited from a higher proportion of revenue derived from commission-based contracts, in particular in the lead-up to the 2018 FIFA World Cup Russia™. The margin decline between the periods also reflected the impact of the €6.0 million revenue deduction in 2019.

Years ended December 31, 2018, 2017 and 2016

        Segmental revenue.    Total revenue in our Spectator Sports segment was €523.8 million in 2018, a 4.2% decrease compared with 2017 (€547.1 million), which reflected a 1.7% increase compared with 2016 (€537.7 million).

        2018 compared with 2017.    The 4.2% decrease in 2018 compared with 2017 principally reflected a decrease in revenue from our summer sports portfolio and, to a lesser extent, our football and winter sports portfolios.

        Revenue from summer sports decreased mainly due to the full year impact of the reduced scope of our relationship with the CBA relating to the CBA League and CBA All-Star Games covering the sale of sponsorship and media rights from 2017. This more than offset higher revenue in 2018 due to the cyclicality effect of the EHF EURO Championship in handball having occurred in 2018 (and not in 2017) as well as the full year impact in 2018 of properties that were newly acquired during 2017 (badminton and rugby).

        The decrease in football-related revenue principally reflected decreased revenue generated from various European football properties, which more than offset higher revenue from the event cycle for the 2018 FIFA World Cup Russia™. The lower revenue from European football properties reflected reduced scope in relation to one German football club and the insolvency of another club as well as reduced revenue relating to Lega Serie A-related archive sales as a result of the new Lega Serie A cycle having started only in July 2018. Our revenue was also adversely impacted by the non-qualification of the Italian National Team for the 2018 FIFA World Cup Russia™.

        Lower revenue from our winter sports portfolio principally reflected the cyclicality effect of the FIS Ski World Championships, which occurred in 2017 (and not in 2018) as well as lower revenues from the FIS World Cup, primarily due to the timing of races in the FIS event calendar.

        2017 compared with 2016.    The 1.7% increase in 2017 compared with 2016 principally reflected an increase in revenue from our football portfolio and, to a lesser extent, from our winter sports portfolios, which more than offset lower revenue from our summer sports portfolio.

        The increase in football-related revenue principally reflected increased FIFA Asian media sales during the FIFA event cycle, including the 2017 FIFA Confederations Cup Russia™, leading up to, and including, the 2018 FIFA World Cup Russia™ and the occurrence of the inaugural China Cup in 2017, which more than offset lost revenue due to our decision not to extend a loss-making contract relating to an Italian football club and switch of our DFB Cup contractual arrangement from a full rights buy-out to a commission-based model, notwithstanding the extension in scope in the services we are otherwise providing under this arrangement.

        Higher revenue from our winter sports portfolio principally reflected cyclicality effects as the FIS Ski World Championships occurred in 2017 (and not in 2016).

        Revenue from summer sports decreased mainly due to the impact of the reduced scope of our relationship with the CBA relating to the CBA League and CBA All-Star Games covering the sale of sponsorship and media rights from 2017, as well as cyclicality effects as the EHF EURO Championship in handball occurred in 2016 (and not in 2017). These factors more than offset the revenue contribution from the CEV European Championships in volleyball, the inaugural edition of UCI Tour of Guangxi in China and newly acquired properties, including rugby and badminton.

        Segmental gross margin.    Our gross margin in our Spectator Sports segment was 39.7% in 2018, a 3.5-percentage point improvement compared with 2017 (36.2%), which reflected a 6.0-percentage point improvement compared with 2016 (30.2%).

        2018 compared with 2017.    The 3.5-percentage point improvement in 2018 compared with 2017 principally reflected an increased proportion of the commission-based business to our overall business mix principally in relation to the 2018 FIFA World Cup Russia™ and the full year impact of the reduced scope of the CBA relationship relating to the sale of sponsorship and media rights. See "—Specific Factors Affecting our Spectator Sports Results of Operations—Extent and mix of rights-in arrangements."

        2017 compared with 2016.    The 6.0-percentage point improvement in gross margin in 2017 compared with 2016 was primarily due to an increased proportion of the commission-based business to our overall business mix. Gross margins also improved due to the reduced scope of the CBA relationship relating to the sale of sponsorship and media rights beginning in 2017 and the non-extension of a loss-making contract relating to an Italian football club.

Digital, Production, Sports Solutions (DPSS)

        The following table presents our segmental revenue, cost of sales, gross profit and gross margin for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)		(US$ '000s, unless indicated otherwise)	(€ '000s, unless indicated otherwise)
Total segmental revenue	24,118	21,480	35,696	368,057	321,279	156,076	143,142
Of which, reimbursement revenues(1)(2)	(58)	(52)	12,685	251,151	219,231	62,820	43,009
Total segmental cost of sales	(13,585)	(12,099)	(24,054)	(303,474)	(264,904)	(113,907)	(102,980)
Of which, reimbursement costs(1)(2)	(165)	(147)	(12,945)	(247,930)	(216,419)	(63,666)	(43,013)

Segmental gross profit	10,533	9,381	11,642	64,583	56,375	42,169	40,162

Segmental gross margin(3) (%)	43.7	43.7	32.6	17.5	17.5	27.0	28.1

(1)
The total reimbursement revenues and reimbursement costs generally match to one another, resulting in a negligible gross margin impact. See discussion of cost-plus contractual model in "—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments" and "—Other Factors Affecting our Results of Operations across Segments—Cyclicality."

(2)
The limited, negative reimbursement revenues and reimbursement costs in the three months ended March 31, 2019 relate to foreign exchange movements on accruals that were booked in respect of media production services in 2018 for which invoices were issued or received in 2019.

(3)
Represents segmental gross profit as a percentage of the total segmental revenue for the relevant period.

Three Months Ended March 31, 2019 and 2018

        Segmental revenue.    Total revenue in our DPSS segment was €21.5 million for the three months ended March 31, 2019, a 39.8% decrease compared with the same period in 2018 (€35.7 million). The decrease principally reflected reimbursement revenues in the three months ended March 31, 2018 from media production services in connection with Lega Serie A games and in the lead-up to the 2018 FIFA World Cup Russia™. We did not have reimbursement revenues in the same period in 2019 as the component of our relationship with Lega Serie A (relating to selling access to TV signals) relating to such revenue expired at the end of the 2017/18 season and due to the FIFA events cycle. Excluding reimbursement revenues, total revenue in our DPSS segment decreased €1.5 million in the three months ended March 31, 2019 compared with the same period in 2018 primarily due to the absence of revenue from other services provided in 2018 (broadcaster and LED services) in the lead-up to the 2018 FIFA World Cup Russia™.

        Segmental gross margin.    Our gross margin in our DPSS segment was 43.7% for the three months ended March 31, 2019, a 11.1-percentage point increase compared with the same period in 2018 (32.6%). The 11.1-percentage point increase principally reflected the impact of reimbursement revenues in the three months ended March 31, 2018 (and the absence of such revenue in 2019).

Years ended December 31, 2018, 2017 and 2016

        Segmental revenue.    Total revenue in our DPSS segment was €321.3 million in 2018, a 105.8% increase compared with 2017 (€156.1 million), which reflected a 9.0% increase compared with 2016 (€143.1 million).

        2018 compared with 2017.    The 105.8% increase in 2018 compared with 2017 principally reflected a €156.4 million increase in reimbursement revenues from our media production activities in connection with the 2018 FIFA World Cup Russia™. Excluding such reimbursement revenues, our total revenue in our DPSS segment increased in 2018 compared with 2017 principally due to continued growth in our digital media business as well as higher contribution from services linked to the 2018 FIFA World Cup Russia™ (mainly broadcaster services and LED services).

        2017 compared with 2016.    The 9.0% increase in 2017 compared with 2016 principally reflected increased reimbursement revenues relating to FIFA host broadcast production for the FIFA event cycle, including the 2017 FIFA Confederations Cup Russia™, leading up to, and including, the 2018 FIFA World Cup Russia™. In addition, the strategic decision to streamline our digital client base, following the acquisition of Omnigon in 2016, and focus on larger, more complex digital media opportunities has had a positive revenue and profitability impact between the periods. The foregoing factors more than offset the cyclicality effects of our involvement with the Copa América Centenario and UEFA EURO™ football events, which occurred in 2016 (and not in 2017).

        Segmental gross margin.    Our gross margin in our DPSS segment was 17.5% in 2018, a 9.5-percentage point decline compared with 2017 (27.0%), which reflected a 1.1-percentage point decline compared with 2016 (28.1%).

        2018 compared with 2017.    The 9.5-percentage point decline in 2018 compared with 2017 principally reflected the impact of higher reimbursement revenues in 2018 compared with 2017 in relation to the 2018 FIFA World Cup Russia™.

        2017 compared with 2016.    The 1.1-percentage point decline in gross margin in 2017 compared with 2016 was primarily due to the impact of higher reimbursement revenues in 2017 compared with 2016. The margin decline also reflected the cyclicality effect as the UEFA EURO™ and Copa America Centenario events did not take place in 2017. These were partially offset by margin improvements in our digital business resulting from our strategic focus on larger, more complex digital media opportunities, that had a positive revenue and profitability impact between the periods, as well as cost management after our acquisition of Omnigon, leading to a decrease in cost of sales.

Selected Quarterly Results of Operations

        The following table sets forth our unaudited consolidated quarterly results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes. We have prepared the unaudited consolidated quarterly financial information on the same basis as our consolidated financial statements. The unaudited consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented. For an explanation of the various line items, see above "—Our Results of Operations" and the explanatory footnotes under the table presenting our consolidated profit or loss data.

	For the three months ended,
	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
	(€ '000s)
Revenue	245,619	263,224	227,380	404,478	234,104	285,865	197,171
Cost of sales	(185,501)	(168,842)	(146,230)	(296,242)	(152,479)	(168,205)	(127,355)

Gross profit	60,118	94,382	81,150	108,236	81,625	117,660	69,816

Personnel expenses	(33,433)	(36,667)	(39,432)	(35,196)	(33,138)	(45,164)	(27,796)
Selling, office and administrative expenses	(12,686)	(16,028)	(11,744)	(11,928)	(12,343)	(15,538)	(12,873)
Depreciation and amortization	(7,850)	(8,281)	(7,698)	(9,300)	(7,567)	(5,904)	(5,067)
Other operating income/(expense), net	1,012	2,097	373	(11,970)	(17,301)	7,766	(1,487)
Finance costs	(10,362)	(12,675)	(9,822)	(18,209)	(13,005)	(16,765)	(12,068)
Finance income	651	1,199	413	4,392	5,838	8,678	7,225
Share of profit/(loss) of associates and joint ventures	137	1,903	3,634	345	(316)	(126)	500

Profit /(loss) before tax	(2,413)	25,930	16,874	26,370	3,793	50,607	18,250

Income tax	(6,223)	(7,313)	(3,769)	(7,881)	8	(7,594)	(3,848)

Profit/(loss) for the period	(8,636)	18,617	13,105	18,489	3,801	43,013	14,402

        Our results of operation in any given quarter are significantly impacted by cyclicality and seasonality factors driven largely by the timing cycle of sports events. See "—Other Factors Affecting our Results of Operations across Segments."

Liquidity and Capital Resources

        Our primary short-term liquidity needs are to fund general working capital requirements, capital expenditures and debt service requirements while our long-term liquidity needs are primarily related to acquisitions and debt repayment. Historically, we have met our liquidity needs through our operating cash flow and borrowings. Our existing borrowings primarily consist of two credit facilities entered into by our subsidiaries, each facility having a term loan and revolving credit facility commitment in order to ensure that we have sufficient funds available for short-term working capital requirements and for other capital projects. We also have a credit facility that we entered into in connection with the group restructuring, which we intend to repay in part with the net proceeds of this offering. See "—Indebtedness" below.

        We are generally an asset light company with limited capital expenditure requirements, beyond capital expenditure relating to acquisitions. Most investments (other than acquisitions) relate to the further expansion and development of our DPSS capabilities and are technology driven, as most outflows are incurred for production equipment, LED boards and master control rooms. As high quality LED boards have become a key requirement for football sponsorships, we have invested in new systems to replace older ones. We currently own 18 stadium-size LED board systems, normally in use in Germany and Italy, but also at various other occasions such as major international sport events. Investments in production equipment are mainly intended to replace old media production infrastructure in order to maintain the high quality and meet the expectations of our partners.

        We believe that our current cash and cash equivalents and anticipated cash flow from operating and financing activities will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months without considering the proceeds from this offering.

Cash Flows

        Over the course of a year, we use our cash on hand to pay employee related expenses, other operating expenses, interest payments and other liabilities as they become due. This typically results in negative working capital movement at certain times during the year. In particular, for our Mass Participation segment, given that we receive much of our cash flows well in advance of the events to which they relate, we typically operate with negative working capital. In our Spectator Sports and DPSS segments cash balances can vary significantly between months and between years due to the seasonal and cyclical nature of the business as well as due to the fact that the fiscal year end is in the middle of the winter sports and football seasons. In addition, the timing of individual payments made or received can vary between years. For example, cash flows relating to FIFA World Cup™ production has shown higher cash in than outflows in the years prior to the respective main event year during which the cash flow is usually negative. We compensate such cash balance swings with surplus cash or by short-term bank facility borrowings, such as our revolving credit facilities.

        Our cost base not directly tied to revenue is more evenly spread throughout the fiscal year than our cash inflows. Generally, personnel not accounted for in cost of sales as well as other office and administration expenses do not show the same volatility throughout the year compared to revenue and gross profit, as they are not primarily impacted by peaks in operational activities in the same way as direct project income and expenditure. Employee expenses and fixed costs constitute the majority of our cash outflows and are generally paid throughout the 12 months of the fiscal year.

        In the last three years, our cash flows have reflected a number of related party transactions with Dalian Wanda Group. See "Related Party Transactions." Such transactions generally relate to the simplification of our holding company structure, downstream payments from Dalian Wanda Group in respect of existing indebtedness of Infront and WEH and upstream loans and payments to Dalian Wanda Group.

        The following table sets forth a summary of our cash flows for the periods indicated.

	For the three months ended March 31,			For the year ended December 31,
	2019	2019	2018	2018	2018	2017	2016
	(US$ '000s)	(€ '000s)		(US$ '000s)	(€ '000s)
Selected Consolidated Cash Flow Data
Net cash flows from/(used in) operating activities	(33,557)	(29,887)	17,909	76,284	66,588	145,678	43,596
Net cash flows from/(used in) investing activities	(93,335)	(83,127)	(12,613)	(65,437)	(57,120)	(104,142)	(350,326)
Net cash flows from/(used in) financing activities	134,330	119,638	(244)	(74,979)	(65,449)	76,976	332,397

Net increase/(decrease) in cash and cash equivalents	7,438	6,624	5,052	(64,132)	(55,981)	118,512	25,667

Cash and cash equivalents at beginning of year	198,789	177,048	230,419	263,970	230,419	124,344	105,975
Effect of foreign exchange rate changes, net	3,444	3,067	(2,359)	2,990	2,610	(12,437)	(7,298)

Cash and cash equivalents at end of year	209,671	186,739	233,112	202,828	177,048	230,419	124,344

Operating Activities

        We had a net cash outflow from operating activities of €29.9 million for the three months ended March 31, 2019, primarily attributable to working capital requirements relating to payments made in 2019 in respect of FIS World Championships, offset in part by operating income from our Spectator Sports segment. We had a net cash inflow from operating activities of €17.9 million for the three months ended March 31, 2018, primarily attributable to operating income from our Spectator Sports segment and DPSS segment, partially offset by working capital requirements relating to prepayments received in 2017 in respect of 2018 FIFA World Cup RussiaTM, as well as cash used for tax payments due primarily to higher operating income relating to FIFA World Cup RussiaTM and increased operating income in higher tax jurisdictions, such as Italy.

        In 2018, we had a net cash inflow from operating activities of €66.6 million, principally due to operating income from our Spectator Sports segment and Mass Participation segment, partially offset by working capital requirements relating to prepayments received in 2017 in respect of 2018 FIFA World Cup Russia™, as well as cash used for tax payments due primarily to higher operating income relating to FIFA World Cup Russia™ and increased operating income in higher tax jurisdictions, such as Italy.

        In 2017, we had a net cash inflow from operating activities of €145.7 million principally due to significant cash-related operating income from our Spectator Sports segment. In addition, we received prepayments in respect of the 2018 FIFA World Cup Russia™ in 2017. In 2017, there were also inflows in respect of receivables that arose in 2016.

        In 2016, we had a net cash inflow from operating activities of €43.6 million principally due to cash-related operating income from our Spectator Sports segment. This cash inflow was partially offset by higher delayed inflows relating to certain winter sports contracts as well as signing fees and upfront fees paid in connection with new contracts.

Investing Activities

        We had a net cash outflow from investing activities of €83.1 million for the three months ended March 31, 2019, primarily attributable to cash used for acquisitions and capital expenditure. Cash used for acquisitions of €74.5 million was primarily attributable to the acquisition of Youthstream (net cash outflow of €73.9 million). Capital expenditure of €4.4 million related principally to purchases of LED boards, host broadcasting equipment for production purposes, purchases of software and certain leasehold improvements for an office in Australia. The net cash outflow also reflected deferred purchase price and earn-out payments in respect of previous acquisitions (€3.8 million).

        In 2018, we had a net cash outflow from investing activities of €57.1 million, which was primarily attributable to cash used for acquisitions and capital expenditure. Cash used for acquisitions in 2018 of €25.9 million was primarily attributable to the acquisitions of XLETIX and Yongda amounting to €4.1 million, an investment in a minority stake in COPA90 amounting to €7.9 million, and deferred purchase price and earnout payments in respect of previous acquisitions amounting to €9.8 million. Capital expenditure of €14.2 million in 2018 related principally to purchases of LED boards, host broadcasting equipment for production purposes, master control rooms and purchases of software. We also had net cash outflows of €19.6 million mainly relating to our refinancing settlement in May 2018. These were partially offset by cash inflow from dividends of €1.7 million received from one of our joint ventures.

        In 2017, we had a net cash outflow from investing activities of €104.1 million, which was primarily attributable to cash used for acquisitions and capital expenditure as well as our repayment to Dalian Wanda Group of €17.0 million representing amounts previously provided to us for an acquisition, which remained unused. Cash used for acquisitions in 2017 of €95.5 million was primarily attributed to the acquisition of CGI and Cape Epic (Pty) Ltd amounting to €79.3 million, and deferred purchase price and earnout payments of previous acquisitions amounting to €8.5 million. Capital expenditure of €13.0 million in 2017 related mainly to purchases of LED boards, television equipment for production purposes as well as purchase of software. We also had net cash outflows of €26.7 million relating to investments made in bank certificates of deposit in 2016 (the lower amount of net cash inflow in 2017 from such instruments compared to net cash outflow in 2016 reflecting foreign exchange movements).

        In 2016, we had a net cash outflow from investing activities of €350.3 million, which was primarily attributable to: (i) the granting of the €141.3 million loan to Infront Finance Luxembourg S.à.r.l. relating to the simplification of our holding structure and the (ii) granting of a loan of €116.1 million to Dalian Wanda Group for liquidity management purposes. Net cash outflow also resulted from €35.4 million used for acquisitions mainly including the acquisition of Omnigon and Lagardère Unlimited Events AG. Capital expenditure of €11.7 million in 2016 related mainly to purchases of media equipment to upgrade production facilities for our Italian business and broadcasting of UEFA EURO 2016™, as well as investments in high quality LED boards and other equipment. We also had net cash outflows amounting to €26.7 million relating to investments made in bank certificates of deposit that yield a higher interest rate than bank deposits.

Financing Activities

        We had a net cash inflow from financing activities of €119.6 million for the three months ended March 31, 2019, primarily attributable to proceeds from borrowings of €446.0 million, including €356.2 million from our unsecured senior 364-day term loan facility as well as €100.0 million from the Infront credit facility. See "—Indebtedness." The cash inflow was partially offset by cash outflow relating to repayment of a portion of an inter-group promissory note of €311.7 million in connection with the group restructuring, repayment of lease liabilities, amounting to €2.6 million, and the repayment of loans including Infront term loans (€10.7 million) and a WEH term loan (€0.6 million).

        In 2018, we had a net cash outflow from financing activities of €65.4 million, largely related to the repayment of amounts due to Dalian Wanda Group, amounting to €377.2 million, as a result of borrowings made to us in 2016, as well as €32.2 million paid in connection with the settlement of a cross currency swap related to these borrowings. We also had a net cash outflow relating to repayment of lease liabilities amounting to €9.9 million as a result of the application of IFRS 16. These cash outflows more than offset cash inflow of €350 million from borrowings under the term loan portion of the Infront Sports & Media AG credit facility entered into in May 2018. See "—Indebtedness."

        In 2017, we had a net cash inflow from financing activities of €77.0 million. This reflected proceeds of €115.3 million, including a €88.8 million capital injection into WEH by Dalian Wanda Group and €26.5 million of additional borrowing by WEH. These cash inflows were partially offset by €38.6 million for the repayment of loans including a bilateral working capital line of €21.6 million at Infront and a revolving credit facility of €16.1 million at WEH.

        In 2016, we had a net cash inflow from financing activities of €332.4 million. This reflected (i) proceeds from borrowings of €486.9 million, including €427.9 million from Dalian Wanda Group which was used to repay an Infront syndicated loan, €21.6 million from bilateral working capital lines, and €16.0 million from a WEH revolving credit facility, and (ii) capital injection of €136.5 million relating to full payment of the share capital of WSC relating to the simplification of our holding structure, which more than offset cash outflow of €290.9 million relating to the repayment of an Infront syndicated loan.

Indebtedness

        As of March 31, 2019, our total indebtedness (total interest-bearing liabilities) was €1,002.9 million. Our primary sources of indebtedness are two credit facilities entered into by our wholly-owned subsidiaries, Infront Sports and Media AG and the World Triathlon Corporation, or WTC. Each credit facility contains a term loan facility and a revolving credit facility. As of March 31, 2019, we had in aggregate US$20 million (€17.8 million) of borrowing capacity under the revolving credit facilities (under the WTC facility) and, in May 2019, used US$17 million (€14.8 million) to fund the acquisition of four mass participation sports events from Nine's events and entertainment division (formerly Fairfax Events and Entertainment). In the three months ended March 31, 2019, we drew down €100 million under the Infront credit facility and we issued a US$400 million (€356.2 million) inter-group promissory note to Wanda Sports & Media (Hong Kong) Holding Co. Limited in connection with the group restructuring. In addition, on March 15, 2019, we entered into an unsecured senior 364-day term loan facility at the holding company level, under which we concurrently borrowed US$400 million (€356.2 million), and a related unsecured senior forward start term loan facility. We intend to use a portion of the net proceeds of this offering to repay US$200 million of the amount outstanding under the 364-day term loan facility. See "Use of Proceeds."

364-day term loan facility of Wanda Sports Group Company Limited

        We are a party to a US$400 million (€356.2 million) unsecured senior 364-day term loan facility with Morgan Stanley Asia Limited, as arranger, and China Construction Bank (Asia) Corporation Limited, as facility agent. Wanda Culture, a subsidiary of Dalian Wanda GCL, has entered into a keepwell deed in respect of the facility. We used US$350 million (€311.7 million) of the US$400 million (€356.2 million) proceeds of the loan under this facility to repay a portion of a US$400 million (€356.2 million) inter-group promissory note. We retained the balance of the proceeds to fund interest payments on the 364-day term loan facility and for general corporate purposes. We may ultimately decide to use the balance of the proceeds to repay further the remaining portion of the inter-group promissory note.

        The term of the loan under the facility is 364 days. Interest on the loan is 11.5% per annum, payable semi-annually. We have the option to prepay the loan at any time, at which time we will be subject to a make-whole amount (if any) and an equity upside (if any). Upon the closing of this offering, we will be required to repay, out of the net proceeds from this offering, an amount equal to the greater of (i) 50% of the net proceeds from the offering and (ii) US$ 200 million (€178.1 million), assuming such amounts are less than the total amount outstanding of the loan at the time. See "Use of Proceeds."

        The term loan facility contains:

  •
  certain financial covenants, including a net debt/adjusted EBITDA leverage ratio covenant (which may not exceed 6.00x);

  •
  a provision providing for additional amounts, or equity upside, to be paid at the time of any repayment of the loan. The amount of the equity upside is calculated on the basis of the difference between a specified target enterprise value and our actual enterprise value, based either on this offering (in connection with a repayment triggered by this offering) or based on any follow-on offering of our shares, if applicable (for any subsequent repayment);

  •
  customary events of default;

  •
  a change of control clause triggered when there is a direct or indirect disposition of all or substantially all of our properties or assets taken as a whole, or the provider of the keepwell ceases to be the beneficial owner, directly or indirectly, of a majority of the total voting power of our ordinary shares; and

  •
  customary covenants, including restrictions on incurring additional indebtedness, making restricted payments (including dividends and other distributions), selling or otherwise disposing of assets, making acquisitions, entering into mergers or corporate reconstructions, entering into transactions that are not on arm's length terms and a negative pledge.

        Certain events of default and covenants in the senior term loan facility are subject to certain thresholds and exceptions.

        Also on March 15, 2019, we entered into a US$400 million (€356.2 million) unsecured senior forward start term loan facility with the same counterparties as the senior term loan facility. Amounts may be drawn pursuant to the forward start term loan facility following the maturity date of the 364-day term loan facility in order to refinance the 364-day term loan facility for a term of up to 24 months. The drawdown is conditioned on our providing evidence to the facility agent that a filing regarding the facility has been completed with the NDRC or its provincial counterpart or that such filing is not required. The senior forward start term loan facility provides for certain financial covenants, including a net debt/adjusted EBITDA leverage ratio covenant (which may not exceed 4.80x for the first 12 months following utilization and 4.25x for the remainder of the term).

Credit facility of Infront Sports & Media AG

        Infront Sports and Media AG, as borrower, is party to a secured credit facility, which was entered into on May 18, 2018 and amended on November 21, 2018 with UBS Switzerland and Unicredit Bank. This credit facility is guaranteed by Infront Holding AG and secured through share pledges, share charges and security assignment agreements with various subsidiaries of Infront Sports & Media AG and the guarantors.

        The credit facility includes a term loan and revolving credit facility commitment.

  •
  The term loan portion of the credit facility amounts to €350 million. As of March 31, 2019, €336.9 million was outstanding under the term loan portion of the credit facility. We have the option to repay the loan at any time, however, mandatory bi-annual amortizations are foreseen. The remaining balance of the loan is repayable on June 30, 2021, with an extension option of two one-year periods. Loans under the term loan facility bear interest at a rate per annum equal to EURIBOR plus the applicable margin. The applicable margin falls between 1.75% and 3.25%, depending on the leverage (as of March 31, 2019 and December 31, 2018, EURIBOR plus 2.00% and 2.25%, respectively).

  •
  The commitment under the revolving credit facility amounts to €100 million. We can draw in euros, Swiss francs, U.S. dollars (up to 50% of the facility amount) or any other currency which has been approved by all the lenders and is readily available and freely convertible into euros in the wholesale market. The minimum amount of each loan is €5 million (or the appropriate equivalent in another available currency) and no more than 10 loans can be outstanding. As of March 31, 2019, €100 million was outstanding under the revolving credit facility.

        We have an option to increase the term loan amount by up to €100 million and the amount under the revolving facility by €50 million provided that the aggregate amount of such additional commitments shall not exceed €100 million.

        The credit facility contains:

  •
  certain financial covenants, including a leverage ratio covenant (which may not exceed 3.50x; in case of a permitted acquisition (as defined under the term loan facility), the borrower has the right to request an increase of the leverage ratio to 4.25x for a period of up to three consecutive financial quarters; the covenant is tested on a quarterly basis);

  •
  a minimum equity covenant with respect to Infront Holding AG (on a standalone basis), requiring the entity to have a minimum equity of 200 million Swiss francs at the end of each fiscal year;

  •
  customary events of default;

  •
  a change of control clause which is triggered when Dalian Wanda GCL ceases to hold, directly or indirectly, 50.1% of the voting rights of Infront; and

  •
  customary covenants, including restrictions on incurring additional indebtedness, paying dividends or making other distributions (tied to a leverage ratio of 2.50x), selling or otherwise disposing of assets, including capital stock of restricted subsidiaries, making acquisitions, entering into joint ventures, merging, entering into related party transactions or providing a negative pledge.

        Certain events of default and covenants in the term loan facility are subject to certain thresholds and exceptions.

Credit facility of World Triathlon Corporation

        WTC, as borrower, is party to a secured credit facility, which was entered into on June 26, 2014 and amended on November 18, 2015, June 5, 2017 and January 18, 2019. The credit facility is guaranteed by WEH and WTC's U.S. domestic subsidiaries.

        The credit facility includes a term loan commitment that matures on June 26, 2021 and a revolving line of credit that matures on March 25, 2021. The term loan portion of the credit facility is $255 million (€230.5 million) and the revolving line of credit is US$20 million (€17.8 million). As of March 31, 2019, US$243.7 million (€217.2 million) was outstanding under the term loan and no amount was outstanding on the revolving line of credit. We have the option to pay the loan in full at anytime, subject to certain conditions. Interest on the term loan and revolving line of credit is equal to the applicable margin (which is determined based on the first lien leverage ratio test), plus the alternate base rate or LIBOR. The applicable margin falls between 2.75% and 4.25%, depending on the leverage. As of March 31, 2019 and December 31, 2018, WTC was paying interest at LIBOR plus 4.00% on the term loan.

        The credit facility contains:

  •
  a leverage ratio test that is applicable if outstanding borrowings under the revolving line of credit exceed 30% of the revolving line of credit commitment;

  •
  customary events of default;

  •
  a change of control clause which is triggered by the occurrence of the earlier of:

  •
  the acquisition by any person or group other than Wanda Culture or its affiliates of capital stock representing more than the greater of (i) 35% of the total voting power of all outstanding stock of WEH and (ii) the percentage of the total voting power of voting stock of WEH owned beneficially by Wanda Culture and its affiliates; and

  •
  WTC ceasing to be a direct or indirect wholly-owned subsidiary of WEH;

  •
  customary covenants, including restrictions on additional indebtedness, liens, negative pledges, restricted payments (including dividends and other distributions), investments, sales or other dispositions of assets, consolidation or merger, sale leasebacks and transactions with affiliates. There are various baskets on which WTC could rely to pay dividends and make other restricted payments to us, including if its leverage ratio on a pro forma basis does not exceed 4.5:1.0 and 6% per annum of net proceeds of an initial public offering contributed to WTC (provided at least US$50 million (€43.7 million) of such proceeds are contributed to WTC); and

  •
  an excess cash flow provision whereby a prepayment is required based on the excess cash flow calculated in accordance with the credit facility.

        Certain events of default and covenants in the term loan facility are subject to certain thresholds and exceptions.

Contractual Obligations

        The following table sets forth as of March 31, 2019, a summary of our contractual obligations.

	Payments due by period
	Total	Less than 1 year	From 1 to 3 years	From 3 to 5 years	5 or more years
	(€ '000s)
Long-term debt obligations(1)	1,080,477	434,524	645,953	—	—
Operating lease obligations(2)	71	70	1	—	—
Full rights buy-out payment obligations(3)	1,332,290	212,993	398,106	257,475	463,716
Commission minimum revenue guarantees(4)	1,178,628	138,453	304,752	345,892	389,531

Total	3,591,466	786,040	1,348,812	603,367	853,247

(1)
Long-term debt obligations include contractual undiscounted payments, including accrued interest payment.

(2)
Represents operating leases on certain office and IT equipment and machinery, equipment and vehicles.

(3)
We have capital commitments under full rights buy-out contracts, where we pay, usually in instalments throughout the term of the contract, a certain guaranteed amount (acquisition cost) to the rights owner to acquire the rights (rights-in) and subsequently sell the acquired rights (rights-out) for our own account. Such capital commitments amounted to €1.3 billion, €1.4 billion and €0.9 billion, as of March 31, 2019 and as of December 31, 2018 and 2017, respectively. See Note 21 to our interim condensed consolidated financial statements and Note 38 to our audited consolidated financial statements.

(4)
Under commission-based contracts, we extend minimum revenue guarantees, where we guarantee a certain amount of revenue to the rights owner and in turn are compensated in the form of a commission. Such contingent liabilities amounted to €1.2 billion, €1.2 billion and €3.4 billion, as of March 31, 2019 and as of December 31, 2018 and 2017, respectively. The decrease in such contingent liabilities in 2018 compared with 2017 related primarily to continued progress in meeting our sales commitments to rights owners. See Note 21 to our interim condensed consolidated financial statements and Note 38 to our audited consolidated financial statements.

Off-Balance Sheet Commitments and Arrangements

        We have no off-balance sheet arrangements as defined in Item 5.E of SEC Form 20-F that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Internal Control over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the years ended December 31, 2018, 2017 and 2016, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting and subsequent to the completion of that audit identified a second material weakness in our internal control over financial reporting.

Resource Constraints

        The first material weakness identified relates to our lack of dedicated resources and experienced personnel involved in the designing and reviewing of internal controls over financial reporting. As defined in PCAOB standards, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

        Related significant deficiencies identified include our lack of effective process over the identification and disclosure of related parties and related party transactions and our lack of contemporaneous documentation for the accounting analysis of certain complex and non-routine transactions. As defined in PCAOB standards, a "significant deficiency" is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

        We expect to implement measures to address this material weakness and the significant deficiencies identified, including:

  •
  hiring additional financial reporting professionals with SEC reporting experience in regard to the finance and accounting function and increase the number of qualified reporting personnel;

  •
  organizing regular training and education for accounting and financial reporting personnel, particularly training related to complex accounting standards, requirements of internal control over financial reporting under the Sarbanes-Oxley Act, the internal control framework of the Committee of Sponsoring Organizations of the Treadway Commission and developments on IFRS and SEC accounting and reporting requirements;

  •
  developing an accounting policy manual for financial reporting personnel for non-recurring complex transactions and period-end financial statement close process, and communicating and implementing the provisions of the manual;

  •
  establishing an internal audit department with sufficient resources and experienced personnel able on a timely basis to identify risks and design and monitor control activities to address the risks, particularly for non-recurring and complex transactions, and to ensure the accuracy and completeness of our financial statements and relevant disclosures;

  •
  designing, communicating and implementing entity-level controls at foreign subsidiaries;

  •
  engaging an independent third-party consultant to assist in establishing processes and oversight measures to comply with the Sarbanes-Oxley Act, as necessary; and

  •
  unifying our accounting policies and upgrading our financial information systems to reduce manual work for data collection and the consolidation process, but also enhance its effectiveness and control of financial reporting.

Lack of segregation of duties between sales and execution of contracts, invoicing and implementation of services to prevent and detect fraud

        We and our independent registered public accounting firm have identified a second material weakness in our internal control over financial reporting that relates to lack of segregation at Infront of duties between sales and execution of contracts, invoicing and implementation of services to prevent and detect fraud. Infront's internal investigation is still ongoing.

        On May 24, 2019, Infront announced that it had discovered fraudulent activities relating to perimeter board advertising for football matches in Germany governed by the DFB that are presumed to have been committed by one of its former senior employees. As noted in the Infront Announcement, Infront first became aware of certain of these activities following notification by the public prosecutor in Thurgau, Switzerland of a pending criminal investigation against the former employee relating to "disloyal and unfaithful business mismanagement" under the Swiss Criminal Code. Following the public prosecutor's initial notification, the former employee in question was dismissed. Infront has applied to constitute itself as a victim in this criminal procedure and is cooperating fully with the prosecuting authorities. The activities involved providing clients with less advertising time than contractually specified, artificially creating a surplus of advertising time and revenue. Infront's ongoing internal investigation has provided reason to believe that the former employee transferred surplus revenues generated by his activities out of Infront.

        Infront has taken various external actions, including alerting affected clients and offering compensation for the contractually specified advertising time that was not delivered, which it estimates will be approximately €6.0 million, based on an assessment over the period of the applicable statute of limitations, namely ten years. The offer of compensation has been accounted for in the first quarter of 2019 as a reduction in revenue and a contract liability. While we believe the €6.0 million estimate is reasonable, there is no assurance that ultimately it will not be higher.

        We expect to implement additional measures to address this material weakness, including:

  •
  further redesigning the internal processes with respect to interactions among (a) staff responsible for contract management, including the signature process, (b) staff responsible for issuing and sending invoices and (c) staff responsible for actually undertaking the services contracted for;

  •
  designing proper review controls on a random basis that compare the operational result against contractual terms (proof of service rendered). Any differences are to be reported to an appropriate level of management; and

  •
  setting up more comprehensive controls for the vendor selection process.

        Our remediation measures may not be sufficient to remediate our material weakness or significant deficiencies in a timely manner, or at all. See "Risk Factors—Risks Related to being a Public Company—If we fail to implement and maintain an effective system of internal controls, including through the remediation of any material weaknesses or significant deficiencies that have been or may be identified, we may be unable to report our results of operations accurately, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected."

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks from changes in market rates and prices, including movements in interest rates and foreign currency exchange rates. Our senior management oversees the management of these risks, and is supported by a financial risk team that advises on financial risks and the appropriate financial risk governance framework. For further discussion of our market risk, and our risk management objectives and policies with respect thereto, see Note 27 to our audited consolidated financial statements.

Interest rate risk

        Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates relates primarily to our long-term debt obligations with floating interest rates. See also "—Indebtedness" for an overview of the interest rates in our credit facilities.

        We manage our interest rate risk generally by having a balanced portfolio of fixed and variable rate loans and borrowings. In addition, we may enter into interest rate swaps or option agreements, in which we agree to exchange, at specified intervals, the difference between fixed and variable rate interest amounts calculated by reference to an agreed-upon notional principal amount. At December 31, 2018, after taking into account the effect of interest rate swaps, none of our borrowings are at a fixed rate of interest (as compared with 66% as of each of December 31, 2017 and December 31, 2016).

        For further information on interest rate sensitivity, see Note 27 to our audited consolidated financial statements.

Foreign currency risk

        Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when cash flows are denominated in a currency other than euros—transaction exposure) and our net investments in subsidiaries with a functional currency other than euros (translation exposure). We are also subject to foreign currency risk on our intercompany balances which arise from normal operations and working capital needs.

        We manage our foreign currency risk by entering into hedges to mitigate fluctuations in foreign exchange risk between euros and U.S. dollars. We hedge our exposure to fluctuations on the translation into euro of our foreign operations by holding net borrowings in foreign currencies and by using foreign currency swaps and forwards.

        When a derivative is entered into for the purpose of being a hedge, we negotiate the terms of the derivative to match the terms of the hedged exposure. For hedges of forecast transactions, the derivative covers the period of exposure from the point the cash flows of the transactions are forecasted up to the point of settlement of the resulting receivable or payable that is denominated in the foreign currency.

        For further information on foreign currency sensitivity, see Note 27 to our audited consolidated financial statements.

Critical Accounting Judgments and Estimates

        We prepare our consolidated financial statements in accordance with IFRS. Preparing these financial statements in conformity with IFRS requires the use of certain critical accounting estimates and also requires us to exercise judgments in the process of applying our accounting policies. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

        The critical judgments and estimates that we believe to have the most significant impact on our consolidated financial statements are described below. They should be read in conjunction with our audited consolidated financial statements and accompanying notes, in particular Note 3, and other disclosures.

Impairment of goodwill

        We determine whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. We have utilized the income approach to determine value in use of the cash generating units, or CGUs, and the key assumptions used in the income approach were financial projections and discount rates. The financial projections were a five-year forecast of the management's budget and strategic plan. The discount rate was derived based on the capital asset pricing model using historical experience, market and industry data.

        Based on the goodwill impairment analysis performed as of December 31, 2018, the date of the most recent impairment test, we determined that the fair values of eight CGUs out of the total 11 CGUs substantially exceeded their carrying values because the fair value of these eight CGUs exceeded the carrying value by over 20%. The value in use of WEH North America CGU, WEH Oceania CGU and WEH Asia CGU exceeded their respective carrying value by 12%, 3% and 13%, respectively, as of December 31, 2018, which we considered may be at risk of their value in use being less than their respective carrying values.

        The probability of future goodwill impairment charges for the three CGUs, which we considered may be at risk, is subject to uncertainties inherent in the assumptions used, in particular:

  •
  The financial projections are based on management's reasonable estimates as to the number of events per year across geographic locations, the number of athletes registering per event, the amount of host city funds available and the pricing of each event. Factors affecting such inputs include changes in demand for our events, which can be adversely affected by weather related issues, the condition of the relevant local economy, competition for customers' time and money, and changing tastes, among other things.

  •
  Sponsorship revenue forecasts are dependent upon the number and size of sponsorships sold. Factors affecting this include the condition of the relevant local economy, the reputation and attendance level of our events, and our ability to identify and sell sponsorable assets at such events, among other things.

  •
  Direct costs as a percentage of revenue for each forecast period are considered to be consistent on a product type basis, which is based on our considerable experience in operating events around the world. While these costs are generally stable, they can be adversely affected by circumstances out of our control such as a need for additional security driven by terrorist or other events, weather related issues or other happenings.

        If the assumptions used in the impairment analysis materially change, we may be required to recognize additional goodwill impairment losses, which may be material to our financial condition.

        Further details are given in Note 23 to our audited consolidated financial statements.

Impairment of non-financial assets (other than goodwill)

        We assess whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The calculation of the fair value less costs of disposal is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

        Further details, including a sensitivity analysis of key assumptions, are given in Note 27 to our audited consolidated financial statements.

Share-based compensation

        Estimating fair value for share-based compensation requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. We initially measure the cost of cash-settled transactions with employees using the Black-Scholes or another appropriate model to determine the fair value of the liability incurred. For cash-settled share-based payment transactions, the liability needs to be re-measured at the end of each financial year up to the date of settlement, with any changes in fair value recognized in personnel expenses and cost of sales in the consolidated statements of profit or loss.

        The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 35 to our audited consolidated financial statements.

        Expenses related to equity-settled share-based payment transactions are determined by the fair market value at the date of grant using the comparable market price. See Note 35 to our audited consolidated financial statements. The expense with respect to equity-settled share-based payment transactions is recognized in personnel expenses, together with a corresponding increase in equity reserves, over the period in which the service, and, where applicable, the performance conditions are fulfilled. See Notes 14 and 18 to our audited consolidated financial statements.

        We expect we will incur share-based compensation expense, beginning in the third quarter of 2019, in respect of options to acquire Class A ordinary shares granted, or to be granted within 30 days after completion of this offering, to certain key members of management under our Management Equity Incentive Plan. We expect those options will vest over a four-year period, with 20% of the options vesting immediately upon completion of this offering (if granted prior to completion of this offering) or immediately upon grant (if granted within 30 days after completion of the offering), and 20% of the options vesting not later than May 31 of each year from 2020 to 2023 (inclusive), subject to the conditions in the Management Equity Incentive Plan. The maximum aggregate number of Class A ordinary shares that may be issued under the Management Equity Incentive Plan is 5% of our total outstanding ordinary shares on a fully diluted basis immediately after this offering (subject to automatic increase if we issue additional ordinary shares for cash (other than under this plan or any other equity incentive plan we may adopt) until May 31, 2023). See "Management—Equity Incentive Plans."

        To estimate the compensation expense, the fair value of those options as of the date of grant is based on the estimated fair value of a Class A ordinary share. By way of illustration, if we assume the fair value of a Class A ordinary share as of the date of grant of the options was calculated on the basis of US$13.50 per ADS, the midpoint of the estimated range of the initial public offering price shown on the cover of this prospectus, we expect we would incur the euro equivalent of US$47.6 million (€41.6 million, using the convenience translation set forth in "Exchange Rate Information") of share-based compensation expenses in the three months ending September 30, 2019 and an aggregate of the euro equivalent of US$94.4 million (€82.4 million, using the convenience translation set forth in "Exchange Rate Information") of share-based compensation expenses over the four-year vesting period (assuming no increase in the number of shares covered by the options under the anti-dilution provisions of the Management Equity Incentive Plan). For purposes of this illustration, we have further assumed that all time-based and performance-based vesting conditions will be met.

        In addition, we plan to adopt another equity incentive plan that will cover additional officers and employees of ours within six months after the completion of this offering.

Taxes

        Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

        Our tax losses carried forward relate to subsidiaries that have a history of losses, do not expire, and may not be used to offset taxable income elsewhere in our group. The subsidiaries neither have any taxable temporary difference nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, we have determined that we cannot recognize deferred tax assets on the tax losses carried forward. Further details on taxes are disclosed in Note 17 to our audited consolidated financial statements.

        We are subject to income taxes in numerous jurisdictions. Judgement is required in determining the provision for income taxes. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact current income tax and deferred income tax in the period in which such determination is made.

Defined benefit plans (pension benefits)

        The cost of the defined benefit pension plan and other termination benefits and the present value of the pension obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date. Further details about these obligations are provided in Note 34 to our audited consolidated financial statements.

Fair value measurement of financial instruments

        When the fair values of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be measured based on quoted prices in active markets or by financial institutions, their fair value is measured using valuation techniques, including the discounted cash flow, or DCF, model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments. See Note 10 to our audited consolidated financial statements for further disclosures.

        Contingent consideration and liabilities, resulting from business combinations, are valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a financial liability, it is subsequently re-measured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factor. See Note 10 to our audited consolidated financial statements for further disclosures.

Recent Accounting Pronouncements

        For a detailed discussion of recently issued (but not yet effective) accounting pronouncements, see Note 2.5 to our audited consolidated financial statements.

INDUSTRY OVERVIEW

        This section sources third-party information. In this connection, reference is made to "Prospectus Summary—Conventions that Apply to this Prospectus." In particular, we commissioned Frost & Sullivan, an independent research firm, to produce a report analyzing our industry and markets. Unless otherwise indicated, the information included in this section has been derived from this Frost & Sullivan report.

        We are a global sports events, media and marketing platform positioned at the intersection of sports events, marketing, media and technology, benefiting from the structural growth that supports these sectors: increasing sports viewership driven by the proliferation and emergence of new media platforms. The must-have, unique nature of live sports events has shown resilience to disintermediation and demonstrated robustness through the economic cycle. The global and enduring appeal of sports content and sports events participation has ensured sports remain a highly relevant and valuable channel for brands and media broadcasters to gain access to large and engaged audiences. Major brands continue to sponsor sports events across the world and the strategic importance of sports for media channels continues to grow.

        We view ourselves as operating, among others, in

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  the global sports media and events market;

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  the global mass participation sports market; and

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  the DPSS market.

Large and Growing Markets

        The global sports media and events market enables rights owners, brands, advertisers, fans and athletes to benefit from the structural growth in the sports ecosystem and create value for all stakeholders throughout the sports value chain. The global sports media and events market is projected to grow from €179 billion in 2018 to €224 billion in 2022, representing a CAGR of approximately 5.9%. The industry exhibits a pattern of higher growth rates in even years than odd years, primarily due to a number of major international sports events, such as the FIFA World Cup™ and the UEFA EURO™ events, as well as the Olympic Games being held in even years.

        Opportunities within the global sports media and events market can be segmented by type of sports, commercial lines and geographies to identify the underlying drivers and revenue streams.

Type of sports

        The global sports media and events market can be segmented by type of sports as follows:

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  Mass participation—refers to various kinds of endurance sports with mass participation of amateur or semi-professional athletes, including running (marathons, short distance running, such as 5km or 10km, and other themed running event series), triathlons, road cycling, mountain biking, obstacle course racing and other such sports, such as open water swims, in each case open to the general public;

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  Football (distinguished from American football)—refers to football events, including football tournaments, league and league cup matches and friendly matches globally;

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  Summer (Olympic) sports—includes all summer sports of the type contested during the Rio 2016 Summer Olympic Games, including basketball, volleyball, handball, tennis, golf and badminton, but excluding football and marathons;

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  Winter (Olympic) sports—includes all winter sports of the type contested in the PyeongChang 2018 Winter Olympic Games, including biathlon, bobsleigh and skeleton, curling, ice hockey, luge, skating and skiing; and

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  Other sports—covers any sports other than mass participation sports, football, summer (Olympic) sports and winter (Olympic) sports, such as baseball, American football, motocross and auto racing.

        We are the market leader, among full-service sports marketing companies, in terms of sports covered in 2018. The following table sets out, broken down by sports category, the estimated historical and projected size of the global sports media and events market.

        Within the global sports media and events market, football represents the largest sport in terms of revenue in 2018 and its growth is likely to be further driven by the continuously successful operation of premium leagues and also emerging markets in the Asia-Pacific, or APAC, region. New event brands are expected to create potential for summer (Olympic) sports, while winter (Olympic) sports is forecast to be driven by its growing popularity and the influence of the upcoming Beijing 2022 Winter Olympic Games. Mass participation sports are projected to grow in light of trends reflecting increased focus on promoting healthier and better active lifestyles.

Commercial lines

        The global sports media and events market can further be split by the following commercial lines:

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  media rights, being fees paid to broadcast events on platforms such as television, the internet and radio;

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  marketing and sponsorship, being fees paid by brands and companies to be associated with a sports event, league or facility and also includes host city fees;

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  gate revenue, being ticket sales for live sports events and event entry fees for mass participation sports events; and

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  merchandising, being the sale of licensed products related to sports events and/or teams, including logos, icons and other intellectual property.

        The following table sets out, broken down by commercial line, the estimated historical and projected size of the global sports media and events market.

        The largest contribution within the global sports media and events market is expected to continue to come from marketing and sponsorship as brands continue to use sports as a medium to engage with their end customers. As a result, this commercial line is projected to be a major driver of the global sports media and events market as a whole with a CAGR of 6.6% from 2018 to 2022. The growth is driven, in particular, by the APAC region, where the sponsorship demand is currently not as developed as in North America and Europe.

        Media rights is another commercial line that is expected to grow rapidly and is therefore projected to be another major driver of the global sports media and events market due to new emerging digital channels and pay-TV. As new channels emerge, audiences are fragmenting across media, including online and mobile, and the new channels have created competition in the market for media rights. Revenue generated from media rights within the global sports media and events market is expected to grow at a CAGR of 7.5% from 2018 to 2022, outpacing the other commercial lines over this period.

        Gate revenue and revenue generated from merchandising within the global sports media and events market are forecast to grow at a relatively stable rate. As income increases in line with economic development, an increasing number of audience groups will be willing to enjoy live matches and purchase related goods, driving the market.

Geography

        The following table sets out, broken down by geography, the estimated historical and projected size of the global sports media and events market.

        North America continues to be the largest geographical market within the global sports media and events market, accounting for 38.9% and a projected 38.2% of the global market share in 2018 and 2022, respectively, and projected to grow at a 5.3% CAGR over the period. Europe accounted for 26.8% of the global market share in 2018 and is expected to grow within the global sports media and events market at a 5.1% CAGR from 2018 to 2022. We are the largest full-service sports marketing company measured by revenue in Europe in 2018, exceeding the second-largest player by a factor of almost three times.

        Due to their maturity, the sports media and events markets in North America and Europe grew at relatively lower rates compared with emerging markets such as China, which witnessed a double-digit CAGR from 2014 to 2018. Future China market growth will mainly be driven by a growing fan base, the Beijing 2022 Winter Olympic Games, and further government investments and initiatives. In China, in particular, football is expected to be driven by increasing private investments and government policy support. The value of media rights for the Chinese Super League has greatly extended in recent years and is likely to sustain growth in the foreseeable future. Moreover, from 2018 to 2022, the size of China's winter (Olympic) sports market and China's mass participation sports market is expected to grow rapidly at a CAGR of 22.6% and 20.7%, respectively. See also "—Growth in China."

Growth in global mass participation sports market

        The global mass participation market consists of mass participation sports events taking place worldwide. Historically, we have demonstrated leadership in the global mass participation sports market.

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  Number one provider of mass participation sports events (based on revenue in 2018).

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  Number one provider of triathlons and mountain biking races (based on both events organized and revenue in 2018).

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  IRONMAN and IRONMAN 70.3 brands are the largest global brands in the mass participation sports market (based on revenue in 2018).

        Widespread event accessibility and health awareness has contributed to more athletes participating in mass participation sports, growing from approximately 620 million in 2014 approximately 744 million in 2018 globally, representing a CAGR of 4.7%. It is estimated that the athlete base of mass participation sports will continue to grow in the coming years, potentially reaching approximately 878 million athletes in 2022.

        Mass participation sports athletes are demographically attractive as they are generally more affluent and able to afford spending on goods and services related to mass participation sports when compared with the general population.

        As a result, in parallel with the growth of the athlete base of mass participation sports, total athlete spending (defined as mass participation sports-related spending, for example, on equipment, training, nutrition and travel) within the global mass participation sports market increased from approximately €32.9 billion in 2014 to approximately €49.5 billion in 2018, representing a CAGR of 10.8%. This growth is further expected to accelerate with total athlete spending in the global mass participation market is expected to increase to €73.5 billion in 2022. Of the total athlete spending in the global mass participation market, payment of event fees made up only 4.9% of total athlete spending in 2018, with the balance of total athlete spending consisting of spending on equipment, training, nutrition and travel.

        As a consequence of these trends, the global mass participation sports market has witnessed robust growth in recent years. Revenue increased from €3.0 billion in 2014 to €3.9 billion in 2018, representing a CAGR of 6.7% over the period. It is anticipated that the global mass participation sports market will accelerate to a CAGR of 7.7% from 2018 to 2022, mainly driven by the rising public awareness of personal wellness, increasing number of athletes, increasing personal spending on equipment and training, and growing penetration in developing countries.

        The following table sets out, broken down by sports, the estimated historical and projected size of the global mass participation sports market, measured by revenue.

        "Other" includes obstacle course races, amateur cycling, mountain biking and other mass participation sports.

Running

        The running segment represents the largest segment within the global mass participation sports market, accounting for 62.5% and 63.8% of the market in 2018 and 2022, respectively. We are the number one provider of running events, based on both events organized and revenue in 2018.

        The running market remains fragmented (with the top three operators accounting together for 1.4% market share based on events organized in 2018), representing considerable opportunity for larger, experienced operators to grow, consolidate and gain market share. In addition to representing the largest segment within the global mass participation sports market, running is also forecast to be the fastest growing segment in the mass participation sports market, growing at a 8.3% CAGR between 2018 and 2022, to €3.4 billion (representing the revenue generated from the running sports events) by the end of 2022. With distances typically ranging from 5 kilometers to 42 kilometers, this segment is more accessible to beginners and also offers a wide range of challenges for seasoned runners, thereby driving higher growth.

Triathlons

        Triathlons are considered the second-fastest growing segment within the global mass participation sports market, growing at a 7.3% CAGR between 2018 to 2022. We are the leading provider of triathlons, based on both events organized and revenue in 2018.

        Participation in U.S. triathlons has risen steadily over the last two decades, with triathlons representing the fastest growing vertical in the U.S. sports industry along with duathlons, aquathlons, aquabiking, winter triathlons, off-road triathlons and paratriathlons, and other endurance sports. According to USA Triathlon, or USAT, the national governing body for multisport disciplines in the United States, membership activity increased from approximately 122,000 in 2000 to more than 432,000 by the end of 2015. Triathlon athlete demographics also contribute to greater spending per athlete. More than 80% of global triathlon athletes in 2018 had college or university degrees and earned an average annual household income over the equivalent of €130,000. A typical triathlon athlete spends the equivalent of €2,100 on sports equipment and nutrition and up to €990 on training per year.

Geography

        The following table sets out, broken down by geography, the estimated historical and projected size of the global mass participation sports market.

        North America is the largest market, accounting for over 50% of the estimated historical and projected global market between 2018 and 2022, growing at a 7.3% CAGR over the period. Whilst accounting for a smaller portion of the market, Europe is growing at a similar CAGR of 7.1% from 2018 to 2022.

        Compared with the mass participation sports market of other regions, the mass participation sports market in China has demonstrated strong growth, with a CAGR of 44.8% from 2014 to 2018. Furthermore, the mass participation sports market is expected to grow in China at a CAGR of 20.7% from 2018 to 2022, mainly driven by favorable government policy support for public sports participation, income growth and injection of health awareness of Chinese residents in recent years. Mass participation sports events across the globe have attracted a variety of global and regional brands spanning many industries as sponsors. Notable brands include Absa, Adidas, Bank of America, BMW, Brooks, ESPN, Gatorade, Maserati, McDonald's, New Balance, Red Bull, Standard Chartered Bank, and Toyota, among others.

Growth in spectator sports

        Spectator sports can be divided into football, summer (Olympic) sports, winter (Olympic) sports and other sports.

Football

        Football is the most popular sport around the world and has the largest number of fans. In addition, football also represents the largest sport within the global sports media and events market in terms of revenue in 2018, representing 50.5% of the market in 2018.

        We are the leading full-service sports marketing company in football in 2018 in terms of revenue. The football segment within the global sports media and events market is considerably fragmented with the top three full-service sports marketing companies, including us, making up 0.7% of total revenue in 2018. In recent decades, football has witnessed strong growth driven by the "big five leagues" (England, France, Germany, Italy and Spain), the UEFA Champions League, as well as the FIFA World Cup™ and continental football events, such as the newly created UEFA Nations League in 2018. The successful operation of these global, continental and national events and leagues greatly improves the value of intellectual property and media rights owned by rights owners, thereby providing significant opportunity and demand for sports media and marketing companies such as ours.

        During the period from 2014 to 2018, revenue generated within the football segment of the global sports media and events market grew from €69.7 billion to €90.2 billion, representing a CAGR of approximately 6.7%. Revenue is further expected to grow at a 5.7% CAGR from 2018 to 2022, mainly driven by the FIFA World Cup™ which takes place every four years (next event in Qatar in 2022). In addition, the emerging football market in Asia is expected to further drive the global market. In China, the State Council's supportive policy of China's sports industry positions it as one of China's pillars and key development industries in the next decades. The region's growth is expected to continue under the favorable policy support, nationwide awareness and interest in fitness, reform in spectator sports and massive capital inflows into the sports industry.

Summer (Olympic) sports

        We are the third-largest full-service sports marketing company in summer (Olympic) sports measured by revenue in 2018.

        The summer (Olympics) sports segment is the second largest segment in the global sports media and events market, accounting for 24.8% and 24.9% of the market's revenue in 2018 and 2022, respectively. Revenue generated within the summer (Olympics) sports segment grew at a CAGR of approximately 6.3% from 2014 to 2018.

        We believe the development of summer (Olympic) sports in key markets, such as the creation of the Volleyball Nations League beginning in 2018, will contribute to future growth. Therefore the summer (Olympics) sports segment is expected to grow at a 6.0% CAGR from 2018 to 2022. The revenue generated from each element of the summer (Olympic) sports market is relatively balanced.

Winter (Olympic) sports

        We are the rights-in partner of all seven Olympic Winter Sports federations and have created one of the largest portfolios with international rights-in partners. Consequently, we are the largest full-service sports marketing company in winter (Olympic) sports measured by revenue in 2018.

        Revenue generated within the winter (Olympic) sports segment increased from €7.8 billion to €9.5 billion from 2014 to 2018 at a CAGR of approximately 4.9%. The segment is further expected to keep the growing trend from 2018 to 2022 with a CAGR of approximately 4.8%, reaching €11.4 billion in 2022.

        Winter (Olympic) sports have displayed stable growth across Europe and North America, primarily driven by skiing, ice hockey and biathlon. China, where winter (Olympic) sports are relatively nascent, presents new market growth opportunities in the winter (Olympic) sports area, fueled by the upcoming Beijing 2022 Winter Olympic Games. See "—Growth in China."

Growth in China

China sports media and events market

        In recent years, China has enhanced its sports media and events market with both investment in domestic talent and additional foreign talent in domestic leagues. The Chinese sports media and events market has grown from €4.3 billion in 2014 to €6.4 billion in 2018, representing a CAGR of approximately 11.0%. The following table sets out the estimated historical and projected size of the sports media and events market in China.

        Summer (Olympic) sports was the largest sport, accounting for around half of the total Chinese sports media and events market in 2018. China's sports media and events market has seen significant growth, especially through the China Super League, or CSL, and CBA.

        A growing Chinese economy and introduction of foreign sports events have served to cultivate the sports consumption market and sports fans. Dynamic international sports events, such as the UCI Tour of Guangxi, have been imported to China. Meanwhile, with a broad fan base and established infrastructure, viewership of sports events has increased. The number of live audience members for CSL and CBA sports events has increased from approximately 6.2 million in 2014 to around 8.6 million in 2018, representing a CAGR of 8.5% during the period. The increasing number of sports events and viewership has accelerated the development of China's sports media and events market. Annual revenue of CSL grew from €58.0 million in 2014 to €192.2 million in 2018. Moreover, the CBA increased revenue from €82.9 million to €147.0 million between 2013/14 and 2017/18. Along with massive policy support and increasing market reform in China's sports media and events market, the Chinese sports media and events market is expected to grow at a faster pace in the next five years, reaching an estimated €9.3 billion in terms of revenue by

2022 with a CAGR of 9.6% from 2018 to 2022. According to the 13th Five-year Plan for the Development of Sports Industry, the further market reform of China's sports industry includes the professionalization of more sports categories, encouraging more private investment in the sports industry and market-oriented operation of sports venues.

        In China's sports media and events market, we are the leading comprehensive and integrated sports events organization and operation company by number of sports events in China in 2018. We have the widest sports coverage of various large-scale, prestigious sports events types, such as triathlon, running, mountain biking, cycling, football and basketball in the Chinese market. See "Business—Our Competitive Strengths—Powerful presence in China with established core sports assets and expertise in strategic expansion." Overall, we cover the most sports events in China and more than twice as many as the next market player.

        China has become another engine for summer (Olympic) sports, leveraging large fan bases in sports like basketball, table tennis, and badminton. An increasing number of sports events is likely to be developed from these sports, driving the development of the sports media and events market in China.

China mass participation sports market

        The following table sets forth the estimated historical and projected size of the mass participation sports market in China based on revenue:

        China's population of 1.4 billion in 2018, accounted for over 18% of the world population. However, the number of mass participation sports athletes in China was only 132 million in 2018, compared with a global athlete base of 744 million. Along with the growing number of mass participation sports events presented in China in recent years, such as city marathons and road cycling events, the number of mass participation sports athletes in China grew at a CAGR of 7.7% from 2014 to 2018, and is further forecast to grow at 7.8% from 2018 to 2022 to 179 million athletes compared with 878 million globally.

        Sports participation in China has been growing due to increasing income levels and the rising middle and affluent class. Higher standards of living have contributed to awareness of the importance of a healthy lifestyle and the need to maintain fitness through sports. Recently, the popularity of marathons, half-marathons and other running events has reflected the growing participation in sports. Similarly, a large and active millennial population and rising incomes for China's middle class has resulted in more disposable income for gym memberships and fitness classes. In support of these trends, the country's State Council unveiled a five-year fitness plan targeting 1.5 trillion Chinese yuan (approximately €225 billion) in national spending on sports and fitness by 2020. With government promotion of nationwide fitness and raised public awareness of personal fitness, the mass participation sports market in China is predicted to further increase to €240.9 million in 2022, growing at a CAGR of 20.7% from 2018 to 2022.

Sports intellectual property monetization opportunities in China

        Favorable policy support and a massive sports fan base have laid a solid foundation for the introduction and replication of top sports intellectual property in China. In 2014, the State Council of China issued a core policy supportive of China's sports industry, entitles Opinions on Accelerating the Development of Sports Industry and Promoting Sports Consumption, which positioned sports in China as an area of key development for decades. Also, a booming sports market, high-end sports events demand, and growing number of sports fans are giving opportunities for leading players to create local intellectual property rights tailored to China.

Growth in digital, production and sports solutions (DPSS) market

        The DPSS market refers to the market related to digital information and technology, including both content production and new services, such as digital services and augmented reality, or AR, and virtual reality, or VR, services.

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  Digital solutions are services along the digital value chain for right owners, sports teams and brands to deal with digital strategy and monetization, creative and technology services and content delivery. Digital solutions also include advertising solutions, hospitality, ticketing and other solutions based on digital systems.

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  Sports solutions help clients to operate media and marketing strategies.

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  Content production refers to the entire spectrum of traditional signal and media production, host broadcasting production and management for broadcasting of events.

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  AR/VR services refers to AR/VR technologies enabling the audience to interact with the live environment and helping advertisers to better target consumers.

        There are two categories of DPSS service providers in the DPSS market: broadcasters and independent DPSS service providers. Broadcasters own their production teams and self-produced sports programs. Independent DPSS service providers are independent of broadcasting corporations and include companies such as ourselves, NEP Group, Sportradar, Perform Group and Endeavor. Although some rights owners choose to conduct content production in-house, there is an emerging trend that independent DPSS service providers are becoming increasingly important as they can demonstrate more value-added services to rights owners including digital services and VR/AR/artificial intelligence solutions.

        We are the number two global independent DPSS service provider in terms of revenue in 2018. The following table sets out, broken down by service, the estimated historical and projected size of the DPSS market, based on revenue.

        Content production is the largest segment comprising 73.9% and approximately 70.5% of the market's revenue in 2018 and 2022, respectively. Factors contributing to future growth include artificial intelligence and applications leveraging data, continued technology disruption and increased digital presence among sports operators. The DPSS market as a whole is expected to grow at a CAGR of 9.8% from 2018 to 2022.

        Currently available digital technology allows sport clubs, sports event organizers and rights owners to track and gather insightful data to better understand audience behavior and preference. Brands are increasingly looking for ways to better interact with fans. In addition, sport clubs, sports event organizers and rights owners are increasingly gathering insightful data of fan behavior to provide tailored contents to bring them closer to the sports events. The growing emphasis on fan engagement is likely to continue to drive the digital services spending in the sports industry.

        With the developing technology, content production service providers will provide various services from signal coordination, content production and management to host broadcasting and post production services to various channels including traditional television and emerging online channels. The growing coverage of services is likely to drive the market. Also, the market is projected to be driven by AR/VR technology since it can enhance the experience significantly and hence would be expected highly welcomed by audiences.

Growth in eSports market

        The eSports market is built around the competition of video games between professional players. Not only do eSport players compete in digital versions of traditional sports (for example, football), the virtual nature of eSports opens up new avenues such as multiple online battle arenas, first person shooters, real time strategy and other games which are not practiced in established sports fields, creating a large potential market. The following table sets out, broken down by commercial line, the estimated historical and projected size of the eSports market split by commercial lines, based on revenue:

        The eSports market emerged in the early 2000s and has grown to become an influential market, especially among the younger generation. Its audience has increased from 225.5 million in 2014 to 454.4 million in 2018 and is expected to achieve a CAGR of 14.3% from 2018 to 2022, reaching an estimated 777.2 million in 2022. Revenue generated from the eSports market experienced double-digit growth of 49.3% from 2014 to 2018. Sponsorship accounted for a significant share of revenue, with approximately 65.8% of the total market in 2018.

        Unlike traditional niche sports in the past, eSports has leveraged digital technologies for monetization and is evolving from a niche activity to a mainstream sport. Emerging digital channels, such as social media, and live streaming allow eSports to reach a broader audience, which in turn alters the way fans consume and engage with sports content. With media being consumed increasingly on mobile and other digital devices, brands are shifting advertisement budgets to these platforms to cater to and address evolving consumption patterns.

BUSINESS

Our Mission

        Our mission is to unite people in sports and to enable athletes and fans to live their passions and dreams. We do this by delivering unmatched sports event experiences, creating easy access to engaging content and building inclusive communities.

Overview of Our Business

        We are a global sports events, media and marketing platform with significant intellectual property rights, long-term relationships and broad execution capabilities through which we create value for stakeholders in all parts of the sports ecosystem, from rights owners, to brands and advertisers and to fans and athletes. We own, or otherwise have contractual rights to, an extensive portfolio of global, regional and national sports properties from which we seek to generate revenue across the value chain, including events operation, media production and media distribution, sponsorship and marketing, digital solutions and ancillary services.

        We have combined the strengths of our Infront, WEH and WSC businesses to form one of the world's largest sports events, media and marketing platforms in terms of revenue in 2018 (unless otherwise indicated, statements as to markets, including our leading positions in such markets, in this section are derived from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party research firm; see "Industry Overview" for further information). In particular,

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  we are the number one provider of events in triathlon, mountain biking and running globally (based on revenue and number of events organized in 2018), with noteworthy events organized in key geographical markets in Europe, North America, Oceania and China;

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  we are the number one full-service sports marketing company (based on sports covered in 2018) and the number two full-service sports marketing company (based on revenue in 2018), with number one positions, among such companies, in football and winter (Olympic) sports, as well as the number three position in summer (Olympic) sports (each based on revenue in 2018); and

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  we are the number two global independent DPSS service provider (based on revenue in 2018).

        We have a global sports event portfolio built principally around the strength of globally recognized brands and related intellectual property in mass participation sports owned by WEH, including triathlon, running and mountain biking, which we complement with personal and corporate fitness and other events, such as obstacle course racing, owned by Infront, which benefit from its relationships with brands and other stakeholders. We seek to create inspirational sports experiences for athletes and establish highly engaged and dedicated communities for athletes. We believe that, through our in-depth knowledge of mass participation sports, our global insights into athletes and our technical capabilities, we are well-placed to deliver engaging mass participation sports events to our athletes, partners, and fans worldwide. In addition, we are able to develop unique insights from the wealth of data generated from our athletes enabling us to amplify athlete engagement, increase effectiveness of sponsorship arrangements and otherwise maximize the income potential for sports events, including through targeted services and cross-selling opportunities.

        Through Infront, we are the partner of choice for some of the world's most significant sports federations, leagues and clubs, as well as premier corporate sponsor brands, broadcasters and media companies. We act on behalf of a range of rights owners through long-term rights agreements and have established successful long-term relationships with many of these partners. We connect these rights owners to fans and brands, enabling them to deliver their events and maximize coverage with solutions to achieve the widest possible promotion of their events. To do so, we have built a network of rights-in partners, rights-out clients, digital media partners, broadcasters, advertisers and other stakeholders throughout the sports ecosystem. We deliver media solutions such as host broadcasting, media production and the distribution of sports content in the form of live coverage, programming, archive services and digital solutions, and offer the right fit for brands to reach their target markets through sponsorship arrangements. We delivered approximately 3,700 event days for our partners of our spectator sports and DPSS businesses in 2018.

        We reported revenue of €877.2 million in 2016, €954.6 million in 2017 and €1.1 billion in 2018. For the three months ended March 31, 2019, we reported revenue of €245.6 million. We generate revenue from the following principal sources:

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  Where we own the intellectual property relating to sports events, principally in our mass participation sports business, we derive a significant proportion of our revenue from event entry fees and other event-related fees, such as host city fees, and otherwise monetize our intellectual property through sponsorship, event and product licensing, merchandising and media distribution opportunities.

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  Where we do not own the intellectual property relating to sports events, generally in our spectator sports business, we enter into rights-in arrangements and, in turn, enter into rights-out arrangements to engage the rest of the sports ecosystem, deriving revenue principally from media distribution, sponsorship and marketing activities.

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  We also derive revenue by providing our partners a comprehensive suite of specialized sports-related services, drawing from our in-house DPSS capabilities, including event operation and support, innovative digital media solutions, media and program production, host broadcasting, marketing services, event operations services, brand development services, advertising solutions and ancillary services (such as sponsorship and broadcaster servicing, venue advertising solutions, hospitality and ticketing).

        In both our spectator sports and DPSS businesses, we rely on contractual rights to obtain the rights we can then monetize, and otherwise provide a comprehensive suite of sports-related services using our in-house DPSS capabilities, either as part of a rights-in or rights-out arrangement (accounted for under our Spectator Sports segment) or as part of a separate service contract (accounted for under our DPSS segment). See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Competitive Strengths

Leading sports events, media and marketing platform delivering iconic sports events and premium content to sports enthusiasts worldwide

        We are one of the world's largest sports events, media and marketing platforms (in terms of revenue in 2018). We have a global footprint with business in the more mature sports markets of Europe, North America and Oceania, as well as the emerging markets of China, Southeast Asia and Latin America. As a leading owner, organizer, operator and licensor of mass participation sports events (based on revenue in 2018), we create engaging events fostering highly engaged and dedicated communities. We also serve a broad range of stakeholders across the sports ecosystem by designing, commercializing and delivering the key aspects of sports events and providing comprehensive services across a diversified portfolio of sports events. Leveraging more than three decades of our sports media and marketing experiences, we have significant scale and reach to serve the largest sports events and partners, with the ability to monetize our sports rights and leverage our extensive network of global relationships and execution expertise to deliver premier sports events, content and services worldwide. As of December 31, 2018, we worked with more than 160 rights owners, more than 750 brands and more than 120 media broadcasters.

        Our reputation is underpinned by our market-leading positions and industry recognition.

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  We are the number one provider of mass participation sports events in triathlon, mountain biking and running globally (based on revenue and number of events organized in 2018), with our portfolio built around a stable of globally recognized brands that we own, including IRONMAN, IRONMAN 70.3, the Rock 'n' Roll Marathon Series and the Cape Epic mountain biking event.

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  We are the number one full-service sports marketing company (based on sports covered in 2018) and the number two full-service sports marketing company (based on revenue in 2018) with number one positions, among such companies, in football and winter (Olympic) sports, as well as the number three position in summer (Olympic) sports (each based on revenue in 2018). We service major football rights owners worldwide at every level of competition, including international, regional, league and club level. We also partner with all seven Olympic Winter Sports federations and have an extensive summer sports portfolio.

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  In 2018, we owned, or had rights in respect of, more than 20 world championships, including the FIFA World Cup Russia™, the IRONMAN World Championship and the IIHF Ice Hockey World Championship.

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  Over the years we have been repeatedly recognized by our sports-focused industry, having received many of the most prestigious awards, such as Agency of the Year (TV Sports Awards, 2016 and 2017), Sports Agency of the Year—International Sports Awards (2017), International Broadcasting Convention Awards (2006, 2010 and 2014), SPORTEL Golden Podium Awards (2002 and 2011), Triathletes Choice Best Large Event & Triathletes Choice Best Bucket-list Event awarded by Triathlon Business International (2018), Sports Emmy for Outstanding Edited Sports Event Coverage for the television broadcast of the IRONMAN World Championship (2018), Best UK Triathlon (2018), Forbes' Top Marathon Worth Travelling For Award (2018) and ISEM Sports Innovation Award (2010).

Owner of iconic mass participation sports events globally, with world-class operational expertise

        We own and operate iconic mass participation sports events with a portfolio of globally recognized brands. We built this portfolio principally around the strength of these brands, which we believe differentiates our events from those of others in the highly fragmented mass participation sports market. Our business model in respect of our events focuses chiefly on amplifying athlete engagement, building and maintaining premium pricing and developing ancillary revenue streams to achieve profitability.

        In 2018, we had 326 mass participation sports events in 48 countries on six continents, of which we organized 241 events in 23 countries.

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  Triathlon:  Our iconic IRONMAN and IRONMAN 70.3 brands are the largest global brands in the mass participation sports industry (based on revenue in 2018), and are viewed as the gold standard for triathlon events. In addition, we operate numerous short-course triathlons and multi-sport festivals annually.

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  Running:  Our Rock 'n' Roll Marathon Series events combine running, travel and entertainment into a compelling athletic experience for runners of all abilities. Our portfolio also includes a number of prestigious marathons in China, including the Double Heritage Series of marathons, and elsewhere, including the Standard Chartered Singapore Marathon, the Auckland Marathon and the Bordeaux Marathon. Through our partnership with the Abbott World Marathon Majors, or AWMM, an association formed by owners of six of the largest and most renowned marathons in the world (the Boston, New York, Chicago, London, Berlin and Tokyo marathons), we have the exclusive right to nominate and induct three new marathon events to become part of the World Marathon Majors, or WMM, series, subject to each proposed event satisfying the material operations requirements of WMM through an evaluation process and certain other requirements. Additionally, our B2Run running series is the leading corporate running series worldwide (based on number of events in 2018) with events in 36 host cities across 7 countries in 2018.

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  Mountain Biking:  Our portfolio of mountain biking events features some of the most prestigious, demanding and competitive races globally. Our mountain biking events take place in Australia, New

    Zealand, Europe and South Africa, and include what we believe is the preeminent mountain biking event, the Cape Epic.

        We operate this portion of our business through a network of offices around the globe. We have core competencies in the organization, execution, marketing and sales of these events. Our experienced and knowledgeable teams benefit from a strong network of relationships with host cities and other stakeholders. Our infrastructure allows us to provide highly engaging experiences for our athletes that encourage them to compete in more events, driving further engagement and fostering our community of athletes. We strive to deliver events on time and on budget and to provide for scalability in terms of potential further expansion of our mass participation sports events portfolio.

Coveted sports media and marketing rights with a track record of successful long-term partnerships

        We have well-established, successful, long-term relationships with iconic global rights owners, including:

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  a 20-year relationship with FIFA;

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  a 38-year relationship with the International Ice Hockey Federation, or IIHF;

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  a 27-year relationship with the Fédération Internationale de Ski, or FIS; and

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  a 26-year relationship with the European Handball Federation, or EHF.

        On the basis of these long-term relationships and the contracts that underpin them, we have built a comprehensive and diverse sports rights and services portfolio that enables us to offer, on behalf of the rights owners, sports media and marketing rights that appeal to, among others, broadcasters, digital media partners and brands. For example:

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  Football:  We distribute, on behalf of the rights owners, key rights for the FIFA World Cup™ in Asia, in connection with the DFB Cup in Germany, and across the Italian Lega Serie A, and we deliver key services to FIFA, UEFA and national football federations and leagues as well as clubs across the leading football leagues worldwide.

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  Winter sports:  We partner with all seven Olympic Winter Sports federations, including our long-term partnership with the IIHF, until 2023, for annual world championships in ice hockey, and, in skiing, long-term relationships with 28 national skiing federations, as well as the FIS.

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  Summer sports:  We hold key rights to major events of the EHF, the global sponsorship program of the International Basketball Federation, or FIBA, major domestic basketball rights owners in China, Germany and Turkey, major events of the European Volleyball Confederation, or CEV, and the worldwide portfolio of the Badminton World Federation, or BWF.

        In 2019, similar to our engagement with the International Olympic Committee, the authority responsible for organizing the Olympic Games, in connection with the Olympic games cycle, which included the Rio 2016 Olympic Games, we are to distribute media rights for Sub-Saharan Africa, including 46 countries, for upcoming Summer and Winter Olympic properties. The four-year deal runs from 2020 to 2024 and includes the Lausanne 2020 Winter Youth Olympic Games, the Beijing 2022 Winter Olympic Games, the Dakar 2022 Summer Youth Olympic Games and the Paris 2024 Summer Olympic Games.

Powerful presence in China with established core sports assets and expertise in strategic expansion

        We have established a strong portfolio of sports events and media rights in China, an increasingly important global sports market. We believe, through our globally recognized sports and other brands (such as the Infront brand) as well as our association with the brands of our controlling shareholder, Dalian Wanda GCL, which is headquartered in China, together with a deep understanding of local consumer preferences, we are well-placed to build our business in the expanding Chinese sports market. Our business in China is diverse, with proven capabilities in a range of sports events, including:

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  basketball (including Chinese men's and women's national basketball teams, the 3x3 Road to Olympics tournament and acting as FIBA's exclusive partner for the Chinese domestic commercial rights relating to the FIBA Basketball World Cup 2019);

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  football (China Cup International Football Tournament);

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  triathlon (IRONMAN 70.3 events);

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  running (Rock 'n' Roll Marathon Series and the Double Heritage Series of marathons); and

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  professional cycling (UCI Tour of Guangxi as part of the UCI World Tour and the UCI Urban Cycling World Championships).

        In 2018, we organized 30 sports events in China that, in aggregate, attracted approximately 150,000 participating athletes. Further, we were engaged with four rights-in partners and two DPSS partners in China as of December 31, 2018.

Digital innovator and beneficiary of digital disruption

        The evolving media landscape, largely driven by digital technologies, allows passionate fans and athletes, rights owners and brands to engage deeply with sports events, content and communities, and creates new avenues for us to generate revenue. We believe we are well-positioned to monetize these dynamics with a track record of digital innovation, delivering award-winning digital solutions, cutting-edge technologies and marketing excellence.

        Operating under our iX.co brand (rebranded from Infront Digital in May 2019), we have a dedicated and experienced digital solutions team offering digital distribution and data analytics solutions to our partners. The technologies we employ in media and production, such as virtual advertising, artificial intelligence and data science, allow us to leverage our global operations expertise and large data pool to provide disruptive and customized solutions across sports categories and geographies efficiently.

        For example, we are the distribution partner of Viz Eclipse on an exclusive basis, providing a virtual advertising solution that will enable our partners to tailor and streamline their marketing and commercialization of sports events on a regional level. Viz Eclipse will allow our partners to virtually replace field-side advertising boards using proprietary and non-intrusive technology. Furthermore, in line with our focus on digital engagement with end-consumers, we acquired a 10% (economic) stake in COPA90 in 2018, a provider of digital football content to help engage and reach new fans and communities. In the third quarter of 2019, we expect to complete our investment in Level 99, an eSports creative agency, and acquire a controlling stake. We believe this acquisition will complement our digital agency business and eSports service offering.

        We have developed targeted strategies to create novel solutions for our partners, and believe we are also well-positioned to capture new monetization avenues from evolving digital content formats and distribution models, such as eSports as well as virtual and augmented reality, through Infront Lab, which we established to identify technologies and related collaborations to offer new products and services.

        For our mass participation sports business, we have built a proprietary customer relationship management, or CRM, capability designed to serve the large, demographically attractive and deeply engaged endurance communities that our events attract. Our system generates significant data around daily activities, retention and other valuable metrics that shape decision-making regarding events participation. Our teams drive engagement through innovative content on various distribution media, which also help us reach a wider global audience. Through innovative digital channels, such as OTT platforms, social media platforms such as Facebook, YouTube, Instagram and Snapchat, and community support systems, such as running clubs, training runs and volunteer opportunities, we seek to improve the engagement of our athlete communities, foster greater loyalty and enhance the network effects.

Proven and highly visible financial model with a history of delivering profitable growth

        We consider our revenue to be predictable and highly visible, which is underpinned by long-standing relationships and long-term rights-in contracts with premier rights-in partners. We also benefit from significant visibility of our revenue from our mass participation sports events. We are typically able to see a substantial portion of our expected revenue in connection with an event well in advance of its hosting date from the athletes' entry fees, as athletes will pay such fees up to a year before the event to secure a place. Host city fees and sponsorship revenue also generally are collected upfront. In many cases across our businesses, we are able to provide visibility on our revenue through multiple-year media and sponsorship contracts.

        We historically have been a highly cash generative business with low capital expenditure requirements. We are diversified across geographies and sports, and, in particular in our spectator sports and DPSS businesses, have built a contract portfolio based on long-standing relationships. In our portfolio, we seek to maintain a well-diversified and balanced mix of rights-in arrangements and a comprehensive service offering, which we consider essential to reduce dependency on any single counterparty or revenue stream. We receive diverse revenue streams from both our owned and licensed events, our rights-in and rights-out arrangements and our service contracts with partners. No single rights-in or services contract in our current portfolio accounted for more than 10% of our revenue (excluding reimbursement revenues) in 2018, 2017 and 2016. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Revenue-Generation Models" for more information as to our revenue generation.

Visionary and experienced management team able to leverage the capabilities of our organization and principal shareholder

        We benefit from a senior management team with a reputation for visionary leadership and a track record of building long-standing personal relationships with key stakeholders throughout the sports ecosystem and of successful growth through acquisitions and strategic partnerships. They work closely with our team of seasoned international sports and media specialists who have deep execution and operational experience.

        We have cultivated a globally experienced and skilled work force, focused on collaboration, individual accountability, flexibility and willingness to deliver high quality service to our clients. Our senior management team is able to leverage the capabilities of this broader work force to facilitate our ongoing and long-term relationships that are key to our sports events, media and marketing platform. Our combined team offers substantive industry experience throughout the global sports ecosystem, as well as in-depth knowledge of the Chinese sports market.

        We also benefit from sponsorship and support from Dalian Wanda GCL leveraging its relationships in China, including with central and local governments as well as sports associations and officials, and its presence and brand strength to enhance our leading position in the growing Chinese sports market and accelerate growth in our business globally.

Our Growth Strategies

        We seek to leverage our global leadership position to harness the passion of the sports community, engage sports enthusiasts with memorable content and experiences across a range of platforms and attract leading brands.

Enhance our portfolio of sports events and sports rights to reinforce our leadership position

        An increasing appetite for sports around the world presents us with opportunities to engage with a broader range of sports and to develop new revenue streams from our engaged and deeply passionate athlete and fan base. We aim to capitalize on structural demand shifts in the sports consumption markets that we have identified, such as in personal and corporate fitness, to capture further revenue potential across sports events, merchandising and digital revenue streams. We believe we are well-positioned, in leveraging our operations and capabilities, to continue to build our mass participation sports events portfolio and to secure long-term coveted sports rights on a global basis.

        We intend to enhance our portfolio of events and rights through both our leading positions in our existing sports portfolio and positions we hope to establish in new premium sports segments with strong growth potential. For example, we expect to continue to expand into eSports, obstacle course races, trail running and motor sports to broaden our offering of sports rights and cater to the evolving demands of our customer base. We expect the resulting portfolio diversity will further strengthen cross-marketing opportunities across our portfolio, adding value and enhancing our ability to attract and secure sponsorships with leading brands.

        We will continue to leverage our scale, operating track record and global reach across sports stakeholders to identify, acquire and retain the most significant sports rights from which we can generate revenue. Based on more than three decades of sports marketing and media experience, we will continue to develop systematic and disciplined processes to evaluate and acquire sports rights at an attractive value, with the ability to strategically package rights for media companies and brands to maximize our returns.

Expand our events portfolio to broaden our global reach

        We have built our mass participation sports events portfolio principally around globally recognized brands, such as IRONMAN and IRONMAN 70.3 in triathlons, the Rock 'n' Roll Marathon Series in running, and the Cape Epic in mountain biking, and expect to continue this strategy in the future. The mass participation sports market is highly fragmented, which we believe creates significant opportunities to further enhance our market leadership position. We expect to continue to leverage the strength of our globally recognized brands together with our operating platform, global sales network and regional dedicated units to enter new product verticals in the mass participation sports market, enter new geographies and deepen our presence in existing sectors. For example, through our partnership with AWMM, we have the exclusive right to nominate and induct three new marathon events to become part of the WMM series, subject to each proposed event satisfying the material operations requirements of WMM through an evaluation process and certain other requirements. In addition, we expect that there will be continued opportunities worldwide to create or acquire additional exceptional events in the coming years.

Continue to build a vibrant sports business in China

        China represents an increasingly important sports market in which we plan to focus on growing our business. While China accounted for only 3.6% of the global sports media and events market in 2018, the market in China is expected to grow 9.6% annually from 2018 to 2022. China accounted for only 2.9% of the global mass participation sports market in 2018, which is estimated to grow 20.7% annually from 2018 to 2022. We seek to benefit from the favorable Chinese government policies, including those promoting health and sports agendas.

        We intend to leverage our globally recognized brands together with our existing global relationships with our partners, industry know-how, operational experiences and network of relationships with local businesses and governments to launch additional events across cities in China. We will seek, based on our global operational expertise and sales capabilities, to further unlock value through our range of established sports events and future events in China. We will also seek to find opportunities to help facilitate major sports events in China, such as the Beijing 2022 Winter Olympic Games.

        We also expect to use our digital solutions platform to expand production broadcasting services and media channels to domestic companies to maximize our audience reach in China. In 2018, we acquired a majority stake in Yongda, which focuses on media production related services in China, in particular the production of professional cycling races, such as the UCI Tour of Guangxi and the Tour of Qinghai. We believe we are well-positioned to help accelerate the broader development of China's sports industry.

Leverage new technologies to create value for partners, brands, fans and athletes

        The rapid shift of sports content consumption towards digital media platforms presents us with multiple growth opportunities and potential new revenue streams.

        We have a culture of continuous innovation and, consistent with this culture, we intend to be at the forefront in actively developing new technologies in content distribution, data analytics and artificial intelligence to create novel solutions and new channels across the sports ecosystem to reach and engage with fans and athletes, thereby creating value for our partners and brands by identifying new avenues for monetization.

        Our goal is to capture and maximize digital monetization opportunities across our core sports businesses. We intend to apply our in-house DPSS capabilities to achieve heightened engagement of sport fans and athletes around the world through effective means of digital mass distribution which offers the added benefit of allowing us to tap into previously underexploited sports and events across the world. Our Infront Lab will continue to focus on technical innovations through partnering with innovative start-ups with unique digital capabilities. We are also focused on identifying and capturing new consumer groups from emerging sports, such as eSports, drone sports and fantasy sports, through new technical capabilities.

Exploit revenue-generating opportunities in the evolving sports and fitness markets

        We aim to exploit certain structural shifts in the sports ecosystem, including as a result of globalization, new digital technologies, shifts to digital media consumption and changes in consumer behavior, such as a greater focus on health and lifestyle.

        We will continue to innovate our product and service offerings. We plan to capture additional value from the community of athletes that we serve, including bringing new athletes to our sports events, by integrating more holistically with them, including through fitness applications and athlete coaching, on a worldwide basis. Through the accumulation of information regarding our athletes and end-user behaviors, we intend to pursue initiatives designed to amplify engagement, incentivize athletes to participate in more events, increase the effectiveness of sponsorship arrangements and otherwise maximize the income potential of sports events.

        We are focused on capturing a greater share of the athlete wallet by tapping into different verticals in the athlete ecosystem. We are actively looking at brand extension opportunities. We also plan to launch new content, data and athlete engagement initiatives, such as a digital endurance training app to connect and service athletes. Using these initiatives, we believe we will be able to unlock the untapped monetization potential across the broader community of athletes.

Selectively pursue strategic partnerships, acquisitions and investment opportunities to further complement our service offerings

        We may selectively partner with, invest in or acquire companies that complement or enhance our existing operations as well as those that are strategically beneficial to our long-term goals, including opportunities that help broaden our customer base, expand our service offerings and grow the number of our events. We intend to focus on potential acquisition activities that offer us premium-branded events, as we believe we can leverage our existing industry and operational expertise to identify acquisition opportunities and enhance profitability. We also plan to explore investment opportunities in the digital sports media sector, through acquisitions of, or through investments in, digital sports media related companies.

        In recent years, we have made a number of key acquisitions and investments, including those that have brought us globally recognized event brands (for example, Cape Epic (acquired in 2017) and Rock 'n' Roll Marathon Series (acquired in 2017)) and significant digital capabilities (for example, Omnigon (acquired in 2016) and Yongda (acquired in 2018)). We have significant experience in being able to integrate acquisitions, leveraging our operational expertise and infrastructure. Our track record of acquiring platforms and brands gives us confidence that our disciplined approach to making strategic and value-enhancing acquisitions will be a key pillar of our growth strategy.

Our History

        Our holding company, Wanda Sports Group, was incorporated in Hong Kong in 2018 to enable Wanda Culture to spin-off and take public its sports-related business units, namely, Infront, WEH and WSC. For more details, see "Corporate History and Structure."

        The following chart illustrates our major milestones focusing on developments since the acquisitions of Infront and WEH in 2015:

        Infront.    Infront has been active in the sports marketing industry for more than 30 years. Infront was formed through the consolidation of a number of established sports-focused businesses. In 2000, CWL Telesport & Marketing AG (founded in 1980) and Prisma Sports & Media AG (founded in 1996), merged into Kirch Sport. In 2002, the merged group was further consolidated with Host Broadcast Services AG, or HBS, a single-purpose company founded in 1999 to deliver the host broadcast of the 2002 FIFA World Cup Korea/Japan™ and the 2006 FIFA World Cup Germany™. Following a management buy-out in 2003 of Kirch Sport, the group changed its name to Infront Sports & Media.

        Starting in 2003, the newly formed Infront continued to focus principally on providing European football-related services, including for prestigious events and series like the FIFA World Cup™ and the German Bundesliga, and other European national federations and clubs. Infront established Infront China in 2004. Under newly appointed management in 2005, Infront further diversified and expanded its business (both geographically as well as the sports it covered) through acquisitions and strategic partnerships. In order to broaden its portfolio in the personal and corporate fitness market, Infront acquired the B2Run running series in 2014.

        A private equity firm acquired Infront in 2011 and then sold it to Dalian Wanda GCL in 2015. Since then, Infront has continued to diversify and expand, both organically and through acquisitions. A key focus has been to develop and strengthen its digital capabilities. To this end, Infront acquired in January 2016 a majority stake in Omnigon, which is a leader in the development of digital platforms and social products as well as in the provision of related professional services, including live event support and implementation of digital advertising solutions. Infront has since increased its stake in Omnigon to 72% in February 2018 and acquired the remaining 28% in April 2019. In 2018, Infront complemented its mass participation sports business by acquiring XLETIX and its XLETIX Challenge and Muddy Angel Run obstacle course racing events. In February 2019, Infront acquired Youthstream, the owner of the exclusive media, sponsorship and global promotional rights to the International Motorcycling Federation's, or FIM, MXGP Motocross World Championship until the 2036 season. In the third quarter of 2019, Infront also expects to complete its investment in Level 99, an eSports creative agency, and acquire a controlling stake with existing management holding the remainder. We believe this acquisition will further complement our digital agency and eSports service offering.

        World Endurance Holdings.    WEH's business has been operating for over 40 years, since the first IRONMAN triathlon, which took place in Hawaii in 1978. During its initial decades, this business mainly licensed the IRONMAN brand to third parties who, as licensees, would organize and operate triathlons under the IRONMAN brand. Following its acquisition by a private equity firm in 2008, the business changed its focus and strategy to become principally an event organizer and operator. As such, it began to own, organize and operate more of the triathlons under the IRONMAN brand and other brands, such as the IRONMAN 70.3 and 5150 brand, and used less frequently, but did not eliminate, licensing.

        Under Dalian Wanda GCL's ownership, in the second half of 2015, WEH embarked on an effort to increase the number of sports events, the number of participating athletes and the range of mass participation sports events offered, eventually adding running, mountain biking, road cycling and trail running events to its portfolio. In 2016, WEH acquired Lagardère Sports' Endurance Division, adding various triathlon, running, cycling and mountain biking events to the portfolio. In 2017, WEH added to its portfolio the Cape Epic mountain biking event in South Africa and, through the acquisition of Competitor Group Holdings, Inc., the Rock 'n' Roll Marathon Series. In May 2019, WEH acquired the Sun-Herald City2Surf, among other events, from Nine's events and entertainment division (formerly Fairfax Events and Entertainment).

        Wanda Sports China.    Since its establishment in 2015, WSC has developed opportunities for sports events in China, such as the China Cup International Football Tournament and the UCI Tour of Guangxi. To expand our Chinese footprint in running events, WSC acquired Double Heritage Series in 2017, adding marathons in China to our portfolio, such as the Dun Huang Marathon, Wen Jiang Marathon and Cheng Du Double Heritage International Marathon, and partnered with Chengdu City to operate the Chengdu International Marathon in 2018. WSC also has leveraged our mass participation sports portfolio to expand our presence in China by licensing IRONMAN 70.3 triathlons and the Rock 'n' Roll Marathon Series in China. In 2018, WSC also acquired a majority stake in Yongda, which focuses on media production related services in China, in particular the production of professional cycling races, such as the UCI Tour of Guangxi. We acquired control over, and consolidate the operating results of, WSC through a VIE structure in 2019. See "Corporate History and Structure."

The Sports Ecosystem in which We Operate

        The sports ecosystem consists of multiple, unique sports-related assets, opportunities and stakeholders that, collectively, contribute to a successful and thriving global sports-focused economy. The following illustrates the sports ecosystem and key stakeholders in each component.

        Historically, the sports and marketing / media industries have been closely interconnected in a value chain connecting live sports events with brands, advertisers, fans and athletes through linear media distribution (television and radio broadcasting). More recently, the sports ecosystem has begun to undergo transformation caused, in large part, by technological developments and related changes in consumer behaviors. See "—The Evolving Sports Ecosystem" for further discussion as to these developments.

Traditional Value Chain

        The following chart illustrates different areas of the traditional value chain of the sports ecosystem:

Events

        Live sports events (and the intellectual property with respect thereto) are the foundation of the sports ecosystem. The organization of sports events (and, ultimately, consumer interest in participating in or viewing such events) is the primary driver for the creation of value in the sports ecosystem. The types of sports events on offer worldwide vary widely, ranging from local, small-scale events with primarily amateur athletes and families, to premier international sports events, such as the FIFA World Cup™ and the Olympic Games. The key stakeholders in respect of sports events are the rights owners to those events, which can include international sport federations (such as the International Olympic Committee, FIFA or UCI), national sport federations (such as the DFB), leagues (such as the Lega Serie A or Bundesliga), clubs and other sports event organizers, which, for our mass participation and other sports events include us, as well as the athletes themselves.

Media Production

        Media production companies produce audio and visual content in a range of formats allowing for the potential mass enjoyment of a live sports event, which they provide together with production-related services to their clients. These companies coordinate the broadcast signal in an event location, manage the necessary preparations for the broadcasts and produce the actual audio-visual content. These companies also provide post-production services, such as archive management and creation of highlight videos. They differentiate themselves, not only in their ability to distribute and transmit the content while meeting high quality standards, but also in their ability to produce different formats for multiple channels and platforms with specific requirements. The quality and versatility of media production has a direct impact on the value of the media and marketing rights, with higher quality and greater versatility fostering greater audience and sponsorship appeal.

Linear Media Distribution

        Media coverage is the engine that drives the exposure for, and interest in, live sports events. Event rights owners seek to add value and generate revenue by selling the media rights to their events, including the sale of television and radio broadcasting rights and, more recently, digital media rights. Broadcasters, including television channels and other media platforms, acquire rights to broadcast sports events. The broadcast of such media allows for further monetization of sports rights through sponsorship and advertising, among others. Media distribution related services and solutions include broadcaster servicing, the handling of technical media distribution and archive services.

Sponsorship and Marketing

        We consider sports to be one of the most sought-after markets for brands, as audiences connect emotionally to sports across socio-economic groupings. Through sponsorship arrangements, rights owners can achieve significant value, while brands can benefit from significant potential exposure to achieve brand enhancement. Marketing rights that can be monetized include the acquisition and sale of rights relating to sponsorship, advertising, hospitality, licensing, stadium naming and endorsements.

Ancillary Services

        The sports ecosystem provides numerous opportunities to provide value-added services to sports events, strategic partners, athletes and fans. Ancillary services include digital solutions services, sponsor and broadcaster servicing, venue advertising solutions and ticketing for the benefit of rights owners and other stakeholders in the sports ecosystem.

The Evolving Sports Ecosystem

        The sports ecosystem continues to evolve. New technologies and models have an impact across the traditional sports value chain, providing significant opportunities for rights owners to engage more directly and fully with fans and other sports enthusiasts through a wide variety of platforms and technologies. At the same time, changes in consumer behavior, such as the development of new sports categories and the trend toward more healthy and active lifestyles and changes in media consumption, continue to change the sports ecosystem.

        Digital disruption.    One significant contributor to the evolution of the sports ecosystem is the digital disruption, brought on by emerging digital technologies and related business models. As a result, content distribution is no longer solely linear. Audiences increasingly consume media on mobile and other digital devices, and brands are shifting advertisement budgets towards these platforms. Integration of content on digital platforms provides unprecedented levels of analytical insight of end-users. Data analytics (which is back-end driven based on artificial intelligence, leading to more precise targeting, higher conversion and more income per impression), as well as social media, ad technology and e-commerce are becoming increasingly relevant. We believe sports content, and live events in particular, remains among the most watched programming across distribution channels, even among younger fans who tend to be more digitally focused.

        Enhanced consumer engagement.    Traditional and emerging sports are increasingly taking advantage of digital distribution channels to reach fans. For example, information about sports can be compiled and integrated through a single platform such as digital hubs, which can be readily accessed on mobile devices. Such direct interaction leads to consumption and sharing of the content that the community cares most about, and deep engagement for consumers is enabled by providing platforms for them to engage with sports in novel ways.

        Emerging sports.    The digital realm also allows new types of sports to evolve. For example, eSports, which is generally defined as competitive, professional video game playing, is evolving from a niche activity to a mainstream sport, largely as a result of social media and live streaming, with, we believe, the potential to become a global sport without borders. In addition, we are also focused on identifying and capturing new consumer groups from drone sports and fantasy sports through new technical capabilities. Niche sports such as surfing, mind games (such as chess) and martial arts that historically did not enjoy much television coverage and were therefore hard to monetize, are now becoming preferred hubs for brands with the growth of technology and digital channels. Emerging digital channels have allowed niche sports to reach a broader audience, which in turn has altered the way fans consume sports content.

        Change towards a more healthy and active lifestyle.    Products and services focused on a healthier and better active lifestyle are growing globally and becoming increasingly popular. New formats in personal and corporate health events, such as obstacle course races, urban trail runs, themed runs and cycling are attracting new consumer groups. Also, wearables and digital services allow for new dimensions in the area of personalized fitness solutions.

Our Role in the Sports Ecosystem and our Value Proposition

        We believe that the winners in the evolving sports ecosystem will be the ones able to balance efficient operations tailored to the traditional value chain with targeted initiatives and investments focused on evolving market trends.

Overview of Our Business Model

        As a global sports events, media and marketing platform, we create value for stakeholders in all parts of the sports ecosystem, from rights owners to brands and advertisers, and from fans to athletes. We own or otherwise have contractual rights to a portfolio of global, regional and national sports properties and are able to commercialize and deliver high-quality services in relation to all relevant aspects of major international sports events, top-ranked sports leagues and competitions. As the sports ecosystem evolves, we have sought to tailor our capabilities to capture opportunities, including by focusing on innovative digital solutions, expanding our own portfolio of mass participation sports events and, in general, providing digital solutions and services, using our in-house DPSS capabilities, to further develop our sports events, media and marketing platform.

        We seek to develop inspirational events for athletes in our mass participation sports events and to understand the unique nature of each sport to be able to deliver the best media and marketing solutions. In addition, we handle media, sponsorship and marketing rights for international, regional and national sports federations, sports leagues, sports clubs and various other rights owners. We have dedicated teams covering all aspects of event organization and execution and providing a comprehensive suite of specialized sports services, including media production, media distribution, live event and coverage, host broadcasting, innovative digital media solutions, programming, archive services, marketing services, event operations, brand development and advertising solutions.

        We have also identified eSports and community sports as new strategic growth areas that complement and also intersect with our other sports-focused businesses. We see tremendous opportunities in the gamification of sports that underpins eSports and community sports. The chance to target fan communities is proving a huge asset for marketers. Being cognizant of this growth area, we established a presence in smaller, community-driven sports as well as in fan-driven communities for more popular sports.

        Our business model with respect to the execution process for our Mass Participation segment is as shown below. For further information see "—Our Segments—Mass Participation—Operations and Key Capabilities."

        Our business model with respect to the execution process for our Spectator Sports and DPSS segments is as shown below. For further information see "—Our Segments—Spectator Sports—Operations and Key Capabilities" and "—Our Segments—Digital, Production, Sports Solutions (DPSS)."

Our Value Proposition

        Our goal is to provide value to key stakeholders across the sports ecosystem.

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  Rights owners.  We seek to assist rights owners to build the big moments in sports by developing commercial strategies, utilizing traditional and digital media to produce exciting events, maximizing coverage to achieve a wider promotion, creating effective communication platforms, and recruiting broadcast partners, brands, advertising and other clients, and, in return, promoting financial stability including through the development of long-term relationships.

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  Media companies and broadcasters.  We help create the link between the sports event and the viewer, with the goal to transform the way sports are being perceived. Based on our understanding of the needs of the global media community, our understanding of the unique nature of individual sports and our experience and capacity to tailor productions of any scale, we seek to develop compelling, high quality content that can be effectively delivered.

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  Brands and advertisers.  We create a bridge between the stakeholders and the brands and media rights. We provide brands with a wide network of opportunities, with the goal of creating brand-related conversations across all media through sponsorship and activation strategies. Key to this is developing customized presentation and fan engagement approaches. In addition, we leverage our brands through sponsorship arrangements and monetize our brand ownership accordingly.

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  Athletes.  We seek to create inspirational sports event experiences for athletes and cultivate a highly engaged and dedicated community.

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  Fans.  We seek to deliver unmatched sports event experiences for fans, offering them easy access to engaging content relating to the sports for which they are passionate and the opportunity to engage more fully with their preferred sport.

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  Host cities and governments.  We provide host cities with economic and related benefits, as a result of the influx of athletes and their families and friends, as well as sports fans, attending our events. Athletes may travel to cities for training in advance of events as well as for the events themselves. Cities are particularly interested in the prestige associated with world class events such as ours. For cities that measure visits by foreign visitors, our events can be particularly attractive given the broad range of nationalities of our athletes for many of our events.

Our Segments

        The nature of our engagement with the sports ecosystem depends on whether or not we are the rights owner of the relevant sports events. This split in turn is reflected in our three segments: Mass Participation, where we are generally the rights owner (in other words, we own the relevant intellectual property for the sports event), and Spectator Sports and DPSS, where we are generally not the rights owner but offer a range of capabilities and services for the benefit of rights owners, rights-out clients, such as brands and media companies, and other stakeholders.

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  Mass Participation.  Our Mass Participation segment is built around our portfolio of globally recognized brands and other intellectual property across a range of mass participation sports, including triathlon, running, mountain biking, road cycling, obstacle course racing and trail running. We seek to own brand-driven, inspirational mass participation sports events across a range of sports. We generally organize, operate and monetize the events ourselves, and derive a significant portion of our revenue from event entry fees and other event-related fees, such as host city fees, and otherwise monetize our intellectual property through sponsorship, event and product licensing, merchandising and media distribution opportunities.

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  Spectator Sports.  Our Spectator Sports segment is primarily focused on business where we do not own the intellectual property. We enter into contractual arrangements with a wide range of leading rights owners such as international and national sports federations, sports leagues, sports clubs and various other rights owners in the sports ecosystem (which we refer to as "rights-in" arrangements) and, in turn, enter into, or facilitate, contractual arrangements (which we refer to as "rights-out" arrangements) with clients (which we refer to as "rights-out clients") to engage the rest of the sports ecosystem. Accordingly, we monetize such rights through media distribution, sponsorship and marketing activities. We also provide services to our rights-in partners and rights-out clients drawing from our in-house DPSS capabilities, including event operation and support, media production, digital solutions and ancillary services. Our Spectator Sports segment includes an extensive portfolio of sports, including football, winter sports and summer sports.

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  Digital, Production, Sports Solutions (DPSS).  We focus on maximizing the potential of our sports events, media and marketing platform by providing a comprehensive suite of specialized sports-related services, including innovative digital media solutions, media and program production, host broadcasting, marketing services, event operations services, brand development services and advertising solutions. Structurally, we have united digital, media production and sports events service-related initiatives and capabilities to drive innovation in traditional media production, deliver growth in new digital properties, create new content formats, new distribution models and partnerships, and revolutionize advertising solutions. We also seek to leverage existing social platforms to increase audiences and revenue streams. We derive our revenue in this area from providing these services to our rights-in partners, rights-out clients and other stakeholders in the sports ecosystem.

        In both our Spectator Sports and DPSS segments, we apply our in-house DPSS capabilities. Revenue and costs with respect to these services are generally allocated to our Spectator Sports segment if provided in the same contract that includes a rights-in arrangement with a rights-in partner or as part of a rights-out arrangement with a rights-out client. If we enter into a separate service contract with a rights-in partner, rights-out client or other stakeholder, the related revenue and costs are allocated to our DPSS segment. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The following table presents our segmental revenue and segmental gross profit (revenue minus cost of sales only) for the periods indicated. For our segmental revenue and segmental gross profit for the three months ended March 31, 2019 and 2018, see also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segmental Results of Operations."

	Revenue			Gross profit
	For the year ended December 31,			For the year ended December 31,
	2018	2017	2016	2018	2017	2016
	(€ '000s)			(€ '000s)
Mass Participation	284,081	251,450	196,356	100,856	90,282	74,870
Spectator Sports	523,826	547,072	537,749	208,162	198,054	162,235
DPSS	321,279	156,076	143,142	56,375	42,169	40,162

Total	1,129,186	954,598	877,247	365,393	330,505	277,267

        The chart below provides an overview of our revenue based on the geographical location of the counterparty for the periods indicated. For our revenue based on the geographical location of the counterparty for the three months ended March 31, 2019 and 2018, see Note 4 to our interim condensed consolidated financial statements.

	For the year ended December 31,
	2018	2017	2016
	(€ '000s)
Europe	768,790	616,094	605,156
America	188,663	166,720	123,465
Asia	128,956	137,491	120,317
Oceania	23,530	20,905	19,900
Africa	19,247	13,388	8,409

Total	1,129,186	954,598	877,247

Mass Participation

        We are the leading provider of mass participation sports events (based on number of events organized in 2018). Our portfolio includes iconic triathlon, running and mountain biking events globally and is built around a stable of globally recognized brands, including IRONMAN, IRONMAN 70.3, the Rock 'n' Roll Marathon Series, and the Cape Epic mountain biking event.

        In 2018, we had 326 mass participation sports events in 48 countries on six continents, of which we organized 241 events in 23 countries. The following table sets out the key performance indicators for our Mass Participation segment for the periods indicated.

	For the year ended December 31,
	2018	2017	2016
Events (#)	326	266	232
Owned events (#)	228	190	167
Gross-paid athletes ('000s)	1,322	986	640

        Our focus is on the premium segment of the mass participation sports market where we believe athlete engagement is higher, price elasticity (which measures demand relative to a change in price) is lower and there are increased opportunities for further monetization of rights. To compete successfully in this segment of the market, we seek to deliver high levels of athlete satisfaction through top-tier event organization and execution.

        We coordinate all aspects of mass participation sports events, from obtaining the permits to negotiating host venue agreements, marketing and driving athlete registration, managing and maintaining the respective websites, procuring staff, executing the events on-site, selling and managing sponsorship agreements, producing and selling of merchandise relating to our events, and managing all communications to athletes. We believe that, through our in-depth knowledge of sports event operations, our insights into our athletes and the mass participation ecosystem, and our excellent organizational and technical capabilities, we are well placed to deliver engaging mass participation sports events and related value-added services to our athletes, partners and fans.

        We undertake our event organization and related activities relating to triathlon, running and mountain biking principally through WEH, headquartered in Tampa, Florida. For further information as to how we operate and monetize our Mass Participation segment, see "—Operations and Key Capabilities." Our event organization and related activities relating to personal and corporate fitness and certain other events, such as obstacle course racing, is undertaken through Infront, headquartered in Zug, Switzerland.

Our Sports Events

        Our Mass Participation segment covers a wide range of mass participation sports events, including elite, amateur and corporate properties. Our IRONMAN brand has become a global, iconic brand in the growing, yet highly fragmented, mass participation sports event market. Building on our IRONMAN and IRONMAN 70.3 triathlon businesses, we have expanded our endurance sports offerings to provide worldwide events of various categories and distances and for particular types of athletes, by purchasing or otherwise establishing running, mountain biking and road cycling brands and events around the world. We are focused on the experience of the athletes, who are highly motivated and deeply engaged, and strive in our events to capture the imagination of endurance athletes worldwide.

        We believe the breadth and diversity of our mass participation sports offerings allows individuals to participate in multiple types of events. Athletes can choose among a wide variety of mass participation sports events and enrich their experiences in, or objectives to compete in, one event by also participating in other events. This may include, for example, an athlete competing in multiple IRONMAN 70.3 events to prepare for an IRONMAN triathlon, or otherwise choosing to run a marathon, an obstacle course race or trail run. Through our CRM system, we have a wealth of data on our athletes and end-user behaviors, enabling us to amplify engagement, incentivize athletes to participate in more events, increase the effectiveness of our sponsorship arrangements and maximize the income potential for sports events. For further information on our CRM system, see "—Operations and Key Capabilities—Customer Relationship Management."

        Triathlons.    We organize, operate and license triathlons worldwide. In 2018, we organized or licensed 186 triathlon events with over 254,000 gross-paid athletes (179 events with over 235,000 gross-paid athletes in 2017).

        Our IRONMAN brand is the largest global brand in the mass participation industry (based on revenue in 2018), and we believe it is generally considered to be the gold standard for triathlon events, enabling us to charge premium prices.

        Leveraging the IRONMAN brand, we offer the following triathlon events of varying distances:

        IRONMAN.    Established in 1978, this full-distance event consists of a 140.6-mile race: a 2.4-mile (3.8 km) swim, a 112-mile (180 km) bike ride and a 26.2-mile (42.2 km) marathon. The completion of an IRONMAN triathlon is regarded by athletes as the pinnacle of endurance athletic accomplishments. In 2018, there were 41 IRONMAN full-distance events in 24 countries (40 events in 2017). The IRONMAN World Championship is held annually in Kailua-Kona, Hawaii and involves approximately 2,500 qualified and eligible athletes each year. Worldwide, there were approximately 73,000 gross-paid athletes in IRONMAN events in 2018 (approximately 74,000 gross-paid athletes in 2017). The average entry fee for each gross-paid athlete for IRONMAN events globally was €494 in 2018 (€507 in 2017 and €517 in 2016).

        IRONMAN 70.3.    Established in 2006, IRONMAN 70.3 is the half-distance version of the IRONMAN triathlon series and was created as a more accessible event requiring less training and thereby making it easier for athletes to race throughout the year. This event consists of a 70.3-mile race: a 1.2-mile (1.9 km) swim, a 56-mile (90 km) bike ride and a 13.1-mile (21.1 km) half-marathon. In 2018, there were 109 IRONMAN 70.3 events in 43 countries (104 events in 2017), including the IRONMAN 70.3 World Championship in South Africa (unlike the full-distance IRONMAN World Championship, the location of the IRONMAN 70.3 World Championship changes from year to year, with recent championships in Canada, United States, Austria and Australia). The IRONMAN 70.3 World Championship currently involves approximately 4,500 athletes. Worldwide, there were approximately 133,000 gross-paid athletes in IRONMAN 70.3 events in 2018 (compared to approximately 119,000 gross-paid athletes in 2017). The average entry fee for each gross-paid athlete for IRONMAN 70.3 events globally was €229 in 2018 (€239 in 2017 and €223 in 2016).

        5150.    Established in 2012, the 5150 Series is our shorter distance triathlon series (Olympic triathlon distance), consisting of a 51.5-km race: a 1.5-km (0.9 mile) swim, a 40-km (24.8-mile) bike ride and a 10-km (6.2-mile) run.

        We also own, organize and operate races affiliated with the IRONMAN or IRONMAN 70.3 series, such as the IRONKIDS and Iron Girl events. IRONKIDS offers various events for children. Iron Girl, a women-only event series, include running, walking, triathlon and duathlon races. These affiliated events take place globally, often as part of an IRONMAN or IRONMAN 70.3 weekend. In addition to IRONMAN-affiliated events, we also own and operate the Noosa and Mooloolaba Triathlons, which are annual Olympic distance triathlons held in the Australian state of Queensland, and the Hamburg Triathlon, which includes both sprint and Olympic distance triathlons.

        Our triathlon events attract a large athlete base with demographics that we believe are particularly attractive for sponsorship, licensing, merchandising and other economic opportunities. For example, in 2018, according to athletes' feedback both pre- and post-race, the average gross-paid athlete in IRONMAN and IRONMAN 70.3 races in North America was a 40-year old person with an average annual household income above US$200,000. A significant proportion of these gross-paid athletes stated they were university-educated and homeowners. A majority of respondents indicated they were male.

        From time to time, we manage mass participation sports events for third parties, for example, ITU sanctioned-events as part of the ITU's World Triathlon Series. We also have a cooperation framework with the International Triathlon Union, or ITU, to develop and grow the sport of triathlon globally. This cooperation focuses on standardizing rules, further collaborating on anti-doping efforts, fostering national federation relations, sanctioning, and developing collaborative marketing initiatives to grow the sport at the age-group level.

        Running.    Our running events portfolio includes a portfolio of marathons and half-marathons, personal and corporate fitness events and trail runs. In 2018, we organized or licensed 102 running events, with approximately 1 million gross-paid athletes in aggregate (74 events with over 0.8 million gross-paid athletes in 2017). We believe that, like triathlon events, running events create an appealing platform for brands and create opportunities to increase revenue through license fees, sponsorships and merchandising. For example, in 2018 according to athlete feedback at registration, in North America, 41% and 31% of the athletes in our Rock 'n' Roll Marathon Series events were under 35 and between 35-44 years of age, respectively. According to information obtained at registration for these events in North America, the annual average household income of the athletes was above US$100,000 with a significant proportion being university-educated.

        To continue to strengthen our running portfolio, we have partnered with the AWMM, through which we have the exclusive right to nominate and induct three new marathon events, outside of Europe, North-America and Japan, to become part of the WMM series, subject to each proposed event satisfying the material operations requirements of WMM through an evaluation process and certain other requirements, with the first such marathon expected to take place in Singapore. We expect to own these three events.

        Road Running.    Our road running portfolio includes a substantial array of marathons, including the Rock 'n' Roll Marathon Series, and shorter distance events. Established in 1998 and acquired by us in 2017, the Rock 'n' Roll Marathon Series is designed to provide a different feel from other marathons, by combining running, travel and entertainment for participating athletes. For example, live bands and cheer teams line the streets of these marathons and the events are concluded by a headliner music concert. In 2018, there were 34 Rock 'n' Roll Marathon Series events in 8 countries (19 events in six countries in 2017). Worldwide, there were over 350,000 gross-paid athletes in Rock 'n' Roll Marathon Series events in 2018 (over 300,000 gross-paid athletes in 2017).

        In addition to the Rock 'n' Roll Marathon Series, we also own and operate a significant number of other marathons globally. In China, we acquired the Double Heritage Series of marathons, which includes the Dun Huang Marathon, Wen Jiang Marathon and Chengdu Double Heritage International Marathon. Our portfolio also includes a number of city marathons and half-marathons, includes, among others, the Standard Chartered Singapore Marathon; the Auckland Marathon; the Hawkes Bay International Marathon; the Runaway Noosa Marathon; the Queenstown International Marathon; the Bordeaux Marathon (operated under a long-term license); the Santa Cruz Half Marathon; and the Chengdu Panda Marathon.

        Our road running portfolio also includes a number of 5 km to 10 km races, such as the Across the Bay 10 km race, which takes place annually in Maryland (United States), our Vienna Night Run, which takes place annually in the center of Austria's historic capital city as well as other 5-km and 10-km races that occur in conjunction with our city marathon or half-marathon weekends.

        In May 2019, we acquired a portfolio of events, including The Sun-Herald City2Surf, a fun run which takes place in Sydney, Australia, with participants running to Bondi Beach. In addition the events portfolio included other mass participation sports events in Australia, including the Sydney Morning Herald Half Marathon, the Melbourne Corporate Triathlon and Carman's Women's Fun Run.

        Personal and Corporate Fitness.    We also organize and operate our own short-distance running events in the personal and corporate fitness market aimed at people of all ages and taking place in a non-competitive and community-oriented setting. Our B2Run running series, the leading corporate running series worldwide (based on number of events in 2018) took place in 36 host cities across 7 countries in 2018, and attracted approximately 11,000 companies to rally their employees and over 225,000 participating athletes in 2018 (compared to approximately 10,000 companies and over 210,000 participating athletes in 31 host cities across 5 countries in 2017). The average entry fee per gross-paid athlete for our B2Run running series events in Germany and Switzerland was €25 in 2018, €25 in 2017 and €24 in 2016. Strengthening our portfolio is the acquisition in April 2019 of the Vienna Business Run, a popular annual 4.1-km road race.

        Trail running.    We consider trail running (races on hiking trails instead of roads or tracks) to be an increasingly popular mass participation sports event category. We host the Ultra Trail Australia, which includes, among other races, a 100km race taking place on trails located in some of Australia's most scenic locations. In 2019, we acquired the Tarawera Ultra Trail in New Zealand, which includes a 160-km race, among other races.

        Mountain Biking.    Our mountain biking events aim to marry a passion for outdoor adventure and exploration with endurance riding, and all take place in iconic locations.

        In 2018, we organized nine mountain biking events with approximately 8,900 gross-paid athletes in aggregate (six events with approximately 7,800 gross-paid athletes in 2017). We believe that our portfolio of mountain biking events generally includes some of the most prestigious, demanding and competitive mountain biking races globally. Among these events is the Cape Epic, an annual mountain bike stage race held in the Western Cape of South Africa, what we believe is the preeminent event of mountain biking. Our mountain biking portfolio also includes, among others, the Swiss Epic, The Pioneer (a six-day mountain bike stage race through New Zealand's Southern Alps) and the Cape-to-Cape, an Australian mountain biking multi-stage endurance race. These events are complemented by ownership of other mountain biking events such as Port to Port, Motatapu and Wines2Whales.

        Road Cycling.    In 2018, we organized and licensed three road cycling events, with approximately 24,000 gross-paid athletes in aggregate (seven events with approximately 35,000 gross-paid athletes in 2017). We also own and operate the annual one-day EuroEyes Cyclassics Hamburg race. In addition to owning, organizing and operating our own road cycling events, we also work closely with cycling organizations to seek sponsorship opportunities for, or otherwise market and distribute the content related to, cycling events organized by them. In a bid to expand our portfolio through the acquisition of promising sport event organizers, we acquired UK-based Threshold Sports, or Threshold, in April 2019. Threshold holds a number of public and corporate events in cycling and trail running, such as a 9-day 1,500 km cycling challenge across Britain.

        Obstacle Course Racing.    A relative newcomer in our portfolio of mass participation sports events is obstacle course racing (races in which competitors, traveling on foot, must overcome various physical challenges in the form of obstacles). Our obstacle running portfolio is currently focused on Germany, with the intention to further expand internationally, and organized around two brands, XLETIX Challenges and Muddy Angel Runs (women-only 5km mud races), which we acquired in 2018. There were 26 obstacle course racing events under these brands in 2018 with approximately 180,000 participating athletes in aggregate.

Operations and Key Capabilities

        We organize, operate and monetize our mass participation sports events ourselves, and derive a significant portion of our revenue from event entry fees and other event-related fees, such as host city fees, and otherwise monetize our intellectual property through sponsorship, event and product licensing, merchandising and media distribution opportunities. Our events revenue consists primarily of event entry fees, revenue generated by fees charged to participating athletes, expo fees, rentals at the events by outside parties, host city fees, amounts received from the city or local organizing committee to support a hosted event, photo commissions and revenue earned from an outside photography service for exclusive access to our athletes on course at events.

        We have, over time, developed proprietary tools to improve efficiency and to create additional business and monetization opportunities. We target new events based on proprietary athlete density metrics. We have also developed unique capabilities in connection with our events including the development and use of measurement tools for athlete satisfaction, metrics around athlete retention and development, and systems for the accurate and timely budgeting and delivery of our events.

        Event Organization.    We have the operational capabilities and efficiencies to successfully organize and operate events worldwide. We have established processes that we consider to be best-in-class, which provide full-service capabilities and know-how to match the complexities and minute organizational details required to operate and efficiently deploy events globally. As each event typically involves an exhaustive check-list of items to be organized and coordinated among numerous parties, good relationships with parties in the process are key to make our events a success. We believe that our success in putting on events is evident by the continued significant interest and engagement that we see from sports enthusiasts worldwide in our events.

        We have built valuable relationships with host cities and local authorities. Our relationships with local authorities are vital to our event organization process, because we rely on their cooperation to receive necessary permits, obtain permission to block roads, and receive the necessary security coverage.

        We benchmark all aspects of our performance. We believe our experience, proprietary capabilities and global scale allows us to provide safe, top-tier and highly engaging experiences for our athletes that lead them to compete in more events, thus driving further engagement and to foster our community of athletes while delivering events on time and on budget and offering the potential for scalability in terms of further expansion of our mass participation sports events portfolio. We also focus on non-race week initiatives to ensure that we deliver meaningful community and loyalty experiences for our athletes. For example, one of our initiatives to community and loyalty is through our IRONMAN All World Athlete program. This program is our way of rewarding age-group athletes for their hard work, dedication and performance across IRONMAN and IRONMAN 70.3 racing by allowing them to accumulate points at every race they complete and achieve various levels of status, including the prestigious All World Athlete status.

        Event Licensing.    In locations where we do not yet have full capabilities to organize and operate the races ourselves or otherwise choose not to do so (for example, because of political uncertainty, lack of familiarity with the market or lack of operating efficiencies and capabilities), we license our intellectual property relating to sports events to local event operators. Currently the bulk of our licensed events are in the emerging markets of Asia, the Middle East and Latin America. Our event licensing agreements generally provide that the licensees are responsible for all liabilities arising from operation of the licensed events, and are required to meet certain pre-agreed quality standards to maintain the event license and carry appropriate insurance. Most of our event licensees grant us the option (or a right of first refusal) to acquire the licensed events. In 2018, we had 85 licensed events (compared to 71 licensed events in 2017).

        Further Monetization of Brand and Event Rights.    Many of our mass participation sports events attract favorable demographics of athletes from a sponsorship perspective. In part through the application of our

CRM system (see "—Customer Relationship Management"), we seek to create further value from our events through sponsorship, merchandising and other activities.

        For our IRONMAN and other mass participation sports events, we seek to enter into multiple-year sponsorship contracts and derive additional value from such relationships. In 2018, for example, Amazon was the title sponsor of the IRONMAN World Championship and worked with us to improve the athlete experience by providing them access to a vast selection of nutrition products during the event, both in-store and through e-commerce.

        Our merchandising revenue include the sale of apparel and other merchandise at events on-site as well as through e-commerce platforms. In addition to our own merchandising activities, we also license our intellectual property, such as the IRONMAN brand(s) and other logos and related trademark(s), to various counterparties for use in their product lines. For example, we have a relationship of over 30 years with Timex Group USA, to which we license the IRONMAN trademark for use in their Timex IRONMAN wristwatch line. Our typical product license agreements provide that we earn a percentage of the revenue earned by the licensee from the sale of the licensed products to retailers (often with a guaranteed minimum amount to be earned irrespective of the sales of the licensee).

        We believe we can further enhance our events business by developing our in-house production of inspiring series, increasing the scale of our event production coverage and integrating generated content. We are currently also developing and further exploring our broadcasting and distributing possibilities to create live coverage for our portfolio of mass participation sports events. Through Facebook Watch, we provide live coverage for certain races, create further interest in our brands and incorporate viewer interaction through real-time polls, fan engagement and discussion, and user-generated content from fans on the course. Through partnerships such as the one with Facebook Watch, we believe we can create valuable sponsor assets and are better able to leverage our portfolio of mass participation sports events.

        We also see substantial opportunities to provide athletes with training services, assist athletes with their equipment choice and, in general, provide services to athletes during the period from registration for an event and the effective event date.

        Customer Relationship Management.    We have developed a proprietary CRM system that is designed to provide us with significant data regarding our athlete community for our iconic events, which in turn allow us to better organize our events and extract value from our events more efficiently. We have nearly 40 years of historical data on our athletes (however not all such data sits in our CRM system) and have developed sophistication around athlete acquisition, retention and development and we have been collecting actual live data in our CRM since 2012. Data derived from the CRM system gives us insight on the activities of athletes and leads to precise targeting of athletes, higher conversion, delivery of precise marketing and more revenue per gross-paid athlete. The use of the CRM system also allows us to continue building the athlete ecosystem through brand cross-selling and to increase our ability to market products and services, such as other events in our portfolio.

        Through this system, we are able to access data regarding athletes who have registered for events since our inception and to apply data analytics to better know our community. Enhanced understanding of athlete behavior allows us to better manage and predict costs and expenses related to events, manage and predict merchandising activities, manage and plan expansion into new sports events and markets, and, in general, improve financial predictability and viability.

Spectator Sports

        Our Spectator Sports segment benefits from our full-service sports marketing platform principally in relation to football, winter sports and summer sports events. We handle the media, sponsorship and marketing rights on behalf of a wide variety of leading rights owners, such as international and national sports federations, sports leagues, sports clubs and various other rights owners in the sports ecosystem. Our sports-centric approach allows us to have our fingers on the pulse of each sport and it enables us to develop a network of relationships across multiple levels of client organizations while, at the same time, providing access to top decision-makers in sports and business.

        The following table sets out the key performance indicator for our Spectator Sports segment as of the dates indicated.

	As of December 31,
	2018	2017	2016
	(#)
Rights-in partners	160	153	168

Operations and Key Capabilities

        Our spectator sports business is supported by our full-service sports management and marketing capabilities. These operations are focused on handling of media, sponsorship and marketing rights on behalf of a wide variety of leading rights owners, such as international and national sports federations, sports leagues, sports clubs and various other rights owners in the sports ecosystem.

        Rights Acquisition (Rights-In).    Our media rights business is fundamentally built on fostering long-term relationships through which we provide services with respect to media, sponsorship and marketing rights. As of December 31, 2018, we had in total 160 rights-in partners compared with 153 and 168 rights-in partners as of December 31, 2017 and 2016, respectively. As of December 31, 2018, we had 251 rights-in contracts across football, winter sports and summer sports compared with 254 and 264 contracts as of December 31, 2017 and 2016, respectively. For a discussion of the contractual models that we use for our rights-in arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments."

        Generating Revenue from Rights (Rights-Out).    The key element to our rights-in/rights-out business model is identifying and exploiting opportunities to generate revenue from the rights we handle on a rights-in basis.

        Media Distribution.    We distribute content produced by ourselves or by others, and, in doing so, seek to build strong audiences, raise media rights value, create effective communication platforms for brands, events and organizations, and, ultimately, provide the vital link between sports events and the consumer. Our value creation is based on our partnerships with major traditional media providers and broadcasters worldwide as well as digital platforms, with whom we enter into rights-out arrangements for the distribution of content.

        Our media distribution organization is organized in a market-based territorial media sales structure, in which teams are typically led by individuals with decades of relevant experience. The organization is designed so that personnel are dedicated to particular sports categories, such as football, as well as to a geographical territory, such as Germany. This structure facilitates an in-depth understanding of the potential markets for media rights and our rights portfolio, which we can leverage to identify and pursue territorial sales opportunities, including through the identification of optimal timing, packaging, and tendering in these territories. In addition to our dedicated territorial sports-focused teams, we also have senior personnel dedicated to specifically targeted clients, such as pan-regional broadcasters, social media outlets, international news agencies and betting agencies.

        Our global media sales coordination steering committee meets regularly to discuss effective strategies for media sales across sports or territories, such as potential tenders, sales coordination aspects, movements in the markets with respect to new business and additional rights-in opportunities. The committee also discusses on a regular basis the alignment and the exchange that covers the media sales process which include the coordination between the persons responsible for the market and the persons responsible for our global portfolio.

        Sponsorship and Marketing.    We are well-positioned to find brands and provide them with a wide range of sponsorship opportunities, including by providing brands with attractive sports-related platforms to market their products or services. We help companies create brand-related conversations across wide-ranging media through sponsorship and activation strategies by developing customized presentation and fan engagement approaches. We also provide on-site activation through branding as well as through expositions where our partners have the opportunity to have one-on-one interactions with their consumers.

        Brands 360.    Our spectator sports business has increasingly moved away from a purely traditional rights-in, rights-out business as our rights-in partners and rights-out clients seek our services, using our DPSS capabilities, in a variety of areas. As a result, our engagements with rights-in partners or rights-out clients, in general, have, in many cases, became broader and more sophisticated than was historically the case. We supplement our traditional rights-in, rights-out arrangements with event operation and support, media production, digital solutions and ancillary services.

        We established our Brands 360 division in 2018 to promote proximity to brands through three main points: international sales, business intelligence and strategy as well as activation consulting. Our Brands 360 team focuses on supporting companies with large-scale sponsorship engagements to maximize value from these partnerships. The main focus of the team in 2018 was the FIFA World Cup Russia™ and the implementation of a wide variety of related sponsorship activation programs.

        International sales.    The Brands 360 international sales department is focused on reaching brands in markets where we do not have a consistent presence or that we have identified as having additional potential. The primary objectives of the international sales department are to (i) create new revenue source through sponsorship sales, (ii) establish a well-positioned and profitable virtual ad sales unit and (iii) drive additional revenue for our current rights. As secondary objectives, we seek to position us for future rights, establish a testing ground for our sales and create an integrated team. To fulfill its objectives the international sales team is working to establish a new offering of sponsorship capabilities, such as through virtual or digital sponsorship packaging on behalf of rights owners, and to offer meaningful international sales solutions and advice for global rights owners.

        Business intelligence.    The Brands 360 business intelligence department assists our media, sponsorship and digital sales teams by providing optimized value based upon fact-based data analytics. The research analytics section focuses on sales, business and valuation. The marketing and industry expertise section focuses on advisory solutions, sales coordination, best practices, trends, prospecting and the relevant tools.

        Strategy and activation consulting.    The Brands 360 strategy and activation consulting department aims to create a unique brand strategy and activation offering with new unique selling points for our current portfolio. We believe we will be able to differentiate ourselves through our focus on new brands, new markets and new partnerships.

        Planning & Compliance.    We apply a sophisticated and well-integrated planning process in entering into new relationships with our partners. In assessing a particular opportunity and across this business, we utilize a decentralized and detailed bottom-up project-by-project (financial) planning strategy. For every potential and existing project, a plan is developed and maintained to track both anticipated levels of income and cash flows to be generated over the next five years (or if longer, the end of the contractual term) in consideration of relevant contractual terms, revenue recognition principles and other factors. To assess the feasibility of achieving the plan, we factor in both historical contract performance and visibility of future developments.

        In entering into new relationships and otherwise, we believe that compliance with relevant laws and regulations is a key feature of how we conduct our business and is fundamental to our success. To this end, we have developed the Infront Compliance Management System, or ICMS, which is based on the UK Bribery Act and has been in place since 2012. The ICMS is designed to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. It is tailored to our spectator sports and DPSS businesses and the compliance-related risks, with dedicated guidelines for associated persons and issues, for example, relating to gifts and hospitality. Compliance management is also embedded within the organization through a compliance board and compliance desks with dedicated compliance officers. In addition, compliance whistle-blower hotlines have been set up in the major locations and in multiple languages, and are managed by external law firms. We also provide training on compliance to new employees. Further, each year every Infront employee has to certify that he/she has completed related web-based e-learning programs. Infront also has a biannual compliance week to provide additional information and insights on the topic.

Our Sports and Strategic Partners

        Our Spectator Sports segment is built around football (distinguished from American football), winter sports and summer sports and the related rights owners and other stakeholders.

        Football.    Football is the most popular sport around the world and features countless tournaments, league and league cup matches as well as friendly matches globally. With over 40 rights-in partners as of December 31, 2018, we are engaged at all levels of football, including partnerships with global football federations, regional and national football associations, leagues, competitions and clubs.

        We believe that we serve some of the most prestigious clients in the business. Our rights have been obtained in many cases as a result of long-term, successful partnerships with high-profile rights owners, such as FIFA, as well as top European leagues, national football associations and over 30 football clubs across Europe. We also co-own, organize and develop the China Cup International Football Tournament, an annual international football event in China at which the Chinese national team plays against national teams from Europe and South-America.

        FIFA.    Since 1999, we have been involved in various specialized areas supporting FIFA, including FIFA World Cup™ events and other FIFA events. Today, we continue our partnership with FIFA, delivering capabilities in a variety of areas, which together, are designed to extend the frontiers of the world's most popular football event. As part of our Spectator Sports segment, we handle the exclusive sale of all television, radio, broadband internet and mobile broadcasting rights in 26 Asian territories (not including Japan, North and South Korea, Malaysia and the Middle-East) to FIFA events until the end of 2022. This contract, which relates to FIFA events since 2015 including the 2018 FIFA World Cup Russia™, covers such rights also for the current FIFA event cycle, including the 2019 Women's FIFA World Cup France™ and the 2022 FIFA World Cup Qatar™.

        In addition to this arrangement, we provide a number of additional services to FIFA through our DPSS segment. This includes the host broadcasting of the FIFA World Cup™ and other FIFA events (more than 100 such events have been broadcasted since 1999), as well as LED advertising solutions. See "—Our Segments—Digital, Production, Sports Solutions (DPSS)."

        German football.    At the center of our engagement with German football is our over 35 years long-standing relationship with the DFB, which is the largest single country sports federation worldwide, with over seven million members. We manage until the end of the 2021/22 season the advertising and marketing rights of the DFB Cup (the German football cup competition), and other DFB events. Under our existing contract with DFB, we also distribute all DFB media rights for the DFB Cup until the end of the 2021/22 season, which consists of live and delayed media rights that are available for all platforms across the international market including German speaking territories. For the same period, we also acquired the sponsorship rights for the DFB Cup.

        We have also built a significant German football club marketing business. We currently manage the portfolio of marketing rights (advertising boards, shirts, hospitality, etc.), up until 2031 depending on the club, for 14 clubs in the top four German football leagues:

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  Bundesliga:  SV Werder Bremen, SC Freiburg, Fortuna Düsseldorf, FSV Mainz 05 and FC Schalke 04

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  2. Bundesliga:  1. FC Köln, SV Sandhausen, SpVgg Greuther Fürth and SC Paderborn 07

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  3. Liga:  FC Hansa Rostock, VfL Osnabrück, Energie Cottbus and TSV 1860 München

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  Regionalliga:  FSV Frankfurt 1899

        Italian football.    We have a broad-based engagement with Italian football, underpinned by significant client relationships with the Lega Serie A, the premier Italian football league. Through our agreement with Lega Serie A, which was entered into in 2009 (current contract is in effect until the end of the 2020/21 season), we serve as the league's exclusive strategic media advisor and agent for the sale of domestic and international media rights for the Lega Serie A games, as well as the Coppa Italia (the annual Italian football cup competition) and the Supercoppa Italiana (the annual football competition usually held the week before the Italian football season begins between the winner of the Lega Serie A and the Coppa Italia). We also provide media production services to the Lega Serie A, see "—Our Segments—Digital, Production, Sports Solutions (DPSS)—Media Production."

        We are also actively involved in Italian football through club marketing and media agreements entered into with Italian football clubs running up until 2031 (depending on the club). These agreements include marketing and/or media rights for several leading football teams, including ACF Fiorentina, Inter Milan and Sampdoria. We believe that these partnerships not only strengthen our assets in the Italian football market, but also serve as a strategic relationship tool to support our partnership with Lega Serie A noted above. Further, we also handle on behalf of various Italian football clubs Lega Serie A-related archive sales.
        French football.    Since 2012, we have focused on establishing a portfolio of club marketing rights and media agreements with French football clubs. In addition to the services we provide to various football clubs and the premier French football league (Ligue de Football Professionnel), or LFP, through our DPSS segment (see "—Our Segments—Digital, Production, Sports Solutions (DPSS)—Sports Services"), we also provide assistance to the LFP on their marketing activities, sponsorship and stadium advertising.

        Chinese football.    We co-own (together with the Chinese Football Association), organize and develop the China Cup International Football Tournament. The 2019 edition of the tournament took place in Guangxi, China with the national football teams of China, Uzbekistan, Uruguay and the Thailand participating.

        Other football.    We also enjoy partnerships with other national leagues and teams. For example, in 2018, we entered into a partnership with the SPFL as its exclusive international media rights partner for its four leagues (SPFL Ladbrokes Premiership, SPFL Ladbrokes Championship and SPFL Ladbrokes League One & Two) and two cup competitions (IRN-BRU Cup and Betfred Cup). We also exploit the full global rights until the end of the 2021/22 season for all media types relating to the Portuguese Allianz Cup, the cup competition contested exclusively by Portuguese football clubs competing in the first and second leagues of Portuguese football. All matches for the Portuguese Allianz Cup are produced in HD.

        Winter Sports.    We represent all seven Olympic Winter Sports federations (being all winter sports federations recognized by the International Olympic Committee) and various other major rights owners in winter sports through long-standing relationships. As of December 31, 2018, we had business relating to all important winter sports through 80 rights-in partners. We believe we have deep connections with a broad portfolio of partners, from international federations to local organizing committees.

        The following provides an overview of our relationships relating to winter sports as part of our Spectator Sports segment.

        Ice Hockey.    Since 1981, we have had a relationship with the International Ice Hockey Federation, or IIHF, which is the worldwide governing body for ice hockey. Our ice hockey activities include two key properties on an international level: the IIHF Ice Hockey World Championships and the Champions Hockey League, an ice hockey tournament featuring top hockey teams from the first-tier leagues of countries across Europe. We are engaged to handle the global media rights, marketing and media production for the IIHF Ice Hockey World Championships and the Champions Hockey League until the end of 2023 and until June 2023, respectively. In addition, we provide various digital and media production services to the IIHF in connection with the IIHF Ice Hockey World Championships, see "—Our Segments—Digital, Production, Sports Solutions (DPSS)."

        Skiing.    We are involved in media and sponsorship marketing for many of the most prestigious international skiing properties. We have had a relationship with the FIS, which is the worldwide governing body for skiing, since 1992. We handle on behalf of the FIS the worldwide media, marketing, media production and hospitality rights to 2019-2025 FIS Alpine and Nordic Ski, Freestyle Skiing and Snowboard World Championships, including of television, internet and mobile, both for linear and on-demand. We also manage the entire production operation and all marketing-related activities.

        In addition, we have established relationships directly with 28 national ski federations and many organizing committees in the top skiing countries of the world across various ski disciplines. Through these relationships, we handle the commercial rights (for durations up to 2026), ranging from advertising, media and broadcasting rights, for all FIS-sanctioned World Cup events (except those staged in Austria and Switzerland) across the disciplines of alpine skiing, ski jumping, cross-country, Nordic-combined and snowboard and freestyle skiing covering, in aggregate, over 200 races per season. We also have the sponsorship and marketing rights until 2022 for the Four Hills Tournament (Vierschanzentournee), an annual ski jumping tournament composed of four ski jumping events, of which two take place in Germany and two in Austria.

        Biathlon.    Since 1992, we have had a relationship with the International Biathlon Union, or IBU, which is the worldwide governing body for biathlons. We handle all marketing rights to the IBU World Cup and IBU World Championship Biathlon until the end of June 2022 (with an option to extend), based on agreements with the IBU and 16 national federations (for durations up to 2026).

        Bobsleigh/Skeleton.    Since 1999, we have had a relationship with the International Bobsleigh and Skeleton Federation, or IBSF, which is the sports' worldwide governing body. Until 2022, we have the right to market the key sponsorship packages and manage the worldwide distribution of media rights to the top IBSF-sanctioned events, being the BMW IBSF Bobsleigh and Skeleton World Championships and the BMW IBSF World Cup Bob and Skeleton, a multi-race series over a season for bobsleigh.

        Curling.    Since 2008, we have had a relationship with the World Curling Federation, or WCF, which is the worldwide governing body for curling, and our current arrangement was renewed in 2018 through to 2022. Under this contract we handle, on behalf of the WCF, the media rights worldwide (with the exception of Canada, the United States and Japan) related to the World Curling Championships and the European Curling Championships, the media rights related to the Pacific Asia Curling Championships in China, Hong Kong and South Korea, and the marketing rights worldwide for the World Curling Championships and European Curling Championships.

        Luge.    Since 1998, we have had a relationship with the International Luge Federation (Fédération Internationale de Luge de Course), or FIL, which is the worldwide governing body for the sport, and have an agreement with FIL under which we provide until the end of the luge season in 2022 for sponsorship and marketing services relating to the luge World Championships, World Cup and European Championships.

        Skating.    In January 2019, we entered into an agreement with the International Skating Union, or ISU, which is the worldwide governing body for skating. Under this agreement we, as the ISU's exclusive media rights partner, handle from the 2019/20 season until the 2022/23 season the worldwide media rights (excluding China, Korea, Japan, the United States and Canada) relating to the ISU's flagship events, such as the ISU World Championships and ISU European Championships across all disciplines (for example, figure skating, speed skating and short track), as well as the World Cups and Grand Prix competitions.

        In addition to these Olympic winter sports, our winter sports portfolio also includes engagements in ski mountaineering in cooperation with the International Ski Mountaineering Federation, or ISMF, the sport's worldwide governing body. We are responsible for sponsorship, marketing, media distribution and production opportunities relating to the ISMF World Cup, World Championships and European Championships.

        Summer Sports.    As of December 31, 2018, we had 32 rights-in partners creating an extensive summer sports portfolio, which covers handball, volleyball, basketball, badminton, motorsport, professional cycling, rugby, tennis and golf with long-term partnerships. We believe we benefit from a well-balanced portfolio of summer sports with varying geographical focus and a strong position in emerging markets.

        The following provides an overview of our relationships relating to summer sports as part of our Spectator Sports segment.

        Basketball.    In 2016, we entered into a long-term business partnership (until the end of 2033) with the International Basketball Federation, or FIBA, which is the worldwide governing body for basketball. We serve as FIBA's exclusive partner for the sale and marketing of the worldwide sponsorship rights and licensing rights outside of the host country of the relevant FIBA competitions. We handle these rights in relation to the FIBA Basketball World Cups and their qualifiers, the FIBA continental cups (for example the FIBA AsiaCup and the FIBA AmeriCup) and their qualifiers, and the Youth World Cups. In addition, we became in 2017 FIBA's exclusive domestic commercial rights partner in China for FIBA's flagship competition, the FIBA Basketball World Cup 2019, scheduled for August and September 2019, which is to be staged across eight Chinese cities and represents the first time that such an event will be staged in China. The partnership takes an all-encompassing marketing approach involving comprehensive marketing initiatives and services in branding, licensing and merchandising, event hospitality, and sponsorship sales.

        In China, we have established unique and extensive marketing expertise in the field of basketball, having worked to elevate Chinese basketball to a new level over our 14-year partnership with the Chinese Basketball Association, or CBA, the first-tier professional basketball league in China. We entered into a long-term strategic arrangement with the CBA to be the exclusive marketing partner for its 3x3 Road to Olympics tournament, a qualifying team basketball tournament with presence and thousands of games being played all over China. The winner of the tournament is allowed to represent China at the FIBA 3x3 Asian Cup. 3x3 basketball is a form of the game played three-a-side on one hoop. During the 2017/18 season, the 3x3 Road to Olympics tournament attracted over 8,000 teams with over 30,000 participating athletes. We handle also the sponsorship rights until 2020 in relation to the Chinese men's and women's national basketball teams.

        We are also the exclusive commercial partner to the Turkish Basketball Federation in relation to the development and sale of certain commercial rights related to various Turkish national basketball teams, leagues and events active in the Turkish Basketball League (Basketbol Süper Ligi), the top professional Turkish basketball division. In addition, we entered into an agreement with Fenerbahçe Sports Club and handle the marketing rights on their behalf.

        Handball.    We have worked with the European Handball Federation, or EHF, which is the governing body for handball in Europe, since the first EHF Handball European Championship in 1994. Currently, we, together with Perform Group, are the exclusive media and marketing partner to the EHF, offering a full range of services across media rights, sponsorship and marketing solutions until 2030. This partnership relates to EHF's EURO competitions (including the EHF Handball European Championships (which Infront co-founded in 1992) and their qualifiers, the EHF EURO Youth competitions and EHF EURO Beach competitions) and the EHF's club team competitions (including for the EHF Champions League and the EHF European Cup and their respective qualifiers). In addition, we provide various digital and media production services to the EHF in connection with the EHF EURO Competitions and their qualifiers, see "—Our Segments—Digital, Production, Sports Solutions (DPSS)."

        Volleyball.    Our relationship with the European Volleyball Federation (Confédération Européenne de Volleyball), or CEV, which is the governing body for volleyball in Europe, started in 1993 when we became their exclusive media rights partner. We manage the worldwide media rights of the biannual CEV European Volleyball Championships, CEV Beach Volleyball European Championships and the CEV Beach Volleyball Continental Cup Finals until the end of 2021. In addition to media rights sales, we provide various digital and media production services to the CEV in connection with the CEV European Volleyball Championships and their qualifiers, see "—Our Segments—Digital, Production, Sports Solutions (DPSS)."

        Badminton.    In 2016, we became the commercial rights partner of the Badminton World Federation, or BWF, which is the worldwide governing body for badminton. This was the first time the BWF has worked with an exclusive partner for both media and sponsorship rights distribution. We acquired the rights to handle on behalf of the BWF, until the end of 2025, its commercial rights on a worldwide basis (including sponsorship, media (sales), marketing and betting rights) in relation to the BWF World Tour and other BWF major events (including the BWF World Championships, the Sudirman Cup and the finals of the Thomas & Uber Cup). In addition, we provide various digital and media production services to the BWF in connection with the BWF World Tour and other BWF major events, see "—Our Segments—Digital, Production, Sports Solutions (DPSS)."

        Professional Cycling.    We have a partnership with UCI, the worldwide governing body for sports cycling, which covers various services. We handle the commercial rights relating to the nine-day Tour de Suisse until 2029 and the multi-stage UCI Tour of Guangxi until 2019.

        Established in 2017, the UCI Urban Cycling World Championships are the world championship events for freestyle BMX, cross-country eliminator and trials, and take place in China. We entered into a partnership agreement with the UCI under which we, until 2019, are entitled to co-organize the UCI Urban Cycling World Championships and handle the domestic media rights in relation thereto.

        Motorsport.    We are responsible for the worldwide media rights distribution of the FIA World Endurance Championships, an auto racing world championship staged across Europe, the Americas, Asia and the Middle East, and sanctioned by the International Automobile Federation (Fédération Internationale de l'Automobile or FIA), which is the worldwide governing body for many auto racing events, until the end of the 2020 season. The cornerstone event of the FIA World Endurance Championships is the annual "24 Hours of Le Mans," a race beginning in mid-afternoon and finishing the following day at the same hour the race started the previous day and is considered one of the most prestigious automobile races in the world. In 2017, we further signed a long-term partnership agreement until the end of 2019 with the General German Automobile Club (Allgemeiner Deutscher Automobil-Club e.V.), or ADAC, for the marketing of the ADAC motor racing series and classic events. This agreement allows us to market the ADAC GT Masters, one of the world's leading grand tourer-based auto racing series, and a range of racing series from the broad portfolio of ADAC Motorsport, which is a division of ADAC. In February 2019, we acquired Youthstream, the owner of the exclusive media, sponsorship and global promotional rights to the FIM MXGP Motocross World Championship until the 2036 season. The agreement covers several other events including the Monster Energy FIM Motocross of Nations, the FIM Women's Motocross World Championship, the FIM Snowcross World Championship, the European Motocross Championship and the Motocross of European Nations.

        Other summer sports.    In addition, we also entered into various long-term agreements with French rugby club Stade Toulousain (until 2027), the French National Rugby League, and the Italian and French Golf Federations to support their respective marketing rights.

Digital, Production, Sports Solutions (DPSS)

        Our DPSS segment includes our digital solutions, media production and service-related initiatives and capabilities to drive innovation in traditional media production, deliver growth in new digital properties, create new content formats, new distribution models and partnerships, and revolutionize advertising solutions as well as to leverage existing social platforms to increase audiences and revenue streams. We assist sports federations, organizing committees and other rights owners to broadcast their events in the most engaging and effective way.

        The following illustrates our DPSS-related innovations throughout the years.

        For a discussion of the contractual models that we use for our DPSS business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Revenue-Generation Models—Our Spectator Sports and DPSS Segments."

Digital Solutions

        We have been in the forefront of innovation for over 10 years, as shown above. We view ourselves as an innovation leader in the digital evolution of sports, with an established digital solutions services platform that enables us to develop new and disruptive technology solutions to shape our business model and create further value for our partners in the evolving sports ecosystem.

        Our digital capabilities focus primarily on B2B (business-to-business) and some B2C (business-to-consumer) solutions designed to drive engagement and excitement with sports fans and enthusiasts and present monetization opportunities for rights owners. An example of the designed B2C solutions is the social media video content services we provide to FIFA, including in connection with the 2018 FIFA World Cup Russia™. We believe that these solutions, which include the application of cutting-edge technologies in digital media solutions, such as virtual advertising, artificial intelligence and data science, allow us to apply our business model across sports categories and geographies efficiently, while capturing new customer groups and minimizing our service costs.

        We seek to improve our digital solutions offerings and provide digital solutions services mainly through our iX.co platform and our Infront Lab. In addition, cognizant of the opportunities in eSports, we also seek growth in this field.

        iX.co.    We established Infront Digital in 2016 (following the acquisition of our interest in Omnigon) and rebranded it to "iX.co" in May 2019. iX.co has a dedicated and experienced team of over 230 members across 7 global offices (as of December 31, 2018) that provide an expanding number of technological solutions to engage the sports ecosystem for the benefit of rights owners and brands. The platform has been designed to provide appealing digital content for both athletes and fans while at the same time allowing us to build a data repository to enable us to better understand the interests and demands of fans. Among other things, we are better able to target digital sponsorship packages and sell advertising to properly engaged audiences.

        iX.co also includes platform development such as applications, websites, gamification, content services and fan engagement activations. Through iX.co, we provide our clients with efficient and scalable solutions to better capture audiences by leveraging our Corebine platform, a content management and fan engagement platform designed specifically for mobile websites and applications. iX.co's offerings include the application of artificial intelligence to reduce production and service costs, increase volume and quality and enable new solutions that were previously deemed impossible.

        In 2018, we acquired a 10% (economic) stake in COPA90, an independent football media business with more than 1,400 creators who are correspondents, film makers, artists and storytellers in more than 140 countries that come together to provide attractive digital football content offering the potential to engage new fans and communities. COPA90 provides us with the ability to reach volume targets on a global scale with a context that is driven by people, groups and publishers that hold influential standing amongst key audiences.

        In the third quarter of 2019, Infront also expects to complete its investment in Level 99, an eSports creative agency, and acquire a controlling stake with existing management holding the remainder. We believe this acquisition will further complement our digital agency and eSports service offering. Planned business areas include agency work (for example, branding, content production and social channel management), media sales and distribution as well as the operation and monetization of a Level 99 D2C platform (for example, content sponsorship, programmatic advertising, licensing, merchandising and subscriptions).

        We also are focused on identifying and applying digital solutions to promote our owned events. We believe that by using digital capabilities to develop innovative content and distribution mediums, we will capture higher engagement from our community, and at the same time help reach a wider global audience. For example, we boost community engagement in broadcasting through innovative digital channels (for example, OTT platforms) and official social media platforms (for example, Facebook, YouTube, Instagram, Snapchat and Twitter), which improves the stickiness of our athlete community, fosters greater loyalty and enhances the network effects.

        Infront Lab.    We established our Infront Lab to identify technologies and related collaborations, that can benefit from our market know-how and other capabilities, to offer new products and services for sports stakeholders. For example, we have established a collaboration with Parquery, a technology spin-off from the Computer Vision Laboratory of ETH (Swiss Federal Institute of Technology) Zürich, to develop technology that could be applied in connection with mass participation sports events, such as to detect and categorize runner apparel. In addition, to add further value in our long-standing partnership with the IIHF, we have worked together with WSC Sports Technologies, an Israeli start-up, to bring its AI-driven video generation capabilities to deliver content for fans relating to the IIHF Ice Hockey World Championship. The technology automatically analyses live sports broadcasts and creates customized videos which can be shared across numerous online platforms, including social media, providing an efficient means to enhance event exposure. In February 2019, we acquired a 10% stake in Deep, a visual storytelling company producing automated content by combining engaging, interactive formats, rich, contextual, visual data, and efficient editing tools for data visualization. Using advanced machine learning and data curation technologies, the company developed a unique Visual Knowledge Graph that is vertical specific, meaning

Deep thoroughly studies chosen content domains, such as certain sports, sports properties or events, with its specific audiences and their needs and interests in mind. This allows Deep to offer insights beyond the data, in a way that is visual, interactive, bite-sized and mobile-optimized to meet today's user content preferences. In May 2019, we acquired a 10% stake in Minute, a video optimization technology company providing viewers with smart highlights of the video content available online.

        eSports.    The eSports market, which generally refers to organized competitions of video games between professional players, emerged in the early 2000s and since has grown to become an influential industry, especially among the younger generation. The eSports audience has grown from 225.5 million in 2014 to 454.4 million in 2018, and is expected to achieve a CAGR of 14.3% from 2018 to 2022, reaching an estimated 777.2 million in 2022 (according to Frost & Sullivan). We see various opportunities in eSports, depending on the partner, ranging from supporting eSports publishers, events and leagues though services we provide, to supporting teams, players and influencers and building our own eSports communities.

Media Production

        We are a leading player in sports media production, providing rights owners and viewers with quality, exciting and innovative sports coverage. We provide a range of services, from basic services such as match streaming, video on demand, near-live clip based content to new, multi-media solutions such as white label applications and web players. Our media production projects have been recognized with prestigious industry awards, including the International Broadcasting Convention Awards (2006, 2010 and 2014), SPORTEL Golden Podium Awards (2002 and 2011) and others, acknowledging our innovative approaches and dedication to quality.

        Our media production services include essentially every aspect and scale of sports multimedia production. We help sports federations, organizing committees and other rights owners to broadcast their events in the most engaging and effective way possible with support ranging from the host broadcast design and operation for all kinds of major sports events to digital media and post-production as well as archive management. We provide our large scale media production services through HBS, which was founded in 1999 as the host broadcaster of the 2002 FIFA World Cup Korea/Japan™ and since then also operated as the host broadcaster for the 2006 FIFA World Cup Germany™, the 2010 FIFA World Cup South Africa™, the 2014 FIFA World Cup Brazil™ and the 2018 FIFA World Cup Russia™. The number of HBS employees vary in accordance with the active projects, from approximately 60 employees to more than 3,000 employees during the delivery periods of major sports events. We have been at the forefront of digital media production innovation for many years. In 2009, we broadcasted Europe's first 3D football match, the French Ligue 1 match between Olympique Lyon and Paris Saint-Germain. In 2013, HBS broadcast the first 4K production at the FIFA Confederations Cup™ and, in 2018, HBS implemented the first production of all FIFA World Cup Russia™ matches in ultra HD with 360-degree for virtual reality experience.

        Our media production activities include the following.

        Partnership with FIFA.    Since 1999, we have worked with FIFA and served as FIFA's host broadcaster for the 2002 FIFA World Cup Korea/Japan™, 2006 FIFA World Cup Germany™, 2010 FIFA World Cup South Africa™, 2014 FIFA World Cup Brazil™ and 2018 FIFA World Cup Russia™. FIFA mandated us as host broadcaster for the current FIFA event cycle, including the 2019 Women's FIFA World Cup France™, leading up to, and including, the 2022 FIFA World Cup Qatar™.

        Italian and French Football Production.    In addition to the FIFA World Cup™ flagship projects, we also provide end-to-end media production services for most of Lega Serie A games as well as for the Italian Cup (Coppa Italia) and Italian Supercup (Supercoppa Italiana) under arrangements that are generally set to expire at the end of the 2020/21 season (June 2021), and we handle the quality control of the production of the French Ligue 1 matches until June 2020.

        Other Media Production Business.    We also focus on producing other single-sport or multi-sport events, including the EHF EURO Competitions and Qualifiers, the CEV European Volleyball Championships, the BWF World Tour and other BWF major events (including the BWF World Championships, the Sudirman Cup and the finals of the Thomas & Uber Cup), the IBSF Bobsleigh and Skeleton World Cup, the FIS World Championships and FIS-sanctioned World Cup events, the IIHF Ice Hockey World Championship and Champions Hockey League and FIA World Rally Championship.

        We provided consulting services to the UEFA (planning and management of the International Broadcast Centre) in connection with UEFA EURO 2016™, the European football championship, and UEFA has mandated us to provide similar services for UEFA EURO 2020™.

        International Games Broadcast Services.    We also set up in 2004 International Games Broadcast Services, or IGBS, a joint venture with IMG Media, which is dedicated to the production of multi-sport events. IGBS has been the host production partner for the Doha Asian Games 2006, the Guangzhou Asian Games 2010, the Astana/Almaty Asian Winter Games 2011, the Incheon Asian Games 2014, the Singapore Southeast Asian Games 2015 and the Jakarta Asian Games 2018, and is to be the host broadcaster for the Rugby World Cup 2019 in Japan.

Sports Services

        We provide a comprehensive set of support services designed to contribute to the operational success of our sports media and marketing capabilities. These services include:

  •
  hospitality services;

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  ticketing services;

  •
  broadcaster servicing/account management;

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  sponsorship implementation;

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  state-of-the-art LED board systems and other live advertising solutions;

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  communication, branding and design services, including event logo and mascot creation, concept and appearance, and venue dressing;

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  event and full-service hospitality management including elaborate concept, creative cuisine, design, decoration, lighting, entertainment and marketing; and

  •
  management of ticketing concept, policy, pricing strategy, administration, promotional campaign and sales.

        We provide consulting and support services to clients in connection with the design, planning and creation of platform-specific content across multiple digital outlets. On the fan engagement side, we seek to provide solutions to enable clients to engage directly with fans by providing innovative and easy to implement gamification tools. For example, we worked together with the IIHF and created and implemented the new content strategy for the IIHF Ice Hockey World Championships 2017, including social media, editorial and multimedia content planning, and fan engagement campaigns. In addition, we also provide a number of other services to the IIHF, including overall venue and event management, marketing implementation responsibility, event services and consulting, commercial legal advice during the organizational phase, digital strategy, host broadcasting, online broadcast services, B2B client and VIP hospitality services and management of the television production. We also provide a number of additional services to the EHF, including the use of official event logo and composition of logo and official mascots, full digital, online and social media integration as well as VIP hospitality tickets.

        We further support and provide services, including shirt sponsorship, hospitality services and LED advertising to a number of French football clubs, such as AS Monaco FC, Lille OSC, FC Nantes and

Toulouse FC. In addition, we provide VIP hospitality services to the LFP and serve as hospitality sales agent for major sports events in the Stade de France, the national stadium of France located in Paris.

        LED boards have emerged at the forefront of perimeter board advertising. We own 18 LED outdoor systems in Germany and Italy as of December 31, 2018. We provide these systems to major rights owners such as FIFA, UEFA, the EHF, national federations in various sports, and football clubs, as well as for multi-day events, and other sports such as tennis, basketball, handball and volleyball.

        The latest addition to our advertising offering is an innovative, machine learning-driven virtual advertising solution, Viz Eclipse, one of our main collaborations in the artificial intelligence area. Viz Eclipse is a product developed through our partnership with Vizrt to increase value creation through virtual advertising. This solution will enable us to create targeted, unobtrusive advertisements overlaid into content. Using Viz Eclipse, we will be able to offer localization (marketing different products in different locations for the same client), regional sales (differentiating the brands marketed depending upon on the location of the consumer) and content access (differentiating the brands or products marketed depending on how the content is accessed (such as a live event, a replay, the highlights and the social media highlights)).

Competition

        The full-service sports marketing industry is fragmented by nature, consisting of a small number of global full-service companies and numerous smaller companies focusing on specific sports. There are only a number of companies that compete with us on a global and all commercial lines basis. On the global level and with respect to all of our commercial lines, we compete with Endeavor and Lagardère Sports. From a business perspective, we compete across many different industries and within many different markets. We believe our primary sources of competition include, but are not limited to:

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  Events.  We compete against other providers of competitive events as well as non-sports events, which potential athletes may perceive to be more appealing.

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  Media Production.  For large scale media production, the main competition we face is from other large scale media production providers.

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  Media Distribution.  We compete against sports marketing companies, digital and other non-traditional media providers and also in-house solutions with respect to media distribution.

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  Sponsorship and Marketing.  Our main competition is other sports sponsorship and marketing companies in the sports ecosystem. This competition will affect our monetization of the rights-in that we have contractually acquired.

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  Ancillary Services.  Many of our competitors offer ancillary services to stakeholders within the sports ecosystem.

Information Technologies

        We have focused on, and will continue to invest in, our technological infrastructure.

        Infront has an integrated technology platform focusing on fan data, analytics and digital sports marketing. This technology platform includes a CRM for fan relationship management as well as data management capabilities for fan tracking, targeting and re-marketing, data analytics for fan segmentation, content optimization and profiling, content analytics for social listening, content automation and optimization and monetization from ad technologies, merchandising and subscriptions. Infront's CRM solution further supports the process for contracts' management from the initial negotiations to signing thereof. Infront also has consolidated financial systems in place focused on, among others, forecasting, (long-term liquidity) planning, accommodating increased reporting requirements under IFRS, periodic reporting of cash flows and creating visibility and control of bank balances and payment flows through an integrated treasury management system. Infront has processes in place for regular back-ups, including off-site storage of data, and the implementation of a data back up and replication concept. All core business applications are running on centralized servers on Infront's headquarters in Zug, and key knowledge about Infront's IT infrastructure and business applications is present in an in-house team.

        WEH has an integrated CRM platform that contains over 3 million unique athletes and allows WEH to utilize tools for email marketing, customer service, e-commerce and captures all athlete event data with split timings. WEH's CRM system also feeds its data warehouse that enables data analysis, business intelligence (BI) reporting and market segmentation. Key knowledge about WEH's IT infrastructure is present in an in-house team. The 2019 roadmap for information technology to enhance WEH's business unit integration includes an athlete survey tool, new POS system for onsite merchandise, sales and inventory management with automated contract generation and social integration.

Intellectual Property

        In our Mass Participation segment, we are the owners of a portfolio of iconic brands across a range of sports, including triathlon, running, mountain biking, obstacle course races and road cycling.

        We hold the rights, in the United States and various other countries, to the name "IRONMAN" and its logo, and the associated "M-DOT" logo for marketing competitions involving swimming, biking, and running. We own an additional number of trademarks around our mass participation sports events, including trademarks such as IRONMAN 70.3 as well as trademarks related to other owned events such as the Rock N' Roll Marathon Series, the Cape Epic, B2Run running series and XLETIX Challenges. Our trademarks are in the form of plain-text words or design logos, or both. Our trademark coverage varies by country, largely depending on whether we have events or licensees in a particular country. As at the end of 2018, we held approximately 180 trademarks registered in the United States, and approximately 1,000 trademarks registered in jurisdictions outside of the United States.

        Our trademark registrations apply to various specific classes of goods and services. Most of our trademark registrations relate to the conducting of athletic events. Others of our trademark registrations apply to apparel and other consumer products.

Employees and Facilities

        As of December 31, 2018, we had 1,624 full-time employees, or FTEs. The following table sets forth the numbers of our FTEs categorized as of the dates indicated.

	As of December 31,
	2018	2017	2016
	(#)
Infront	975	941	898
WEH	527	411	338
Group & Other	122	73	47

Total FTEs(1)	1,624	1,425	1,283

(1)
Includes: (i) full-time and part-time employees with unlimited duration employment contracts or employees with limited duration employment contracts of 6 months and more, (ii) full-time and part-time workers employed with temporary firms or self-employed who have contracts longer than 6 months with us and who are integrated in the organization (for example through an email address or full access to our information), and (iii) regarding HBS in particular, event staff with a monthly wage or non-event staff with a monthly wage or paid at an hourly rate. FTEs do not include (i) trainees, (ii) apprentices and (iii) students on work placements.

        We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative and is based on merit. As a result, we have generally been able to attract and retain qualified personnel. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past.

        In addition to our FTEs, we use a significant number of seasonal workers and local-community volunteers to help make our owned sports events a success, as well as project specific personnel who are outsourced from and managed by labor dispatch companies.

        Our group headquarters is located in Tower B, Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing, where we lease and occupy office space with an aggregate floor area of approximately 353.6 square meters. We also lease and occupy office space located in Tower C, Oriental Media Centre, 4 Guanghua Road, Chaoyang District, Beijing with an aggregate floor area of approximately 1,034.5 square meters.

        Our Infront headquarters is located in Zug (Switzerland), where we lease and occupy an aggregate floor area of approximately 5,613 square meters. Our WEH headquarters is located in Tampa, Florida (United States) where we lease and occupy office space with an aggregate floor area of approximately 4,635 meters (46,992 square feet).

        In addition to our headquarters, we have over 60 offices in 20 countries worldwide. We lease substantially all of the properties we use to operate our business. We believe that our facilities and offices are adequate to meet our needs for the foreseeable future, and we believe that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansion plans.

Legal Proceedings

        We have been and may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including, but not limited to, matters relating to personal injury, wrongful death, intellectual property infringement, commercial disputes, labor and competition. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow or results of operations.

Insurance

        We maintain insurance of the type and in amounts that we believe is commercially reasonable and that is available to and customary for businesses of our size and type. We carry for example general liability (for example, personal and bodily injury liability, athlete liability and host liquor liability) insurance in connection with our owned events. Where we act on behalf of rights owners, we mostly select insurance on a case-by-case basis, and, based on a risk assessment analysis, choose the insurance coverage best suited for a particular sports event or service to be provided. Our insurance policies are maintained with a variety of insurance companies and are renewed in principal on an annual basis.

        We do not maintain any liability insurance or property insurance policies covering our equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. In general, we do not carry insurance in relation to cancellation of our owned events and in relation to active shooter / malicious attack events. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information relating to our current directors and our director appointees for our board of directors, as well as our executive officers, as of the date of this prospectus. Upon completion of this offering, our board of directors will be comprised of a total of                  directors.

Directors and Executive Officers	Age	Position/Title
Lin Zhang	46	Chairman of the Board of Directors
Hengming Yang	52	President, Chief Executive Officer and Director
Honghui Liao	50	Chief Financial Officer and Director
Philippe Blatter	55	Vice Chairman of the Board of Directors; President and Chief Executive Officer of Infront
Andrew Messick	55	President and Chief Executive Officer of WEH and Director
Dongwei Yang	49	President and Chief Executive Officer of WSC and Director
Edwin Fung	54	Independent Director

        Lin Zhang, our Chairman, is the president of Wanda Culture, chairman of Wanda Film Holding Co., Ltd., and chairman of WSC. Mr. Zhang joined Dalian Wanda GCL in March 2000 and previously held multiple positions within the group, including vice president of Dalian Wanda GCL, finance director of Dalian Wanda GCL, and general manager of project companies located in Nanjing, Shenyang and Chengdu. Mr. Zhang served as a non-executive director of Dalian Wanda Commercial Properties Co., Ltd. from December 2009 to January 29, 2016. Mr. Zhang has also been, a director of Dalian Wanda GCL since February 2011, the chairman of World Triathlon Corporation since November 2015 and the chairman of Infront since July 2015. Mr. Zhang has served as the executive president of Wanda Culture since December 2012 and as president of Wanda Culture since December 2013. Mr. Zhang was also the chairman of AMC Entertainment, Inc. from August 2012 to March 12, 2018. Mr. Zhang also serves as the chairman of Wanda Film Holding Co., Ltd. since November 2006 and, has been a non-executive director of Wanda Hotel Development Co., Ltd. since November 2017. Mr. Zhang received a bachelor degree in Accounting from Dongbei University of Finance and Economics and an executive master in business administration from Peking University. Mr. Zhang is a non-practicing member of the Chinese Institute of Certified Public Accountants and the China Certified Tax Agents Association.

        Hengming Yang, our President and Chief Executive Officer, joined Dalian Wanda GCL in November 2016. Mr. Yang joined BP in 2001 holding various positions across China and the United Kingdom. From January 2015 to October 2016, Mr. Yang served as the President of BP China and the Chairman of BP (China) Investment Holdings Limited. Between 1998 and 2001 he served as a Controller in DaimlerChrysler in Singapore and as an Operation Executive Management Trainee at McDonald Corporation in Chicago between 1996 and 1997. From 1992 to 1994, Mr. Yang was the Executive Assistant to the CEO at Minmetals USA in New Jersey and from 1989 to 1991 worked in Business Development at China Minmetals Corporation in Beijing. Mr. Yang received a bachelor degree in business management from the University of International Business and Economics in Beijing, China and a master of business administration from the American Graduate School of International Management in Arizona.

        Honghui Liao, our Chief Financial Officer, joined Dalian Wanda GCL in July 2016. Mr. Liao has over 20 years of experiences in financial accounting and auditing. Prior to joining Dalian Wanda Group, Mr. Liao served various roles at Walmart China for over 18 years, including Vice President of Finance, Vice President of Corporate Affairs, and Chief Integration Officer. Mr. Liao received an MBA degree from the Hong Kong University of Science and Technology and he is a member of Association of Chartered Certified Accountant, holds the qualifications for the Chinese Institute of Certified Public Accountants, and the Certified Public Valuer.

        Philippe Blatter is our Vice Chairman and President and Chief Executive Officer of Infront. Mr. Blatter has two decades of experience in sports business. Prior to joining Infront as President and Chief Executive Officer in 2005, Mr. Blatter spent 11 years at McKinsey & Company. He left McKinsey in 2005 as Partner. During his tenure at McKinsey he founded the firm's Sports Practice. In 2017, Mr. Blatter was included in ESPN FC's "Football 50 most influential people." In 2012, Mr. Blatter was credited by SPONSORs—Germany's leading sports business magazine—as one of the Top 10 "Most Influential People in International Sport"; in 2008 he was ranked as one of the Top 100 "Most Powerful People in Sport" by the international sports industry outlet SportsPro Magazine. Mr. Blatter also served as a board member of the non-profit organization Right To Play Switzerland for several years. Mr. Blatter holds a master of science degree from the Swiss Federal Institute of Technology in Zurich (ETH) and a master of business administration from the Kellogg Graduate School of Management at Northwestern University in Evanston, Illinois.

        Andrew Messick is the President and Chief Executive Officer of WEH and has more than a decade of experience in leadership roles at global sports and entertainment companies. Prior to joining WEH, Mr. Messick served as president of AEG Sports between 2007 and 2011. From 2000 through 2007, Mr. Messick was the senior vice president of NBA International. He was responsible for overseeing the NBA's network of international offices and for leading the NBA's efforts to globalize. Mr. Messick joined the NBA from Sara Lee Corporation, where he held a range of business development, marketing and general management positions in the UK, Australia and Canada. Prior to that, Mr. Messick spent six years at McKinsey & Company in Chicago and Amsterdam. Mr. Messick holds a bachelor of arts in economics and psychology from the University of California, Davis and a master of business administration from the Yale School of Management.

        Dongwei Yang is and has been the President and Chief Executive Officer of WSC since January 2016. Prior to becoming the Chief Executive Officer of WSC Mr. Yang was the senior vice president of business affairs of National Basketball Association in Beijing between 2013 and 2016. Mr. Yang was also the senior vice president and vice president of marketing partnerships of National Basketball Association in Beijing between 2008 and 2013. Prior to that, Mr. Yang, was the regional managing director and vice president of National Basketball Association in Hong Kong for Asia (excluding China) between 2007 and 2008. Mr. Yang has a Bachelor of Arts in international economics from Nankai University, a master of science in economics from University of Texas, a master in professional accounting from University of Texas and a master of business administration with a major in finance from the Wharton School, University of Pennsylvania.

        Edwin Fung serves as our independent director and has been in this position since May 31, 2019. Mr. Fung is a professional accountant and a fellow member of the Hong Kong Institute of Certified Public Accountants. Mr. Fung joined KPMG in Hong Kong in 1986 and became partner in 1999. Mr. Fung has over 30 years of professional experience including financial auditing, Hong Kong and U.S. initial public offerings and subsequent acquisitions and financing, risk management, internal control compliance, corporate restructuring and financing. From 2010 to 2011, Mr. Fung, founding chairman of KPMG's Global China Practice, established a local China practice in 40 countries around the world to assist Chinese companies to invest overseas. In 2012, Mr. Fung became the Senior Partner of KPMG Northern China region and Senior Partner of Beijing office. In 2015, Mr. Fung established KPMG's innovative Start-up Centre in ZhongGuanCun, Beijing to provide professional services to start-up companies. In September 2017, Mr. Fung retired from KPMG. Prior to his retirement, Mr. Fung was Vice Chairman and member of the management committee of KPMG China. Mr. Fung currently acts as the advisor to the Sino-International Entrepreneurs Federation.

Board of Directors

        Our board of directors will consist of seven directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. The NASDAQ Stock Market Rules generally require that a majority of an issuer's board of directors must consist of independent directors. However, the NASDAQ Stock Market Rules exempt "controlled companies" like us from this requirement. We intend to rely on this "controlled company" exemption and do not have a majority of independent directors serving on our board of directors.

        Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and assets (present or future) and uncalled capital, or any part thereof, and to issue debentures, debenture stock, bonds or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

        Certain of our directors are also employees of Dalian Wanda Group. See "Risk Factors—Risks Related to Our Relationship with Dalian Wanda Group—We may be adversely impacted by conflicts of interest with Dalian Wanda Group."

Board Committees

        We have established an audit committee as a committee of the board of directors and will establish a compensation committee and a nominating and corporate governance committee under our board of directors upon the completion of this offering. We have adopted a charter for the audit committee and have authorized and approved a charter for each of the compensation committee and the nominating and corporate governance committee. Each committee's members and functions are described below.

        Under NASDAQ Stock Market Rule 5615(b)(1), a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements and the committee composition requirements. We intend to rely on the phase-in schedules set forth in the NASDAQ Stock Market Rules with respect to the composition of our three board committees.

Audit Committee

        Our audit committee consists of Edwin Fung and Lin Zhang. Edwin Fung will be the chairman of our audit committee. We have determined that Edwin Fung (i) qualifies as an "audit committee financial expert" as set forth under the applicable rules of the SEC, (ii) satisfies the requirements for an "independent director" within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market Rules and (iii) meets the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

        The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  •
  reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

  •
  approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

  •
  obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

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  discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act, including those to be entered into with Dalian Wanda GCL and any other entities affiliated with Dalian Wanda Group other than any entity included in our consolidated group;

  •
  reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

  •
  discussing the annual audited financial statements with management and the independent registered public accounting firm;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

  •
  at least annually, reviewing and reassessing the adequacy of the committee charter;

  •
  approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

  •
  establishing and overseeing procedures for the handling of complaints and whistleblowing;

  •
  meeting separately and periodically with management and the independent registered public accounting firm;

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

  •
  reporting regularly to the board.

Compensation Committee

        At the time of the completion of this offering, our compensation committee will consist of Edwin Fung and Lin Zhang. Lin Zhang will be the chairman of our compensation committee. We have determined that Edwin Fung satisfies the independence definition set forth in Rule 5605(a)(2) of the NASDAQ Stock Market Rules.

        The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

  •
  overseeing the development and implementation of compensation programs in consultation with our management;

  •
  at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

  •
  at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive directors;

  •
  at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

  •
  reviewing executive officer and director indemnification and insurance matters;

  •
  overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

  •
  at least annually, reviewing and reassessing the adequacy of the committee charter;

  •
  selecting compensation consultants, legal counsel or other advisors only after taking into consideration all factors relevant to that person's independence from management; and

  •
  reporting regularly to the board.

Nomination and Corporate Governance Committee

        At the time of the completion of this offering, our nomination and corporate governance committee will consist of Edwin Fung and Lin Zhang. Lin Zhang will be the chairman of our nomination and corporate governance committee. We have determined that Edwin Fung satisfies the independence definition set forth in Rule 5605(a)(2) of the NASDAQ Stock Market Rules.

        The nomination and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

  •
  recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

  •
  developing and recommending to our board such policies and procedures with respect to nomination or appointment of members of our board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or the NASDAQ Stock Market Rules, or otherwise considered desirable and appropriate;

  •
  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nomination and corporate governance committee itself;

  •
  at least annually, reviewing and reassessing the adequacy of the committee charter;

  •
  developing and reviewing at least annually the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

  •
  evaluating the performance and effectiveness of the board as a whole.

Duties and Functions of Directors

        Under Hong Kong law, our directors owe fiduciary duties to our company, including a duty to act in good faith in our best interests, a duty to exercise powers for a proper purpose, a duty to avoid conflicts between personal interests and our interests and a duty not to make secret profits. The Companies Ordinance also codifies directors' duties of care, skill and diligence, which reflects a mixed objective and subjective test for the standard in carrying out a director's duty to exercise reasonable care, skill and diligence. In deciding whether a director has breached his or her duties, both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the functions of the director of the company (the objective test) and the general knowledge, skill and experience of that particular director (the subjective test) have to be considered.

        If a director fails to comply with his or her duties, he or she may be liable to civil or criminal proceedings and may be disqualified from acting as a director. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our Articles of Association, the functions and powers of our board of directors include, among others, (i) convening shareholders' annual general meetings and reporting its work to shareholders at such meetings, (ii) recommending the declaration of dividends, and (iii) appointing officers and determining their terms of offices and responsibilities.

Terms of Directors and Officers

        Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board, is absent from the meetings during a continuous period of six months and our board of directors resolve that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provision of our Articles of Association, effective upon the completion of this offering. Our officers are elected by and serve at the discretion of the board of directors.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which can be renewed upon both parties' agreement before the end of the current employment term. We may terminate an executive officer's employment for cause at any time without advance notice in certain events. We may terminate an executive officer's employment by giving a prior written notice or by paying certain compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.

        Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain restrictions on competition and solicitation during the term of his or her employment.

        Each of our directors and executive officers also benefits from indemnification arrangements, under which they are indemnified against certain liabilities and expenses incurred by them in connection with claims made by reason of their service as directors or executive officers of ours.

Compensation of Directors and Executive Officers

        In 2018, we paid an aggregate of €12.7 million to our executive officers, and we did not pay any compensation to our non-executive directors. Lin Zhang, our chairman of the board of directors, does not receive any compensation from us, in any capacity. See Note 34 to our audited consolidated financial statements for details of our long-term payroll payables. Our PRC subsidiary, our variable interest entity and its subsidiaries are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Equity Incentive Plans

        The Management Equity Incentive Plan, or option plan, was adopted by our board of directors on July 4, 2019 and by our shareholders on July 5, 2019. The purpose of the option plan is to enhance our ability to retain highly qualified senior officers and key employees, and to motivate such persons to expend maximum effort to improve our business results and earnings, by providing such persons direct equity interest in our operations and future success. The option plan provides for the issuance of options in respect of Class A ordinary shares representing up to 5% of the total number of outstanding shares on a fully-diluted basis immediately after the completion of this offering (subject to automatic increase as set forth below). In addition to the option plan, we plan to adopt another equity incentive plan that will cover additional officers and employees of ours within six months after completion of this offering.

        The table below sets forth the options to be granted to our directors and executive officers under the option plan prior to the completion of this offering, which options will become effective upon completion of this offering (such options will expire on or before 2026).

Name	Number of Ordinary Shares to be issued upon exercise of Options(1)
Lin Zhang	—
Hengming Yang	1,175,005
Honghui Liao	*
Philippe Blatter	1,237,951
Andrew Messick	1,237,951
Dongwei Yang	*
Total	4,804,930

*
Upon exercise of all options to be granted, each of these directors and executive officers would beneficially own less than 1% of our Class A ordinary shares.

(1)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same.

        In addition, pursuant to the option plan, within 30 days after completion of this offering, we expect to grant to senior management of our holding company, Infront, WEH and WSC (other than our directors and executive officers) options in respect of 5,686,184 Class A ordinary shares (assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same).

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Judgements and Estimates—Share-based compensation" for information as to the estimated compensation expense relating to options granted prior to, or to be granted within 30 days after, the completion of this offering.

        The principal terms of the option plan are as follows:

        Eligible participants.    Certain key members of management will be eligible to participate in the option plan, including among the senior management of our holding company, Infront, WEH and WSC.

        Share reserve.    The maximum aggregate number of Class A ordinary shares that may be issued pursuant to awards under our option plan is 5% of the total number of outstanding shares on a fully-diluted basis immediately after the completion of this offering, subject to automatic increase if we issue additional ordinary shares for cash (other than under the plan or any other equity incentive plan we may adopt) during the vesting period from the completion of this offering to May 31, 2023. In the case of any such issuance, the number of shares underlying each option will increase such that the percentage ownership represented by the shares underlying the options held by each option holder will not be diluted by the additional issuance.

        Administration.    The board of directors has full power and authority to administer the option plan, and may from time to time delegate such administration to a committee of the board of directors. These administrative powers include, but are not limited to, designating participants, determining the types of awards to be made, establishing the terms and conditions of any award and amending, supplementing or modifying the terms of any outstanding award subject to certain conditions set forth in the option plan.

        Options.    The term of an option granted under the option plan will not exceed 7 years from the date the option is granted. The exercise price of the options will be $0.01 per share. The vesting of the options will be subject to time-based and performance-based vesting conditions. Option awards will benefit from customary anti-dilution adjustments. We expect the options to be granted prior to or following completion of this offering to vest over a four-year period, with 20% of the options vesting immediately upon completion of this offering (if granted prior to completion of this offering) or immediately upon grant (if granted within 30 days after completion of the offering), and 20% of the options vesting not later than May 31 of each year from 2020 to 2023 (inclusive), subject to the conditions provided under the option plan.

        After completion of this offering, the shares of Infront Holding AG issued upon exercise of the remaining options held by Infront management will be purchased by Wanda Sports & Media (Hong Kong) Holding Co. Limited and contributed to us without any additional consideration. In addition, we are in the process of finalizing the terms relating to the settlement of restricted stock units, or RSUs, of our subsidiary WEH held by WEH management. A portion of the time-based RSUs will vest upon completion of this offering and the rest of these time-based RSUs will vest on January 1, 2021. We expect vested time-based RSUs will be paid out within 10 days after completion of this offering (if vesting upon completion) and the rest will be paid out on January 1, 2021 or within 10 days thereafter. In addition, we expect that a portion of the performance-based RSUs will vest upon completion of this offering and will be paid out within 10 days after completion of this offering with a further portion to be modified to vest on January 1, 2021 and paid out on that date. The remaining performance-based RSUs are expected to be forfeited. We currently expect to recognize no more than the euro equivalent of US$7.0 million (€6.1 million, using the convenience translation set forth in "Exchange Rate Information") of expenses in the three months ending September 30, 2019 in connection with payments made in respect of RSUs as well as modifications to the timing of vesting (the actual amount to be recognized may differ depending upon the final terms of the settlement of the RSUs).

PRINCIPAL AND SELLING SHAREHOLDERS

        Except as specifically noted in the table, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus, as adjusted to reflect the sale of the ADSs in this offering, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially more than 5% of our ordinary shares; and

  •
  each selling shareholder.

        We have adopted a dual-class ordinary share structure that will become effective immediately prior to the completion of this offering.

        The calculations in the table below are based on 169,331,173 ordinary shares (on an as-converted basis) outstanding as of the date of this prospectus, and 199,331,173 ordinary shares outstanding immediately after the completion of this offering, assuming (i) 30,000,000 Class A ordinary shares will be issued and sold by us in this offering in the form of ADSs and (ii) the underwriters do not exercise their over-allotment option to purchase additional ADSs, which number of shares has been calculated based on an initial public offering price of US$13.50 per ADS, the midpoint of the estimated initial public offering price range shown on the front cover page of this prospectus.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned immediately prior to this offering(2)				Ordinary shares beneficially owned immediately after this offering(2)(3)			Voting power beneficially owned after this offering
				Ordinary shares being sold in this offering(3)
	Class A	Class B	%		Class A	Class B	%	%
Directors and executive officers(1):	—	—	—	—	*	—	*	*
Lin Zhang	—	—	—	—	*	—	*	*
Hengming Yang	—	—	—	—	*	—	*	*
Honghui Liao	—	—	—	—	*	—	*	*
Philippe Blatter	—	—	—	—	*	—	*	*
Andrew Messick	—	—	—	—	*	—	*	*
Dongwei Yang	—	—	—	—	*	—	*	*
Edwin Fung	—	—	—	—	*	—	*	*
Principal and selling shareholders
Wanda Sports & Media (Hong Kong) Holding Co. Ltd..(4)	—	146,967,707	86.79	17,358,612	—	129,609,095	65.02	88.15
IDG Capital associated entities(5)	9,260,234	—	5.47	1,093,743	8,166,491	—	4.10	1.39
Orient Pearl Media Sports Holdings Limited(6)	4,769,021	—	2.82	563,277	4,205,744	—	2.11	0.72
Shengke Limited(7)	3,836,383	—	2.27	453,123	3,383,260	—	1.70	0.58
China Point (CAY) Special Situations Fund SPC—China Point Special Situations Fund I SP(8)	2,645,781	—	1.56	312,498	2,333,283	—	1.17	0.40
Zhu Xiang International Investment Limited(9)	1,852,047	—	1.09	218,748	1,633,299	—	0.82	0.28

*
Less than 1% of our Class A ordinary shares.

(1)
Certain of our directors and executive officers are to be granted options under the Management Equity Incentive Plan prior to completion of this offering, which will become effective upon completion of this offering with 20% of such options vesting upon such completion. See "Management—Equity Incentive Plans." The address of each of our directors and executive officers is c/o Wanda Sports Group Company Limited, 93 Jianguo Road, Chaoyang District, 100022 Beijing, People's Republic of China.

(2)
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of the share options or warrants within 60 days after the date of this prospectus. The total number of ordinary shares outstanding on an as-converted basis as of the date of this prospectus is 169,331,173. The total number of ordinary shares outstanding after the completion of this offering will be 199,331,173.

(3)
Assumes that the underwriters do not exercise their option to purchase additional ADSs and no other change to the number of ADSs offered by us as set forth on the front cover page of this prospectus.

(4)
Wanda Sports & Media (Hong Kong) Holding Co. Ltd. is indirectly held by Dalian Wanda Group Co., Ltd., which is controlled by Mr. Jianlin Wang. See also "Corporate History and Structure—Corporate Structure." The address of Wanda Sports & Media (Hong Kong) Holding Co. Ltd. is Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(5)
Represents (i) 2,532,806 Class A ordinary shares held by IDG-Accel China Capital II L.P., (ii) 112,975 Class A ordinary shares held by IDG-Accel China Capital II Investors L.P., (iii) 2,923,588 Class A ordinary shares held by IDG China Capital Fund III L.P., (iv) 383,638 Class A ordinary shares held by IDG China Capital III Investors L.P. and (v) 3,307,227 Class A ordinary shares held by Achieve Square Holdings Limited. The ultimate general partner of IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. is IDG-Accel China Capital GP II Associates Ltd., which is controlled by Mr. Quan Zhou and Mr. Chi Sing Ho. The ultimate general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors L.P. is IDG China Capital Fund GP III Associates Ltd., which is controlled by Mr. Quan Zhou and Mr. Chi Sing Ho. Achieve Square Holdings Limited is controlled by Gold Ally Global Limited, which in turn is controlled by Mr. Quan Zhou and Mr. Chi Sing Ho. IDG-Accel China Capital II L.P., IDG-Accel China Capital II Investors L.P., IDG China Capital Fund III L.P., IDG China Capital III Investors L.P. and Achieve Square Holdings Limited are under the common control of Mr. Quan Zhou and Mr. Chi Sing Ho who, directly or indirectly, hold voting and investment power for the foregoing five entities. IDG-Accel China Capital II L.P., IDG-Accel China Capital II Investors L.P., IDG China Capital Fund III L.P., IDG China Capital III Investors L.P. and Achieve Square Holdings Limited are collectively referred to as IDG Capital associated entities. The address of IDG-Accel China Capital II L.P., IDG-Accel China Capital II Investors L.P., IDG China Capital Fund III L.P. and IDG China Capital III Investors L.P. is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address of Achieve Square Holdings Limited is Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

(6)
The address of Orient Pearl Media Sports Holdings Limited is Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands.

(7)
The address of Shengke Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(8)
The address of China Point (CAY) Special Situations Fund SPC—China Point Special Situations Fund I SP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

(9)
The address of Zhu Xiang International Investment Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

 RELATED PARTY TRANSACTIONS

Cooperation Agreement with Dalian Wanda Group

        On May 14, 2019, we entered into a Cooperation Agreement with Dalian Wanda GCL and Wanda Culture Holding Co. Limited, a subsidiary of Wanda Culture which covered the following matters:

Transfer of AWMM-related Rights and Obligations

        Wanda Culture Holding Co. Limited, a subsidiary of Wanda Culture, entered into a multi-sponsorship, series expansion and future membership agreement with World Marathon Majors LLC in 2017. Under this agreement, Wanda Culture Holding Co. Limited has the right to nominate and induct three new marathon events to become part the AWMM Series, subject to each proposed event satisfying the material operations requirements of WMM through an evaluation process and certain other requirements. It also has certain rights to develop and organize age-group championship marathon events. Pursuant to the Cooperation Agreement, Wanda Culture Holding Co. Limited transferred all of its rights to us, and we assumed all of the obligations, associated with organizing additional AWMM events and championship events. We did not make any payments in connection with the assignment and assumption agreement.

Transfer of UCI Tour of Guangxi-related Rights and Obligations

        Dalian Wanda GCL entered into cooperation agreements in 2016 with the People's Government of the Guangxi Zhuang Autonomous Region of the PRC on co-hosting the UCI road cycling world tour, the women's road cycling world tour and the UCI world cycling annual awards. Pursuant to the Cooperation Agreement, Dalian Wanda GCL assigned all of its rights to us, and we assumed all of the obligations, associated with these agreements. We did not make any payments in connection with this assignment and assumption.

Consulting and Advisory Services

        We provide consulting and advisory services for sponsorship activation to members of Dalian Wanda Group in connection with its sponsorship rights for the 2018 FIFA World Cup™, 2019 FIFA Women's World Cup™ and FIBA Basketball World Cup 2019 and, pursuant to the Cooperation Agreement, will continue to provide such services on an arm's length basis.

Trademark License

        Pursuant to the Cooperation Agreement, we have the right to use the trademarks owned by Dalian Wanda Group, including the Wanda name, in the names of our legal entities and for marketing and brand purposes, under a royalty free license with no expiration date; provided, however, that if Dalian Wanda GCL ceases to own, directly or indirectly, a majority of the total voting power of our ordinary shares, the license will terminate. We did not make any payments for the royalty free license.

Support Services

        Pursuant to the Cooperation Agreement, Dalian Wanda GCL is to provide us with:

  •
  administrative support services, including, but not limited to, secretarial, conferencing and other daily office support services;

  •
  legal support services, including, but not limited to, contract management, risk control, compliance and other legal services;

  •
  technical support services, including, but not limited to, network design, optimization and maintenance, system support and upgrade, information management and support services; and

  •
  provision of office space and facilities; and other services agreed by the parties from time to time.

        The costs for support services provided pursuant to the Cooperation Agreement shall be based on the actual costs incurred by Dalian Wanda Group and paid in accordance with the cost sharing policies of Dalian Wanda Group.

Shareholders Agreement

        See "Description of Share Capital—Shareholders Agreement and Registration Rights."

Keepwell Deeds

        On March 15, 2019, in connection with our entering into our senior term loan facility and the senior forward start term loan facility (see "Management's Discussions and Analysis of Financial Conditions and Results of Operations—Indebtedness—364-day term loan facility of Wanda Sports Group Company Limited"), Wanda Culture entered into keepwell deeds in respect of the facilities, pursuant to which it undertakes for the benefit of the lenders under the two facilities to cause us to remain in full compliance with the terms of each of the facilities and related finance documents and all laws to which we may be subject to the extent that failure to comply with such laws would materially impair our ability to perform our obligations under either of the facility or the other related finance documents. Wanda Culture also has additional undertakings with respect to our solvency.

Related Party Loans and Other Transactions

        In the ordinary course of business, from time to time, we carry out transactions and enter into arrangements with related parties. See Note 39 to our audited consolidated financial statements for:

  •
  material transactions that have been entered into with related parties;

  •
  material amounts due to or from related parties;

  •
  material loans to and from related parties; and

  •
  compensation of key management personnel.

Contractual Arrangements with Respect to our VIE

        See "Corporate History and Structure" for a description of the contractual arrangement between our PRC subsidiary, our VIE and their respective subsidiaries.

Share Exchange Agreement

        In connection with, and to facilitate, the group restructuring, we entered into a share exchange agreement, or the Share Exchange Agreement, on April 8, 2019 with Wanda Sports & Media (Hong Kong) Holding Co. Limited, the co-investors and Wanda Sports & Media Co. Limited. See "Corporate History and Structure—Establishment of Holding Company and Group Restructuring."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

 DESCRIPTION OF SHARE CAPITAL

        Set forth below is a summary of certain information relating to our shares, including a brief summary of certain provisions of our Articles of Association and the Companies Ordinance. Because this is a summary, it does not contain all the detailed information that may be important to you. For further details, you should read our Articles of Association, which are on file with the SEC. To find out where you can obtain copies of this document, see "Where You Can Find Additional Information."

General

        We were incorporated in Hong Kong on November 28, 2018 under the Companies Ordinance as a private company limited by shares. On incorporation, we issued one ordinary share in the amount of HK$1.00 which was fully paid as initial capital of the Company.

        By way of written resolutions of the Company that were passed on March 6, 2019, our then existing sole shareholder approved the division of the Company's share capital into Class A ordinary shares and Class B ordinary shares and the re-designation of such issued ordinary share to one Class B ordinary share, and granted the directors of the Company a specific mandate to allot and issue new Class B ordinary shares. On March 6, 2019, we re-designated such issued ordinary share into one Class B ordinary share. On March 6, 2019 and March 14, 2019, we allotted and issued an aggregate of 169,331,172 Class B ordinary shares, which were fully paid. On May 27, 2019, 22,363,466 of the issued Class B ordinary shares were acquired by the co-investors and upon such acquisition were automatically converted into the same number of Class A ordinary shares.

        As of the date of this prospectus, our issued and outstanding share capital is divided into 22,363,466 Class A ordinary shares and 146,967,707 Class B ordinary shares. Immediately following completion of this offering, if all Class B ordinary shares were converted into Class A ordinary shares, our issued and outstanding share capital would consist of 199,331,173 Class A ordinary shares, assuming the underwriters do not exercise their over-allotment option. All of our issued and outstanding shares are fully paid.

Our Articles of Association

        Immediately upon the completion of this offering, we will have two classes of shares, including 69,722,078 Class A ordinary shares and 129,609,095 Class B ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option. We will issue Class A ordinary shares in the form of ADSs in this offering.

        The following are summaries of material provisions of our Articles of Association and of the Companies Ordinance, insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon completion of this offering.

        Objects of Our Company.    Our Articles of Association do not provide for any restrictions on our objects and we have the full power and authority to carry out any object not prohibited by Hong Kong law.

        Ordinary shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Hong Kong law has abolished the concept of par value for shares of a Hong Kong company. Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of shareholders (in the Companies Ordinance, shareholders are referred to as "members"). We may not issue shares to bearer. Our shareholders may freely hold and vote their shares. The ordinary shares are not entitled to any sinking fund or redemption rights.

        Each Class B ordinary share will be converted into one Class A ordinary share upon the occurrence of certain matters as set forth in our Articles of Association, including upon any direct or indirect sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity other than Dalian Wanda GCL or an affiliate of Dalian Wanda GCL.

        Dividends.    Subject to the Companies Ordinance, the shareholders in a general meeting may from time to time, by ordinary resolution, declare dividends to be paid to shareholders. However, dividends will not be declared in excess of the amount recommended by the board of directors. In addition, no dividend is payable except out of our distributable profits (that is, our accumulated realized profits less our accumulated realized losses) or other distributable reserves as permitted under Hong Kong law, which does not restrict the payment of dividends to non-resident holders of our securities. Dividends cannot be paid out of our share capital or in advance of the generation of distributable profits. To the extent profits are distributed as dividends, such portion of profits will not be available to be reinvested in our operations.

        Dividends must be paid in accordance with the procedures and requirements specified in our Articles of Association. When recommending dividends, our directors must act in the general interest of all classes of shareholders and must not favor any one class at the expense of another in accordance with Hong Kong law. The payment and the amount, form and frequency of any future dividends will depend on our results of operations, cash flows, financial condition, statutory, regulatory and contractual restrictions on the payment of dividends by us, future prospects and other factors that our directors may consider relevant. In addition, our controlling shareholder, Dalian Wanda GCL, will be able to influence our dividend policy.

        Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends will be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but no amount paid on a share in advance of calls shall be treated as paid on the share. Our board of directors may retain any dividends or other monies payable on or in respect of a share on which we have a lien, and may apply the same in or towards satisfaction of the debts or liabilities in respect of which the lien exists. In addition, our board of directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by the shareholder to the Company on account of calls, installments or otherwise.

        In respect of any dividend that our board of directors has resolved to pay or any dividend declared or sanctioned or proposed to be declared or sanctioned by our board of directors or by the Company in general meeting, our board of directors may determine and announce, prior to or contemporaneously with the announcement, a declaration or sanction of the dividend in question:

  •
  that our shareholders entitled will receive, in lieu of such dividend (or such part thereof as our board of directors may decide), an allotment of shares credited as fully paid provided that the shareholders are at the same time accorded the right to elect to receive such dividend (or part thereof as the case may be) in cash in lieu of such allotment, or

  •
  that our shareholders entitled to such dividend be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the board of directors may think fit.

        We may, upon the recommendation of our board of directors by ordinary resolution, resolve in respect of any one particular dividend that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Our board of directors may distribute any assets of the Company, in accordance with the Companies Ordinance, in specie or in kind, among our shareholders, in satisfaction in whole or in part of any dividends that have been declared. All dividends or bonuses unclaimed for one year after having become payable may be invested or otherwise made use of by our directors for our benefit until claimed, and all dividends unclaimed for six years after having become payable may be forfeited by our directors and will revert to us. The payment into a separate account of any monies payable in respect of a dividend will not render us a trustee for any person.

        Holders of our ordinary shares will be entitled to receive dividends pro rata according to the amounts paid up or credited as paid up on the ordinary shares. Holders of our ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as holders of our Class A ordinary shares, less the fees and expenses payable under the deposit agreement. If we pay any cash dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary will then pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends will be paid to the depositary in U.S. dollars and, except as otherwise described under "Description of American Depositary Shares—Limitations on Obligations and Liability," will be converted by the depositary into U.S. dollars and paid to holders of ADSs after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

        Voting Rights.    Under the Companies Ordinance, any action to be taken by the shareholders in a general meeting requires the affirmative vote of either an ordinary or a special resolution passed at such meeting. Resolutions are classified as:

  •
  an ordinary resolution, which is a resolution passed by a simple majority of shareholders that are entitled to, and do, vote in person or by proxy at a general meeting; or

  •
  a special resolution, which is a resolution passed by not less than three-fourths of shareholders that are entitled to, and do, vote in person or by proxy at a general meeting.

        Generally, resolutions of shareholders are passed by ordinary resolution. However, the Companies Ordinance provides that some matters may only be passed as special resolutions. These matters include:

  •
  alteration of the objects clause (if contained in the Articles of Association);

  •
  alteration of the articles of association;

  •
  change of a company's name;

  •
  reduction of share capital; and

  •
  voluntary winding up.

        A quorum required for a meeting of shareholders consists of two shareholders, except for the modification of rights attached to any class of shares. See below "—Modification of Rights."

        Voting at any meeting of shareholders is by a poll. On a poll, every shareholder holding a Class A ordinary share, present in person or by proxy, has one vote for each Class A ordinary share held or represented by him or her, and every shareholder holding a Class B ordinary share, present in person or by proxy, has four votes for each Class B ordinary share held or represented by him or her.

        Any action to be taken by the shareholders requires the affirmative vote of the requisite majority of our shares at a meeting of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the votes that vote for the election of directors can elect all the directors if they choose to do so.

        We believe that our dual-class voting structure enables us to create greater and more sustainable long-term value for our shareholders as it allows us to strengthen our relationship with our long-term shareholder; obtain greater flexibility in exploring future equity and other financing options as well as potential acquisition opportunities; and protect us from potentially disruptive takeovers.

        Our Class A ordinary shares and Class B ordinary shares, at all times, will vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Immediately upon the completion of this offering, the holders of Class B ordinary shares will control the outcome of any shareholder vote and such control will continue:

  •
  with respect to matters requiring an ordinary resolution which requires the affirmative vote of a simple majority of shareholder votes, to the extent that the Class B ordinary shares represent at least 20% of our total issued and outstanding share capital, and

  •
  with respect to matters requiring a special resolution which requires the affirmative vote of no less than three-fourths of shareholder votes, to the extent that the Class B ordinary shares represent at least 42.86% of our total issued and outstanding share capital.

        For risks associated with the dual-class voting structure, see "Risk Factors—Risks Related to this Offering and our ADSs—Under our dual class share structure with different voting rights, Dalian Wanda GCL, our controlling shareholder, will have complete control of the outcome of matters put to a vote of shareholders, which will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and our ADSs may view as beneficial."

        General Meetings of Shareholders.    Under our Articles of Association and under the Companies Ordinance (subject to certain exceptions), we are required to hold a general meeting as our annual general meeting for each fiscal year in addition to any other meeting during that year. We are also required by the NASDAQ Stock Market Rules to hold an annual shareholders meeting during each fiscal year. We would not be required to hold an annual general meeting if, among other things, a written resolution or a resolution at a general meeting is passed by all shareholders entitled to vote to dispense with the holding of annual general meetings or if everything required to be done at the annual general meeting is done by a written resolution and copies of documents required to be laid at the annual general meeting are provided to each shareholder on or before the date of circulation of the written resolution. A written resolution signed by all members for the time being entitled to receive notice of, and to attend and vote at, general meetings shall be as valid and effective as if the same had been passed at a general meeting of the company duly convened and held.

        Each general meeting, other than an annual general meeting, will be called an extraordinary general meeting. Our directors may, whenever they see fit, convene extraordinary general meetings.

        Under the Companies Ordinance, an annual general meeting must be called in writing and with no less than 21 days' notice, although it may be called with less than 21 days' notice, if all shareholders entitled to attend and vote at the meeting agree. Any other general meetings must be called in writing and with no less than 14 days' notice or a shorter notice if a majority in number of the shareholders with the right to attend and vote at the meeting, and holding 95% of the total voting rights, agree to the short notice. A member proposing to remove an auditor or a director before the expiration of his or her term of office must give special notice of at least 28 days' to us, which must give our shareholders notice of such resolution along with the notice of the meeting at which such resolution is moved. Special notice is also required when a member proposes a resolution at a general meeting to appoint and replace a director removed at the meeting, appoint any person as auditor (other than the retiring auditor), fill a casual vacancy in the office of auditor or reappoint as auditor a retiring auditor who was appointed by directors to fill a casual vacancy. The notice will specify the place, date and time of the meeting, and in the case of special business, the nature of the special business. The accidental omission by us to give notice of a meeting to, or the non-receipt of notice of a meeting by, a shareholder will not invalidate the proceedings at that meeting.

        Under the Companies Ordinance, shareholders holding not less than 5% of the total voting rights of our company may request the directors to call a general meeting. If the directors fail to meet such request, the shareholders who requested the meeting, or any of them representing 50% of the total voting rights of all of their shares, may themselves call a general meeting.

        Subject to any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, every shareholder who (being an individual) is present in person or (being a corporation) is present by a representative duly authorized under the Companies Ordinance at any general meeting will be entitled, on a poll, to one vote for every fully paid-up Class A ordinary share of which he/she is the holder and four votes for every fully-paid Class B ordinary share of which he/she is a holder. In the case of an equality of votes at any general meeting, the Chairman of the meeting will be entitled to a second or casting vote.

        No business except for the election of a chairman of the meeting will be transacted at any general meeting unless a quorum is present. Under our Articles of Association, two shareholders present in person or by proxy and entitled to vote will constitute a quorum for all purposes other than for the modification of rights attached to any class of shares. See below "—Modification of Rights."

        Modification of Rights.    All or any of the rights attached to any class of shares (unless otherwise provided for by the terms of issue of the shares of that class) for the time being in issue may, subject to the provisions of the Companies Ordinance, at any time, as well before as during liquidation, be altered or abrogated either with the consent in writing of the holders of not less than three-quarters of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class. To every such separate general meeting the provisions of our Articles of Association relating to general meetings apply mutatis mutandis, except that the necessary quorum shall be two persons present in person or by proxy together holding at least one-third of the total voting rights of holders of the shares of the class (but so that, if at any adjourned meeting a quorum as above defined is not present, any one holder of shares of the class present in person or proxy shall be a quorum) and that every such holder shall on a poll have one vote for every share of the class held by him. The rights conferred upon the holders of any class of shares issued in the company shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person who is not an affiliate of Dalian Wanda GCL, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

        Transfer of Shares.    Subject to the restrictions in our Articles of Association as set out below, any of our shareholders may transfer all or any their ordinary shares by an instrument of transfer, which shall be in writing in the usual common form or in such other form as the board of directors may accept and may be under hand only or, if the transferor or transferee is a recognized clearing house, by hand or by machine imprinted signature or by such other manner of execution as our board of directors may approve from time to time and shall be executed by or on behalf of the transferor and by or on behalf of the transferee. The transferor remains the holder of the shares concerned until the name of the transferee is entered in the register in respect thereof.

        Our board of directors may, subject to the Companies Ordinance, at any time in their absolute discretion and without assigning any reason therefor decline to register any transfer of any share (not being a fully paid-up share). Our board of directors may also decline to register any transfer of shares unless:

  •
  the instrument of transfer is in respect of only one class of share;

  •
  in the case of a transfer to joint holders, the number of transferees does not exceed four;

  •
  the shares concerned are free of any lien in favor of our company;

  •
  the instrument of transfer is properly stamped, if required;

  •
  such other conditions as our directors may from time to time impose for the purpose of guarding against losses arising from forgery are satisfied;

  •
  a fee of such maximum sum as the NASDAQ Global Select Market may determine to be payable or such lesser sum as our directors may from time to time required is paid to us in respect thereof; or

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates, and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer.

        No transfer may be made to an infant or to a person of unsound mind or under other legal disability.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged with us, send to the transferor and transferee notice of the refusal. The transferor and the transferee can request the reasons for our refusal to register the transfer, following which we must provide such reasons or register the transfer within 28 days after receiving such request.

        The registration of transfers may, after compliance with any notice required of the NASDAQ Global Select Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine.

        Winding Up.    We may be wound up by the High Court of the Hong Kong Special Administrative Region in certain circumstances as contemplated by the Companies Ordinance (Winding Up and Miscellaneous Provisions), including if we are unable to pay a debt of US$10,000 or more, if the court is of the opinion that it is just and equitable that we be wound up or if we have, by special resolution, resolved that we be wound up by the court. A petition can be presented by us, a creditor or relevant government officials (if authorized to do so by law). A creditor, a shareholder or we could also propose a voluntary winding-up of our company without court involvement with the sanction of a special resolution or, alternatively, a majority of directors may pass a board resolution under section 228A of the Companies Ordinance (Winding Up and Miscellaneous Provisions) that our company should be wound up.

        If we are wound up, the liquidator may, with the sanction of a special resolution, divide among our shareholders in specie or kind the whole or any part of our assets or vest any part of our assets in trusts for the benefit of our shareholders or any of them as the resolution shall provide. Any such resolution may provide for, and sanction a distribution of, any specific assets among the different classes of shareholders otherwise than in accordance with their existing rights. However, each shareholder shall have a right of dissent under the Companies Ordinance (Winding Up and Miscellaneous Provisions).

        Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our directors may, from time to time, make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholder at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors (provided that there exist issued shares in the company other than redeemable shares). Subject to the provisions of the Companies Ordinance and our Articles of Association, we may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors and by our shareholders. Under the Companies Ordinance, the redemption or repurchase of any share may be paid out of our distributable profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (subject to satisfaction of the solvency test and compliance with other requirements under the Companies Ordinance). In addition, under the Companies Ordinance, no such share may be redeemed or repurchased (i) unless it is fully paid up; (ii) if such redemption or repurchase would result in there being no shares outstanding or (iii) if we have commenced liquidation.

        Inspection of Books and Records.    Our shareholders are generally entitled to receive a company's directors' report, auditors' report and annual financial statements. In addition, any shareholder can request to inspect certain of our company records such as registers (including the register of members), certain resolutions or other documents required by the Companies Ordinance to be made available for inspection by our shareholders without charge (however, the request must be in the prescribed manner and a fee is charged for copies of the document(s)). On application to the court by shareholders that represent at least 2.5% of the voting rights of all the shareholders who are entitled to vote at the company's general meetings or at least five shareholders of the company, the court may make an order to authorize a person to inspect any record or document of the company if it is satisfied that the application is made in good faith and the inspection is for a proper purpose. We will provide our shareholders with annual audited financial statements.

        Issuance of Additional Shares.    Under the Companies Ordinance, our directors may, without prior approval of our shareholders, offer to issue new shares in our company to existing shareholders on a pro rata basis. The directors may not issue new shares of our company in any other manner without the prior approval of our shareholders in a general meeting. Any approval given in a general meeting will continue in force until the earliest to occur of the following events:

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  the conclusion of the following annual general meeting;

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  the expiration of the period within which the next annual general meeting is required by law to be held; or

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  when revoked or varied by an ordinary resolution of our shareholders in a general meeting.

        If such approval is given, the directors may offer, allot, grant rights to subscribe for, or to convert any security into, shares, to persons at such times and for such consideration and upon such terms and conditions as the directors may determine.

Differences in Corporate Law

        The Companies Ordinance differs from laws applicable to corporations organized in the United States and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Ordinance applicable to us and the Delaware General Corporation Law, or Delaware law, applicable to many companies incorporated in the United States and their shareholders.

Duties of directors

        Under the Companies Ordinance, directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

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  a duty to act in good faith and in the best interests of the company;

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  a duty not to personally profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        In general, the Companies Ordinance imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. An individual will be liable if he/she authorizes or permits, or participates in, the contravention of, or failure to comply with, the relevant requirements of the Companies Ordinance.

        The Companies Ordinance permits us to indemnify our directors against liability incurred by them to third parties, subject to certain restrictions (see "—Indemnification of directors and executive officers and limitation of liability").

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interest of its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

        Under Delaware law, a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to threats to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested directors

        The Companies Ordinance requires that a director who has material interest in a transaction, contract or arrangement entered into, or proposed to be entered into, by a Hong Kong company must disclose his or her interest.

        Under Delaware law, such a transaction would not be voidable if:

  •
  the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

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  such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders; or

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  the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

        Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Voting rights and quorum requirements

        The voting rights of shareholders of a Hong Kong company are regulated by the company's articles of association and, in certain circumstances, the Companies Ordinance. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. See "—Our Articles of Association—Voting Rights" for additional details.

        Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Unless otherwise provided in the company's certificate of incorporation or by-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

        Hong Kong law allows dividends to be paid out of distributable profits or other distributable reserves.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year.

        Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the capital of the company is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and similar arrangements

        Hong Kong law does not provide for mergers as that expression is understood under Delaware law. However, there are provisions under the Companies Ordinance that facilitate the reconstruction and amalgamation of Hong Kong-incorporated companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and/or creditors (as the case may be) with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. If the arrangement involves a takeover offer, the arrangement must be approved by shareholders representing three-fourths in value of each class of shareholders and the votes cast against the arrangement must not exceed one-tenth of the total voting rights attached to all disinterested shares of the class in the company. On application by the shareholders and/or creditors, the courts of Hong Kong may sanction the convening of the meetings and subsequently the arrangement. A dissenting shareholder has the right to express to the court the view that the transaction should not be approved.

        Under the Companies Ordinance, when a takeover offer is made and accepted by holders of at least 90% of the shares to which the offer relates, the offeror may give notice to the holder of any other shares to which the offer relates that the offeror wishes to acquire those shares or apply to the court for an order authorizing the offeror to give notice to the holder of any other shares to which the offer relates that the offeror wishes to acquire those shares require the holders of the remaining shares to transfer those shares on the terms of the offer. An objection may be made by holders of the remaining shares to the courts of Hong Kong.

        The Companies Ordinance does not require that shareholders approve sales of all or substantially all of a company's assets as is commonly adopted by U.S. companies.

        The Codes on Takeovers and Mergers and Share Buy-backs, or the Codes, issued by the Hong Kong Securities and Futures Commission, or SFC, apply to takeovers, mergers and share buy-backs affecting public companies in Hong Kong. In order to determine whether our company is a public company in Hong Kong, the SFC will consider all the circumstances and will apply an economic or commercial test, taking into account primarily the number of Hong Kong shareholders and the extent of share trading in Hong Kong and other factors including the location of its head office and place of central management, the location of its business and assets (including such factors as registration under companies legislation and tax status) and the existence or absence of protection available to Hong Kong shareholders given by any statute or code regulating takeovers, mergers and share buy-backs outside Hong Kong. The primary purpose of the Codes is to ensure fair treatment for any affected shareholders. The Codes are made up of general principles (which set out the expected good standards of conduct), as well as more detailed rules. The Codes do not have the force of law. However, any person in breach of the Codes can be subject to disciplinary action by the SFC. It has not been determined as to whether we will be deemed a public company in Hong Kong and therefore bound by the Codes.

        The Codes apply to an offer (which includes takeover and merger transactions however effected, including schemes of arrangement which have similar commercial effect to takeovers and mergers, partial offers, and offers by a parent company for shares in its subsidiary and share buy-backs by general offer) affecting a public company in Hong Kong. If we are deemed to be a public company under the Codes and the Codes apply to us, and if a person makes a voluntary or mandatory general offer to all of our shareholders to acquire our shares and such general offer constitutes an offer under the Codes, the offeror and our board of directors are required to comply with the Codes' requirements, including requirements relating to public disclosures, the offer timetable, conditions of the offer, offer price and contents of offering documents.

        Under the Codes, unless a waiver is granted by the SFC, it requires a mandatory offer to be made to all shareholders of an offeree company if (a) a person or group of persons acting in concert acquires, directly or indirectly, shares representing 30% or more of the voting rights of the offeree company; or (b) a person or group of persons acting in concert who hold not less than 30% and not more than 50% of the voting rights of the offeree company, acquire, directly or indirectly, an additional 2% of the voting rights in any 12-month period.

        If a share buy-back by a company constitutes an off-market share buy-back under the Codes, before the company may conduct such share buy-back, it is required to obtain the SFC's approval of the share buy-back. The SFC's approval, if granted, will normally be conditional upon, among other things, the approval of at least 75% of disinterested shareholders by poll in a general meeting of the company. In addition to complying with the requirements relating to a general offer under the Codes, a share buy-back by general offer must also be approved by at least 50% of disinterested shareholders by poll at a general meeting of the company.

        Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

        Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by stockholders of such subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholder legal actions

        Derivative actions are recognized by and can be brought before Hong Kong courts.

        In principle, a company will normally be the proper plaintiff for wrongs committed against such company. However, derivative actions may be brought by a shareholder (including minority shareholders) on behalf of the company, where the company is harmed by certain types of misconduct and the company does not pursue its rights, including on the basis, among others, of an order authorizing proceedings to be brought on behalf of the company against such persons as the court deems fit, an order appointing a receiver or manager or an order requiring the payment of damages to persons who have been unfairly prejudiced (for example, that those who control the company are perpetrating a "fraud on the minority").

The Companies Ordinance also gives standing to shareholders of associated companies to bring or intervene in proceedings on behalf of a company for misconduct committed against it. The court may make any order that it thinks fit about the costs incurred or to be incurred in relation to any proceedings in connection with the derivative actions.

        Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Shareholder proposals

        Hong Kong law allows the shareholders of a Hong Kong-incorporated company to make proposals for consideration and determination by its shareholders at general meetings or as a written resolution, subject to meeting the minimum shareholder or shareholding requirements and complying with the specified notice provisions.

        Unless provided in the company's certificate of incorporation or by-laws, Delaware law does not restrict the manner in which stockholders may bring business before a shareholders meeting.

Approval of corporate matters by written consent

        Hong Kong law and our Articles of Association provide that our shareholders may approve anything that may be done by a resolution passed at a general meeting of the Company or at a meeting of a class of shareholders of the Company or any resolution that is required by any Ordinance to be passed as an ordinary resolution or a special resolution, without a meeting and without any previous notice being required, by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting.

        Delaware law permits stockholders to take action by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

Calling of special shareholders meetings

        The Companies Ordinance permits a board of directors to call a special shareholders meeting. In addition, shareholders holding not less than 5% of the total voting rights of our company may request the directors to call a general meeting. If the directors fail to meet such request, the shareholders who requested the meeting, or any of them representing 50% of the total voting rights of all of their shares, may themselves call a general meeting.

        Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or by-laws to call a special meeting of shareholders.

Cancellation of resolutions by the court

        The Companies Ordinance provides that in the case of:

  •
  an alteration to the company's objects;

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  an alteration to a private company's articles of association;

  •
  a reduction of a company's share capital; or

  •
  a payment for a share redemption or buy-back of shares by the company out of its capital,

        the dissenting shareholders have the right to apply to the court to have a resolution cancelled, and the court might do so and set aside or amend the resolution as it thinks fit.

        Delaware law does not explicitly provide for such rights. A corporation's board of directors may ratify one or more defective corporate acts by adopting resolutions setting forth the defective corporate act to be ratified, the date on which that act occurred, the reason why it is defective and that the board has approved the ratification of the defective corporate act or acts. A stockholder vote also is required to ratify the defective act if such a vote was required either at the time of the defective corporate act or at the time the board adopts the resolutions ratifying such act. Delaware law also provides for court involvement and allows a corporation, on an ex parte basis, to request that the court determine the validity of any corporate act (defective or not) or transaction and any stock, rights or options to acquire stock, while conferring substantial discretion and flexibility upon the court to validate certain corporate acts.

Staggered board of directors

        The Companies Ordinance does not contain statutory provisions specifically mandating staggered board arrangements for a Hong Kong company. Such provisions, however, may validly be provided for in a company's articles of association.

        Delaware law permits corporations to have a staggered board of directors.

Cumulative voting

        Hong Kong law does not specifically prohibit or restrict the creation of cumulative voting rights for the election of directors of a company. Under our Articles of Association, directors are elected by a simple majority of vote that are entitled to, and do, vote at a general meeting and there are no cumulative voting rights. Accordingly, the holders of a majority of votes voting for the election of directors can elect all the directors if they choose to do so.

        Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Indemnification of directors and executive officers and limitation of liability

        Our Articles of Association provide for the indemnification of officers and directors for all costs, charges, expenses, losses and liabilities which he may sustain or incur in or about the execution of his office or otherwise in relation thereto, subject to the limitation of liability imposed under the Companies Ordinance against the directors. Under the Companies Ordinance, the indemnity provided by a company to its directors may not cover certain liabilities and costs, such as criminal fines, penalties imposed by regulatory bodies or the defense costs of civil proceedings in which the judgement is issued against the director.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

        Delaware law provides that a Delaware corporation may, in its certificate of incorporation or an amendment thereto eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty of care, except for:

  •
  any breach of a director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  statutory liability for unlawful payment of dividends or unlawful stock purchases or redemption; or

  •
  any transaction from which a director derived an improper personal benefit.

        Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against liability incurred in connection with the action, suit or proceeding (which may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred) if:

  •
  the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and

  •
  with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

        Further, Delaware law provides that unless ordered by a court, any foregoing indemnification with respect to a person who is a director or officer of the corporation is subject to a determination that the director or officer has met the applicable standard of conduct at the time of such determination:

  •
  by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum;

  •
  by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

  •
  by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

  •
  by the stockholders.

        Under Delaware law, a corporation may not indemnify a person in connection with any action, suit or proceeding in which the person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for those expenses which the Delaware Court of Chancery or other court deems proper.

Inspection of books and records

        Our shareholders generally are entitled to receive directors' report, auditors' report and annual financial statements. In addition, any shareholder can request to inspect certain of our company records such as registers (including the register of members), certain resolutions or other documents required by the Companies Ordinance to be made available for inspection by our shareholders without charge (however, the request must be in the prescribed manner and a fee is charged for copies of the document(s)). On application to the court by shareholders that represent at least 2.5% of the voting rights of all the shareholders who are entitled to vote at the company's general meetings or at least five shareholders of the company, the court may make an order to authorize a person to inspect any record or document of the company if it is satisfied that the application is made in good faith and the inspection is for a proper purpose. We will provide our shareholders with annual audited financial statements.

        Under Delaware law, stockholders of a Delaware corporation have the right during usual business hours to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to, or could be obtained (through the exercise of control over such subsidiary) by, the corporation.

Shareholders Agreement and Registration Rights

        On May 27, 2019, we entered into a shareholders agreement, or the Shareholders Agreement, with Wanda Sports & Media (Hong Kong) Holding Co. Limited, Infront International Holdings AG and the co-investors. The Shareholders Agreement provides for certain special rights, including right of first refusal and pre-emptive rights, and contains, among others, provisions on the disposal of securities and related party transactions. Those special rights and provisions, except registration rights as described below, will automatically terminate upon the completion of an initial public offering (as defined in the Shareholders Agreement).

Registration rights

        We have granted certain registration rights to our shareholders under the Shareholders Agreement. Set forth below is a description of the registration rights granted thereunder.

Demand Registration Rights

        At any time or from time to time after the date that is six months following the completion of an initial public offering, any of the holders of at least 50% of the registrable securities (as defined in the Shareholders Agreement) owned by (i) all of the co-investors, in the event of a co-investor initiating holder or (ii) both of Wanda Sports & Media (Hong Kong) Holding Co. Limited and Infront International Holdings AG, in the event of a Wanda initiating holder, may request in writing that we effect a registration of registrable securities. Upon receipt of such a request, we shall promptly (x) give written notice of the proposed registration to all other holders (and all such other holders shall have the right to join such registration) and (y) use reasonable best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within 15 business days after our delivery of written notice, to be registered with the SEC. We are obligated to consummate no more than two registrations initiated by the co-investor initiating holders and no more than two registrations initiated by the Wanda initiating holders that have been declared and ordered effective.

Piggyback Registration Rights

        If we propose to file a registration statement for a public offering of our securities (except a registration statement filed in relation to a demand registration or to any employee benefit plan or a corporate reorganization), we will give each holder written notice of such registration at least 30 days prior to filing of such registration statement and, upon the written request of any holder given within 15 business days after delivery of such notice, we will include in such registration any registrable securities thereby requested to be registered by such holder. If the managing underwriters of any underwritten offering determine that marketing factors require a limitation of the number of registrable securities to be underwritten, the registrable securities will be allocated first to us, second to each of the holders requesting for the inclusion of their registrable securities pursuant to the piggyback registration on a pro rata basis, subject to certain conditions.

Form F-3 or Form S-3 Registration Rights

        If we qualify for registration on Form F-3 or Form S-3, any of the holders of at least 30% of the registrable securities owned by (i) all of the co-investors, in the event of a co-investor initiating holder or (ii) both of Wanda Sports & Media (Hong Kong) Holding Co. Limited and Infront International Holdings AG, in the event of a Wanda initiating holder, will have the right to request that we file a registration statement on Form F-3 or Form S-3, including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the holders of, all of the registrable securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC. Upon receipt of such a request, we shall promptly (i) give written notice of the proposed registration to all other holders and (ii) use commercially reasonable efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within 15 business days after our delivery of written notice, to be registered with the SEC.

Expenses of Registration

        We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities, incurred in connection with any demand, piggyback or Form F-3 or Form S-3 registration.

Termination of Registration Rights

        Our shareholders' registration rights will terminate on the earlier of (i) the date that is the fourth anniversary of the closing of an initial public offering and (ii) with respect to any holder, the date on which such holder may sell all of such holder's registrable securities under Rule 144 of the Securities Act in any ninety (90)-day period.

Listing

        Our ADSs have been approved for listing on the NASDAQ Global Select Market under the symbol "WSG."

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Every two ADSs will represent ownership of three Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Hong Kong law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See "—Jurisdiction and Arbitration."

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.

    The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for Class A ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180-day lock-up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sale—Lock-up Agreements."

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy to be given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Hong Kong law, any applicable law of the United States of America, our articles of association, any resolutions of our Board of Directors adopted pursuant to such articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of Hong Kong, our articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book- entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Hong Kong law, the rules and requirements of the NASDAQ Global Select Market and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees
To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$0.05 per ADS issued
Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
Distribution of cash dividends	Up to US$0.05 per ADS held
Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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  Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in Hong Kong (i.e., upon deposit and withdrawal of Class A ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (through DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Reclassify, split up or consolidate any of the deposited Securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Hong Kong or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In the deposit agreement, we and the depositary have agreed to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

        The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal courts.

Jury Trial Waiver

        The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

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  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class A ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

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  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any Class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 33,333,334 ADSs outstanding, representing 50,000,001 Class A ordinary shares, or approximately 25.08% of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs, and although we have been approved to list our ADSs on the NASDAQ Global Select Market, we cannot assure you that a regular trading market will develop for the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We and our existing shareholders have agreed that, subject to certain exceptions, we will not (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our ADSs or ordinary shares or any securities that are convertible into, or exercisable or exchangeable for, our ADSs or ordinary shares or any substantially similar securities, (ii) file any registration statement with the Securities and Exchange Commission relating to the offering of any ADSs or ordinary shares or any securities convertible into, or exercisable or exchangeable for, ADSs or ordinary shares, or (iii) publicly disclose the intention to make any such offer, sale, pledge, disposition or filing or enter into such swap or other arrangements (whether any such transaction is to be settled by delivery of ordinary shares or ADSs or such other securities in cash, or otherwise), without the prior written consent of the representatives of the underwriters for a period ending 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee share options granted pursuant to our Management Equity Incentive Plan and certain other exceptions.

        All of our executive officers, and directors have agreed that, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our ADSs or ordinary shares or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities, (ii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such swap or arrangement, or (iii) make any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares (whether any such transaction is to be settled by delivery of ordinary shares or ADSs or such other securities in cash or otherwise), without the prior written consent of the representatives for a period ending 180 days after the date of this prospectus. After the expiration of the 180-day period, the Class A ordinary shares or ADSs beneficially owned by our existing shareholders, executive officers and directors may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

        In addition, employees granted options after the completion of this offering, and during the 180 days after the date of this prospectus, to the extent the options granted may vest within the 180-day period, will be subject to a similar lock-up for the balance of the 180-day period.

        We have instructed Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of Class A ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct the depositary with the prior written consent of the representatives of the underwriters.

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements, such as Rule 144. In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

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  1% of the then-outstanding Class A ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately 697,220 Class A ordinary shares immediately after completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

  •
  the average weekly trading volume of our Class A ordinary shares, in the form of ADSs or otherwise on the NASDAQ Global Select Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Shareholders Agreement and Registration Rights."

 TAXATION

        The following discussion of Hong Kong and U.S. federal income tax consequences of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Hong Kong tax law, it represents the opinion of DLA Piper Hong Kong, our Hong Kong tax counsel.

Hong Kong Taxation

Profits tax

        No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as the ordinary shares underlying our ADSs. Generally, gains arising from disposal of the ADSs or the underlying ordinary shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of ADSs or the underlying ordinary shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses.

        In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their ADSs or with respect to the receipt of dividends on their ADSs, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the ADSs or the ordinary shares underlying our ADSs exists between Hong Kong and the United States.

Stamp duty

        Hong Kong stamp duty is generally payable on the transfer of "Hong Kong stocks." The term "stocks" refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes the ordinary shares underlying the ADSs but not the ADSs. Even if the ADSs are caught under the definition of "stocks," they would not be considered "Hong Kong stocks" under the SDO since the transfer of the ADSs are not required to be registered in Hong Kong given that the books for the transfer of ADSs are located in the United States. The transfer of ADSs is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

U.S. Federal Income Taxation

        The following sets forth the material U.S. federal income tax consequences of the ownership of Class A ordinary shares and ADSs by a U.S. holder, as defined below. This summary is based on U.S. federal income tax laws, including the U.S. Internal Revenue Code of 1986, or the Code, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

        The following summary is not a complete analysis or description of all potential U.S. federal income tax consequences to a particular U.S. holder. It does not address all U.S. federal income tax considerations that may be relevant to all categories of potential purchasers, certain of which (such as banks or other financial institutions, insurance companies, dealers in securities, tax-exempt entities, non-U.S. persons, persons holding a Class A ordinary share or an ADS as part of a "straddle," "hedge," conversion or integrated transaction, holders whose "functional currency" is not the U.S. dollar, holders liable for alternative minimum tax, persons holding our Class A ordinary shares or ADSs through a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or S corporation, holders treated as U.S. expatriates, holders required to report income no later than when such income is reported on an "applicable financial statement," and holders of 10% or more of our shares by vote or value) are subject to special tax treatment. In addition, this summary does not address any foreign, state, local or other tax consequences of investments in our Class A ordinary shares or ADSs. We have not received, not do we expect to seek a ruling from the U.S. Internal Revenue Service (the "IRS") regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

        This summary addresses only Class A ordinary shares or ADSs that are held as capital assets within the meaning of Section 1221 of the Code.

        As used herein, a "U.S. holder" is a beneficial owner of Class A ordinary shares or ADSs, as the case may be, that is:

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  a citizen or resident of the United States as determined for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust

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  the administration of which is subject to (1) the supervision of a court within the United States and (2) the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code; or

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  that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership holds Class A ordinary shares or ADSs, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Class A ordinary shares or ADSs, you are urged to consult your tax advisor.

        We urge U.S. holders to consult their own tax advisors concerning the U.S. federal, state and local and other tax consequences to them of the purchase, ownership and disposition of Class A ordinary shares or ADSs.

        This summary is based in part on the assumption that each obligation under the deposit agreement and any related agreement will be performed in accordance with its respective terms. Subject to the discussion in the next paragraph, for U.S. federal income tax purposes, holders of ADSs will be treated as the owners of the Class A ordinary shares represented by the ADSs. Accordingly, withdrawals or deposits of Class A ordinary shares in exchange for ADSs generally will not be subject to U.S. federal income tax.

        The U.S. Treasury has expressed concern that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying Class A ordinary shares (for example, pre-releasing ADSs to persons who do not have beneficial ownership of the securities underlying the ADSs). Accordingly, the discussion on the creditability of Hong Kong taxes, or other non-U.S. withholding taxes (if any), and the availability of the reduced rate of tax for dividends received by certain non-corporate U.S. holders, each as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of ADSs and us if, as a result of such actions, the holders of ADSs are not properly treated as beneficial owners of the underlying Class A ordinary shares. We are not aware of any intention to take any such actions, and accordingly, the remainder of this discussion assumes that holders of ADSs will be properly treated as beneficial owners of the underlying Class A ordinary shares.

        Special adverse U.S. federal income tax rules apply if a U.S. holder holds shares or ADSs of a company that is treated as a passive foreign investment company, or PFIC, for any taxable year during which the U.S. holder held shares or ADSs, as discussed in more detail below. U.S. holders are urged to consult their own tax advisors as to the potential application of the PFIC rules to their ownership and disposition of Class A ordinary shares or ADSs.

Taxation of Dividends

        Subject to the application of the PFIC rules discussed below, U.S. holders will include the gross amount of any distribution received with respect to Class A ordinary shares or ADSs (before reduction for Hong Kong or any other non-U.S. withholding taxes), to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), as ordinary income in their gross income on the date such distribution is actually or constructively received. As discussed below, for certain U.S. holders, dividends may be eligible for a reduced rate of taxation. The amount of distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. holder will not be eligible for the "dividends-received deduction" allowed to U.S. corporations in respect of dividends received from other U.S. corporations. To the extent that an amount received by a U.S. holder exceeds such holder's allocable share of our current earnings and profits, such excess will be applied first to reduce such holder's tax basis in its Class A ordinary shares or ADSs, thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent disposition of the Class A ordinary shares or ADSs. Then, to the extent such distribution exceeds such U.S. holder's tax basis, such excess will be treated as capital gain. However, we do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles, and U.S. holders should therefore assume that any distribution by us with respect to Class A ordinary shares or ADSs will constitute ordinary dividend income. The amount of the dividend will be the U.S. dollar value of the Hong Kong dollar payments received. This value will be determined at the spot Hong Kong dollar/U.S. dollar rate on the date the dividend is received by the depositary in the case of U.S. holders of ADSs, or by the shareholder in the case of U.S. holders of Class A ordinary shares, regardless of whether the dividend payment is in fact converted into U.S. dollars at that time. If the Hong Kong dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have basis in such Hong Kong dollars equal to their U.S. dollar value on the date of receipt, and any foreign currency gains or losses resulting from the conversion of the Hong Kong dollars will generally be treated as U.S. source ordinary income or loss. If the Hong Kong dollars received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income.

        A U.S. holder may claim a deduction or a foreign tax credit, subject to other applicable limitations, for any Hong Kong, PRC or other non-U.S., taxes withheld from dividends. For foreign tax credit limitation purposes, the dividend will be income from sources outside the United States. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends we pay will constitute "passive income." An eligible U.S. holder that does not elect to claim a foreign tax credit for non-U.S. tax withheld may instead be eligible to claim a deduction, for U.S. federal income tax purposes, in respect of such withholding but only for the year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing U.S. foreign tax credits are very complex and U.S. holders are urged to consult their tax advisors regarding the availability of foreign tax credits under their particular circumstances.

        Subject to applicable exceptions with respect to short-term and hedged positions, qualified dividends received by non-corporate U.S. holders from a qualified corporation may be eligible for reduced rates of taxation. Qualified corporations include those foreign corporations eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The United States and Hong Kong do not have a comprehensive income tax treaty that meets these requirements. Additionally, qualified foreign corporations include corporations whose stock is readily tradable on an established securities market in the United States. IRS guidance indicates that our ADSs (which are listed on the NASDAQ Global Select Market) are readily tradable for purposes of satisfying the conditions required for these reduced tax rates. We do not expect, however, that our Class A ordinary shares will be listed on an established securities market in the United States and therefore do not believe that any dividends paid on our Class A ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in subsequent years. Subject to the PFIC discussion below, we therefore believe that we are a qualified foreign corporation and that dividends received by U.S. investors with respect to our ADSs will be qualified dividends. Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year are not qualified dividends.

Passive Foreign Investment Company Considerations

        Special adverse U.S. federal income tax rules apply if a U.S. holder holds shares or ADSs of a company that is treated as a PFIC, for any taxable year during which the U.S. holder held shares or ADSs. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income (the "income test"), or (ii) 50% or more of the average fair market value of its assets (determined quarterly) is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income generally includes dividends, interest, royalties, rents and certain gains from the sale of stock and securities. If a foreign corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation's assets and receiving its proportionate share of the other corporation's income. Further, if we are treated as a PFIC, then one or more of our subsidiaries may also be treated as PFICs of which a U.S holder would be an indirect shareholder. The determination of whether a foreign corporation is a PFIC is made annually.

        We do not believe that we were a PFIC for the year ended December 31, 2018 because we did not meet either the income test or the asset test. We do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC must be made annually and involves a fact-intensive analysis based upon, among other things, the composition of our income and assets and the value of our assets from time to time. It is possible that we may become a PFIC for the fiscal year ending December 31, 2019 or any future taxable year due to changes in our income or asset composition. In addition, a decrease in the price of our shares may also result in our becoming a PFIC. If we were classified as a PFIC in any year during which a U.S. holder owns Class A ordinary shares or ADSs and the U.S. holder does not make a "mark-to-market" election, as discussed below, we generally would continue to be treated as a PFIC as to such U.S. holder in all succeeding years, regardless of whether we continue to meet the income or asset test discussed above. Holders are urged to consult their own tax advisors with respect to the tax consequences to them if we were to become a PFIC for any taxable year in which they own our Class A ordinary shares or ADSs.

        If we were classified as a PFIC for any taxable year during which a U.S. holder holds our Class A ordinary shares or ADSs, the U.S. holder would generally not receive capital gains treatment upon the sale of the Class A ordinary shares or ADSs and would be subject to increased tax liability (generally including an interest charge) upon the sale or other disposition of the Class A ordinary shares or ADSs or upon the receipt of certain distributions treated as "excess distributions," unless the U.S. holder makes the mark-to-market election described below. An excess distribution generally would be any distribution to a U.S. holder with respect to Class A ordinary shares or ADSs during a single taxable year that exceeds 125% of the average annual distributions received by a U.S. holder with respect to Class A ordinary shares or ADSs during the three preceding taxable years or, if shorter, during the U.S. holder's holding period for the Class A ordinary shares or ADSs.

        QEF Election.    The PFIC rules outlined above also would not apply to a U.S. holder if such holder alternatively elected to treat us as a qualified electing fund, or QEF. An election to treat us as a QEF will not be available, however, if we do not provide the information necessary to make such an election. We will not provide U.S. holders with the information necessary to make a QEF election, and thus, the QEF election will not be available with respect to our shares.

        "Mark-to-Market" Election.    In certain circumstances, a holder of marketable stock (as defined below) of a PFIC can avoid certain of the adverse rules described above by making a mark-to-market election with respect to such stock. For purposes of these rules, "marketable stock" is stock which is "regularly traded" (traded in greater than de minimis quantities on at least 15 days during each calendar quarter) on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury Regulations. A "qualified exchange" includes a national securities exchange that is registered with the SEC.

        A U.S. holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. holder's Class A ordinary shares or ADSs that are "marketable stock" at the close of the taxable year over the U.S. holder's adjusted tax basis in such Class A ordinary shares or ADSs. An electing U.S. holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. holder's adjusted tax basis in such Class A ordinary shares or ADSs over their fair market value at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income pursuant to the mark-to-market election. The adjusted tax basis of a U.S. holder's Class A ordinary shares or ADSs with respect to which the mark-to-market election applies would be adjusted to reflect amounts included in gross income or allowed as a deduction because of such election. If a U.S. holder makes an effective mark-to-market election with respect to our Class A ordinary shares or ADSs, gains from an actual sale or other disposition of such Class A ordinary shares or ADSs in a year in which we are a PFIC would be treated as ordinary income, and any losses incurred on such sale or other disposition would be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

        A mark-to-market election is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. Prospective investors are urged to consult their own tax advisors regarding the availability of, and the procedure for, and the effect of making, a mark-to-market election, and whether making the election would be advisable, including in light of their particular circumstances.

        Notwithstanding any election made with respect to our shares, dividends received with respect to our shares will not constitute "qualified dividend income" if we are a PFIC in either the year of the distribution or the preceding taxable year. Dividends that do not constitute qualified dividend income are not eligible for taxation at the reduced tax rate described above in "—Taxation of Dividends." Instead, such dividends would be subject to tax at ordinary income rates.

        If we are classified as a PFIC in any year with respect to a U.S. holder, such U.S. holder will be required to file an annual information return on IRS Form 8621 regarding distributions received on, and any gain realized on the disposition of, our Class A ordinary shares and ADSs, and certain U.S. holders will be required to file an annual information return (also on IRS Form 8621) relating to their ownership interest.

        U.S. holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of holding Class A ordinary shares or ADSs if the Company were considered a PFIC in any taxable year.

Taxation of Capital Gains

        Subject to the application of the PFIC rules discussed above, upon a sale or other disposition of Class A ordinary shares or ADSs, a U.S. holder will recognize a gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder's tax basis, determined in U.S. dollars, in such Class A ordinary shares or ADSs. Such gains or losses will be capital gains or losses and will be long-term capital gains or losses if the U.S. holder's holding period for such Class A ordinary shares or ADSs exceeds one year. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. A U.S. holder's adjusted tax basis in its Class A ordinary shares or ADSs will generally be the cost to the holder of such Class A ordinary shares or ADSs. Any such gains or losses realized by a U.S. holder upon disposal of the Class A ordinary shares or ADSs will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding

        Dividends paid on Class A ordinary shares or ADSs to a U.S. holder, or proceeds from a U.S. holder's sale or other disposition of Class A ordinary shares or ADSs, may be subject to information reporting requirements. Those dividends or proceeds from sale or disposition may also be subject to backup withholding unless the U.S. holder:

  •
  is a corporation or other exempt recipient, and, when required, demonstrates this fact; or

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  provides a correct taxpayer identification number on a properly completed U.S. IRS Form W-9 or other appropriate form which certifies that the U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amount withheld under these rules will be creditable against the U.S. holder's U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. holder provides the required information to the IRS. If a U.S. holder is required to and does not provide a correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. All holders are urged to consult their tax advisors as to their qualification for the exemption from backup withholding and the procedure for obtaining an exemption.

        In addition, certain U.S. holders who are individuals that hold certain foreign financial assets (which may include our Class A ordinary shares or ADSs) are required to report information relating to such assets, subject to certain exceptions. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of our Class A ordinary shares and ADSs.

Additional Tax on Investment Income

        U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to an additional 3.8% tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, Class A ordinary shares or ADSs, subject to certain limitations and exceptions.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as representatives, have each severally agreed to purchase, and we and the selling shareholders have agreed to sell to them the number of ADSs indicated in the table below:

Underwriters	Number of ADSs
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Haitong International Securities Company Limited
China International Capital Corporation Hong Kong Securities Limited
CLSA Limited
SG Americas Securities, LLC
CIBC World Markets Corp.
Loop Capital Markets LLC
Tiger Brokers (NZ) Limited
Total	33,333,334

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price set forth on the front cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS under the public offering price. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to US$            per ADS. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Neither Haitong International Securities Company Limited nor China International Capital Corporation Hong Kong Securities Limited is a broker-dealer registered with the SEC. Therefore, to the extent any of these underwriters intends to make any offers or sales of ADSs in the United States, it will do so only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and regulations. None of CLSA Limited and Tiger Brokers (NZ) Limited is a broker-dealer registered with the SEC and it may not make sales in the United States. Each of CLSA Limited and Tiger Brokers (NZ) Limited has agreed that it does not intend to, and will not, offer or sell any of our ADSs in the United States in connection with this offering.

        The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036, United States. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005, United States. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States.

The address of Haitong International Securities Company Limited is 22/F Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre 1 Harbour View Street Central, Hong Kong. The address of CLSA Limited is 18/F, One Pacific Place, 88 Queensway, Hong Kong. The address of SG Americas Securities, LLC is 245 Park Avenue, New York, NY 10167. The address of CIBC World Markets Corp. is 425 Lexington Avenue, 5th floor, New York, NY 10017. The address of Loop Capital Markets LLC is 111 West Jackson Blvd., Ste. 1901 Chicago, IL 60604. The address of Tiger Brokers (NZ) Limited is Level 4, 142 Broadway, Newmarket, Auckland, New Zealand 1023.

Options to Purchase Additional ADSs

        The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 5,000,000 ADSs from the selling shareholders at the public offering price set forth on the front cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase a number of additional ADSs approximately proportionate to each underwriter's initial purchase commitment reflected in the table above.

Commissions and Expenses

        The following table shows the per ADS and total public offering price and underwriting discounts and commissions to be paid by us and the selling shareholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Total
	Per ADS	No Exercise	Full Exercise
		US$	US$
Public offering price
Underwriting discounts and commissions to be paid by
Us
The selling shareholders

        The expenses of this offering, not including underwriting discounts and commissions, are estimated to be approximately US$             million, which includes legal, accounting and printing costs and various other fees associated with the registration of our Class A ordinary shares and the ADSs.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

Lock-up Agreements

        We and each of our directors, officers and our existing shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise.

        For each of our directors, officers and our existing shareholders the restrictions described in the preceding paragraph do not apply to transactions relating to ordinary shares, ADSs or other securities acquired in open market transactions after the completion of this offering and certain other exceptions. For us, the restrictions described in the preceding paragraph do not apply to the sale of ordinary shares or ADSs in this offering, the grant of options to purchase ordinary shares under our equity incentive plans and certain other exceptions.

        In addition, employees granted options after the completion of this offering, and during the 180 days after the date of this prospectus, to the extent options granted may vest within the 180-day period, will be subject to a similar lock-up for the balance of the 180-day period.

        We have instructed Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct the depositary with the prior written consent of the representatives of the underwriters.

Stabilization, Short Positions and Penalty Bids

        In order to facilitate the offering of our ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position in our ADSs. A short sale is "covered" if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

        As an additional means of facilitating this offering, the underwriters may bid for, and purchase, our ADSs in the open market to stabilize the price of our ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover a syndicate short position or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, commercial banking, financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us or our subsidiaries. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        As described in the "Use of Proceeds," the net proceeds of this offering are intended to be used to repay amounts outstanding under a 364-day term loan facility of Wanda Sports Group Company Limited. The arranger and original lender under this credit facility are affiliates of Morgan Stanley & Co. LLC and if such repayment is made, the original lender would receive proceeds from this offering.

Indemnification

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that an indemnified person may be required to make in respect of any of these liabilities.

Listing

        We have applied to have our ADSs listed on the NASDAQ Global Market under the symbol "WSG."

Pricing of the Offering

        Prior to this offering, there has been no public market for our Class A ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were the future prospects of our company and the industry in general, our sales, earnings and certain other of our financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company.

Electronic Offer, Sale and Distribution of ADSs

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may be facilitating internet distribution for this offering to certain of their internet subscription customers. An electronic prospectus may be available on the internet websites maintained by the underwriters. Other than the prospectus in electronic format, the information on the websites of the underwriters is not part of this prospectus.

Directed ADS Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered in this offering, assuming the underwriters do not exercise their over-allotment option in full, to some of our employees, business associates and related persons. The directed share program will be administered by CLSA Limited. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they make will reduce the number of ADSs available for sale to the general public. Any reserved ADSs which are not so purchased will be offered by the underwriters to the general public on the same basis as the ADSs being offered in this prospectus.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material relating to the ADSs may be distributed or published, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

Australia

        This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act;

    and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

  (b)
  you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

        The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or

NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

        This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center

        This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This document is intended for distribution only to persons of a type specified in the OSR. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set out herein, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

        This prospectus has been prepared on the basis that any offer of ADSs in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State) will be made pursuant to an exemption under the Prospectus Directive (as defined herein) from the requirement to publish a prospectus for offers of ADSs.

        In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of ADSs has been, or will be made to the public in that Relevant Member State, other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of ADSs in a Relevant Member State may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of ADSs contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ADSs under, the offer of ADSs contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  •
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  •
  in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will only be engaged in with, relevant persons.

France

        Neither this prospectus nor any other offering material relating to the ADSs has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ADSs to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1° or –2°or –3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne). Such

    ADSs may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

        This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and therefore does not allow any public offering in Germany or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

        Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

        This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel

        This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in this prospectus.

Italy

        The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

  •
  to "qualified investors," as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended, or Regulation No. 16190, pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended, or Regulation No. 11971; or

  •
  in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

        Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

  •
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

  •
  in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

  •
  in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

        Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

        Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan, or the FIEA, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

        The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the

Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained herein and therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People's Republic of China

        This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA and (with effect from 8 January 2019) as modified by the Securities and Futures (Classes of Investors) Regulations 2018) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA and (with effect from 8 January 2019) as modified by the Securities and Futures (Classes of Investors) Regulations 2018) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor , securities (as defined in the SFA) or securities-based derivatives contracts (as defined in the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

        Solely for the purposes of its obligation pursuant to Section 309B of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018, or the CMP Regulations 2018), that the ADSs are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as

defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

        The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

        The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates

        This prospectus is not intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

        The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

        In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

EXPENSES RELATING TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ Global Select Market listing fee, all amounts are estimates.

SEC registration fee	69,690
FINRA filing fee	86,750
NASDAQ Global Select Market listing fee	170,000
Printing and engraving expenses	375,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	3,440,000
Miscellaneous	800,000

Total	8,941,440

 LEGAL MATTERS

        The validity of the Class A ordinary shares represented by the ADSs offered pursuant to this prospectus and certain other legal matters as to Hong Kong law and U.S. securities matters in connection with this offering will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, our HK and U.S. counsel. Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely upon Jingtian & Gongcheng Attorneys at Law with respect to certain matters governed by PRC law. Certain matters as to U.S. Federal and New York law in connection with this offering will be passed upon on behalf of the underwriters by Shearman & Sterling LLP, U.S. counsel for the underwriters. Shearman & Sterling LLP may rely on Commerce & Finance Law Offices with respect to certain matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of Wanda Sports Group Company Limited as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming LLP, or EY-China, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

        The registered business address of EY-China is Level 16, Ernst & Young Tower, Oriental Plaza, No.1 East Changan Ave, Dongcheng District Beijing, China.

        Prior to the engagement of EY-China, as Wanda Sports Group's, or WSG, independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board, or PCAOB, other member firms of Ernst & Young Global Limited, or EYG, provided the following services, which in three instances involved contingent fee arrangements, which are inconsistent with the auditor independence rules of the SEC and the PCAOB:

  (i)
  The EYG member firm in Denmark, or EY-Denmark, in connection with audit and other advisory services provided between February 2017 and October 2018, performed a management function related to preparation and filing of XBRL tagged statutory financial statements of a subsidiary of WSG. These financial statements were prepared in accordance with Danish Generally Accepted Accounting Principles, or Danish GAAP, which is a different basis than that of the consolidated financial statements of WSG. The Danish GAAP financial statements do not form the basis of the WSG consolidated financial statements and, therefore, the results of the services provided by EY-Denmark were not subject to audit by EY-China related to the WSG consolidated financial statements. The services are not inconsistent with the Chinese Institute of Certified Public Accountants, or CICPA, independence rules. The total fee for the services provided was insignificant to EY-Denmark, the subsidiary for which the services were performed, and WSG. The WSG audit engagement team involved in the audits of WSG's consolidated financial statements does not include any individuals who provided the foregoing services.

  (ii)
  Member firms of EYG provided the following services, which in certain cases included contingent fee arrangements, to entities under common control with WSG:

  •
  Member firms of EYG in Australia, Canada, Luxembourg and Sweden provided legal services between November 2016 and October 2018. The fee arrangement for the legal service in Canada included a contingent component; however, no contingent-based fee was ultimately collected.

  •
  The U.S. member firm of EYG, or EY-US, provided loan staffing services involving assistance with tax compliance and accounting activities under the supervision of management between August 2016 and October 2018.

  •
  EY-US provided permissible tax advisory services related to tax refunds under two engagement agreements with contingent fee arrangements between February 2017 and October 2018. The first engagement was completed in December 2017 and no contingent fee was paid as no tax refund was identified in connection with the service. The second engagement agreement was terminated in October 2018 and an invoice was issued based on unbilled time incurred at an hourly rate. Prior to identification of this matter, contingent fee payments had been collected through August 2018.

    These services and contingent fee arrangements were not related to, and did not affect, the operations or consolidated financial statements of WSG or EY-China's related audit procedures. These services and contingent fee arrangements are not inconsistent with the CICPA independence rules. The total fees collected by the EYG member firms were insignificant to the respective EYG member firms, the entities for which the services were performed, and WSG. None of the EYG member firm executives who provided the foregoing services were members of the EY-China audit engagement team involved in the audits of WSG's consolidated financial statements.

        After careful consideration of the facts and circumstances and the applicable independence rules, EY-China has concluded that (i) the aforementioned matters do not impair EY-China's ability to exercise objective and impartial judgment in connection with its audits of WSG's consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that EY-China has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of WSG's consolidated financial statements. After considering these matters, those charged with governance of WSG concurred with EY-China's conclusions.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC, a registration statement, including relevant exhibits, on Form F-1 under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC's website at www.sec.gov and inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholder are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with IFRS.

WANDA SPORTS GROUP COMPANY LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 and 2016

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

Interim Condensed Consolidated Statement of Profit or Loss for the three months ended March 31, 2019 and 2018	F-130
Interim Condensed Consolidated Statement of Comprehensive Income for the three months ended March 31, 2019 and 2018	F-131
Interim Condensed Consolidated Statement of Financial Position as at March 31, 2019 and December 31, 2018	F-132
Interim Condensed Consolidated Statement of Changes in Equity for the three months ended March 31, 2019 and 2018	F-134
Interim Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2019 and 2018	F-136
Notes to the Interim Condensed Consolidated Financial Statement	F-137

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Wanda Sports Group Company Limited

Opinion on the Financial Statements

        We have audited the accompanying consolidated statements of financial position of Wanda Sports Group Company Limited (the Company) as of December 31, 2018 and 2017, the related consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Adoption of New Accounting Standards

        As discussed in Note 2.4 to the consolidated financial statements, the Company changed its method for accounting for revenue from contracts with customers, leases and financial instruments in 2018.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company's auditor since 2018.

Beijing, The People's Republic of China

April 26, 2019

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		Years ended December 31,
	Notes	2018	2017	2016
		€	€	€
Revenue	11	1,129,186	954,598	877,247
Cost of sales		(763,793)	(624,093)	(599,980)
Gross profit		365,393	330,505	277,267
Personnel expenses	14	(144,433)	(135,105)	(115,213)
Selling, office and administrative expenses	16	(52,043)	(54,710)	(53,529)
Depreciation and amortization		(32,846)	(22,129)	(22,142)
Impairment of goodwill	23	—	—	(74,010)
Other operating (expenses)/income, net	11,12	(26,801)	2,882	6,821
Finance costs	13	(53,711)	(53,300)	(44,761)
Finance income	13	11,842	27,871	15,950
Share of profit/(loss) of associates and joint ventures	8,9	5,566	509	393

Profit/(loss) before tax		72,967	96,523	(9,224)
Income tax	17	(18,955)	(17,731)	(20,021)

Profit/(loss) for the year		54,012	78,792	(29,245)

Attributable to:
Equity holders of the parent		51,646	77,203	(29,047)
Non-controlling interests		2,366	1,589	(198)

		54,012	78,792	(29,245)

Earnings/(loss) per share	18
Basic, profit/(loss) for the year attributable to ordinary equity holders of the parent		0.31	0.46	(0.17)
Diluted, profit/(loss) for the year attributable to ordinary equity holders of the parent		0.30	0.44	(0.17)

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		Years ended December 31,
	Notes	2018	2017	2016
		€	€	€
Profit/(loss) for the year		54,012	78,792	(29,245)
Other comprehensive income
Other comprehensive income/(loss) to be reclassified to profit or loss in subsequent periods (net of tax):
Net gain/(loss) on cash flow hedges	15	5,092	(2,216)	(3,167)
Exchange differences on translation of foreign operations	15	(2,957)	(3,751)	(4,737)

Net other comprehensive gain/(loss) to be reclassified to profit or loss in subsequent periods		2,135	(5,967)	(7,904)

Other comprehensive income/(loss) not to be reclassified to profit or loss in subsequent periods (net of tax):
Remeasurement gain/(loss) on defined benefit plans	15	(760)	352	815

Net other comprehensive income/(loss) not to be reclassified to profit or loss in subsequent periods		(760)	352	815

Other comprehensive income/(loss) for the year, net of tax	15	1,375	(5,615)	(7,089)

Total comprehensive income/(loss) for the year, net of tax		55,387	73,177	(36,334)

Attributable to:
Equity holders of the parent		52,682	71,715	(36,129)
Non-controlling interests		2,705	1,462	(205)

		55,387	73,177	(36,334)

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

	Notes	December 31, 2018	December 31, 2017
		€	€
ASSETS
CURRENT ASSETS
Cash and cash equivalents	30	177,048	230,419
Trade and other receivables	29	299,898	276,153
Accrued income	22	6,474	60,279
Contract assets	22	39,714	—
Inventories	28	5,935	2,969
Income tax receivables		8,816	5,203
Other assets	24	81,561	79,443

		619,446	654,466
NON-CURRENT ASSETS
Long-term receivables		6,271	24,701
Investments in associates and joint ventures	8,9	5,551	1,281
Property, plant and equipment	19	26,048	23,810
Right of use assets	20	35,789	—
Intangible assets	21	423,488	408,987
Goodwill	7,23	677,326	639,531
Accrued income	22	—	300
Contract assets	22	9,077	—
Deferred tax assets	17	24,562	13,990
Other assets	24	54,953	55,297

		1,263,065	1,167,897

TOTAL ASSETS		1,882,511	1,822,363

LIABILITIES
CURRENT LIABILITIES
Trade and other payables	36	816,451	765,730
Interest-bearing liabilities	25	25,487	1,668
Lease liabilities	37	9,863	—
Accrued expense	33	83,516	101,352
Deferred income	33	7	192,718
Contract liabilities	33	185,681	—
Other liabilities	24	17,097	7,054
Income tax payable		31,009	19,071
Provisions	32	3,419	6,971

		1,172,530	1,094,564
NON-CURRENT LIABILITIES
Interest-bearing liabilities	25	535,630	596,163
Lease liabilities	37	28,841	—
Accrued expenses	33	4,941	322
Deferred income	33	10	18,160
Contract liabilities	33	13,485	—
Deferred tax liabilities	17	82,941	82,408
Provisions	32	8,576	9,501
Long-term payroll payables	34	12,770	10,543
Other liabilities	24	31,802	70,075

		718,996	787,172
TOTAL LIABILITIES		1,891,526	1,881,736

EQUITY
Share capital	31	1,520,816	1,520,816
Reserves		(1,321,685)	(1,327,247)
Accumulated deficit		(207,566)	(247,533)

Equity/(deficit) attributable to equity holders of the parent		(8,435)	(53,964)
Non-controlling interests		(580)	(5,409)

Total equity/(deficit)		(9,015)	(59,373)

Total liabilities and equity		1,882,511	1,822,363

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		Attributable to equity holders of the parent
	Notes	Share capital (note 31)	Capital reserve (note 31)	Other comprehensive losses (note 15)	Accumulated deficit	Total	Non-controlling interests	Total equity/ (deficit)
		€	€	€	€	€	€	€
As at December 31, 2017		1,520,816	(1,310,237)	(17,010)	(247,533)	(53,964)	(5,409)	(59,373)
Changes in accounting policies	2.4	—	—	(68)	556	488	(31)	457
As at January 1, 2018		1,520,816	(1,310,237)	(17,078)	(246,977)	(53,476)	(5,440)	(58,916)
Profit for the year		—	—	—	51,646	51,646	2,366	54,012
Other comprehensive income/(loss) for the year:
Change in defined benefit plans, net of tax		—	—	(717)	—	(717)	(43)	(760)
Cash flow hedges, net of tax		—	—	4,802	—	4,802	290	5,092
Exchange differences on translation of foreign operations		—	—	(3,049)	—	(3,049)	92	(2,957)

Total comprehensive income for the year		—	—	1,036	51,646	52,682	2,705	55,387
Increase in non-controlling interests		—	1,703	—	—	1,703	(413)	1,290
Dividends*		—	—	—	(12,235)	(12,235)	—	(12,235)
Share-based payment		—	2,891	—	—	2,891	124	3,015
Acquisition of a subsidiary		—	—	—	—	—	2,444	2,444

At December 31, 2018		1,520,816	(1,305,643)	(16,042)	(207,566)	(8,435)	(580)	(9,015)

*
In 2018, Infront Holding AG, the subsidiary of the Company reached an agreement with Infront International Holdings AG, the parent of the Company to waive its outstanding loan to Infront International Holdings AG. The Group accounted for the transaction as a dividend distribution to its shareholder.

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		Attributable to equity holders of the parent
	Notes	Share capital (note 31)	Capital reserve (note 31)	Other comprehensive losses (note 15)	Accumulated deficit	Total	Non-controlling interests	Total equity/ (deficit)
		€	€	€	€	€	€	€
As at January 1, 2017		1,520,816	(1,324,093)	(11,522)	(179,124)	6,077	(160)	5,917
Profit for the year		—	—	—	77,203	77,203	1,589	78,792
Other comprehensive income/(loss) for the year:
Change in defined benefit plans, net of tax		—	—	344	—	344	8	352
Cash flow hedges, net of tax		—	—	(2,166)	—	(2,166)	(50)	(2,216)
Exchange differences on translation of foreign operations		—	—	(3,666)	—	(3,666)	(85)	(3,751)

Total comprehensive income for the year		—	—	(5,488)	77,203	71,715	1,462	73,177
Increase in non-controlling interests		—	6,918	—	—	6,918	(6,711)	207
Share-based payment		—	6,938	—	—	6,938	—	6,938
Dividends*		—	—	—	(145,612)	(145,612)	—	(145,612)

At December 31, 2017		1,520,816	(1,310,237)	(17,010)	(247,533)	(53,964)	(5,409)	(59,373)

*
In 2017, Infront Holding AG, the subsidiary of the Group declared dividends of €145,612, which were offset with the loan and other receivable due from shareholders at that time.

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		Attributable to equity holders of the parent
	Notes	Share capital (note 31)	Capital reserve (note 31)	Other comprehensive losses (note 15)	Accumulated deficit	Total	Non-controlling interests	Total equity/ (deficit)
		€	€	€	€	€	€	€
As at January 1, 2016		1,520,816	(1,467,681)	(4,440)	(150,077) *	(101,382)	1	(101,381)
Loss for the year		—	—	—	(29,047)	(29,047)	(198)	(29,245)
Other comprehensive income/(loss) for the year:
Change in defined benefit plans, net of tax		—	—	815	—	815	—	815
Cash flow hedges, net of tax		—	—	(3,167)	—	(3,167)	—	(3,167)
Exchange differences on translation of foreign operations		—	—	(4,730)	—	(4,730)	(7)	(4,737)

Total comprehensive loss for the year		—	—	(7,082)	(29,047)	(36,129)	(205)	(36,334)
Acquisition of subsidiaries		—	—	—	—	—	45	45
Disposal of a subsidiary		—	—	—	—	—	(1)	(1)
Share-based payment		—	7,127	—	—	7,127	—	7,127
Capital contribution		—	136,461	—	—	136,461	—	136,461

At December 31, 2016		1,520,816	(1,324,093)	(11,522)	(179,124)	6,077	(160)	5,917

*
The accumulated deficit balance as at January 1, 2016 mainly arose from deemed distributions to the parent in prior years under common control transactions.

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		Years ended December 31,
	Notes	2018	2017	2016
		€	€	€
CASH FLOWS FROM OPERATING ACTIVITIES
Profit/(loss) for the year		54,012	78,792	(29,245)
Adjustments for:
Income tax		18,955	17,731	20,021
Depreciation and amortization		32,846	22,129	22,142
Other financial results		9,364	5,461	3,334
Foreign exchange differences		9,092	1,661	(701)
Net (gain)/loss on disposal of property, plant and equipment and intangible assets		354	(293)	29
Share of profit/(loss) of associates and joint ventures		(5,566)	(509)	(393)
Fair value gains		757	902	2,533
Share-based payment		8,723	16,377	7,127
Impairment of goodwill		—	—	74,010
Impairment of inventories		376	492	351
Provisions		157	10,311	3,584
Bad debt		32,054	5,206	2,658
Other non-cash items		(1,174)	595	6,719

		159,950	158,855	112,169
Working capital adjustments:
Change in trade and other receivables, prepaid Expenses, contract assets and accrued income		(72,305)	(36,567)	(14,440)
Change in trade and other payables, other current liabilities, accrued expenses, contract liabilities and deferred income		13,482	33,991	(40,388)
Utilization of provision		(1,950)	(7,312)	(4,609)
Changes in other non-current liabilities		(1,105)	8,036	2,904
Changes in inventories		(3,017)	(1,165)	(508)
Tax paid		(28,467)	(10,160)	(11,532)

Net cash flows from operating activities		66,588	145,678	43,596

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries	7	(8,078)	(87,030)	(30,850)
Contingent consideration and liabilities from business combination paid		(9,849)	(8,450)	(4,513)
Acquisition of investment in equity instruments		(7,931)	—	—
Purchases of property, plant and equipment and intangible assets		(14,151)	(13,023)	(11,740)
Proceeds from sale of property, plant and equipment and intangible assets		381	564	146
Restricted cash, net		67	120	283
Disposal of a subsidiary		369	372	—
Collection of loans		—	—	937
Granting of loans		(19,590)	(22,422)	(277,915)
Dividends received from investments		1,662	—	—
Purchase of bank certificates of deposit		—	(27,564)	(43,958)
Settlement of bank certificates of deposit		—	53,291	17,284

Net cash flows used in investing activities		(57,120)	(104,142)	(350,326)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings		350,000	115,268	486,877
Repayment of borrowings		(377,162)	(38,649)	(290,941)
Increase in non-controlling interest		1,290	207	—
Capital contribution		2,541	—	136,461
Repayment of the principal portion of the lease liability		(9,934)	—	—
Cross Currency Swap Settlement		(32,185)	—	—
Change in other non-current liabilities from third parties		1	150	—

Net cash flows from/(used in) financing activities		(65,449)	76,976	332,397
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(55,981)	118,512	25,667

Cash and cash equivalents at beginning of year		230,419	124,344	105,975
Effect of foreign exchange rate changes, net		2,610	(12,437)	(7,298)

CASH AND CASH EQUIVALENTS AT END OF YEAR		177,048	230,419	124,344

Supplemental disclosures:
Interest paid in operating activities*		35,222	45,254	30,495

*
The amount of €968 for the repayment of the interest portion of the lease liability is included in interest paid in operating activities.

The accompanying notes are an integral part of the consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

1. Corporate information

        Wanda Sports Group Company Limited (the "Company"), founded on November 28, 2018, is a limited company incorporated and domiciled in Hong Kong SAR, People's Republic of China. The registered office is located in Hong Kong.

        In anticipation of the listing in the stock market of the United States of America, the Company underwent a series of reorganization steps (the "Reorganization"). The Company entered into a series of contractual agreements to transfer the business operations of Infront Holding AG ("IHAG"), Wanda Sports Co., Ltd. ("WSC") and Wanda Sports Holdings (USA) Inc. ("WSH") to the Company.

  •
  On March 6, 2019, a contribution and issuance agreement was entered into between the Company and Infront International Holdings AG ("IIHAG"), pursuant to which IIHAG contributed 94.3% of the share capital of IHAG to the Company for 92,216,208 newly issued Class B ordinary shares of the Company;

  •
  On March 14, 2019, a contribution and issuance agreement was entered between the Company and Wanda Sports & Media (Hong Kong) Holding Co. Limited ("WSM"), pursuant to which WSM contributed 5.7% of the share capital of IHAG it had acquired or had agreed to acquire from certain management members of IHAG, to the Company for 5,878,399 Class B newly issued shares of the Company;

  •
  On March 14, 2019, variable interest entity ("VIE") agreements were entered into among Dalian Wanda Group Co., Ltd. ("WG", an entity controlled by the ultimate controlling shareholder, Mr. Jianlin Wang, and holding a 10% equity interest of WSC), Beijing Wanda Culture Industry Group Co., Ltd. ("BWCIGC", a subsidiary of WG, holding an 85% equity interest of WSC), Mr. Jianlin Wang (the ultimate controlling shareholder of WG, holding a 5% equity interest of WSC) and Infront Sports & Media (China) Co. Ltd. ("Infront China"), a subsidiary of IHAG, pursuant to which a contractual arrangement was established among Infront China, WSC's nominee shareholders and WSC whose businesses include those restricted from foreign investment under People's Republic of China ("PRC") law, conferring Infront China the right to control over and to receive variable returns from WSC. As a result of the VIE agreements, WSC was consolidated as an indirect subsidiary of the Company. Meanwhile, the Company entered into a contribution and issuance agreement with WSM, WG, BWCIGC and Mr. Jianlin Wang, pursuant to which the Company agreed to allot and issue 32,346,028 Class B ordinary shares to WSM, which will hold these shares on behalf and for the benefits of WG, BWCIGC and Mr. Jianlin Wang. WG, BWCIGC, Infront China and WSC were under the common control of Mr. Jianlin Wang before and after the arrangements; and

  •
  On March 14, 2019, a contribution and issuance agreement was entered into between the Company and WSM, pursuant to which WSM contributed 100% of the share capital of WSH to the Company in exchange for 38,890,537 newly issued Class B ordinary shares of the Company and a receivable of US$400 million (approximately €353,732) in cash. A promissory note of US$400 million (approximately €353,732) was issued by the Company to WSM. The promissory note is interest-free and repayable on demand.

        The aforesaid Reorganization was completed in March 2019, and the Company became the holding company of the subsidiaries comprising the Group.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

1. Corporate information (Continued)

        The Company and its subsidiaries (collectively referred to as the "Group") are principally engaged in the distribution of rights, hosting broadcast, digital media and entertainment, program production, event operations and licensing, brand development and sponsorships. Information on the Group's structure is provided in note 6. Information on other related party relationships of the Group is provided in note 39.

2. Significant accounting policies

2.1   Basis of preparation

        Pursuant to the Reorganization, the Company became the holding company of the companies now comprising the Group, which were under the common control of the controlling shareholders before and after the Reorganization. Accordingly, the financial statements have been prepared on a consolidated basis by applying the principles of the pooling of interest method as if the Reorganization had been completed at the beginning of the reporting period.

        The consolidated statements of comprehensive income, statements of changes in equity and statements of cash flows of the Group for the relevant periods include the results and cash flows of all companies now comprising the Group from the earliest date presented or since the date when the subsidiaries and/or businesses first came under the common control of the controlling shareholders, wherever the period is shorter.

        The consolidated statements of financial position of the Group as at December 31, 2018 and 2017 have been prepared to present the assets and liabilities of the subsidiaries and/or businesses using the existing book values from the controlling shareholders' perspective. No adjustments are made to reflect fair values, or to recognize any new assets or liabilities as a result of the Reorganization.

        Equity interests in subsidiaries and/or businesses held by parties other than the controlling shareholders, and changes therein, prior to the Reorganization are presented as non-controlling interests in equity applying the principles of the pooling of interest method.

        All intra-group transactions and balances have been eliminated on consolidation.

        The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). The accounting policies have been consistently applied by the Group.

        The consolidated financial statements of the Group for the year ended December 31, 2018 were authorized for issue in accordance with a resolution of the directors on April 26, 2019.

        The consolidated financial statements have been prepared on a going concern basis. The Group recorded net current liabilities as of December 31, 2018 and 2017 and the directors have given careful consideration to the future liquidity and performance of the Group and its available sources of finance in assessing whether the Group will have sufficient financial resources to continue as a going concern. Having considered the cash inflow from operation and available bank facilities, the directors are confident that the Group is able to meet in full its financial obligations as they fall due for the foreseeable future.

        The consolidated financial statements have been prepared on a historical cost basis, except for certain items. The consolidated financial statements are presented in Euro ("EUR" or "€") and all values are rounded to the nearest thousands, except for the number of shares and per share data.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

2.2   Basis of consolidation

        The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at December 31, 2018. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

  •
  Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

  •
  Exposure, or rights, to variable returns from its involvement with the investee

  •
  The ability to use its power over the investee to affect its returns

        Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement(s) with the other voting rights holders of the investee

  •
  Rights arising from other contractual arrangements

  •
  The Group's voting rights and potential voting rights

        The Group re-assesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income ("OCI") are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

        A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

        If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognized in consolidated statements of profit or loss. Any investment retained is recognized at fair value.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

2.3   Summary of significant accounting policies

a)
Business combinations and goodwill

        Business combinations are accounted for using the acquisition method, except for business combinations under common control as mentioned in the basis of preparation, where the pooling of interest method is applied. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in selling, office and administrative expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

        Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IAS 39 Financial Instruments: Recognition and Measurement, is measured at fair value with the changes in fair value recognized in the consolidated statements of profit or loss in accordance with IAS 39. Other contingent consideration that is not within the scope of IAS 39 is measured at fair value at each reporting date with changes in fair value recognized in consolidated statements of profit or loss.

        Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed). If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in consolidated statements of profit or loss.

        After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash-generating units ("CGU") that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

        Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed of in these circumstances is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

b)
Investments in associates and joint ventures

        An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies.

        A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

        The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries. The Group's investments in its associate and joint venture are accounted for using the equity method.

        Under the equity method, the investment in an associate or a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Group's share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately.

        The consolidated statements of profit or loss reflect the Group's share of the results of operations of the associate or joint venture. Any change in OCI of those investees is presented as part of the Group's OCI. In addition, when there has been a change recognized directly in the equity of the associate or joint venture, the Group recognizes its share of any changes, when applicable, in the consolidated statements of changes in equity. Unrealized gains and losses resulting from transactions between the Group and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.
        The aggregate of the Group's share of profits or losses of associates and joint ventures is shown on the face of the consolidated statements of profit or loss outside operating profit and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture.

        The financial statements of the associates and joint ventures are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

        After application of the equity method, the Group determines whether it is necessary to recognize an impairment loss on its investment in its associate or joint venture. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, and then recognizes the loss within share of profits and losses of associates and joint ventures in the consolidated statements of profit or loss.

        Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in consolidated statements of profit or loss.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

c)
Fair value measurement

        The Group measures financial instruments such as derivatives, at fair value at each reporting date.

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

  •
  In the principal market for the asset or liability

    Or

  •
  In the absence of a principal market, in the most advantageous market for the asset or liability

        The principal or the most advantageous market must be accessible by the Group.

        The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

        A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

        The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

        All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

        For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

        The Group's senior management determines the policies and procedures for both recurring fair value measurement, such as derivative financial instruments and contingent considerations due to business combinations.

        External valuers are typically involved for valuation of significant assets, such as derivative financial instruments, and significant liabilities, such as contingent consideration. Involvement of external valuers is determined annually by the senior management after discussion with and approval by the Company's

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

Board of Directors. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. Valuers are normally rotated every three years. The senior management decides, after discussions with the Group's external valuers, which valuation techniques and inputs to use for each case.

        At each reporting date, the senior management analyses the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the Group's accounting policies. For this analysis, the senior management verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

        The senior management, in conjunction with the Group's external valuers, also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

        On an interim basis, the senior management and the Group's external valuers present the valuation results to the Board of Directors and the Group's independent auditors. This includes a discussion of the major assumptions used in the valuations.

        For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

        Fair-value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed are summarized in the following notes:

  •
  Disclosures of valuation methods, significant estimates and assumptions (see note 10)

  •
  Quantitative disclosures of fair value measurement hierarchy assumptions (see note 10)

  •
  Financial instruments (including those carried at amortized cost) (see note 10)

  •
  Contingent consideration and liabilities from business combination (see note 10)

d)
Revenue from contracts with customers applicable from January 1, 2018

        Revenue from contracts with customers is recognized when control of the services or goods are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services or goods. The disclosures of significant accounting judgements, estimates and assumptions relating to revenue from contracts with customers are provided in Note 3.

        The Group generates revenue primarily from sale of rights, rendering of service and other arrangements under contracts.

Sale of rights

        Sale of rights mainly includes revenue from selling media (television, new media, etc.) and marketing rights, event-licensing fees as well as product licensing and sponsorships.

        The Group has two business models regarding to the sale of media and marketing rights, full rights buy-out model and agency model.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

Full rights buy-out

        Under the full rights buy-out model, the Group acquires the rights for commercial exploitation of specified media, marketing or hospitality rights for a defined period.

        The Group sells the rights on its own behalf to sponsors and broadcasters (its customers) and is the principal of the arrangement. When considering whether the Group is the principal or agent in the arrangement, the Group has determined that it controls the rights to the specified rights prior to transfer of such rights to the customer. The Group is the primary obligor and contracts with its customers as the owner of the underlying rights. The Group also has inventory risk through its commitment to purchase the rights before entering into a contract with any customer. Additionally, the Group has sole discretion relative to the rights holders in establishing the price for the specified rights. The consideration paid to the rights holders for the acquisition of the rights for commercial exploitation is deferred and amortized as cost of sales over the duration of the contract.

        In contracts with customers under the full rights buy out model, the Group usually has one performance obligation consisting mainly of delivering commercial rights at the events (or for a series of events) sometimes together with additional services (e.g. implementation of marketing rights at events) that are not considered distinct in the context of the contract.

        The satisfaction of the performance obligation depends on the number of events delivered and on their timing and is satisfied over time when the events take place. Measurement of progress for performance obligations delivered over time is usually based on the number of events delivered (output method) and aligned with contractual agreements.

Agency model

        Under the agency model, the Group acts as an agent for rights holders to sell marketing, media and hospitality rights to sponsors and broadcasters. When considering whether the Group is the principal or agent in the arrangement, the Group has determined that it does not control the rights to the specified rights prior to transfer of such rights to the customer. The Group is not the primary obligor in the contract and is contracted to sell the underlying rights to sponsors and broadcasters on behalf of the owner of the underlying rights. Additionally, the Group does not have sole discretion relative to the rights holders in establishing the price for the specified rights.

        The agency model includes commission contracts with minimum revenue guarantee to the customers and commission contracts based on revenue earned by the rights owner. The Group distinguishes two types of contracts with different performance obligations among the agency contracts: pure agency contracts and agency contracts with secondary services. For pure agency contracts, the performance obligation only consists of the sale of rights. For agency contracts with secondary services, the performance obligation includes the sale of commercial rights and providing additional substantial secondary services over the duration of the contract.

        The secondary services typically include services for market projections, defining commercial strategy, market research, sales proposals, sales presentation and pre-contractual negotiations, account management and implementation, monitoring and compliance of contractual agreements, implementation of marketing rights at events (e.g. venue dressing etc.).

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The Group satisfies its performance obligation in pure agency contracts at a point in time, when the contract between the rights holder and its customer is signed. For agency contracts with secondary services, the performance obligation consists of a bundle of services not distinct in the context of the contract and is satisfied over time. Progress is usually measured based on time or on event basis output method and aligned with contractual agreements.

        Minimum sales guaranteed to commercial rights owners in agency contracts are disclosed as contingent liabilities and reduced by continued sales progress in meeting commitments vis-a-vis commercial rights owners. Actual minimum revenue guarantees paid to rights owners are considered consideration payable to customers under IFRS 15 and are recognized as a reduction of revenue when not considered recoverable in future periods.

Product licensing

        Product licensing consists of royalties earned on licensed product sales. When considering whether the Group is the principal or agent in the arrangement, the Group has determined that it controls the rights to the specified licenses prior to transfer of such rights to the customer. The Group is the primary obligor and contracts with its customers as the owner of the licenses. Additionally, the Group has sole discretion relative to the rights holders in establishing the price for the specified licensing arrangements. Contractually guaranteed payments are recognized over the period the customer has the right to access the intellectual property. Sales-based or usage-based royalty are recognized at the later of: (i) when the sale or usage occurs; and (ii) the performance obligation is satisfied.

Sponsorships and event licensing for Mass Participation

        Event licensing fees include amounts charged to outside parties for the use of the Group's trade names for the purpose of conducting an event in a specific location. Sponsorships include amounts charged to outside parties to sponsor a specified individual race/event or series of races/events.

        Deliverables may include naming rights, the right to advertise the relationship, booth space, displays of the sponsor logo at events, commercial airtime, VIP passes, entry fees, value in kind or other similar event related deliverables.

        Sponsorship and event licensing revenue is typically recognized as the event takes place, except for commercial airtime provided in connection with certain sponsorship contracts, which is recognized when the airing occurs and digital benefits which is recognized over the estimated period of time that the digital benefits are provided to the outside party sponsoring the event.

        When considering whether the Group is the principal or agent in the sponsorships and event licensing arrangements, the Group has determined that, as holder of the events, it controls the right to sponsorships and event licenses prior to transfer of such rights to the customer. The Group is the primary obligor and contracts with its customers as the owner of the licenses. Additionally, the Group is free to negotiate what it can in establishing the price for the specified licensing arrangements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

Rendering of Service

Media Production

        Performance obligations of revenue from media production include (i) host broadcast operations for major events and (ii) consulting and other services.

        For host broadcast operations, contracts for host broadcast operations may be structured either as a cost-plus contract or a general contractor contract (where the Group bears the financial risk of cost overruns). For host broadcast operations and consulting and other services, the Group provides its customers with an integrated service where the Group integrates goods or services that are used as inputs to produce the combined outputs specified by the customer. Costs incurred by the Group to procure such services are recorded as cost of sales.

        The satisfaction of the performance obligation of host broadcast operations depends on the number of host broadcast operations and on their timing. The performance obligation is satisfied over time when the events take place. The satisfaction of the performance obligation relating to consulting services is satisfied over time. Measurement of progress for media production contracts delivered over time is usually based on the number of events delivered under an output method or costs incurred under an input method and aligned with contractual agreements.

Events

        Events revenue consists of event entry fees, expo fees, amounts received from host cities and photo commissions. Entry fees include revenues generated from fees charged to event participants. Expo fees consist of rentals at the events by outside parties. Host city fees include amounts received from the city or local organizing committee to support the hosted event. Photo commissions represent revenue earned from an outside photography service for exclusive access to the Group's athletes on site at events. The satisfaction of the performance obligation depends on the number of events and on their timing and is satisfied as the events take place.

Other revenue

        Other revenue from contracts with customers primarily consists of those contracts with customers to generate revenue related to professional memberships, coaching certification programs, merchandise sales and contribution revenue. Revenue from memberships is recognized during the calendar year in which an athlete is registered to compete as a professional. For the coaching certification program, revenue is recognized over on a straight-line basis over time period when customers have access to the course materials.

        Merchandise sales consist of direct sales of apparel and other merchandises to customers. The satisfaction of performance obligation of these contracts is achieved when the products are delivered to the customers. Shipping costs incurred for merchandise shipped to customers are recorded as part of the cost of sales line item on the consolidated statements of profit or loss.

        Contribution revenue is recognized when an unconditional transfer is made.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The incremental costs of obtaining a contract is recognized as an expense when incurred if the amortization period of the asset that the Group otherwise would have recognized is one year or less.

Allocation of transaction price

        For certain contracts with customers that include multiple distinct performance obligations, total consideration is allocated to performance obligations using a relative stand-alone selling price basis. Generally, contracts with multiple distinct performance obligations sold by the Group include services which are satisfied over the same period of time, and the amount and timing of revenue recognition is not impacted by the allocation of transaction price.

Variable consideration

        Certain contracts with customers include variable consideration contingent on the Group's overall performance on the contract. The Group estimates the amount of variable consideration that the Group will be entitled to and that will be included in the transaction price to the extent that it is highly probable that a significant reversal in the cumulative amount of revenue recognized will not occur when the uncertainty is resolved.

Consideration payable to the customer

        When the Group sells media or marketing rights, the Group may pay a signing fee to the rights holder. Such fees paid to the rights holder are considered consideration payable to the customer and recorded as a reduction of transaction price.

Significant financing component

        The Group receives short-term and long-term advances from its customers. Using the practical expedient in IFRS 15, the Group does not adjust the promised amount of consideration for the effects of a significant financing component if it expects, at contract inception, that the period between the transfer of the promised services or goods to the customer and when the customer pays for that services or goods will be one year or less.

        The difference between the promised consideration and the cash selling price of the services or goods has not been adjusted as well, if such difference arises for reasons other than the provision of finance to either the customer or the Group, and the difference between those amounts is proportional to the reason for the difference. For example, the payment terms might provide the Group or the customer with protection from the other party failing to adequately complete some or all of its obligations under the contract.

        The Group also receives long-term advances from customers in some circumstances. The transaction price for such contracts is discounted, using the rate that would be reflected in a separate financing transaction between the Group and its customers at contract inception, to take into consideration the significant financing component.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

Contract balances

Contract assets

        A contract asset is the right to consideration in exchange for services or goods transferred to the customer. If the Group performs by transferring services or goods to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional.

Trade receivables

        A receivable represents the Group's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in section o) Financial instruments—initial recognition and subsequent measurement in 2018.

Contract liabilities

        A contract liability is the obligation to transfer services or goods to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. If a customer pays consideration before the Group transfers services or goods to the customer, a contract liability is recognized when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognized as revenue when the Group performs under the contract.

Assets and liabilities arising from rights of return

Refund liabilities

        A refund liability is the obligation to refund some or all of the consideration received (or receivable) from the customer and is measured at the amount the Group ultimately expects it will have to return to the customer. Returns are immaterial for the Group for all years presented.

e)
Revenue recognition before January 1, 2018

        The Group generates revenue primarily from sale of rights, rendering of service and other revenue. Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is received. Revenue is recognized at the fair value of the consideration received or receivable, considering contractually defined terms of payment and excluding taxes.

Sale of rights

        Sale of rights mainly includes revenue from selling media (television, new media, etc.) and marketing rights, event licensing fees as well as product licensing and sponsorships. For sale of media and marketing rights where the Group controls the underlying rights and the events are held on single or multiple days, revenues and direct costs are recognized when the event is completed. If the rights sold cover a series of events which take place throughout a period (year, season or series), revenues and direct costs are

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

allocated proportionally to the individual events and recognized in the consolidated statements of profit or loss when the individual event takes place.

        Minimum sales guaranteed to commercial rights owners in agency contracts are disclosed as contingent liabilities and reduced by continued sales progress in meeting commitments vis à vis commercial rights owners.

Media and Marketing Rights

        For sale of media and marketing rights where the Group is acting as an agent of the rights' holder, revenue is recognized when the commission is earned and when it is probable that the economic benefits associated with the transaction will flow to the entity, typically when cash is received from the end customer. Such revenues are presented under "other revenues" in the consolidated statement of profit or loss.

Event-licensing

        Event-licensing fees include amounts charged to outside parties for the use of the Group's trade names for the purpose of conducting an event in a specific location.

Product licensing

        Product licensing consists of royalties earned on licensed product sales. Contractually guaranteed payments are recognized evenly over the period to which they relate. Amounts earned in excess of the contractually guaranteed amounts are recognized in the period in which the amount can be reliably measured. This typically occurs in the period in which the sale of the licensed product exceeds the minimum level. Royalties earned on the sale of products, for which there is no minimum, are earned in the month of sale of the licensed products when the amounts can be reliably measured.

Sponsorships

        Sponsorships include amounts charged to outside parties to sponsor a specified individual race/event or series of races/events. Deliverables may include naming rights, the right to advertise the relationship, booth space, displays of the sponsor logo at events, commercial airtime, VIP passes, entry fees, value in kind or other similar event related deliverables. Sponsorship revenue is typically recognized upon the completion of the related event, except for commercial airtime provided in connection with certain sponsorship contracts, which is recognized when the airing occurs.

Revenue from services

        Revenue from services mainly includes revenue from media production and events.

Media Production

        For short-term projects with a duration of less than one year or when not related to a specified event, revenues are recognized after the full delivery of the services while revenues for services relating to an event are recognized after the completion of the event.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        For long-term contracts, the Group recognizes revenues either on a straight-line basis over the service period or on the basis of the percentage of completion, using the cost to cost method, depending on the nature of the transaction and the contractual agreement.

Events

        Event revenue consists primarily of event entry fees, expo fees, amounts received from host cities and photo commissions. Entry fees include revenues generated from fees charged to event participants. Expo fees consist of rentals at the events by outside parties. Host city fees include amounts received from the city or local organizing committee to support the hosted event. Photo commissions represent revenue earned from an outside photography service for exclusive access to the Group's athletes on site at events. Event revenues are recognized upon completion of the event when all substantial related services have been provided and all other revenue recognition criteria have been met.

Other revenue

        Other revenue primarily consists of revenue related to professional memberships, coaching certification programs, contribution revenue and merchandise sales. Revenue for memberships is recognized during the calendar year in which an athlete is registered to compete as a professional. For the coaching certification program, individuals pay a fee to enroll in a course and revenue is recognized on a straight-line basis over the time period they have access to the course materials. Contribution revenue is recorded when an unconditional transfer is made.

        Merchandise sales consist of the direct sale of apparel and other merchandise to customers. Merchandising revenue is recognized, netting of allowance for returns, at point of sales or, if shipping is required, when the products are delivered to the customers. Returns are immaterial for all years presented. Shipping costs incurred for merchandise shipped to customers are recorded as part of the cost of sales line item on the consolidated statement of profit or loss.

f)
Government grants

        Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

        When the Group receives grants of non-monetary assets, the asset and the grant are recorded at nominal amounts and released to profit or loss over the expected useful life of the asset, based on the pattern of consumption of the benefits of the underlying asset by equal annual installments.

g)
Taxes

Current income tax

        Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

        Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

        Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

        Deferred tax liabilities are recognized for all taxable temporary differences, except:

  •
  When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

  •
  In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

        Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

  •
  When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

  •
  In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

        The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

        Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if information about facts and circumstances changes. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in consolidated statement of profit or loss.

        The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Sales tax

        Expenses and assets are recognized net of the amount of sales tax, except:

  •
  When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable

  •
  When receivables and payables are stated with the amount of sales tax included

        The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

h)
Segment reporting

        Based on the criteria established by IFRS 8 "Operating segment", the Group's chief operating decision maker ("CODM") has been identified as the Executive Committee, who reviews consolidated results when making decisions about allocating sources and assessing the performance of the Group. The Group has three reporting segments, namely Mass Participation, Spectator Sports and Digital, Production, Sports Solutions ("DPSS").

i)
Foreign currencies

        The Group's consolidated financial statements are presented in EUR, which is also the parent company's functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.

i) Transactions and balances

        Transactions in foreign currencies are initially recorded by the Group's entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

        Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        Differences arising on settlement or translation of monetary items are recognized in consolidated statement of profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recorded in consolidated statement of profit or loss.

        Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

        The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in OCI or profit or loss are also recognized in OCI or profit or loss, respectively).

ii) Group companies

        On consolidation, the assets and liabilities of foreign operations are translated into EUR at the rate of exchange prevailing at the reporting date and their consolidated statement of profit or loss are translated at average exchange rates of the reporting periods. The exchange differences arising on translation for consolidation are recognized in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss.

        Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

j)
Cash dividend

        The Group recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Group. As per the articles of association of the Company, a distribution is authorized by ordinary resolution of the Company. A corresponding amount is recognized directly in equity.

k)
Property, plant and equipment

        Plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of plant and equipment are required to be replaced at intervals, the Group depreciates them separately based on their specific useful lives. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in consolidated statement of profit or loss as incurred. Projects in progress are stated at cost, net of accumulated impairment losses, if any.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

• Office and IT equipment	1 to 7 years
• Machinery, equipment and vehicle	3 to 6 years
• Media production equipment	5 years
• Leasehold improvements	shorter of lease term and life of asset

        An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss when the asset is derecognized.

        The useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

l)
Leases applicable from January 1, 2018

        The Group has early applied IFRS 16 using the modified retrospective approach applicable to contracts entered into before January 1, 2018.

Right-of-use of lease assets

        At inception of the contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

        The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

        The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-to-use asset and the end of the lease term. The estimated useful life is determined on the same basis as those of property, plant and equipment.

Lease liability

        Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Group incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        Lease liability is measured at amortized cost using the effective interest rate method. It is remeasured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

Short-term leases and leases of low value assets

        The Group has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. Lease payments associated with these leases are expensed as incurred.

m)
Leases before January 1, 2018

        The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Group as a lessee

        A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Group is classified as a finance lease.

        An operating lease is a lease other than a finance lease. Operating lease payments are recognized as an operating expense in the consolidated statement of profit or loss on a straight-line basis over the lease term.

n)
Intangible assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles, excluding capitalized development costs, are not capitalized and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

        The useful lives of intangible assets are assessed as either finite or indefinite.

        Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the consolidated statement of profit or loss in the expense category that is consistent with the function of the intangible assets.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether the indefinite life assessment continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

        Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statement of profit or loss when the asset is derecognized.

Trade names

        Trade names are recognized based on the purchase price allocations for acquisitions of subsidiaries. The Group's trade names have 3 years or indefinite useful lives based on the expected usage of the asset by the Group. The Group has no plans to retire any of its trade names at any point in the foreseeable future.

Customer relationships

        Customer relationships are recognized based on the purchase price allocations for acquisitions of subsidiaries. The Group's customer relationships useful life period is 3 to 19 years based on the expected usage of the asset by the Group. The Group has no plans to retire any of its customer relationships at any point in the foreseeable future.

        A summary of the policies applied to the Group's intangible assets is as follows:

• Trade names	3 years or indefinite lives
• Customer relationships	3 to 19 years
• Software Other intangible assets, mainly including:	1 to 5 years
• Brand	1 to 15 years
• Media rights	4 years
• Reacquired rights	Remaining license period
• Covenants not to compete	Life of the covenant
• Licenses and contracts	Over the lifetime of the contracts, up to 10 years
o)
Financial instruments applicable from January 1, 2018

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

  i)
  Financial assets

  Initial recognition and measurement

        Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income and fair value through profit or loss.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Group's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15. Refer to Note 2.3 d) Revenue from contracts with customers, applicable from January 1, 2018.

        In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

        The Group's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

        Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

  Subsequent measurement

        For the purpose of subsequent measurement, financial assets are classified in three categories:

  •
  Financial assets at amortized cost (debt instruments);

  •
  Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments);

  •
  Financial assets at fair value through profit or loss.

Financial assets at amortized cost (debt instruments)

        The Group measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

        Financial assets at amortized cost are subsequently measured using the effective interest ("EIR") method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

        This category is the most relevant to the Group and mainly including trade and other receivables, accrued income, and contract assets.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

Financial assets designated at fair value through OCI (equity instruments)

        As part of its development strategy, the Group might invest in the share capital of selected companies with the aim to develop new business opportunities and increase the range of products and services available to its customers.

        When certain conditions are met and upon initial recognition, the Group can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI. The classification is determined on an investment by investment basis.

        Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognized as financial income in the consolidated statement of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

        The Group elected to classify irrevocably certain of its non-listed equity investments under this category based on its development strategy.

Financial assets at fair value through profit or loss

        Financial assets at fair value through profit or loss include financial assets held for trading, financial assets designated upon initial recognition at fair value through profit or loss, or financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets with cash flows that are not solely payments of principal and interest are classified and measured at fair value through profit or loss, irrespective of the business model. Notwithstanding the criteria for debt instruments to be classified at amortized cost or at fair value through OCI, as described above, debt instruments may be designated at fair value through profit or loss on initial recognition if doing so eliminates, or significantly reduces, an accounting mismatch.

        Financial assets at fair value through profit or loss are carried in the consolidated statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss.

        This category includes derivative instruments and listed equity investments which the Group had not irrevocably elected to classify at fair value through OCI.

Derecognition

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group's consolidated statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

    rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

        When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

  Impairment of financial assets

        Further disclosures relating to impairment of financial assets are also provided in the other operating expenses (see note 12) and trade and other receivables (see note 29).

        The Group recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

        ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

        For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has individually assessed the recoverability risk for overdue receivables which is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment on a quarterly basis.

  ii)
  Financial liabilities

  Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as an effective hedge, as appropriate.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

        The Group's financial liabilities include trade and other payables, interest-bearing liabilities, and derivative financial instruments.

  Subsequent measurement

        The measurement of financial liabilities depends on their classification as described below:

Financial liabilities at fair value through profit or loss

        Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

        Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments that are not designated as hedging instruments in hedge relationships as defined by IFRS 9, and contingent considerations entered into by the Group. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the consolidated statements of profit or loss.

        Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. The Group has not designated any financial liability as at fair value through profit or loss, except for contingent considerations and liabilities from business combination.

Loans and borrowings

        After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

        Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the consolidated statements of profit or loss.

        This category generally applies to interest-bearing loans and borrowings. For more information, refer to note 25.

  Derecognition

        A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of profit or loss.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

  iii)
  Offsetting of financial instruments

        Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statements of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

p)
Financial instruments—before January 1, 2018

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

  i)
  Financial assets

  Initial recognition and measurement

        Financial assets are classified, at initial recognition, as financial assets at fair value through profit or loss, loans and receivables, derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial assets are recognized initially at fair value. In the case of financial assets not recorded at fair value through profit or loss, financial assets are measured at fair value plus transaction costs that are attributable to the acquisition of the financial asset.

        Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

  Subsequent measurement

        For the purpose of subsequent measurement, financial assets are classified in two categories:

  •
  Loans and receivables

  •
  Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss

        Financial assets at fair value through profit or loss include financial assets designated upon initial recognition at fair value through profit or loss and derivative financial instruments not used in cash flow hedge. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments as defined by IAS 39. Financial assets at fair value through profit or loss are carried in the consolidated statement of financial position at fair value. Net changes in fair value of financial assets at fair value through profit or loss, excluding the derivative financial instruments, are presented as other operating expenses, or other operating income in the consolidated statement of profit or loss, while changes in fair value of derivative financial instruments are presented as financial results in the consolidated statement of profit or loss.

        Derivatives embedded in host contracts are accounted for as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contracts and

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

the host contracts are not held for trading or designated at fair value through profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognized in profit or loss. Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the fair value through profit or loss category.

Loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the EIR method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the consolidated statement of profit or loss. The losses arising from impairment are recognized in the consolidated statement of profit or loss in finance costs for loans and in selling, office and administrative expenses.

        This category generally applies to trade and other receivables. For more information on receivables, refer to note 29.

Derecognition

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group's consolidated statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired

    Or

  •
  The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

        When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

  Impairment of financial assets

        Further disclosures relating to impairment of financial assets are also provided in the other operating expenses (see note 12) and trade and other receivables (see note 29).

        The Group assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events that has occurred since the initial recognition of the asset (an incurred 'loss event'), has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortized cost

        For financial assets carried at amortized cost, the Group first assesses whether impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

        The amount of any impairment loss identified is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original EIR.

        The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognized in the consolidated statement of profit or loss. Interest income (recorded as finance income in the consolidated statement of profit or loss) continues to be accrued on the reduced carrying amount using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans, together with the associated allowance, are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Group. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to finance costs in the consolidated statement of profit or loss.

        Future interest income continues to be accrued based on the reduced carrying amount of the asset, using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income. If, in a subsequent year, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the consolidated statement of profit or loss, the impairment loss is reversed through the consolidated statement of profit or loss.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

  ii)
  Financial liabilities

  Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

        All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

        The Group's financial liabilities include trade and other payables, interest-bearing liabilities, and derivative financial instruments.

  Subsequent measurement

        The measurement of financial liabilities depends on their classification as described below:

Financial liabilities at fair value through profit or loss

        Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

        Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments that are not designated as hedging instruments in hedge relationships as defined by IAS 39, and contingent considerations entered into by the Group. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the consolidated statement of profit or loss.

        Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IAS 39 are satisfied. The Group has not designated any financial liability as at fair value through profit or loss, except for contingent considerations and liabilities from business combination.

Loans and borrowings

        After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

        Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the consolidated statement of profit or loss.

        This category generally applies to interest-bearing loans and borrowings. For more information, refer to note 25.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

  Derecognition

        A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss.

  iii)
  Offsetting of financial instruments

        Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

q)
Derivative financial instruments and hedge accounting—applicable from January 1, 2018

Initial recognition and subsequent measurement

        The Group uses derivative financial instruments, such as forward currency contracts, and interest rate swaps, to hedge its foreign currency risks and interest rate risks, respectively. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

        Any gains or losses arising from changes in the fair value of derivatives are taken directly to profit or loss, except for the effective portion of cash flow hedges, which is recognized in OCI and later reclassified to profit or loss when the hedge item affects profit or loss.

        For the purpose of hedge accounting, hedges are classified as:

  •
  Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment.

  •
  Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment.

  •
  Hedges of a net investment in a foreign operation.

        At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

        Beginning January 1, 2018, the documentation includes identification of the hedging instrument, the hedged item, the nature of the risk being hedged and how the Group will assess whether the hedging relationship meets the hedge effectiveness requirements (including the analysis of sources of hedge

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

ineffectiveness and how the hedge ratio is determined). A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements:

  •
  There is 'an economic relationship' between the hedged item and the hedging instrument;

  •
  The effect of credit risk does not 'dominate the value changes' that result from that economic relationship;

  •
  The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

        Hedges that meet the strict criteria for hedge accounting are accounted for as described below:

Cash flow hedges

        The effective portion of the gain or loss on the hedging instrument is recognized in OCI in the cash flow hedge reserve, while any ineffective portion is recognized immediately in the consolidated statements of profit or loss. The cash flow hedge reserve is adjusted to the lower of the cumulative gain or loss on the hedging instrument and the cumulative change in fair value of the hedged item. The cash flow hedge reserve is adjusted to the lower of the cumulative gain or loss on the hedging instrument and the cumulative change in fair value of the hedged item.

        Amounts accumulated in equity are recognized in the consolidated statement of profit or loss in the same reporting period when the hedged item affects profit or loss.

        When a derivative financial instrument is used to hedge the foreign exchange exposure of a recognized monetary assets or liability, no hedge accounting is applied and any gain or loss arising on the changes in fair value of the hedging instrument is recognized in profit or loss.

r)
Derivative financial instruments and hedge accounting before January 1, 2018

Initial recognition and subsequent measurement

        The Group uses derivative financial instruments, such as forward currency contracts, and interest rate swaps, to hedge its foreign currency risks and interest rate risks, respectively. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

        Any gains or losses arising from changes in the fair value of derivatives are taken directly to profit or loss, except for the effective portion of cash flow hedges, which is recognized in OCI and later reclassified to profit or loss when the hedge item affects profit or loss.

        For the purpose of hedge accounting, hedges are classified as:

  •
  Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment

  •
  Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment

  •
  Hedges of a net investment in a foreign operation

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument's fair value in offsetting the exposure to changes in the hedged item's fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

        Hedges that meet the strict criteria for hedge accounting are accounted for as described below:

Cash flow hedges

        The effective portion of the gain or loss on the hedging instrument is recognized in OCI in the cash flow hedge reserve, while any ineffective portion is recognized immediately in the consolidated statement of profit or loss.

        The Group uses forward currency contracts as hedges of its exposure to foreign currency risk in forecast transactions as well as fair value cross currency and interest rate swaps to reduce the exposure to variability in future cash flows caused by changes in the benchmark interest rate. The ineffective portion relating to hedge instruments mentioned above are recognized in the consolidated statement of profit or loss in the same reporting period when the hedged item affects profit or loss.

        Amounts recognized as OCI are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognized or when a forecast sale occurs.

        If the hedging instrument expires or is sold, terminated or exercised without replacement or roll over (as part of the hedging strategy), or if its designation as a hedge is revoked, or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss previously recognized in OCI remains separately in equity until the forecast transaction occurs or the foreign currency firm commitment is met.

s)
Inventories

        All inventories are finished goods and consist of merchandise to be sold at events and online.

        The Group uses the lower of cost (determined on an average cost method) or net realizable value to determine the cost of merchandise inventories. The Group identifies potentially slow-moving and obsolete inventories through physical counts, monitoring of inventories on hand, and specific identification, and makes adjustments to net realizable value as necessary.

t)
Impairment of non-financial assets

        Further disclosures relating to impairment of non-financial assets are also provided in the following notes:

  •
  Disclosures for significant judgements, estimates and assumptions, note 3

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

  •
  Goodwill and intangible assets with indefinite lives, note 23.

        The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

        In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

        The Group bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Group's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years, unless a longer period can be justified. A long-term growth rate is calculated and applied to project future cash flows after the terminal year of the forecast period.

        Impairment losses are recognized in the consolidated statement of profit or loss in expenses.

        For assets excluding goodwill and intangible assets with indefinite lives, an assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss.

        Goodwill is tested for impairment annually as at December 31 and when circumstances indicate that the carrying value may be impaired.

        Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

        Intangible assets with indefinite useful lives are tested for impairment annually as at December 31 at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

u)
Cash and short-term deposits

        Cash and short-term deposits in the consolidated statement of financial position comprise cash at banks and on hand and short-term deposits with original maturities of three months or less, which are subject to an insignificant risk of changes in value.

        For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits, as defined above.

v)
Provisions

        Provisions are recognized when the Group has a present constructive or legal obligation as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. The amounts recognized represent management's best estimate of the expenditures that will be required to settle the obligation as at each reporting date.

        If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessment of the time value of money and, where appropriate, the risk specific to the liability.

        Provisions are reviewed at the reporting date and adjusted to reflect the current best estimate.

w)
Pensions and other termination benefits

        The Group maintains various employee benefit plans, including both defined contribution and defined benefit plans. For defined contribution plans, the contributions are recognized as an expense when the employee has rendered the associated service.

        For defined benefit plans, the liability recognized in the consolidated statement of financial position is the present value of the defined benefit obligations less the fair value of the plan assets. The liability is calculated using the projected unit credit method, with independent actuarial valuations being carried out at the end of each reporting period. All changes in the net defined benefit liability are recognized as they occur as follows:

        Recognized in the consolidated statement of profit or loss:

  •
  Current and past service costs

  •
  Settlement gains or losses

  •
  Net interest on the net defined liability

        Recognized in other comprehensive income:

  •
  Actuarial gains and losses

  •
  Return on plan assets, less interest on plan assets

  •
  Any change in the effect of the asset ceiling

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        Net interest on the net defined benefit liability is comprised of interest income on plan assets, interest cost on the defined benefit obligations and interest on the effect of the limit on the recognition of pension assets. The net interest is calculated using the same discount rate that is used in calculating the defined benefit obligations, applied to the net defined liability at the start of the period, taking account of any changes from contributions or benefit payments.

        Pension assets and liabilities in different defined benefit plans are not offset unless the Group has a legally enforceable right to use the surplus in one plan to settle obligations in the other plan.

        The Group also has termination benefits which are recognized as a liability and expenses when it can no longer withdraw the offer of those benefits.

        Provisions for termination benefits are included in long-term payroll payable on the Group's consolidated statement of financial position based on the period in which the benefits are expected to be paid.

x)
Share-based payments

        Employees (including senior executives) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration.

Equity-settled transactions

        The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using appropriate valuation methodology, further details of which are given in note 35.

        That cost is recognized in personnel expense (see note 14), together with a corresponding increase in equity (reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the consolidated statement of profit or loss for a period represents the movement in cumulative expense recognized from the beginning to end of that period.

        Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group's best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

        No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

        The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share (further details are given in note 18).

Cash-settled transactions

        A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognized in personnel expense (see note 14), and cost of sales. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The fair value of the stock on the date of grant was determined using a weighted combination of a market approach and an income approach, less a discount for lack of marketability. The fair value of the put option was calculated using the valuation modeling, such as the Black-Scholes model. The approach used to account for vesting conditions when measuring equity-settled transactions also applies to cash-settled transactions.

2.4   Changes in accounting policies and disclosures

        The Group has applied IFRS 15, IFRS 9, and IFRS 16 since January 1, 2018. The nature and effect of the changes as a result of the adoption of these new accounting standards are described below.

        Several other amendments and interpretations apply for the first time in 2018, but do not have an impact on the consolidated financial statements of the Group. The Group has not early adopted any standards, interpretations or amendments that have been issued but are not yet effective except for IFRS 16.

        IFRS 15 Revenue from Contracts with Customers supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related Interpretations and it applies, with limited exceptions, to all revenue arising from contracts with customers.

        IFRS 15 establishes a five-step model to account for revenue arising from contracts with customers and requires that revenue be recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services or goods to a customer.

        IFRS 15 requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. In addition, the standard requires extensive disclosures.

        The Group adopted IFRS 15 using the modified retrospective method of adoption. The cumulative effect of initially applying the new standard was recognized on the day of initial application and prior periods will not be retrospectively adjusted.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The effect of adopting IFRS 15 as at January 1, 2018 is, as follows:

	Reference	January 1, 2018
Assets
Accrued income	a,c	(48,030)
Contract assets	a	48,703

Total current assets		673

Accrued income	a,c	(300)
Contract assets	a	300
Deferred tax asset	d	(238)

Total non-current assets		(238)

Total assets		435

Liabilities
Deferred income	b	(192,717)
Contract Liabilities	b,c	192,289

Total current liabilities		(428)

Deferred income	b	(18,160)
Contract liabilities	b.c	18,160

Total non-current liabilities		—

Equity
Accumulated deficit	c	914
Reserve	c	(51)

Total equity		863

Total liabilities and equity		435

        The nature of these adjustments is described below:

  a)
  Before adoption of IFRS 15, the Group recognized accrued income, even if the receipt of the total consideration was conditional on successful completion of goods or services in the contract. Under IFRS 15, any earned consideration that is conditional should be recognized as a contract asset rather than an accrued income. Therefore, upon the adoption of IFRS 15, the Group reclassified €49,003 of accrued income as contract assets in total as at January 1, 2018.

  b)
  Before the adoption of IFRS 15, the Group presented these advances which are project related as deferred income in the consolidated statement of financial position on the advances received. Under IFRS 15, the Group presented those advances as contract liabilities. Therefore a reclassification of € 210,877 in total was made as at January 1, 2018.

  c)
  The Group allocated sponsorship benefits over period during which the services were provided. The Group accelerated recognition of certain digital benefits to periods prior to the event at an amount of €914 in retained earnings, as well as an increase of accrued income €672, and a

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

    decrease of €427 of contract liabilities as at January 1, 2018. The losses on foreign exchange differences on such impact was €51 which was booked into other comprehensive income as at January 1, 2018.

  d)
  The Group recognized the related deferred tax impact for the adjustment c) illustrated as above.

        Set out below are the amounts by which each financial statement line item is affected as at and for the year ended December 31, 2018 as a result of the adoption of IFRS 15. The adoption of IFRS 15 did not have a material impact on the Group's operating, investing and financing cash flows. The first column shows amounts prepared under IFRS 15 and the second column shows what the amounts would have been had IFRS 15 not been adopted:

	Reference	Under IFRS15	Under IAS18
		€	€
Revenue	a,b	1,129,186	1,131,702
Cost of sales	a,b	(763,793)	(766,564)
Gross profit		365,393	365,318

Profit/(loss) before tax		72,967	72,712
Income tax	c	(18,955)	(19,058)

Profit/(loss) for the year		54,012	53,654

Attributable to:
Equity holders of the parent		51,646	51,288
Non-controlling interests		2,366	2,366

		54,012	53,654

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

2.4   Changes in accounting policies and disclosures

	Reference	Under IFRS 15	Under IAS 18
ASSETS
CURRENT ASSETS
Accrued income	d	6,474	44,778
Contract assets	d	39,714	—
NON-CURRENT ASSETS
Contract assets	e	9,077	—
Accrued income	e	—	9,077
Deferred tax assets	c	24,562	24,703

TOTAL ASSETS		1,882,511	1,881,242

LIABILITIES
CURRENT LIABILITIES
Deferred income	e	7	185,686
Contract liabilities	e	185,681	—
NON-CURRENT LIABILITIES
Deferred income	e	10	—
Contract liabilities	e	13,485	13,495

TOTAL LIABILITIES		1,891,526	1,891,524

EQUITY
Reserves	c	(1,321,685)	(1,321,680)
Accumulated deficit	a,b,c	(207,566)	(208,838)
Equity/(deficit) attributable to equity holders of the parent		(8,435)	(9,702)

Total equity/(deficit)		(9,015)	(10,282)

Total liabilities and equity		1,882,511	1,881,242

        The nature of the adjustments as at January 1, 2018 and the reasons for the major changes in the consolidated statement of financial position as at December 31, 2018 and the statement of profit or loss for the year ended December 31, 2018 are described below:

  a)
  The Group previously typically recognized digital benefits revenue upon the completion of the related event. Under IFRS 15, digital benefits is recognized over the estimated period of time that the digital benefits are provided to the outside party sponsoring the event. The differences of the revenue recognition on such benefit contributed approximately €254 to the Group's revenue for the year.

  b)
  The Group previously recognized some of the commission paid to the customer as a cost under IAS 18. After adoption of IFRS 15, the Group has recognized such commission as a payment to

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

    the customer which is recognized as a deduction in revenue. Such impact leads to a decrease in revenue of €2,770 under IFRS 15 compared with the accounting treatment under IAS 18.

  c)
  The Group recognizes related tax impact regarding the adjustments a) and b) mentioned above, as well as the foreign exchange differences in other comprehensive income for the year ended December 31, 2018.

  d)
  Before adoption of IFRS 15, the Group recognized accrued income, even if the receipt of the total consideration was conditional on successful completion of installation services. Under IFRS 15, any earned consideration that is conditional should be recognized as a contract asset rather than an accrued income.

  e)
  Before the adoption of IFRS 15, the Group presented these advances which are project related as deferred income in the consolidated statement of financial position on the advances received. Under IFRS 15, the Group presented those advances as contract liabilities.

    The change did not have a material impact on OCI for the period. The impact on the consolidated statement of cash flows for the year ended December 31, 2018 only relates to the changes in profit before tax from continuing operations, certain adjustments to reconcile profit before tax to net cash flows from operating activities, and working capital adjustments. However, there was no impact on the net cash flows from operating activities. The cash flows from investing and financing activities were not affected.

IFRS 9 Financial Instruments

        IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments: classification and measurement; impairment: and hedge accounting. The Group did not restate comparative information and recognize any transition adjustments against the opening balance of equity at January 1, 2018.

        The effect of adopting IFRS 9 is, as follows:

Current Assets	Reference	January 1, 2018
Trade and other receivables	a	(512)
Accrued income	a	(210)
Non-Current Assets
Deferred tax asset	b	26
Equity
Reserves	a	(25)
Accumulated deficit	b	(671)

        The nature of these adjustments are described below:

  a)
  The adoption of IFRS 9 has fundamentally changed the Group's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss approach. IFRS 9 requires the Group to recognize an allowance for ECL for

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

    all debt instruments not held at fair value through profit or loss and contract assets. Upon adoption of IFRS 9 the Group recognized additional impairment on the Group's Trade and other receivables and contract assets of €722 which resulted in a decrease in retained earnings as at January 1 2018.

	Allowance for impairment under IAS 39 as at December 31, 2017	Remeasurement	ECL under IFRS 9 as at January 1, 2018
	€	€	€
Trade and other receivables	(15,563)	(512)	(16,075)
Accrued income under IAS 39/ Contract Assets under IFRS 9	—	(210)	(210)

	(15,563)	(722)	(16,285)

  b)
  The Group recognized corresponding tax differences as well as the foreign exchange differences for the adjustment a) as mentioned above.

        The classification and measurement requirements of IFRS 9 did not have a significant impact on the Group. The Group has not designated any financial liabilities as at fair value through profit or loss, except for the contingent consideration and liabilities through business combination. There are no changes in classification and measurement for the Group's financial liabilities.

        In summary, upon the adoption of IFRS 9, the Group had the following required or elected reclassifications as at January 1, 2018.

		IFRS 9 Measurement Category
		Fair value through profit or loss	Amortize cost	Fair value through OCI
	€	€	€	€
IAS 39 measurement category
Loans and receivables
Trade and other receivables*	276,153	—	275,641	—
Accrued Income*	60,579	—	60,369	—

*
The change in the carrying amount is a result of additional impairment allowance and the reclassification of certain accrued income, where the right to consideration is unconditional and only passage of time is required before payment is done. See the discussion on impairment as above.

IFRS 16 Leases

        IFRS 16 Leases replaces IAS 17 and related interpretations and is applicable from January 1, 2019. The Group decided to early adopt the new standard from January 1, 2018.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The standard sets out new principles for recognition, measurement, presentation and disclosure of leases. The standard provides a single lessee accounting model that requires lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The main impact for the Group relates to the recognition of new assets and liabilities for its property lease agreements. In addition, the nature of the expenses related to those leases will now change as IFRS 16 replaces the straight-line operating lease expenses with a depreciation charge for right-of-use assets and interest expenses on lease liabilities.

        The Group adopted IFRS 16 using the modified retrospective method. A cumulative catch up adjustment arising from the application of the new standard was recognized in equity as of January 1, 2018 and therefore comparative figures have not been restated. The Group has elected to recognize lease payments for certain short-term leases (contract duration within 12 months) and certain low value leases, on a lease-by lease basis, as expense on a straight line basis over the lease term.

        The difference between the operating lease commitments applying IAS 17 as at December 31, 2017 and lease liabilities recognized in the consolidated statement of financial position as at January 1, 2018, the date of initial application of IFRS 16 by the Group is mainly due to discounting of future lease payments, reclassification of accrued lease expenses to lease liabilities and the election not to recognize lease liabilities for certain leases for which the lease term ends within 12 months of the date of initial application.

        The lease liabilities were discounted at a discount rate of 1.56%~6.21% on January 1, 2018.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The impact on the opening balance of the consolidated statement of financial position was shown as below:

Assets	January 1, 2018
Other assets	70

Total current assets	70

Rights of use assets	42,590
Deferred tax assets	6,769

Total non-current assets	49,359

Total assets	49,429

Liabilities
Accrued expenses	(563)
Provision	(1,139)

Total current liabilities	(1,702)

Lease liabilities	45,312
Deferred tax liabilities	7,033
Provision	(1,504)

Total non-current liabilities	50,841

Equity
Accumulated deficit	313
Reserves	(17)
Non-controlling interest	(6)

Total equity	290

Total liabilities and equity	49,429

IFRIC Interpretation 22 Foreign Currency Transactions and Advance Considerations

        The Interpretation clarifies that, in determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, then the entity must determine the date of the transactions for each payment or receipt of advance consideration. This interpretation does not have any impact on the Group's consolidated financial statements.

Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions

        The IASB issued amendments to IFRS 2 Share-based Payment that address three main areas: the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; the classification of a share-based payment transaction with net settlement features for withholding tax

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash settled to equity settled. On adoption, entities are required to apply the amendments without restating prior periods, but retrospective application is permitted if elected for all three amendments and other criteria are met. The Group's accounting policy for cash-settled share based payments is consistent with the approach clarified in the amendments. In addition, the Group has no share-based payment transaction with net settlement features for withholding tax obligations and had not made any modifications to the terms and conditions of its share-based payment transaction. Therefore, these amendments do not have any impact on the Group's consolidated financial statements.

Amendments to IAS 28 Investments in Associates and Joint Ventures—Clarification that measuring investees at fair value through profit or loss is an investment-by-investment choice

        The amendments clarify that an entity that is a venture capital organization, or other qualifying entity, may elect, at initial recognition on an investment-by-investment basis, to measure its investments in associates and joint ventures at fair value through profit or loss. If an entity that is not itself an investment entity, has an interest in an associate or joint venture that is an investment entity, then it may, when applying the equity method, elect to retain the fair value measurement applied by that investment entity associate or joint venture to the investment entity associate's or joint venture's interests in subsidiaries. This election is made separately for each investment entity associate or joint venture, at the later of the date on which: (a) the investment entity associates or joint venture is initially recognized; (b) the associate or joint venture becomes an investment entity; and (c) the investment entity associates or joint venture first becomes a parent. These amendments do not have any impact on the Group's consolidated financial statements.

2.5   Standards issued but not yet effective

        The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group's financial statements are disclosed below.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

        The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

• Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[2]
• IFRIC Interpretation 23	Uncertainty over Income Tax Treatments[1]
• Amendments to IAS 19	Plan Amendment, Curtailment or Settlement[1]
• Amendments to IAS 28	Long-term Interests in Associates and Joint Ventures[1]
• Annual Improvements 2015-2017 Cycle	Amendments to IFRS 3, IFRS 11, IAS 12, and IAS 23[1]
• IFRS 17	Insurance Contracts[4]
• Amendments to IAS 1 and IAS 8	Definition of Material[3]
• Amendments to IFRS 3	Definition of a Business[3]

1
Effective for annual periods beginning on or after January 1, 2019

2
No mandatory effective date yet determined but available for adoption

3
Effective for annual periods beginning on or after January 1, 2020

4
Effective for annual periods beginning on or after January 1, 2021

        Further information about those IFRS that are expected to be applicable to the Group is described below:

Amendment to IFRS 10 and IAS 28

        Amendments to IFRS 10 and IAS 28 address the conflict between IFRS 10 and IAS 28 in dealing with the loss of control of a subsidiary that is sold or contributed to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or contribution of assets that constitute a business, as defined in IFRS 3, between an investor and its associate or joint venture, is recognized in full. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, however, is recognized only to the extent of unrelated investors' interests in the associate or joint venture. The IASB has deferred the effective date of these amendments indefinitely, but an entity that early adopts the amendments must apply them prospectively. The Group will apply these amendments when they become effective.

IFRIC Interpretation 23

        The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 and does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:

  •
  Whether an entity considers uncertain tax treatments separately

  •
  The assumptions an entity makes about the examination of tax treatments by taxation authorities

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

2. Significant accounting policies (Continued)

  •
  How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

  •
  How an entity considers changes in facts and circumstances

        An entity must determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty should be followed. The Interpretation is effective for annual reporting periods beginning on or after January 1, 2019, but certain transition reliefs are available. The Group will apply Interpretation from its effective date. Since the Group operates in a complex multinational tax environment, applying the Interpretation may affect its consolidated financial statements and the required disclosures. In addition, the Group may need to establish processes and procedures to obtain information that is necessary to apply the Interpretation on a timely basis.

Amendments to IAS 1 and IAS 8

        IASB has issued "Definition of Material (Amendments to IAS 1 and IAS 8)" to clarify the definition of material and to align the definition used in the Conceptual Framework and the standards themselves. The amendments are effective for annual reporting periods beginning on or after 1 January, 2020. The amendments are not expected to have any significant impact on the Group's financial statements.

Amendments to IFRS 3

        On October 22, 2018, IASB issued "Definition of a Business (Amendments to IFRS 3)" aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a group of assets. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2020. The amendments are not expected to have any significant impact on the Group's financial statements.

3. Significant accounting judgements, estimates and assumptions

        The preparation of the Group's consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

        Other disclosures relating to the Group's exposure to risks and uncertainties include:

  •
  Capital management, see note 5

  •
  Financial instruments risk management and policies, see note 27

  •
  Sensitivity analyses disclosures, see note 27

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

3. Significant accounting judgements, estimates and assumptions (Continued)

        The key judgements, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Revenue from contracts with customers

Principal versus agent considerations

        The Group enters into contracts with rights holders to sell, on their behalf, commercial rights to sponsors and broadcasters. The Group determined that it does not control the commercial rights before they are transferred to customers and it does not obtain benefits from the commercial rights.

        The following factors indicate that the Group is an agent in these contracts:

  •
  The Group is not primarily responsible for fulfilling the promise to provide commercial rights;

  •
  The Group has no discretion in establishing the pricing for such commercial rights;

  •
  The Group's consideration is in the form of a commission

  Determining method to estimate variable consideration and assessing constraint

        Variable considerations need to be estimated and therefore contain a certain level of judgement. Agency agreements are likely to contain different commission rates depending on the level of sales achieved.

        A significant variable consideration exists for the agency agreement of some of the media sales, for which an average expected commission rate is calculated and applied to already contracted and cleared sales. The variable consideration is monitored for constraining factors such as judgement or actions of third parties and visibility on contracted sales. A contract asset is recognized for the part of variable consideration for which it is highly unlikely that a significant reversal of accumulated revenue occurs.

        A profit share constitutes a variable consideration and is assessed for constraining factors before recognition. In profit sharing agreements containing a cost recoupment mechanism, initial costs are deferred if visibility on future revenues confirms respective cost coverage.

Impairment of goodwill

        The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating units and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at December 31, 2018 and 2017 was €677,326 and €639,531, respectively. See note 23 for further disclosures.

Impairment of non-financial assets (other than goodwill)

        The Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

3. Significant accounting judgements, estimates and assumptions (Continued)

of an asset or a cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The calculation of the fair value less costs of disposal is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

Share-based payments

        Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. The Group initially measures the cost of cash-settled transactions with employees using the valuation modeling, such as Black-Scholes model to determine the fair value of the liability incurred. For cash-settled share-based payment transactions, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in personnel expenses, and cost of sales in the consolidated statement of profit or loss. This requires a reassessment of the estimates used at the end of each reporting period. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in note 35.

Taxes

        Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

        The Group had €19,590 and €24,297 of tax losses carried forward as at December 31, 2018 and 2017. These losses relate to subsidiaries that have a history of losses, do not expire, and may not be used to offset taxable income elsewhere in the Group. The subsidiaries neither have taxable temporary differences nor tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognize deferred tax assets on the tax losses carried forward. Further details on taxes are disclosed in note 17.

Defined benefit plans (pension benefits)

        The cost of the defined benefit pension plan and other termination benefits and the present value of the pension obligations are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date. Further details about these obligations are provided in note 34.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

3. Significant accounting judgements, estimates and assumptions (Continued)

Fair value measurement of financial instruments

        When the fair values of financial assets and financial liabilities recorded in the consolidated statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including the discounted cash flow (DCF) model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments.

        Contingent consideration, and liabilities resulting from business combinations, are valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take the probability of meeting each performance target and the discount factor into consideration. For further disclosures, see note 10.

4. Segment information

        The Group has three reporting segments, including Mass Participation, Spectator Sports and DPSS.

        The Group's CODM assesses the performance of the reporting segments mainly based on segment revenue and gross profit of each reporting segment. Thus, the segment result presents revenues, cost of sales and gross profit for each segment, which is in line with CODM's performance review.

Mass Participation

        The Group generates revenues within the Mass Participation segment primarily from registration fees and other event fees (such as host city fees), and otherwise monetized intellectual property through event and product licensing, sponsorship, merchandising and media distribution.

        The Group's cost of sales for the Mass Participation segment primarily consists of merchandise costs, costs for outsourced services, costs directly linked to event organization, such as event labor costs that can be directly linked to particular events, event supplies costs, media expenses, equipment costs and other costs.

Spectator Sports

        The Group generates revenues within the Spectator Sports segment primarily from media distribution, sponsorship and marketing, commissions and agency fees in relation to football, winter sports and summer sports.

        The Group's cost of sales for the Spectator Sports segment primarily consists of acquisition costs for media rights, marketing and advertising rights, general event organization costs, media production costs, project related travel costs, project related consulting costs, advertisement material production costs, as well as costs for hospitality, purchase of tickets, and LED services.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

4. Segment information (Continued)

DPSS

        The Group generates revenues within the DPSS segment primarily through providing various services (including digital media solutions, media and program production, host broadcasting, marketing services, event operations services, brand development services and advertising solutions) to rights owners and other stakeholders in the sports ecosystem.

        There were no material inter-segment sales during the periods presented. The revenues reported to the CODM are measured in a manner consistent with that applied in the consolidated statement of profit or loss.

        The Group's cost of sales for the DPSS segment primarily consists of media production costs, project related personnel costs, service and consulting costs, as well as other project related costs.

        The segment results for the years ended December 31, 2018, 2017 and 2016 are as follows:

December 31, 2018	Mass participation	Spectator Sports	DPSS	Adjustments and eliminations	Total
	€	€	€	€	€
Revenue
External customers	284,081	523,826	321,279	—	1,129,186

Total revenue	284,081	523,826	321,279	—	1,129,186

Cost of sales	183,225	315,664	264,904	—	763,793
Segment gross profit	100,856	208,162	56,375	—	365,393

December 31, 2017	Mass participation	Spectator Sports	DPSS	Adjustments and eliminations	Total
	€	€	€	€	€
Revenue
External customers	251,450	547,072	156,076	—	954,598

Total revenue	251,450	547,072	156,076	—	954,598

Cost of sales	161,168	349,018	113,907	—	624,093
Segment gross profit	90,282	198,054	42,169	—	330,505

December 31, 2016	Mass participation	Spectator Sports	DPSS	Adjustments and eliminations	Total
	€	€	€	€	€
Revenue
External customers	196,356	537,749	143,142	—	877,247

Total revenue	196,356	537,749	143,142	—	877,247

Cost of sales	121,486	375,514	102,980	—	599,980
Segment gross profit	74,870	162,235	40,162	—	277,267

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

4. Segment information (Continued)

        The reconciliation of segment gross profit to profit before income tax is shown in the consolidated statement of profit or loss.

Geographical information

        The Group's businesses operate across the world. For the years ended December 31, 2018 2017, and 2016, the geographic information on total revenues is as follows:

	2018	2017	2016
	€	€	€
Revenue from external customers
Europe	768,790	616,094	605,156
Asia	128,956	137,491	120,317
America	188,663	166,720	123,465
Oceania	23,530	20,905	19,900
Africa	19,247	13,388	8,409

Total	1,129,186	954,598	877,247

        As the Group conducts its business with non-current assets held in different geographical locations during the year, the necessary information to disclose the accurate geographical location of non-current assets is not available.

5. Capital management

        The Group's goal concerning capital management is to support the business with a sustainable capital basis and to safeguard the Group's ability to provide returns for members and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The Group manages its capital structure and adjusts it in light of changes in economic conditions. In order to maintain or adjust the capital structure, the Group may change the dividend payments to shareholders, extend loans, pay back capital to shareholders, issue new shares and take on or repay financial liabilities. The Group's management regularly reviews the capital structure, as well as the equity of the subsidiaries.

        The Group's capital structure is as follows:

	December 31, 2018	December 31, 2017
	€	€
Interest-bearing loans and borrowings	561,117	597,831
Income tax payable	31,009	19,071
Other financial liabilities/(assets), net	15,088	56,997
Long-term receivables	(6,271)	(24,701)
Cash and cash equivalents	(177,048)	(230,419)

Net debt	423,895	418,779

        In order to achieve the overall objective, the Group's capital management, amongst other things, aims to ensure that it meets financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements. Breaches in meeting the financial covenants would permit the banks to immediately call loans and borrowings. There have been no breaches of the financial covenants of any interest-bearing loans and borrowings in 2017 and 2018.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information

Information about subsidiaries

        The consolidated financial statements of the Group mainly include:

			Direct % equity interest
Name	Principal activities	Country	As at December 31, 2018	As at December 31, 2017	As at December 31, 2016
World Endurance Holdings, Inc.	Sports & Events Services	United States	100.00	100.00	100.00
World Triathlon Corporation	Sports & Events Services	United States	100.00	100.00	100.00
Ironman Holdings I LLC	Sports & Events Services	United States	100.00	100.00	100.00
World Endurance Africa Holdings (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
IRONMAN 70.3 Durban (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
World Endurance South Africa (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
IRONMAN 70.3 South Africa (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
IRONMAN South Africa (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
IRONMAN 70.3 Cape Town (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
IRONMAN Epic Holdings (Pty) Ltd.	Sports & Events Services	South Africa	100.00	100.00	100.00
Grandstand Management (Pty) Ltd.[1]	Sports & Events Services	South Africa	100.00	100.00	—
Cape Epic (Pty) Ltd.[1]	Sports & Events Services	South Africa	100.00	100.00	—
World Endurance Holdings Australia Pty Ltd.	Sports & Events Services	Australia	100.00	100.00	100.00
World Endurance Asia Pacific Pty Ltd.	Sports & Events Services	Australia	100.00	100.00	100.00
IRONMAN New Zealand Limited	Sports & Events Services	New Zealand	100.00	100.00	100.00
IRONMAN Endurance Asia Pte. Ltd.	Sports & Events Services	Singapore	100.00	100.00	100.00
IRONMAN (Asia) Pte. Ltd.	Sports & Events Services	Singapore	100.00	100.00	100.00
IRONMAN Asia (Thailand) Co. Ltd.[10]	Sports & Events Services	Thailand	49.00	49.00	—
Ironman Maryland Events, LLC[16]	Sports & Events Services	United States	—	100.00	100.00
IMU Holdings, LLC	Sports & Events Services	United States	100.00	100.00	100.00
Chesapeake Bay Bridge Run, LLC[7]	Sports & Events Services	United States	100.00	100.00	100.00
The IRONMAN Foundation, Inc.	Sports & Events Services	United States	100.00	100.00	100.00
Competitor Group Holdings, Inc.[2]	Sports & Events Services	United States	100.00	100.00	—
Competitor Group, Inc.[2]	Sports & Events Services	United States	100.00	100.00	—
Competitor Publishing, Inc.[2]	Sports & Events Services	United States	—	100.00	—
Inside Communications Inc.[2]	Sports & Events Services	United States	—	100.00	—
Muddy Buddy Events, LLC[2]	Sports & Events Services	United States	—	100.00	—

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

			Direct % equity interest
Name	Principal activities	Country	As at December 31, 2018	As at December 31, 2017	As at December 31, 2016
Triathlon Group North America, Inc.[2]	Sports & Events Services	United States	—	100.00	—
Competitor Group Europe, S.A.R.L.[2]	Sports & Events Services	Luxembourg	100.00	100.00	—
CG Portugal LDA[2]	Sports & Events Services	Portugal	100.00	100.00	—
Competitor Spain S.L.[2]	Sports & Events Services	Spain	100.00	100.00	—
Competitor Sports Ireland Limited[2]	Sports & Events Services	Ireland	100.00	100.00	—
Competitor UK Limited[2]	Sports & Events Services	United Kingdom	100.00	100.00	—
Competitor Group Events, Inc.[2]	Sports & Events Services	United States	100.00	100.00	—
Competitor Canada Inc.[2]	Sports & Events Services	Canada	100.00	100.00	—
US Raceworks LLC[2]	Sports & Events Services	United States	—	100.00	—
Competitor Media UK Limited[2]	Sports & Events Services	United Kingdom	—	100.00	—
World Endurance Cooperatief U.A.	Sports & Events Services	Netherlands	100.00	100.00	100.00
World Endurance B.V.	Sports & Events Services	Netherlands	100.00	100.00	100.00
World Endurance Malaysia Sdn. Bhd.	Sports & Events Services	Malaysia	100.00	100.00	100.00
IRONMAN Luxembourg S.A.R.L.	Sports & Events Services	Luxembourg	100.00	100.00	100.00
IRONMAN Canada Inc.	Sports & Events Services	Canada	100.00	100.00	100.00
World Endurance Australia Pty Ltd	Sports & Events Services	Australia	100.00	100.00	100.00
USM Events Pty Ltd.	Sports & Events Services	Australia	100.00	100.00	100.00
IRONMAN Sweden AB	Sports & Events Services	Sweden	100.00	100.00	100.00
World Triathlon Stockholm AB3	Sports & Events Services	Sweden	55.00	55.00	55.00
IRONMAN Switzerland AG	Sports & Events Services	Switzerland	100.00	100.00	100.00
Swiss Epic AG8	Sports & Events Services	Switzerland	100.00	100.00	—
IRONMAN Germany GmbH	Sports & Events Services	Germany	100.00	100.00	100.00
IRONMAN Denmark ApS	Sports & Events Services	Denmark	100.00	100.00	100.00
IRONMAN Ltd.	Sports & Events Services	United Kingdom	100.00	100.00	100.00
IRONMAN Ltd- Ironman Ireland	Sports & Events Services	Ireland	100.00	100.00	100.00
IRONMAN Unlimited Events UK Limited[3]	Sports & Events Services	United Kingdom	100.00	100.00	100.00
IRONMAN Spain S.L	Sports & Events Services	Spain	100.00	100.00	100.00
IRONMAN Italy S.R.L	Sports & Events Services	Italy	100.00	100.00	100.00
IRONMAN Austria GmbH	Sports & Events Services	Austria	100.00	100.00	100.00
IRONMAN France S.A.R.L.	Sports & Events Services	France	100.00	100.00	100.00
Infront France Travel S.A.S.[15]	Sports & Events Services	France	100.00	100.00	100.00
Infront Sports & Media UK Ltd.	Sports & Events Services	United Kingdom	100.00	100.00	—
Omnigon Holdings Inc.	Sports & Events Services	United States	100.00	100.00	100.00
Omnigon Communications LLC[4]	Sports & Events Services	United States	71.90	51.00	51.00

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

			Direct % equity interest
Name	Principal activities	Country	As at December 31, 2018	As at December 31, 2017	As at December 31, 2016
Omnigon Canada Inc.[4]	Sports & Events Services	Canada	71.90	51.00	51.00
Omnigon Ltd.[4]	Sports & Events Services	United Kingdom	71.90	51.00	51.00
Omnigon Russia ooo[4]	Sports & Events Services	Russia	71.90	51.00	51.00
Infront Holding AG	Sports & Events Services	Switzerland	94.30	96.33	100.00
Infront Sports & Media AG ("ISMAG")	Sports & Events Services	Switzerland	100.00	100.00	100.00
Infront X AG17	Sports & Events Services	Switzerland	100.00	100.00	100.00
Infront Italy Holding Srl.	Sports & Events Services	Italy	100.00	100.00	100.00
Infront Italy Srl.	Sports & Events Services	Italy	100.00	100.00	100.00
Infront Centro Produzione Srl.	Sports & Events Services	Italy	100.00	100.00	100.00
Infront Sports & Media (China) Co. Ltd.	Sports & Events Services	China	100.00	100.00	100.00
Infront Sports & Media (Beijing) Co. Ltd.	Sports & Events Services	China	100.00	100.00	100.00
Infront Pan-Asia Holding Pte. Ltd.	Sports & Events Services	Singapore	100.00	100.00	100.00
Infront Football Media Pte. Ltd.	Sports & Events Services	Singapore	100.00	100.00	100.00
Host Broadcast Services (HBS) AG	Sports & Events Services	Switzerland	100.00	100.00	100.00
HBS France S.A.S.	Sports & Events Services	France	100.00	100.00	100.00
HBS France Production S.A.S.	Sports & Events Services	France	100.00	100.00	100.00
Infront France S.A.S.	Sports & Events Services	France	100.00	100.00	100.00
Infront Austria GmbH	Sports & Events Services	Austria	100.00	100.00	100.00
Infront Germany GmbH	Sports & Events Services	Germany	100.00	100.00	100.00
Infront B2RUN GmbH	Sports & Events Services	Germany	100.00	100.00	100.00
Infront Netherlands BV	Sports & Events Services	Netherlands	100.00	100.00	100.00
Infront Sportif Pazarlama J.S.L	Sports & Events Services	Turkey	100.00	100.00	100.00
Challenge Rugen Sports Promotion UG11	Sports & Events Services	Germany	—	—	—
Kraichgau Sports Promotion UG11	Sports & Events Services	Germany	—	—	—
IRONMAN Unlimited Events AG3&[11]	Sports & Events Services	Germany	—	—	—
IRONMAN Unlimited Events Germany GmbH3&[11]	Sports & Events Services	Germany	—	—	—
Just Racing (Challenge) Limited[12]	Sports & Events Services	United Kingdom	—	—	—
Optimum Sports Events S.A.R.L.[13]	Sports & Events Services	France	—	—	—
IRONMAN Unlimited Oceania Limited3&[14]	Sports & Events Services	New Zealand	—	—	100.00
Sella Communications S.à.r.l.[5]	Sports & Events Services	France	—	—	100.00
Cap 111 S.à.r.l.[5]	Sports & Events Services	France	—	—	100.00

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

			Direct % equity interest
Name	Principal activities	Country	As at December 31, 2018	As at December 31, 2017	As at December 31, 2016
Wines2Whales Proprietary Limited[9]	Sports & Events Services	South Africa	100.00	100.00	—
Lagardère Unlimited Events AG3	Sports & Events Services	Germany	100.00	100.00	100.00
Spectrum Worldwide Events (Singapore) PTE. Ltd.[6]	Sports & Events Services	Singapore	100.00	100.00	100.00
Xletix GmbH, Germany[18]	Sports & Events Services	Germany	100.00	—	—
Goalscout Srl[19]	Sports & Events Services	Italy	—	—	—
Titan Active Limited[20]	Sports & Events Services	Ireland	100.00	—	—
AROC Sport Pty Ltd.[21]	Sports & Events Services	Australia	100.00	—	—

1
Entities added as a result of the acquisition of Cape Epic in 2017. See Note 7.

2
Entities added as a result of the acquisition of CGI in 2017. See Note 7. Competitor Publishing, Inc., Inside Communications Inc., Muddy Buddy Events, LLC, Triathlon Group North America, Inc. and US Raceworks LLC were merged with and into Competitor Group, Inc. on December 27, 2018. Competitor Media UK Limited was dissolved on January 23, 2018.

3
Entities added as a result of the acquisition of Lagardère in 2016.

4
Entities added as a result of the acquisition of Omnigon Group in 2016.

5
Entities added as a result of the acquisition of Sella Group in 2016. Sella Communications S.à.r.l. was merged into Infront France S.A.S. on January 1, 2017 and Cap 111 S.à.r.l. was merged into Infront France S.A.S. on July 1, 2017.

6
Entity added as a result of the acquisition of Spectrum Worldwide Events (Singapore) PTE. Ltd. in 2016.

7
Entity added as a result of the acquisition of Chesapeake Bay Bridge Run, LLC in 2016.

8
Entity added as a result of the acquisition of Swiss Epic AG in 2016.

9
Entity added as a result of the acquisition of Wines2Whales Proprietary Limited in 2017. See Note 7.

10
The Group holds 80% of voting rights of IRONMAN Asia (Thailand) Co. Ltd.

11
These companies were merged into IRONMAN Germany GmbH on August 30, 2016.

12
Just Racing (Challenge) Limited was merged into Ironman Ltd. (UK) on December 20, 2016.

13
Optimum Sports Events S.A.R.L. was merged into IRONMAN France S.A.R.L. on December 23, 2016.

14
IRONMAN Unlimited Oceania Limited was merged into IRONMAN New Zealand Limited on March 1, 2017.

15
Infront France Travel S.à.r.l. was renamed to Infront France Travel S.A.S. on July 30, 2017.

16
Ironman Maryland Events, LLC was merged with and into World Triathlon Corporation on December 28, 2018.

17
Digital Media Content Sales AG was renamed to Infront X AG on December 27, 2018.

18
Entity added as a result of the acquisition of Xletix GmbH, Germany in 2018. See Note 7.

19
Entity added as a result of the acquisition of Goalscout Srl in 2018. See Note 7. Goalscout Srl was merged into Infront Italy Srl. on January 18, 2018.

20
Entity added as a result of the acquisition of Titan Active Limited in 2018. See Note 7.

21
Entity added as a result of the acquisition of AROC Sport Pty Ltd. in 2018. See Note 7.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

VIEs and subsidiaries of VIEs of the Group include:

			Direct % equity interest
			As at December 31,
Name	Principal activities	Country	2018	2017	2016
Wanda Sports Co., Ltd.[1]	Sports & Events Services	China	—	—	—

1
Controlled through VIE in 2019. Guangzhou Wanda Sports Development Co., Ltd., Chengdu WNCH Sports Industry Co., Ltd. ("the Double Heritage"), Gansu Dunhuang Silk Road Marathon Event Management Co., Ltd. and Beijing Evertop Sports Culture Media Co. Ltd. ("Yongda") are the subsidiaries of this company.

The holding company

        The ultimate holding company of the Company is Dalian Hexing Investment Co., Ltd., which is based in Mainland China.

VIEs and subsidiaries of VIEs

        As PRC laws and regulations prohibit foreign ownership of radio and television program production businesses, the Company primarily conducts its business in Mainland China through WSC and its subsidiaries. On March 14, 2019, Infront China, the Company's wholly-owned subsidiary in the PRC, entered into the Pledge Contract with the nominee shareholders, WG, BWCIGC and Mr. Jianlin Wang, of WSC for the equity interests in WSC held by the nominee shareholders of WSC. In addition, each nominee shareholder of WSC signed a Power of Attorney, and Infront China entered into the Exclusive Call Option Contract with WSC and nominee shareholders of WSC, which provide Infront China the power to direct the activities that most significantly affect the variable returns of WSC and to acquire the equity interests in WSC when permitted by the PRC laws, respectively. Infront China agreed to provide financial support to WSC for its operations which obligated Infront China to absorb losses of WSC that could potentially be significant to WSC. In addition, the aforementioned Powers of Attorney and the Exclusive Call Option Contract entitle Infront China to receive variable returns from WSC that are significant to WSC.

        Despite the lack of technical majority ownership, Infront China has effective control of WSC through a series of VIE agreements and a parent-subsidiary relationship exists between the Company and WSC, which provides Infront China with (a) the power over the VIE; (b) rights and obligations to variable returns of the VIE; and (c) the ability to use its power over the VIE to affect the amount of the VIE's returns. Through the VIE agreements, the shareholders of WSC assigned all of their voting rights underlying their equity interest in WSC to Infront China; Infront China has the right to receive variable returns from WSC that potentially could be significant to WSC; and Infront China has the obligation to absorb losses of WSC that could potentially be significant to WSC. Therefore, Infront China consolidates WSC and its subsidiaries as required by IFRS 10 Consolidated Financial Statements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

        The principal terms of the VIE agreements are further described below:

  (1)
  Powers of Attorney

    Pursuant to the powers of attorney signed by WSC's nominee shareholders, each nominee shareholder irrevocably authorized Infront China to act on behalf of such shareholder as its exclusive agent and attorney to exercise all rights and power that such shareholder has in respect of its equity interest in WSC (including, but not limited to, all of such shareholders rights and voting rights to the sale, transfer, pledge or disposition of the equity interest in part or in whole, and the right to designate and appoint the directors and the executive officers of WSC). The powers of attorney are effective and irrevocable as long as the nominee shareholders remain as shareholders of WSC.

  (2)
  Exclusive Call Option Contract

    Pursuant to the exclusive call option contract entered into amongst WSC's nominee shareholders, WSC and Infront China, each nominee shareholder granted to Infront China an irrevocable and exclusive right to purchase all or part of its equity interests in WSC. The purchase price of the equity interests in WSC shall be the lower of (a) the actual capital contributions paid in the portion of the registered capital by the relevant shareholders for the call options and (b) the lowest price permitted under the PRC laws. Without Infront China's prior written consent, each nominee shareholder will not amend WSC's articles of association, increase or decrease WSC's registered capital, sell, assign, transfer, dispose of, or create any encumbrance over the legal or beneficial interest in any equity interest of WSC, etc. The agreement shall be terminated upon the expiration of the term of operation of Infront China, which has the right to determine the extension of the term of operation of WSC; or terminated automatically upon the exercise in full by Infront China of its right to purchase all of the equity interests.

  (3)
  Exclusive services agreement

    Pursuant to the exclusive services agreement entered into between WSC and Infront China, Infront China grants WSC the non-exclusive right to use certain assets of Infront China and provide business support and technical and consulting services as the exclusive provider of such services to WSC, in return for a fee which is equal to 100% of the net profit of WSC and is adjustable at the sole discretion of Infront China. This agreement remains effective perpetually unless termination is required by Infront China with one month's prior written notice.

  (4)
  Pledge Contract

    Pursuant to the share pledge contract among WSC's nominee shareholders, WSC and Infront China, nominee shareholders of WSC pledged all of their respective equity interests in WSC to Infront China as a continuing first priority security interest to guarantee the prompt and full performance of these nominee shareholders' and WSC's obligations under the powers of attorney, the exclusive call option contract and the exclusive services agreement. The nominee shareholders shall not have the right to exercise the voting rights and rights to dividend distribution attaching to the equity interests of WSC. If WSC or any of the nominee shareholders

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

    breaches its obligations, WSC is dissolved or the enforcement of the pledged equity interests of WSC is permitted under PRC laws, Infront China will be entitled to exercise its rights to the pledged equity interests, including the right to sell the pledged equity interests of WSC through an auction or a private sale. If the pledged equity interests of WSC are disposed for whatever reasons, all proceeds received will be attributed to Infront China and the nominee shareholders must transfer all proceeds collected to Infront China without consideration, to the extent permitted by PRC laws. This contract remains effective until the earlier of: (i) the discharge in full of the nominee shareholders' and WSC's obligations under VIE agreements, or (ii) the completion of the disposal of the pledged equity interests in WSC.

    Amounts of pledged equity interest of WSC in which the Company has no legal ownership, are €148,733 and €139,321 as of December 31, 2018 and 2017 respectively.

        In the opinion of the Company's PRC legal counsel, (i) the ownership structure of Infront China and its VIE does not contravene any applicable PRC laws and regulations and (ii) the contractual arrangements with WSC and its nominee shareholders are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations, and will not contravene any PRC laws and regulations currently in effect. However, PRC legal counsel has informed the Company that there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, and future PRC laws and regulations, and there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to, or otherwise different from, its opinion stated above.

Associate

        The following table provides detailed information about equity interests in associates.

Name	December 31, 2018	December 31, 2017	December 31, 2016
FIS Marketing AG, Switzerland	24.5%	24.5%	24.5%
Beijing Iron Man Sports Entertainment Co., Ltd.[1]	7.5%	—	—

1
Under the equity agreement, the Group shall have a seat on the board of directors (the board of directors has a total of 5 seats), the power of veto and a right of pre-emption. Therefore, the Group exhibits significant influence over Beijing Iron Man Sports Entertainment Co., Ltd. (Iron Man) and shall treat it as an associate company.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Group information (Continued)

Joint ventures

        The following table provides detailed information about equity interests in joint ventures.

Name	December 31, 2018	December 31, 2017	December 31, 2016
International Games Broadcast Services (IGBS) AG, Switzerland	50%	50%	50%
Infront Ringier Sports & Entertainment AG, Switzerland	50%	50%	50%
DEB Eishockey Sport GmbH[1]	—	50%	—
Business Run Freiburg GbR	50%	50%	50%
OC 2018 IIHF WM APS	50%	50%	50%
Lagardère Unlimited Events South Africa Proprietary Limited	50%	50%	50%
Organizing Committee IIHF 2020 World Championship	50%	50%	50%
Business Run Luxembourg	—	—	50%
AspireInfront LLC, Qatar	—	—	49%

1
DEB Eishockey Sport GMbH was disposed on December 31, 2018.

Acquisitions in 2018

(a)
Acquisition of Xletix GmbH, Germany

        On May 22, 2018, the Group acquired 100% of shares of Xletix GmbH, Germany, a leading European obstacle course organizer. This purchase allowed the Group to enlarge the range of products in its Mass Participation segment.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests

        The fair values of the identifiable assets and liabilities of the Xletix GmbH, Germany as at the date of acquisition were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	4,702
Trade and other receivables	1,646
Inventories	256
Other assets	1,882
Non-current assets
Property, plant and equipment	219
Intangible assets	2,129
Liabilities
Current liabilities
Trade and other payables	835
Interest-bearing liabilities	13
Accrued expenses	621
Contract Liabilities	7,134
Income tax payable	43

Total identifiable net assets at fair value	2,188

Goodwill arising on acquisition	11,724

Purchase consideration	13,912

Purchase consideration:
Cash and cash equivalents	6,231
Contingent consideration	7,681

Total consideration	13,912

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	4,702
Cash paid for the acquired subsidiaries	(6,231)

Net cash flows on acquisition	(1,529)

        In this acquisition, a contingent consideration at fair value of €7,681 was recognized based on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) targets increasing over the years of 2018, 2019 and 2020, which are €3,000, €3,000, €3,000 for the 2018, 2019 and 2020 respectively. The maximum contingent consideration that can be paid is €9,000.

        Goodwill of approximately €11,724 was recognized as part of this acquisition, which results from the exclusive runs owned by the acquired Xletix GmbH, Germany. None of the goodwill recognized is expected to be deductible for tax purposes.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        From the date of acquisition, Xletix GmbH, Germany contributed €8,807 of revenue and incurred €1,916 of profit before tax of the Group for the year ended December 31, 2018.

(b)
Other Acquisitions

        On May 15, 2018, the Group acquired 100% of shares of AROC Sport Pty Ltd., which operates the Ultra Trail Australia event conducted in the Blue Mountains of New South Wales. This acquisition allows the Group to expand into the trail running endurance market. On November 1, 2018, the Group acquired 55% of shares of Yongda. This purchase allowed the Group to enlarge the range of products in its DPSS segment. On January 1, 2018, the Group acquired 100% of Goalscout Srl, developer of a software used in managing digital archives. On May 23, 2018, the Group acquired 100% of shares of Titan Active Limited, which operates the Titan experience mass participation sports business in Europe. On July 7, 2018, the Group acquired REV3 Quassy Event, REV3 Willilamsburg Event and Ironman 70.3 Maine Event (the REV3 acquisition). On September 6, 2018, the Group acquired Triathlon Vitoria-Gasteiz Event, which is a triathlon located in northern Spain. These acquisitions were intended to enlarge the Group's range of products in its Mass Participation segment.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        The acquirees' total fair values of the identifiable assets and liabilities as at acquisition dates were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	860
Trade and other receivables	14,057
Inventories	88
Other assets	1,410
Non-current assets
Property, plant and equipment	1,481
Contract right use of assets	265
Intangible assets	4,127
Investments	482
Other assets	2
Deferred tax assets	21
Liabilities
Current liabilities
Trade and other payables	9,884
Interest-bearing liabilities	3,226
Lease liabilities	141
Contract Liabilities	2,358
Income tax payable	148
Non-current liabilities
Lease liabilities	137
Contract liabilities	11
Deferred tax liabilities	634

Total identifiable net assets at fair value	6,254

Less: Non-controlling interest measured at fair value	2,414
Goodwill arising on acquisition	7,934

Purchase consideration	11,774

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

Fair value recognized on acquisition
€
Purchase consideration:
Cash and cash equivalents	7,409
Contingent consideration	4,365

Total consideration	11,774

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	860
Cash paid for the acquired subsidiaries	(7,409)

Net cash flows on acquisition	(6,549)

        In the acquisition of AROC Sport Pty Ltd., a contingent consideration at fair value of €529 was recognized. The contingent consideration was €317 adjusted for any net profit shortfall or surplus as defined in the agreement for 2019 and 2020. The maximum contingent consideration that can be paid in each year is €380. Goodwill of approximately €2,310 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired AROC Sport Pty Ltd. with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of Yongda, a contingent consideration at fair value of €2,385 was recognized based on Yongda's performance commitment for the operation from 2018 to 2020. The maximum contingent consideration is €367 for the year of 2018 and €2,277 if 100% achieved the projected 2018-2020 accumulated net profits commitment. The non-controlling interest of €2,414 was measured at its proportionate share of the fair value of net identifiable assets acquired. Goodwill of approximately €2,218 was recognized as part of this acquisition, which results from the appraisal of PPE and Contracts, Software, Patent & Brand, with the expectation that it will provide future benefits for the Group. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of Goalscout Srl, no contingent consideration was recognized. Goodwill of approximately €375 was recognized as part of this acquisition, which results from the exclusive software owned by Goalscout Srl. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of Titan Active Limited, a contingent consideration at fair value of €368 was recognized based on certain events occurring, and Titan Active Limited achieving a targeted EBITDA amount. The maximum contingent consideration that can be paid in each year from 2018-2020 is €147. Goodwill of approximately €1,190 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Titan Active Limited with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of REV3, a contingent consideration at fair value of €852 was recognized. There are two possible contingent consideration each at maximum payment of €427 in 2018, and one contingent consideration with maximum possible payout of €85 in 2019. The first €427 is based on the remaining 2018 events acquired actually occurring and the other €427 payment is based on a targeted EBITDA for the

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

remaining events. The contingent consideration for 2019 is depending on if the Group receives certain host city funding. Goodwill of approximately €1,249 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired REV3 with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of Triathlon Vitoria-Gasteiz Event, a contingent consideration at fair value of €231 was recognized based on the occurrence of the events, minimum levels of gross paid athletes and the Group obtaining the host city funding for each of the events in 2020, 2021 and 2022. The maximum contingent consideration that can be paid is €90 in each year. Goodwill of approximately €592 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Triathlon Vitoria-Gasteiz Event with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        From the dates of acquisition, the acquirees contributed €4,719 of revenues and €1,316 of profit before tax of the Group for the year ended December 31, 2018.

Acquisitions in 2017

(a)
Acquisition of Cape Epic

        On February 28, 2017, the Group acquired 100% of shares of Cape Epic (Pty) Ltd. and Grandstand Management (Pty) Ltd. (collectively, the "Cape Epic"), which operate the Absa Cape Epic, an eight-day multi-stage mountain bike event in South Africa. The Group acquired the Cape Epic to enlarge the range of products in its Mass Participation segment.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        The fair values of the identifiable assets and liabilities of the Cape Epic as at the date of acquisition were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	1,555
Trade and other receivables	1,417
Other assets	1,179
Non-current assets
Property, plant and equipment	374
Intangible assets	3,710
Deferred tax assets	18
Other assets	9
Liabilities
Current liabilities
Trade and other payables	908
Deferred income	5,199
Non-current liabilities
Deferred tax liabilities	1,246

Total identifiable net assets at fair value	909

Goodwill arising on acquisition	8,950

Purchase consideration	9,859

Purchase consideration:
Cash and cash equivalents	5,652
Contingent consideration	4,207

Total consideration	9,859

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	1,555
Cash paid for the acquired subsidiaries	(5,652)

Net cash flows on acquisition	(4,097)

        In this acquisition, a contingent consideration at fair value of €4,207 was recognized based on EBITDA targets for the 2017, 2018, 2019 and 2020 events, and vary based on the Group's success in renewing certain sponsorship agreements. The maximum payout for each of the 2017, 2018, 2019, and 2020 contingent considerations is €2,125 (€8,500 in total).

        Goodwill of approximately €8,950 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Cape Epic with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        From the date of acquisition, Cape Epic contributed €8,012 of revenue and incurred €26 of loss before tax of the Group for the year ended December 31, 2017.

(b)
Acquisition of Competitor Group Holdings, Inc.

        On June 1, 2017, the Group acquired 100% of shares of Competitor Group Holdings, Inc. ("CGI"), organizers of the Rock 'N' Roll Marathon Series. The Group acquired CGI to enlarge the range of products in its Mass Participation segment.

        The fair values of the identifiable assets and liabilities of CGI as at the date of acquisition were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	1,838
Trade and other receivables	5,601
Inventories	404
Other assets	1,280
Non-current assets
Property, plant and equipment	1,029
Intangible assets	23,046
Deferred tax assets	4,796
Other assets	361
Liabilities
Current liabilities
Trade and other payables	22,680
Deferred income	14,689
Non-current liabilities
Other liabilities	2,114

Total identifiable net assets at fair value	(1,128)

Goodwill arising on acquisition	78,149

Purchase consideration	77,021

Purchase consideration:
Cash and cash equivalents	77,021

Total consideration	77,021

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	1,838
Cash paid for the acquired subsidiaries	(77,021)

Net cash flows on acquisition	(75,183)

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        Goodwill of approximately €78,149 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired CGI with the Group's operations. Of the goodwill recognized, approximately €4,762 is expected to be deductible for tax purposes.

        From the date of acquisition, CGI contributed €39,157 of revenue and incurred €1,310 of loss before tax of the Group for the year ended December 31, 2017.

(c)
Other Acquisitions

        On May 15, 2017, the Group acquired the businesses of Cape to Cape Event and Port to Port Event, which are multi-stage mountain bike races in Australia. On September 30, 2017, the Group acquired 100% of shares of the Double Heritage, which specializes in the organization of mass participation endurance events. On October 25, 2017, the Group acquired Wines2Whales mountain bike stage races. On November 30, 2017, the Group acquired 100% of shares of Swiss Epic AG, which organizes the Swiss Epic mountain biking race in Switzerland. These acquisitions were intended to enlarge the Group's range of products in its Mass Participation segment.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        The acquirees' total fair values of the identifiable assets and liabilities as at acquisition dates were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	131
Trade and other receivables	2,160
Inventories	3
Other assets	729
Non-current assets
Property, plant and equipment	138
Intangible assets	3,624
Other assets	237
Liabilities
Current liabilities
Trade and other payables	1,186
Deferred income	2,341
Income tax payable	2
Non-current liabilities
Deferred tax liabilities	854

Total identifiable net assets at fair value	2,639

Goodwill arising on acquisition	10,209

Purchase consideration	12,848

Purchase consideration:
Cash and cash equivalents	6,757
Contingent consideration	6,091

Total consideration	12,848

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	131
Cash paid for the acquired subsidiaries	(6,757)

Net cash flows on acquisition	(6,626)

        In the acquisition of Cape to Cape Event and Port to Port Event, a contingent consideration at fair value of €572 was recognized based on the occurrence of, and gross profit from, the 2017 and 2018 events. The contingent consideration amounts are €323 adjusted for any gross profit shortfall or surplus as defined in the agreement. The payout range used to calculate the fair value at each period in 2017 and 2018 was €289 to €340, using a weighted payout probability for the range that was then discounted for the period. Goodwill of approximately €1,370 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Cape to Cape Event and Port to Port Event with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        In the acquisition of Wines2Whales Proprietary Limited, a contingent consideration at fair value of €1,893 was recognized. The 2017 contingent consideration payments is determined based on EBITDA from the 2017 event and has a maximum payout of €1,334, while the 2018 contingent consideration payment is determined based on registration revenue with a maximum potential payout of €433. Goodwill of approximately €3,431 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Wines2Whales Proprietary Limited with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of Swiss Epic AG, a contingent consideration at fair value of €349 was recognized based on the number of teams registered for the 2018 and 2019 events. The maximum contingent consideration payments for the 2018 and 2019 events are €315 and €270 respectively. Goodwill of approximately €1,185 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Swiss Epic AG with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        In the acquisition of the Double Heritage, a contingent consideration at fair value of €3,277 was recognized based on performance commitment for the 2017 - 2019 operation. The maximum contingent consideration payments is €888, €1,184, and €1,480 for the 2017, 2018 and 2019 respectively if 100% achieve the net profits commitment. Goodwill of approximately €4,223 was recognized as part of this acquisition, which results from the appraisal of Contracts & Brand, with the expectation that it will provide future benefits for the Group. None of the goodwill recognized is expected to be deductible for tax purposes.

        From the dates of acquisition, the acquirees contributed €4,090 of revenue and €1,234 of profit before tax of the Group for the year ended December 31, 2017.

Contingent consideration

        As part of the purchase agreement with the previous owner of the acquirees, contingent consideration has been agreed for some of the acquisitions made by the Group. There will be additional cash payments to the previous owners of the acquirees based on the performance of the acquirees. The details of the payment of arrangement vary by agreements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

7. Business combinations and acquisition of non-controlling interests (Continued)

        A reconciliation of fair value measurement of the contingent consideration and liabilities from business combination are provided below:

€
As at 1 January, 2016	2,216
Liabilities arising on business combination	18,884
Movements during the year*	2,426

As at 31 January, 2016	23,526

Liabilities arising on business combination	10,298
Movements during the year*	(9,470)

As at 31 December, 2017	24,354

Liabilities arising on business combination	12,046
Movements during the year	(7,492)

As at 31 December, 2018	28,908

*
Movements during the year include the fair value remeasurement, settlement during the year, and the exchange differences.

        For each business combination in 2018 and 2017 the Group did not gather the information of the acquiree's revenue and profit or loss as the acquisition had been as of the beginning of the reporting year.

8. Interests in joint ventures

        The following table illustrates the aggregate financial information of the Group's joint ventures that are immaterial:

	2018	2017	2016
	€	€	€
Share of the joint ventures' profits/(loss) for the year	5,294	255	(13)

Aggregate carrying amount of the Group's investments in the joint ventures	4,964	1,188	937

9. Investment in associates

        The following table illustrates the financial information of the Group's associate that is immaterial:

	2018	2017	2016
	€	€	€
Share of the associate's profit for the year	272	254	406

Aggregate carrying amount of the Group's investment in the associates	587	93	37

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

10. Fair value measurement

        The following table provides the fair value measurement hierarchy of the Group's assets and liabilities.

        Fair value measurement hierarchy for assets as at December 31, 2018:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Assets measured at fair value:
Financial assets at fair value through profit or loss:
Investments in equity instruments	5,593	5,593	—	—
Currency swap	73	—	73	—
Derivatives designated as hedging instruments:
Foreign exchange forward contracts	580	—	580	—
Equity instruments designated at fair value through OCI	7,931	—	—	7,931

        There were no transfers among Level 1, Level 2 and Level 3 during 2018.

        Fair value measurement hierarchy for liabilities as at December 31, 2018:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Liabilities measured at fair value:
Financial liabilities at fair value through profit or loss:
Derivatives	773	—	773	—
Foreign exchange forward contracts	69	—	69	—
Contingent consideration and Liabilities from business combination	28,908	—	—	28,908

        There were no transfers among Level 1, Level 2 and Level 3 during 2018.

        The following table provides the fair value measurement hierarchy of the Group's assets and liabilities.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

10. Fair value measurement (Continued)

        Fair value measurement hierarchy for assets as at December 31, 2017:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Assets measured at fair value:
Financial assets at fair value through profit or loss:
Investments in equity instruments	5,280	5,280	—	—
Bank certificates of deposit	2	—	2	—
Currency swap	447	—	447	—
Derivatives designated as hedging instruments:
Foreign exchange forward contracts	408	—	408	—

        There were no transfers among Level 1, Level 2 and Level 3 during 2017.

        Fair value measurement hierarchy for liabilities as at December 31, 2017:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Liabilities measured at fair value:
Financial liabilities at fair value through profit or loss:
Derivatives	540	—	540	—
Foreign exchange forward contracts	454	—	454	—
Contingent consideration and Liabilities from business combination	24,354	—	—	24,354
Derivatives designated as hedging instruments:
Interest Rate Swap Deal	39,808	—	39,808	—

        There were no transfers among Level 1, Level 2 and Level 3 during 2017.

        Management has assessed that the fair values of cash and short-term deposits, trade receivables, trade payables, bank overdrafts, interest-bearing loans and borrowings and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

        Management has assessed that the fair value of the long-term interest-bearing loans is determined by using the DCF method and a discount rate that is equal to the effective interest borrowing rate. Management considered that the difference between the carrying amount and the fair value is insignificant.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

10. Fair value measurement (Continued)

        The following methods and assumptions were used to estimate the fair values:

  •
  The fair values of the investments in equities are derived from the quoted market prices in active markets.

  •
  The fair values of other derivative financial instruments are derived from the quoted prices from the financial institutions with which the Group signed the related agreements.

  •
  The fair values of the contingent consideration have been estimated using a valuation technique including the DCF model to consider the time value of the contingent consideration from business combinations. When determining the intrinsic value of the contingent considerations, the valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management's estimate of fair value of the contingent consideration.

Description of significant unobservable inputs to valuation

        The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as at December 31, 2018 and 2017, are as shown below:

	Valuation technique	Significant unobservable inputs	Range (weighted average)	Sensitivity of the fair value to input
Liabilities from business combination—Omnigon Group	DCF method	Discount rate	2018: 5.5% 2017: 5.5%	5% (2017: 5%) increase (decrease) in the discount rate would result in an increase (decrease) in fair value by €2 (2017: €63)
Contingent consideration—Gsport	DCF method	Discount rate	2018: 12.0% 2017: 12.0%	5% (2017: 5%) increase (decrease) in the discount rate would result in an increase (decrease) in fair value by €18 (2017: €33)

        For acquired 11.2% of the issued shares of Copa 90 Limited in 2018, the Group used the acquired cost as the fair value of such investment which categorized as equity instruments designated at fair value through OCI as at December 31, 2018, since there is no significant changes in the fair value of the investee.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

11. Revenue and other operating income

	2017	2016
	€	€
Revenue
Revenue from sale of rights	468,629	493,350
Revenue from services	401,573	333,949
Other revenue	84,396	49,948

	954,598	877,247

11.1 Disaggregated revenue information

        Starting from January 1, 2018 , the Group has disaggregated the revenue into categories which are the same as segment disaggregation from the respective of monitoring mechanism of the revenue.

2018
€
Geographical markets
Asia	128,956
Europe	768,790
America	188,663
Africa	19,247
Oceania	23,530

Total revenue from contracts with customers	1,129,186

        Most of the revenue generated by the Group is recognized over time through the satisfaction of the performance obligation.

11.2 Contract balances

December 31, 2018
€
Trade receivables (See note 29)	166,097
Contract assets—current (See note 22)	39,714
Contract assets—non-current (See note 22)	9,077
Contract liabilities—current (See note 33)	185,681
Contract liabilities—non-current (See note 33)	13,485

Total revenue from contracts with customers	414,054

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

11. Revenue and other operating income (Continued)

        Set out below is the amount of revenue recognized from:

2018
€
Amounts included in contract liabilities at the beginning of the year	183,892
Performance obligations satisfied in previous years	3,726

187,618

11.3 Performance obligations

        Information about the Group's performance obligations are summarized in Note 2.3 d).

        The transaction price allocated to the remaining performance obligations (unsatisfied or partially satisfied) as at December 31, 2018 are, as follows:

December 31, 2018
€
Within one year	475,320
More than one year	968,487

1,443,807

	2018	2017	2016
	€	€	€
Other operating income
Government grant income	6,406	6,563	6,805
Remeasurement of contingent consideration, net	—	546	2,149
Gain on financial instruments	—	356	384
Others	2,448	4,749	3,675

	8,854	12,214	13,013

12. Other operating expenses

	2018	2017	2016
	€	€	€
Losses on disposal of subsidiaries	—	—	592
Various taxes other than income tax	952	1,949	1,609
Legal claim expenses	612	1,015	22
Bad debt expenses	32,054	5,206	2,658
Remeasurement of contingent consideration, net	757	—	—
Others	1,280	1,162	1,311

	35,655	9,332	6,192

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

13. Finance results

	2018	2017	2016
	€	€	€
Finance costs
Interests on bank loans, overdrafts and other loans	34,768	46,219	36,243
Interest expense on the lease liability	1,323	—	—
Bank charges	1,777	347	400
Loss on derivative financial instruments at fair value through profit or loss	705	390	64
Foreign exchange losses	5,436	—	—
Others	9,702	6,344	8,054

	53,711	53,300	44,761

Finance income
Interest income	11,504	21,441	10,580
Dividends income	—	1,517	561
Foreign exchange gains	—	4,030	89
Others	338	883	4,720

	11,842	27,871	15,950

14. Personnel expenses

        Expenses incurred by non-project related function personnel are classified as personnel expenses by the Group.

	2018	2017	2016
	€	€	€
Wages, salaries and payroll benefits	115,156	99,178	88,032
Social security	9,047	8,219	6,607
Pension costs	7,863	7,239	7,314
Share-based payment expenses	7,777	16,377	7,127
Others	4,590	4,092	6,133

	144,433	135,105	115,213

        Defined contribution plans are funded through payments by the employer, the total expenses for these plans amount to €6,080 (€6,126 in 2017 and €5,882 in 2016).

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

15. Components of OCI

	2018	2017	2016
	€	€	€
Cash flow hedges:
Gains/(losses) arising during the year
Reclassification to profit or loss during the year, net of tax	4,909	(163)	(336)
Fair value changes of derivatives, net of tax	183	(2,053)	(2,831)

Cash flow hedging gains/losses	5,092	(2,216)	(3,167)
Exchange differences:
Exchange differences on translation of foreign operations	(2,957)	(3,751)	(4,737)
Other comprehensive income not to be reclassified to profit or loss in subsequent periods:
Net remeasurement gains/losses on defined benefit plans, net of tax	(760)	352	815

	1,375	(5,615)	(7,089)

        The disaggregation of changes of OCI attributable to the equity holders of the parent by each type of reserve in equity is shown below:

	Cash flow hedge reserve	Remeasurement on defined benefit plans	Foreign currency translations reserve	Total
	€	€	€	€
As at January 1, 2016	126	(2,906)	(1,660)	(4,440)
Remeasurement gains on defined benefit plan	—	815	—	815
Cash flow hedges	(3,167)	—	—	(3,167)
Exchange differences on translation of foreign operations	—	—	(4,730)	(4,730)

As at December 31, 2016	(3,041)	(2,091)	(6,390)	(11,522)

Remeasurement gains on defined benefit plan	—	344	—	344
Cash flow hedges	(2,166)	—	—	(2,166)
Exchange differences on translation of foreign operations	—	—	(3,666)	(3,666)

As at December 31, 2017	(5,207)	(1,747)	(10,056)	(17,010)
Changes in accounting policies	—	—	(68)	(68)
Remeasurement gains on defined benefit plan	—	(717)	—	(717)
Cash flow hedges	4,802	—	—	4,802
Exchange differences on translation of foreign operations	—	—	(3,049)	(3,049)

As at December 31, 2018	(405)	(2,464)	(13,173)	(16,042)

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

16. Selling, office and administrative expenses

	2018	2017	2016
	€	€	€
Professional service expenses	14,929	13,134	16,179
Travel expenses	6,999	6,390	6,387
Marketing expenses	10,222	7,587	4,700
Lease payments recognized as an operating lease expense	1,275	—	—
Others	18,618	27,599	26,263

	52,043	54,710	53,529

17. Income tax

        The major components of income tax expense for the years ended December 31, 2018, 2017 and 2016:

Profit or loss	2018	2017	2016
	€	€	€
Current income tax	33,491	23,007	12,030
Deferred tax	(14,536)	(5,276)	7,991

Income tax expense reported in the consolidated statement of profit or loss	18,955	17,731	20,021

Other comprehensive income	2018	2017	2016
	€	€	€
Deferred tax related to items recognized in OCI during the year:
Net loss on revaluation of cash flow hedges	(826)	(361)	(468)
Net gain from remeasurement on defined benefit Plans	156	53	132

Deferred tax charged to OCI	(670)	(308)	(336)

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

17. Income tax (Continued)

        Reconciliation of tax expense and the accounting profit multiplied by Switzerland's domestic tax rate (14.6%) for 2018, 2017 and 2016:

	2018	2017	2016
	€	€	€
Profit/(Loss) before tax	72,967	96,523	(9,224)

	72,967	96,523	(9,224)
Tax at the statutory tax rate	10,653	14,092	(1,347)
Adjustments in respect of current tax of previous years	(212)	(714)	(835)
Effect on opening deferred tax of changes in rates*	158	(7,803)	—
Utilization of previously unrecognized tax losses	(3,872)	(630)	(3,382)
Income not subject to tax	(2,611)	(313)	(1,895)
Non-deductible expenses for tax purposes	5,524	6,003	4,386
Goodwill Impairment	—	—	10,805
Tax losses not recognized	1,757	213	878
Effect of different local tax rates	6,541	7,003	9,675
Others	1,017	(120)	1,736

Income tax expense reported in the Consolidated statement of profit or loss	18,955	17,731	20,021

*
The effect on opening deferred tax of changes in rates is mainly due to the tax rate of certain subsidiaries changes as a result of the tax reform in the United States, which was enacted on December 22, 2017. The tax rate of those subsidiaries changed from approximately 38% to 25%.

	Consolidated statement of financial position
			Consolidated statement of profit or loss
	As at December 31, 2018	As at December 31, 2017
			2018	2017
	€	€	€	€
Recognized gross deferred income tax assets:
Provision of impairment losses on trade receivables and other receivables	—	180	—	—
Losses available for offsetting against future taxable profits	25,240	25,794	(1,524)	(8,773)
Other temporary differences	30,118	15,321	15,047	4,426

	55,358	41,295	13,523	(4,347)

Recognized gross deferred income tax liabilities:
Fair value adjustment arising from business combinations	77,766	94,667	(1,623)	(14,440)
Other temporary differences	35,971	15,046	610	4,817

	113,737	109,713	(1,013)	(9,623)

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

17. Income tax (Continued)

	2018	2017
	€	€
Net deferred tax assets recognized in the consolidated statement of financial position	24,562	13,990
Net deferred tax liabilities recognized in the consolidated statement of financial position	82,941	82,408

Net deferred tax	(58,379)	(68,418)

Reconciliation of deferred tax, net	2018	2017
	€	€
As at January 1	(68,418)	(85,708)
Tax credit/(expense) during the year recognized in profit or loss	14,126	5,276
Tax credit during the year recognized in OCI	(843)	308
Deferred taxes acquired in business combinations	(22)	2,743
Exchange differences	(2,855)	8,963
Adoption of IFRS 15/16	(367)	—

As at December 31	(58,379)	(68,418)

        The Group has tax losses of approximately €19,590 and €24,297 that are available indefinitely for offsetting against future taxable profits of the companies in which the losses arose as at December 31, 2018 and 2017.

        Of the losses in 2018, €153 will expire in one year, €1,196 of which will expire in three years, €2,158 of which will expire in five years, €190 of which will expire in nine years, €15,893 of which will not expire in future years, as at December 31, 2018.

        Of the losses in 2017, €164 will expire in two years, €114 of which will expire in three years, €1,505 of which will expire in four years, €3,017 of which will expire in five years, €772 of which will expire in nine years, €18,725 of which will not expire in future years, as at December 31, 2017.

        The Group believes that all applicable taxes have been paid or accrued. Where uncertainty exists, the Group has accrued tax liabilities based on management's best estimate of the probable outflow of resources embodying economic benefits, which would be required to settle these liabilities. The Group does not believe that any other material tax matters exist relating to the Group, including current pending or future governmental claims and demands, which would require adjustments to the accompanying financial statements in order for those statements not to be materially misstated or misleading.

        Tax provisions are included in note 32 based on the period in which the tax provisions are expected to be settled or in which the related statute of limitations expires.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

18. Earnings per share ("EPS")

        EPS is calculated by dividing the profit or loss for the year attributable to ordinary equity holders of the parent by the number of ordinary shares after the Reorganization as mentioned in note 1.

	2018	2017	2016
	€	€	€
Profit/(Loss) for the year attributable to ordinary equity holders of the parent for basic earnings	51,646	77,203	(29,047)
Impact on the options under ISA plan	(212)	(3,204)	—
Impact on the RSUs under Equity Incentive Plan	(91)	—	—

Profit/(Loss) for the year attributable to ordinary equity holders of the parent adjusted for the effect of dilution	51,343	73,999	(29,047)

	2018	2017	2016
	in thousands	in thousands	in thousands
Weighted average number of ordinary shares for basic EPS	169,331	169,331	169,331

Weighted average number of ordinary shares adjusted for the effect of dilution	169,331	169,331	169,331

        There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

19. Property, plant and equipment

	Office and IT equipment	Media production equipment	Leasehold improvements	Machinery, equipment and vehicle	Projects in progress	Total
	€	€	€	€	€	€
Cost
At January 1, 2017	19,359	53,616	12,040	9,204	54	94,273
Additions	1,816	2,733	2,528	1,656	674	9,407
Acquisition of subsidiaries (note 7)	250	—	318	923	50	1,541
Transfers from projects in progress	54	—	282	100	(436)	—
Disposals	(1,468)	(2,203)	(631)	(221)	—	(4,523)
Exchange differences	(519)	(506)	(175)	(892)	(14)	(2,106)

At December 31, 2017	19,492	53,640	14,362	10,770	328	98,592
Additions	3,531	3,366	1,577	3,079	200	11,753
Acquisition of subsidiaries (note 7)	247	—	261	1,192	—	1,700
Transfers from projects in progress	134	—	24	243	(401)	—
Disposals	(425)	(954)	(854)	(411)	—	(2,644)
Exchange differences	375	268	163	78	(20)	864

At December 31, 2018	23,354	56,320	15,533	14,951	107	110,265
Depreciation
At January 1, 2017	13,512	41,727	8,113	5,359	—	68,711
Depreciation charge for the year	2,532	5,512	2,037	1,526	—	11,607
Disposals	(1,361)	(1,798)	(586)	(210)	—	(3,955)
Exchange differences	(298)	(663)	(52)	(568)	—	(1,581)

At December 31, 2017	14,385	44,778	9,512	6,107	—	74,782
Depreciation charge for the year	2,759	4,506	1,474	1,997	—	10,736
Disposals	(269)	(893)	(553)	(266)	—	(1,981)
Exchange differences	323	175	118	64	—	680

At December 31, 2018	17,198	48,566	10,551	7,902	—	84,217
Net book value
At December 31, 2018	6,156	7,754	4,982	7,049	107	26,048

At December 31, 2017	5,107	8,862	4,850	4,663	328	23,810

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

20. Right of use assets

	Buildings	Machinery equipment and vehicle	Office and IT equipment	Software	Total
	€	€	€	€	€
Cost
At January 1, 2018*	35,055	796	4,890	1,985	42,726
Additions	6,492	1,066	2,005	11	9,574
Acquisition of subsidiaries	177	88	—	—	265
Contract Cancellation	(3,519)	(11)	(3,553)	—	(7,083)
Exchange differences	289	2	3	—	294

At December 31, 2018	38,494	1,941	3,345	1,996	45,776

Depreciation
At January 1, 2018	—	—	—	—	—
Charge for the year	7,907	581	1,403	569	10,460
Contract Cancellation	(122)	(6)	(449)	—	(577)
Exchange differences	101	1	2	—	104

At December 31, 2018	7,886	576	956	569	9,987

Net book value
At January 1, 2018*	35,055	796	4,890	1,985	42,726

At December 31, 2018	30,608	1,365	2,389	1,427	35,789

*
The balance on January 1, 2018 was generated due to the adoption of IFRS 16 by the Group.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

21. Intangible assets

	Customer relationships	Trade names	Software	Other intangible assets	Total
	€	€	€	€	€
Cost
At January 1, 2017	49,709	388,967	18,900	33,472	491,048
Additions	—	—	2,489	1,301	3,790
Acquisition of subsidiaries (note 7)	5,104	23,167	—	2,109	30,380
Sale or disposal	(257)	—	(405)	(1,100)	(1,762)
Exchange differences	(5,486)	(46,836)	(1,567)	(1,361)	(55,250)

At December 31, 2017	49,070	365,298	19,417	34,421	468,206
Additions			2,955	1,238	4,193
Acquisition of subsidiaries (note 7)	390	682	1,290	3,894	6,256
Sale or disposal			(63)	(138)	(201)
Exchange differences	1,388	15,034	513	398	17,333

At December 31, 2018	50,848	381,014	24,112	39,813	495,787
Amortization
At January 1, 2017	24,268	—	10,813	19,220	54,301
Charge for the year	2,897	7	2,857	4,761	10,522
Written off on disposal	(40)	—	(304)	(462)	(806)
Exchange differences	(2,735)	—	(845)	(1,218)	(4,798)

At December 31, 2017	24,390	7	12,521	22,301	59,219
Charge for the year	3,013	40	3,043	4,048	10,144
Written off on disposal	—	—	(63)	(138)	(201)
Exchange differences	910	—	360	361	1,631

At December 31, 2018	28,313	47	15,861	26,572	70,793
Impairment
At December 31, 2017	—	—	—	—	—
Charge for the year	—	—	—	1,506	1,506

At December 31, 2018	—	—	—	1,506	1,506
Net book value
At December 31, 2018	22,535	380,967	8,251	11,735	423,488

At December 31, 2017	24,680	365,291	6,896	12,120	408,987

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

22. Accrued income

        Accrued income includes revenues that are not yet invoiced to the extent that it is probable that the economic benefits will flow to the Group and the revenues can be measured reliably.

	December 31, 2018	December 31, 2017
	€	€
Accrued income, project related	2,641	59,084
Accrued income, non-project related	3,833	1,495

Total accrued income	6,474	60,579

Current	6,474	60,279
Non-current	—	300

  Contract assets

	December 31, 2018
	Carrying amount	Expected credit losses	Net book value
	€	€	€
Total contract assets	48,969	178	48,791

Current	39,892	178	39,714
Non-current	9,077	—	9,077

        Set out below is the movement in the allowance for ECLs of contract assets:

€
At January 1, 2018*	210
Provision for ECLs	980
Write-off	(1,013)
Foreign exchange movement	1

At December 31, 2018	178

*
The balance on January 1, 2018 was generated due to adoption of IFRS 9.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

23. Goodwill and intangible assets with indefinite useful lives

Goodwill	December 31, 2018	December 31, 2017	December 31, 2016
	€	€	€
Beginning balance
Cost	708,137	675,173	608,978
Accumulated impairment provision	(68,606)	(77,677)	—

	639,531	597,496	608,978

Opening balance, net of impairment	639,531	597,496	608,978
Acquisition of subsidiaries	19,658	97,308	47,670
Remeasurement of acquisition of prior year*	375	400	—
Impairment	—	—	(74,010)
Disposal of subsidiaries	—	—	(196)
Exchange differences	17,762	(55,673)	15,054

	677,326	639,531	597,496
End of the year:
Cost	748,814	708,137	675,173
Accumulated Impairment provision	(71,488)	(68,606)	(77,677)

	677,326	639,531	597,496

*
The remeasurement of goodwill for the year ended December 31, 2018 was related to the acquisition of CGI in 2017. The Group did not finalize the valuation of the acquiree at that time due to the acquisition occurring near the year end of 2017. The remeasurement of goodwill for the year ended December 31, 2017 was related to the acquisition of Sella Group in 2016. The Group did not finalize the valuation of the acquiree at that time due to the acquisition occurring near the year end of 2016.

        In 2016, for impairment testing purposes, goodwill and trade names acquired through business combinations with indefinite useful lives are allocated to the WEH North America CGU, WEH EMEA CGU, WEH APAC CGU, WEH Asia CGU, Infront Football CGU, Infront Summer Sports CGU, Infront Winter Sports CGU, Infront DPSS CGU, Infront Personal & Corporate Fitness CGU and the Double Heritage. Starting from 2017, management changed the way it monitored operations of the WEH APAC region. As a result, the APAC region met the criteria to be divided into WEH Asia CGU and WEH Oceania CGU.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

23. Goodwill and intangible assets with indefinite useful lives (Continued)

        Carrying amounts of goodwill and trade names with indefinite useful lives allocated to each of the CGUs as at December 31, 2018 are as follows:

Cash-generating units	Goodwill	Trade names	Total
WEH North America	367,642	185,786	553,428
WEH EMEA	99,834	131,517	231,351
WEH Asia	7,992	4,920	12,912
WEH Oceania	46,779	57,882	104,661
Infront Football	35,000	—	35,000
Infront Summer Sports	19,176	—	19,176
Infront Winter Sports	35,000	—	35,000
Infront DPSS	37,743	—	37,743
Infront Personal & Corporate Fitness	21,724	—	21,724
The Double Heritage	4,218	—	4,218
Yongda	2,218	—	2,218

Total	677,326	380,105	1,057,431

        None of these 8 CGUs (Infront Football, Infront Summer Sports, Infront Winter Sports, Infront DPSS, Infront Personal & Corporate Fitness, the Double Heritage and Yongda) is at risk of having its value in use being less than its carrying value.

        Carrying amounts of goodwill and trade names with indefinite useful lives allocated to each of the CGUs as at December 31, 2017 are as follows:

Cash-generating units	Goodwill	Trade names	Total
	€	€	€
WEH North America	351,124	178,296	529,420
WEH EMEA	97,313	126,504	223,817
WEH Asia	7,736	4,721	12,457
WEH Oceania	43,381	55,549	98,930
Infront Football	35,000	—	35,000
Infront Summer Sports	19,176	—	19,176
Infront Winter Sports	35,000	—	35,000
Infront DPSS	36,549	—	36,549
Infront Personal & Corporate Fitness	10,000	—	10,000
The Double Heritage	4,252	—	4,252

Total	639,531	365,070	1,004,601

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

23. Goodwill and intangible assets with indefinite useful lives (Continued)

        Carrying amounts of goodwill and trade names allocated to each of the CGUs as at December 31, 2016 are as follows:

Cash-generating units	Goodwill	Trade names	Total
	€	€	€
WEH North America	330,855	164,670	495,525
WEH EMEA	151,980	155,167	307,147
WEH APAC	55,771	69,130	124,901
Infront Football	35,000	—	35,000
Infront Summer Sports	20,018	—	20,018
Infront Winter Sports	35,000	—	35,000
Infront DPSS	36,549	—	36,549
Infront Personal & Corporate Fitness	10,000	—	10,000

Total	675,173	388,967	1,064,140

        The Group performed its annual impairment test in December 2018, 2017 and 2016. The Group considers the relationship between value in use and carrying amount among other factors.

        As at December 31, 2018 and 2017, the result of the goodwill impairment test indicated that the value in use of all the CGUs were higher than the respective carrying amounts, therefore no further goodwill impairment was recognized.

        As at December 31, 2016, the result of the goodwill impairment test indicated that the value in use of the WEH North America CGU and WEH EMEA CGU were lower than the respective carrying amounts, therefore the management has recognized an impairment loss of €74,010.

Impairment test as at December 31, 2018

WEH North America CGU

        The recoverable amount of the US North America CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 9.0% and cash flows beyond the five-year period are extrapolated using a 2.5% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.6% (i.e. to 9.6%), or a decrease in growth rate of 0.6% (i.e. to 1.9%) would result in impairment.

WEH EMEA CGU

        The recoverable amount of the WEH EMEA CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 10.0% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

23. Goodwill and intangible assets with indefinite useful lives (Continued)

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 1.8% (i.e. to 11.8%), or a decrease in growth rate of 2.1% (i.e. to 0.9%) would result in impairment.

WEH Asia CGU

        The recoverable amount of the WEH Asia CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 11.0% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 1.8% (i.e. to 12.8%), or a decrease in growth rate of 1.5% (i.e. to 1.5%) would result in impairment.

WEH Oceania CGU

        The recoverable amount of the WEH Oceania CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 9.0% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.2% (i.e. to 9.2%), or a decrease in growth rate of 0.3% (i.e. to 2.7%) would result in impairment.

Impairment test as at December 31, 2017

WEH North America CGU

        The recoverable amount of the WEH North America CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 9% and cash flows beyond the five-year period are extrapolated using a 2.4% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 1.8% (i.e. to 9.1%), or a decrease in growth rate of 0.1% (i.e. to 2.3%) would result in impairment.

WEH EMEA CGU

        The recoverable amount of the WEH EMEA CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 9.0% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.1% (i.e. to 9.1%), or a decrease in growth rate of 0.1% (i.e. to 2.9%) would result in impairment.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

23. Goodwill and intangible assets with indefinite useful lives (Continued)

WEH Asia CGU

        The recoverable amount of the WEH Asia CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 11.0% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 21.5% (i.e. to 32.5%), or a decrease in growth rate of 116.0% (i.e. to –113.0%) would result in impairment.

WEH Oceania CGU

        The recoverable amount of the WEH Oceania CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The discount rate applied to cash flow projections is 9% and cash flows beyond the five-year period are extrapolated using a 2.8% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.1% (i.e. to 9.1%), or a decrease in growth rate of 0.1% (i.e. to 2.7%) would result in impairment.

Impairment test as at December 31, 2016

WEH North America CGU

        The recoverable amount of the WEH North America CGU has been determined based on weighting of guideline transactions method and discounted cash flow method calculation using cash flow projections from financial budgets approved by senior management covering a nine-year period, since the forecast after the fifth year can be justified. The discount rate applied to cash flow projections is 9% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. It was concluded that the fair value less costs of disposal did not exceed the value in use. As a result of this analysis, management has recognized an impairment charge of €12,402 in the current year against goodwill with a carrying amount of €507,277 as at December 31, 2016.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.5% (i.e. to 9.5%) would result in a further impairment of €25,761, while a decrease in growth rate of 0.5% (i.e. to 2.5%) would result in a further impairment of €20,767.

WEH EMEA CGU

        The recoverable amount of the WEH EMEA CGU has been determined based on weighting of guideline transactions method and discounted cash flow method calculation using cash flow projections from financial budgets approved by senior management covering a nine-year period, since the forecast after the fifth year can be justified. The discount rate applied to cash flow projections is 11% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. It was concluded that the fair value less costs of disposal did not exceed the value in use. As a result of this analysis, management has recognized an impairment charge of €61,608 in the current year against goodwill with a carrying amount of €233,764 as at December 31, 2016.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

23. Goodwill and intangible assets with indefinite useful lives (Continued)

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.5% (i.e. to 11.5%) would result in a further impairment of €8,135, while a decrease in growth rate of 0.5% (i.e. to 2.5%) would result in a further impairment of €6,330.

WEH APAC CGU

        The recoverable amount of the WEH APAC CGU has been determined based on weighting of guideline transactions method and discounted cash flow method calculation using cash flow projections from financial budgets approved by senior management covering a nine-year period, since the forecast after the fifth year can be justified. The discount rate applied to cash flow projections is 11% and cash flows beyond the five-year period are extrapolated using a 3.0% growth rate. As a result of the analysis, management did not identify an impairment for this CGU.

        The sensitivity analysis made by the management indicated that an increase in the discount rate of 0.1% (i.e. to 11.1%), or a decrease in growth rate of 0.2% (i.e. to 2.8%) would result in impairment.

24. Other assets and other liabilities

Other assets

	December 31, 2018	December 31, 2017
	€	€
Current portion:
Prepayment, project related	69,542	68,061
Deferred expense, non-project related	2,202	3,787
Derivatives not designated as hedging instruments
Currency swap	73	447
Derivatives designated as hedging instruments
Foreign exchange forward contracts	580	408
Financial assets at fair value through profit or loss
Investment in listed equity instruments	5,593	5,280
Restricted cash—current	430	1,058
Long-term receivables due within 1 year	—	400
Bank certificates of deposit	—	2
Cost to fulfill the contract obligation	3,141	—

Total other current assets	81,561	79,443

Non-current portion:
Prepayment, project related	44,868	54,435
Deferred expense, non-project related	595	47
Derivatives designated as hedging instruments
Interest rate swap	—	—
Equity instruments designated at fair value through OCI
Investment in other equity instruments	7,931	—
Cost to fulfill the contract obligation	425	—
Other	1,134	815

Total other non-current assets	54,953	55,297

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

24. Other assets and other liabilities (Continued)

Other liabilities

	December 31, 2018	December 31, 2017
	€	€
Current portion:
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	69	454
Financial liabilities at fair value through profit or loss
Contingent consideration—current portion	16,255	6,060
Derivatives	773	540

Total other current liabilities	17,097	7,054

Non-current portion:
Derivatives designated as hedging instruments
Interest rate swap	—	39,808
Financial liabilities at fair value through profit or loss
Contingent consideration—non-current portion	12,653	18,294
Share-based payments liabilities	17,784	11,423
Others	1,365	550

Total other non-current liabilities	31,802	70,075

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

25. Interest-bearing loans and borrowings

	Effective Interest Rate	Maturity	December 31, 2018	December 31, 2017
	%		€	€
Current interest-bearing loans and borrowings
Bank loan floating rate A1	6.4	Jun 26, 2021	1,250	1,291
Bank loan floating rate G2	7.7	Jan 31, 2019	—	377
Bank loan floating rate H3	2.3	Mar 31, 2019	10,000	—
Bank loan floating rate I3	2.3	Sep 30, 2019	11,000	—
Bank loan fixed rate A	2.1	Mar 31, 2017	—	—
Bank loan fixed rate B4	5.2	Jun 27, 2019	1,904	—
Bank loan fixed rate C5	6.1	Sep 20, 2019	1,270	—
Other loan fixed rate B7	4.1	May 24, 2019	63	—

Total current interest-bearing loans and borrowings			25,487	1,668

Non-current interest-bearing loans and borrowings
Bank loan floating rate A1	6.4	Jun 26, 2021	209,718	202,330
Bank loan floating rate J3	2.3	Mar 31, 2020	11,894	—
Bank loan floating rate K3	2.3	Sep 30, 2020	12,885	—
Bank loan floating rate L3	2.3	Mar 31, 2021	13,876	—
Bank loan floating rate M3	2.3	Jun 30, 2021	287,257	—
Other loan floating rate A6	3.1	Jul 21, 2019	—	393,833

Total non-current interest-bearing loans and borrowings			535,630	596,163

Total interest-bearing loans and borrowings			561,117	597,831

1
The loans carried a floating rate of LIBOR+4.00% in 2018 and LIBOR+4.25% in 2017. They were secured by total assets which are owned by certain subsidiaries of the Group as shown below.

	December 31, 2018	December 31, 2017
	€	€
Property, plant and equipment	10,155	8,466
Contract right use of assets	10,146	—
Intangible assets	110,078	106,687
Other non-current assets	1,133	678
Goodwill	186,290	177,142
Deferred tax assets	9,373	11,126
Inventories	5,786	2,957
Trade and other receivables	14,505	20,579
Accrued income and deferred costs	6,338	3,980
Other current assets	10,180	6,719
Cash and cash equivalents	45,802	34,111
2
The loan carried an annual floating rate of USLIBOR+6.24%.

3
The floating rate of the loan varies from 1.75% to 3.25% and depends on the leverage ratio of the subsidiary that borrows the loan.

4
The loan is secured by the property with the amount of €1,707 from one third party and guaranteed by another third party of the Group.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

25. Interest-bearing loans and borrowings (Continued)

5
The loan is secured by the property with the amount of €1,428 from one third party and guaranteed by another third party of the Group.

6
The loan carried an effective annual interest rate of 3.10% after taking the effect of cross currency swap into account.

7
The loan is arising from the sale and leaseback transaction which should be recognized as a financial liability.

        The major changes in liabilities arising from financing activities of the Group are proceeds and repayment of borrowings, the reconciliation between the opening and closing balances for the current year are shown as below:

€
January 1, 2017	691,913
Proceeds from borrowings*	26,498
Repayment of borrowings	(38,649)
Other movements**	(81,931)

January 1, 2018	597,831
Acquisition of subsidiaries	3,237
Proceeds from borrowings	350,000
Repayment of borrowings	(377,162)
Other movements**	(12,789)

December 31, 2018	561,117

*
The €88,770 borrowing that was granted from Wanda Culture Holding Co., Ltd. in 2017 resulted in an increase in other payables. It is presented as proceeds from borrowings in the consolidated statement of cash flows.

**
The other movements include amortization of upfront and deferred financing fees and exchange differences of the loans.

26. Hedging activities and derivatives

        The Group is exposed to certain risks relating to its ongoing business operations. The primary risks managed using derivative instruments are foreign currency risk and interest rate risk.

        The Group's risk management strategy and how it is applied to manage risk are explained in note 27.

Cash flow hedges

Foreign currency risk

        Foreign exchange forward contracts measured at fair value are designated as hedging instruments in cash flow hedges of cash inflows (revenue) in US dollars (USD) and cash outflows in Confoederatio Helvetica Franc ("CHF") (mainly payroll expenses).

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

26. Hedging activities and derivatives (Continued)

        While the Group also enters into other foreign exchange forward contracts with the intention of reducing the foreign exchange risk of expected sales and purchases, these other contracts are not designated in hedge relationships and are measured at fair value through profit or loss.

        The foreign exchange forward contract balances vary with the level of changes in foreign exchange forward rates and interest rates.

        For the foreign currency forward contracts designated as hedging instruments, the terms of the contracts match the terms of the expected highly probable forecast transactions. As a result, there is no hedge ineffectiveness to be recognized in the consolidated statement of profit or loss.

Interest rate risk

        The Group had designated a cross currency swap as a hedging instrument for future repayment of long-term loan denominated in USD. The balance of the cross currency swap agreement varies with the forward exchange rate and the US LIBOR.

	December 31, 2018		December 31, 2017
	Assets	Liabilities	Assets	Liabilities
			€	€
Foreign currency forward contracts	580	—	408	—
Cross currency swap	—	—	—	39,808

        The period of expected hedging cash flow and the period that affects gain and loss are as follows:

	December 31, 2018		December 31, 2017
	Cash Inflow	Cash Outflow	Cash Inflow	Cash Outflow
			€	€
Within 1 year	40,247	—	49,850	—
1 - 3 years	—	83,260	—	422,683
More than 3 years	—	—	—	—
27. Financial instruments risk management objectives and policies

        The Group's principal financial liabilities, other than derivatives, comprise of loans and borrowings, and trade and other payables. The main purpose of these financial liabilities is to finance the Group's operations and to provide guarantees to support its operations. The Group's principal financial assets include trade and other receivables, and cash and short-term deposits that derive directly from its operations. The Group also holds bank certificates of deposit and enters into derivative transactions.

        The Group is exposed to market risk, credit risk and liquidity risk. The Group's senior management oversees the management of these risks. The Group's senior management is supported by a financial risk team that advises on financial risks and the appropriate financial risk governance framework for the Group. The financial risk team provides assurance to the Group's senior management that the Group's financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group's policies and risk objectives. All

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

27. Financial instruments risk management objectives and policies (Continued)

derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision. It is the Group's policy that no trading in derivatives for speculative purposes may be undertaken. The Group's senior management reviews and agrees policies for managing each of these risks, which are summarized below.

Market risk

        Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments affected by market risk include loans and borrowings, deposits, bank certificates of deposit and derivative financial instruments.

        The sensitivity analyses in the following sections relate to the position as at December 31, 2018 and 2017.

        The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at December 31, 2018.

        The analyses exclude the impact of movements in market variables on: the carrying values of pension and other post-retirement obligations, provisions, and the non-financial assets and liabilities of foreign operations. The analysis for the contingent consideration liability is provided in note 10.

        The following assumptions have been made in calculating the sensitivity analyses:

        The sensitivity of the relevant profit or loss item is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at December 31, 2018 including the effect of hedge accounting.

        The sensitivity of equity is calculated by considering the effect of any associated cash flow hedges and hedges of a net investment in a foreign operation at December 31, 2018 for the effects of the assumed changes of the underlying risk.

Interest rate risk

        Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group's exposure to the risk of changes in market interest rates relates primarily to the Group's long-term debt obligations with floating interest rates.

Interest rate sensitivity

        The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected, after the impact of hedge accounting. With all other

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

27. Financial instruments risk management objectives and policies (Continued)

variables held constant, the Group's profit/(loss) before tax is affected through the impact on floating rate borrowings as follows:

	Increase/decrease in basis points	Effect on profit/(loss) before tax
		€
2018
Interest rate increase	100 basis points	(506)
Interest rate decrease	100 basis points	506
2017
Interest rate increase	100 basis points	(2,405)
Interest rate decrease	100 basis points	2,405
2016
Interest rate increase	100 basis points	(1,210)
Interest rate decrease	100 basis points	1,210

        The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a significantly higher volatility than in prior years.

Foreign currency risk

        Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group's exposure to the risk of changes in foreign exchange rates relates primarily to the Group's operating activities (when revenue or expense is denominated in a foreign currency) and the Group's net investments in foreign subsidiaries.

        The Group hedges its exposure to fluctuations by certain foreign currency denominated forecasted cash flows arising from foreign currency denominated borrowings and probable forecasted transactions by using foreign currency swaps and forwards, mainly for foreign exchange risk between EUR and USD as well as CHF.

        When a derivative is entered into for hedging purposes, the Group negotiates the terms of the derivative to match the terms of the hedged exposure. For hedges of forecast transactions, the derivative covers the period of exposure from the point the cash flows of the transactions are forecasted up to the point of settlement of the resulting receivable or payable that is denominated in the foreign currency.

Foreign currency sensitivity

        The following tables demonstrate the sensitivity to a reasonably possible change in CHF/EUR and USD/EUR exchange rates, with all other variables held constant. The impact on the Group's profit before

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

27. Financial instruments risk management objectives and policies (Continued)

tax is due to changes in the fair value of monetary assets and liabilities including non-designated foreign currency derivatives and embedded derivatives.

	2018	Effect on profit/(loss) before tax
		€
CHF/EUR	+5%	(2,579)
USD/EUR	+5%	1,530

	2017	Effect on profit/(loss) before tax
		€
CHF/EUR	+5%	(1,984)
USD/EUR	+5%	1,598

	2016	Effect on profit/(loss) before tax
		€
CHF/EUR	+5%	416
USD/EUR	+5%	780

        The impact on the Group's OCI is mainly due to translation differences from USD and CNY to EUR made by WSH sub-group and WSC sub-group.

	2018	Effect on OCI
		€
USD/EUR	+5%	(2,454)
CNY/EUR	+5%	122

	2017	Effect on OCI
		€
USD/EUR	+5%	(3,247)
CNY/EUR	+5%	936

	2016	Effect on OCI
		€
USD/EUR	+5%	(3,754)
CNY/EUR	+5%	936

        The movement in the pre-tax effect is a result of a change in the fair value of derivative financial instruments not designated in a hedge relationship and monetary assets and liabilities denominated in USD (for WSH and World Endurance Holdings, Inc. ("WEH")), EUR (for IHAG) and Chinese Renminbi Yuan (for WSC), where the functional currency of the entity is a currency other than respective currencies. Although the derivatives have not been designated in a hedge relationship, they act as an economic hedge and will offset the underlying transactions when they occur.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

27. Financial instruments risk management objectives and policies (Continued)

Credit risk

        Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Trade receivables

        Customer credit risk is managed by each business unit subject to the Group's established policy, procedures and control relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment.

        An impairment analysis is performed at each reporting date on an individual basis for major clients. In addition, a large number of minor receivables are grouped into homogenous groups and assessed for impairment collectively. The calculation is based on actual incurred historical data. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in note 24. The Group evaluates the concentration of risk with respect to trade receivables as insignificant, as its customers are located in several jurisdictions and operate in largely independent markets.

Financial instruments and cash deposits

        Credit risk from balances with banks and financial institutions is managed by the Group's treasury department in accordance with the Group's policy. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. Counterparty credit limits are reviewed by the Group's senior management on an annual basis, and may be updated throughout the year subject to approval of the Group's finance team. The limits are set to minimize the concentration of risks and therefore mitigate financial loss through a counterparty's potential failure to make payments.

        The Group's maximum exposure to credit risk for the components of the consolidated statement of financial position at December 31, 2018 is the carrying amounts as illustrated in note 24 except for derivative financial instruments. The Group's maximum exposure relating to financial guarantees and financial derivative instruments is shown in the liquidity table below.

31 December 2018

		Trade receivables
			Days past due
	Contract Assets	Current	<1years	1 - 2 years	2 - 3 years	over 3 years	Total
	€	€	€	€	€	€	€
ECL rate	0.36%	0.45%	23.27%	81.37%	89.05%	98.40%
Estimated total gross carrying amount at default	48,969	85,685	101,169	13,492	5,197	5,471	211,014
ECL	(178)	(386)	(23,540)	(10,979)	(4,628)	(5,384)	(44,917)

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

27. Financial instruments risk management objectives and policies (Continued)

Liquidity risk

        The Group monitors its risk of a shortage of funds using a liquidity planning tool.

        The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, bank loans, debentures, preference shares, finance leases and hire purchase contracts. The Group's policy is that not more than 25% of borrowings should mature in the next 12-month period.

        Approximately 4.5% and 0.2% of the Group's interest bearing liabilities would mature in less than one year at December 31, 2018 and 2017 respectively based on the carrying value of borrowings reflected in the financial statements. The Group has assessed the concentration of risk with respect to refinancing its debt and considered it to be insignificant. The Group has access to a sufficient variety of sources of funding and debt maturing within 12 months can be rolled over with existing lenders.

        The table below summarizes the maturity profile of the Group's financial liabilities based on contractual undiscounted payments:

Year ended December 31, 2018	Within 1 year	1 to 5 years	>5 years	Total
	€	€	€	€
Interest-bearing loans and borrowings	43,837	571,081	330	615,248
Trade payables	101,228	443	2,546	104,217
Other payables	711,282	952	—	712,234
Accrued expenses	83,516	4,941	—	88,457
Other current liabilities	16,255	—	—	16,255
Other non-current liabilities	—	33,224	—	33,224
Derivatives financial liabilities	842	—	—	842

	956,960	610,641	2,876	1,570,477

Year ended December 31, 2017	Within 1 year	1 to 5 years	>5 years	Total
	€	€	€	€
Interest-bearing loans and borrowings	15,543	608,328	—	623,871
Trade payables	72,473	270	2,705	75,448
Other payables	689,330	952	—	690,282
Accrued expenses	101,351	322	—	101,673
Other current liabilities	6,060	—	—	6,060
Other non-current liabilities	—	31,854	170	32,024
Derivatives financial liabilities	994	39,808		40,802

	885,751	681,534	2,875	1,570,160

        At December 31, 2018, 2017 and 2016, the credit facility is secured by substantially all of the property owned by the Group, and all of its domestic subsidiaries. The credit facility is guaranteed by the Group's domestic subsidiaries.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

28. Inventories

	December 31, 2018	December 31, 2017
	€	€
Finished goods	5,935	3,449
Less: Provision for decline in value of inventories	—	(480)

	5,935	2,969

        During 2018, €376 (2017: €492 and 2016: €351) was recognized as an impairment for inventories and recognized in cost of sales.

29. Trade and other receivables

	December 31, 2018	December 31, 2017
	€	€
Trade receivables	211,014	167,803
Other receivables	121,239	111,829
Prepaid taxes	8,991	6,785
Deposits	1,813	2,794
Others	1,774	2,505
Provisions for trade and other receivables	(44,933)	(15,563)

	299,898	276,153

        For terms and conditions relating to related party receivables, refer to note 39.

        Trade receivables and other receivables are non-interest-bearing.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

29. Trade and other receivables (Continued)

        Below are the movements in the provision for impairment of receivables:

Movements
€
At January 1, 2016	10,654
Provision for the year	2,904
Reversal for the yea	(246)
Write-off for the year	(1,435)
Exchange differences	(1,089)

At December 31, 2016	10,788
Provision for the year	6,215
Reversal for the year	(1,009)
Write-off for the year	(1,264)
Exchange differences	833

At December 31, 2017	15,563
Adoption of IFRS 9	512
Provision for the year	32,679
Reversal for the year	(1,605)
Write-off for the year	(2,240)
Exchange differences	24

At December 31, 2018	44,933

        The Group individually determined the impairment of the trade receivables by considering the credentials for each customer in 2017 and 2016. The aging analysis of the trade receivables that are not individually nor collectively considered to be impaired for the year 2017 and 2016 is as follows:

	Past due but not impaired
	Within 1 year	1 - 2 year(s)	2 - 3 years	Over 3 years	Total
	€	€	€	€	€
2017	63,374	2,918	483	39	66,814
2016	52,131	2,544	51	1,210	55,936

        As mentioned in note 2.3(o), the Group has adopted IFRS 9 since January 1, 2018, the Group applies a simplified approach in calculating ECLs for the trade and other receivables, and has individually assessed the recoverability risk for overdue receivables which is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. See note 27 for the Group's credit risk management objectives.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

30. Cash and cash equivalents

	December 31, 2018	December 31, 2017
	€	€
Cash at banks and on hand	174,992	227,410
Short-term deposits	2,056	3,009

	177,048	230,419

        Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

        As at December 31, 2018, the Group has approximately €117,462 (2017: €44,700 and 2016: €13,400) of undrawn committed borrowing facilities.

31. Share capital and reserves

        Share Capital

        Class B ordinary shares issued and fully paid

	Number of shares	€
At December 31, 2016, December 31, 2017 and December 31, 2018	169,331,173	1,520,816

        As described in note 2.1, the share capital of the Company is presented as if the shares after completion of the Reorganization were issued since inception. The carrying amount of the share capital is in aggregation of the historical cost of investment to the investees from the contributing shareholders of IHAG, WSC and WSH.

        All issued shares to the contributing shareholders of IHAG, WSC and WSH as part of the Reorganization are Class B ordinary shares. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder to any person who is not the Company or an affiliate of the Company, or upon a change of ultimate beneficial ownership of any Class B ordinary share, such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share. Every member holding Class A ordinary shares will have one vote for each Class A ordinary share it holds and every member holding Class B ordinary shares will have four votes for each Class B ordinary share it holds. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Save and except for voting rights and conversion rights, Class B ordinary Shares and Class A ordinary Shares shall rank pari passu with one another and will have the same rights, preferences, privileges and restrictions.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

31. Share capital and reserves (Continued)

Capital reserve attributable to equity holders of the parent	€
At January 1, 2016	(1,467,681)
Increase in other capital reserve due to share-based payment	7,127
Capital contribution[1]	136,461

At December 31, 2016	(1,324,093)
Increase in non-controlling interests[2]	6,287
Increase in non-controlling interests due to exercise of management's options[3]	631
Increase in other capital reserve due to share-based payment	6,938

At December 31, 2017	(1,310,237)
Increase in non-controlling interests[4]	1,703
Increase in other capital reserve due to share-based payment	2,891

At December 31, 2018	(1,305,643)

Including:
Share based payment reserve	9,036
Capital Surplus	(1,314,679)

1
In May 2016, the share capital of WSC was fully paid, which led to an increase of €136,461 in the Capital Reserve of the Group.

2
In May 2017 IIHAG, the parent of the Company, repurchased 3.13% of its own shares held by management of IIHAG with the consideration of 3.13% equity interests in IHAG, the subsidiary of the Company (the "Share Swap" transaction). As a result of this share swap transaction, IIHAG became a 100% indirectly owned subsidiary of Wanda Sports & Media (Hong Kong) Company Limited while its equity interests in IHAG decreased from 100% to 96.87%.

3
In 2017, two members of the management exercised the share options granted by IHAG, which resulted in an increase of 0.54% in non-controlling interests in IHAG.

4
In 2018, the participate managers exercised their share options granted by IHAG based on the modification of the plan (see note 35 for details) which resulted in an increase of 2.03% in non-controlling interests in IHAG.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

32. Provisions

	Tax provisions[1]	Provision for severance pay[2]	Onerous contracts[3]	Legal claims[4]	Other provisions[5]	Total
	€	€	€	€	€	€
At January 1, 2016	1,772	756	3,701	—	1,835	8,064
Acquisition of subsidiaries	536	—	—	—	—	536
Arising during the year	269	1,997	3	300	1,582	4,151
Utilized	—	(1,273)	(2,489)	—	(847)	(4,609)
Unused amounts reversed	(520)	—	—	—	(47)	(567)
Exchange differences	82	25	(70)	—	(26)	11

At December 31, 2016	2,139	1,505	1,145	300	2,497	7,586

Current	1,302	1,467	1,145	—	1,935	5,849
Non-current	837	38	—	300	562	1,737

	Tax provisions[1]	Provision for severance pay[2]	Onerous contracts[3]	Legal claims[4]	Other provisions[5]	Total
	€	€	€	€	€	€
At December 31, 2016	2,139	1,505	1,145	300	2,497	7,586
Acquisition of subsidiaries	4,118	—	2,227	—	—	6,345
Arising during the year	5,350	2,039	1,646	956	993	10,984
Utilized	—	(3,111)	(1,695)	(296)	(2,210)	(7,312)
Unused amounts reversed	(534)	—	(100)	—	(39)	(673)
Exchange differences	(319)	(23)	(47)	—	(69)	(458)

At December 31, 2017	10,754	410	3,176	960	1,172	16,472

Current	4,260	410	1,447	—	854	6,971
Non-current	6,494	—	1,729	960	318	9,501

	Tax provisions[1]	Provision for severance pay[2]	Onerous contracts[3]	Legal claims[4]	Other provisions[5]	Total
	€	€	€	€	€	€
At December 31, 2017	10,754	410	3,176	960	1,172	16,472
Arising during the year	774	292	—	612	54	1,732
Adoption of IFRS 16	—	—	(2,603)	—	—	(2,603)
Utilized	—	(390)	(90)	(569)	(901)	(1,950)
Unused amounts reversed	(1,305)	(30)	(239)	—	(1)	(1,575)
Exchange differences	(147)	19	43	4	—	(81)

At December 31, 2018	10,076	301	287	1,007	324	11,995

Current	2,425	301	77	616	—	3,419
Non-current	7,651	—	210	391	324	8,576

1.
Tax provisions: The Group has accrued tax provision in accordance with applicable tax rules. Where uncertainty exists, the Group would make accrual for tax liabilities based on management's best estimate. Such provision were subject to continuous

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

32. Provisions (Continued)

  assessment and provision would be updated accordingly based on latest estimate and audit of related tax jurisdictions. Timing of any outflow of economic benefit is dependent on whether an operating subsidiary is selected for a tax audit and the results of the audit.

2.
Provision for severance pay: The Company recognizes termination benefits as a liability and an expense at the earlier of the following dates: when it can no longer withdraw the offer of those benefits; and when it recognizes costs for a restructuring that is within the scope of IAS 37 and involves the payment of termination benefits. Payments are certain and are paid in accordance with the terms included in the respective termination agreement with the employee.

3.
Onerous contracts: Onerous contracts mainly related to expected loss resulting from sublease office and spectator sports contracts. During 2017, a subsidiary of the Company exited its existing corporate headquarters for a new facility and as such a provision has been recognized for the former headquarters. The provision is based on the contractual remaining lease obligation, less an assumed sublease. This is then discounted to present value. Payments on the provision are certain and are made on a monthly basis in accordance with the lease agreement. Changes to sublease assumptions are updated as new market information becomes available. As part of the valuation and measurement of assets and liabilities, the group assesses on a regular basis any risks in connection with business and non-business related contracts as well as potential tax risks that could lead to a provision. In the past years, contracts with negative gross profit have been identified in summer sports and football.

4.
Legal claims in 2016 and 2017 mainly resulted from the disputes with some employees and consultants in Italy. In 2018, provisions for claims increased due to pending risks in Italy, including new media litigation, access to signal mark-up due to insolvency of a customer and litigation with a supplier. Timing of any outflow of economic benefit is 2019. During the reporting period pending litigations with consultants were settled.

5.
Other provisions mainly resulted from two provisions for commercial partners in China.

33. Accrued expenses and deferred income

	December 31, 2018	December 31, 2017
	€	€
Accrued expense, project related	58,216	65,723
Accrued expense, non-project related	30,241	35,951

Total accrued expense	88,457	101,674

Current	83,516	101,352
Non-current	4,941	322

	December 31, 2018	December 31, 2017
	€	€
Deferred income, project related	—	210,878
Deferred income, non-project related	17	—

Total deferred income	17	210,878

Current	7	192,718
Non-current	10	18,160

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

33. Accrued expenses and deferred income (Continued)

  Contract Liabilities

	December 31, 2018	December 31, 2017
	€	€
Total contract liabilities	199,166	—

Current	185,681	—
Non-current	13,485	—

34. Long-term payroll payables

	December 31, 2018	December 31, 2017
	€	€
Net defined benefit liability	9,142	6,738
Long-term termination benefits	2,816	2,867
Other long-term payroll payable	812	938

	12,770	10,543

        The defined benefit plan covers the employees of some subsidiaries of the Group in Europe. The Group's defined benefit plans require contributions to be made to a separately administered fund. The most significant plan is situated in Switzerland, where most of the Group's employees are located. Swiss employers are obliged by law to provide a minimum pension plan for their staff. Funding is granted there by means of defined saving contributions on individual retirement assets at a guaranteed interest rate.

        The termination benefits cover the employees in some European subsidiaries of the Group. In this benefit plan, a predefined percentage of the gross salary of each employee is allocated to TFR ("trattamento di fine rapporto"). The plan is unfunded. At year-end, the total amount is re-valued based on rates predefined by the Italian authorities. Each employee that joins this plan is entitled to the TFR upon leaving the company. In addition, the employee has the right to decide whether the TFR should be funded by a pension fund or should remain with the employer.

        The plan is exposed to interest rate risk, the risk of changes in the life expectancy for pensioners and equity market risk.

        The actuarial valuations of the plan assets and the present value of the defined benefit obligations were carried out at December 31, 2018, and December 31, 2017 by Swiss and Italian actuarial valuation companies, using the projected unit credit actuarial valuation method.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

34. Long-term payroll payables (Continued)

        The following tables summarize the components of net benefit expense recognized in the consolidated statement of profit or loss and the funded status and amounts recognized in the statement of financial position for the respective plans:

Defined benefit plans

	2018	2017
	€	€
Current service cost	3,192	2,542
Interest cost on benefit obligation	316	347
Expected return on plan assets	(223)	(212)
Administrative expenses	17	18

Net benefit expense	3,302	2,695

Changes in the present value of the defined benefit obligations

€
Defined benefit obligations at January 1, 2017	36,455
Interest cost	347
Current service cost	2,542
Benefits paid	(1,800)
Contribution by plan participants	1,262
Administrative expenses	18
Exchange differences	(2,074)
Actuarial gain	(405)

Defined benefit obligations at December 31, 2017	36,345
Interest costs	316
Current service cost	3,192
Benefits paid	(1,851)
Contribution by plan participants	1,275
Administrative expenses	17
Exchange differences	1,397
Actuarial gain	291

Defined benefit obligations at December 31, 2018	40,982

        The plan assets include a property occupied by the Group with a fair value of €29,024 (2017: €26,740).

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

34. Long-term payroll payables (Continued)

Changes in the fair value of the plan assets

€
Plan assets at January 1, 2017	25,814
Interest income	212
Benefits paid	(1,436)
Return on plan assets	1,377
Contributions by employer	1,844
Contribution by plan participants	1,262
Exchange differences	(2,333)

Plan assets at December 31, 2017	26,740
Interest income	223
Benefits paid	(1,540)
Return on plan assets	(625)
Contributions by employer	1,783
Contribution by plan participants	1,275
Exchange differences	1,168

Plan assets at December 31, 2018	29,024

        The major categories of the plan assets are as follows:

	December 31, 2018	December 31, 2017
Cash and cash equivalents	2%	1%
Shares	30%	27%
Bonds	40%	43%
Real estate	13%	11%
Mortgage	—	—
Structured debt	—	1%
Other	15%	17%
Total amount	100%	100%

        The principal assumptions used in determining pension and long-term termination benefit obligations for the Group's plans are shown below:

	December 31, 2018	December 31, 2017
	%	%
Discount rate (%)	0.9	0.8
Expected rate of salary increases (%)	1.5	1.5

        The life expectancy for male pensioners at the age of 65 is 21.69 years in 2018, while for female pensioners the life expectancy at the age of 64 is 23.48 years in 2018. The life expectancy for male pensioners at the age of 65 is 21.64 years in 2017, while for female pensioners the life expectancy at the age of 65 is 23.42 years in 2017.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

34. Long-term payroll payables (Continued)

        In 2018, the death rate ranged from 0.8% to 11.5% for male pensioners aged between 65 and 88, and between 0.5% to 8.5% for female pensioners aged between 64 and 90. In 2017, the death rate ranged from 0.9% to 12.7% for male pensioners aged between 65 and 88, and between 0.6% to 13.9% for female pensioners aged between 65 and 90.

	2018	2017
	€	€
Assumptions for post-employment healthcare benefit plans:
Discount rate:
0.25% increase	(5,185)	(1,509)
0.25% decrease	5,185	1,631
Life expectancy:
Increase by 1 year	643	543
Decrease by 1 year	(643)	(544)
Expected rate of salary increases:
0.25% increase	3,618	347
0.25% decrease	(3,618)	(341)

        The sensitivity analyses above have been determined based on a method that extrapolates the impact on the defined benefit obligations as a result of reasonable changes in key assumptions occurring at the end of the reporting period. The sensitivity analyses are based on a change in a significant assumption, keeping all other assumptions constant. The sensitivity analyses may not be representative of an actual change in the defined benefit obligations as it is unlikely that changes in assumptions would occur in isolation from one another.

        The payments of expected contributions to the defined benefit plans within the next annual reporting period were €1,939 (2017: €1,953).

35. Share-based payment

i.
Equity transaction

        On December 19, 2017, WEH, which is a subsidiary of the Group, issued 4,218 capital shares to certain executives of WEH for a total of USD3,000,000 (approximately €2,619). The price per share paid by the WEH executives was less than the fair value (USD1,570 (approximately EUR1,330) per share) of these shares. As a result, a reversal in compensation expense amounting to €1,108 and a recognition in compensation expense of €3,215 was recognized for the year ended December 31, 2018 and 2017, respectively.

ii.
Equity incentive plan

        In December 2017, WEH adopted the Equity Incentive Plan (the "Plan"). The Plan reserved 84,000 shares of the WEH's common stock for issuance of stock options, equity appreciation rights, restricted stock and restricted stock units ("RSU"s), performance awards and other stock-based awards.

        On December 29, 2017, 44,890 shares of RSUs were granted to WEH's employees, of which 50% are time-based and 50% are performance-based. The RSUs are subject to the Shareholder's Agreement

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

35. Share-based payment (Continued)

(the "Agreement"), which provides holders with a put option to WEH or WSH at certain dates in the future at a fair market value, as defined in the Agreement. There are two forms of RSU granted agreements, namely the Tier A RSU Grant Agreement ("Tier A RSU") and the non-executive RSU Grant Agreement ("Non-Executive RSU"), which are summarized as follows:

	Tier A RSU	Non-executive RSU
1) Time-based
Vesting conditions	Grading vesting, 20% per year from November 18, 2016 to November 18, 2020	Cliff vesting on January 1, 2021
2) Performance-based
Vesting conditions	To determine on December 31, 2020 based on a cumulative financial target	To determine on December 31, 2020 based on a cumulative financial target
3) Put option
	WEH to purchase back at fair market value at various dates or events, as defined in the Agreement	WSH to purchase back at fair value, starting from December 31, 2023

        The Group recognized €6,813 and €6,223 share-based payment expenses for the RSUs for the year ended December 31, 2018 and 2017 respectively, which was accounted for as cash-settled share-based payment and a liability was recognized. The liability is remeasured at each reporting date.

        The Group has the full and complete discretion to distribute the fully vested RSUs in cash.

Movements during the year

        The following table illustrates the number of WEH RSUs during the year:

	2018 Number of RSUs	2017 Number of RSUs
Outstanding at January 1	44,890	—
Granted during the year	5,135	44,890
Forfeited during the year	(2,280)	—
Expired during the year	—	—

Outstanding at December 31	47,745	44,890

        The Group measured the fair value of RSUs initially and at each reporting date up to and including the settlement date, with changes in fair value recognized as expense. The fair value of each RSU was estimated at USD1,230 (approximately EUR1,042) and USD1,570 (approximately EUR1,330) per share as at December 31, 2018 and 2017, respectively, consisting of the aggregation of the fair values of the WEH's

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

35. Share-based payment (Continued)

common stock and a put option to purchase back the RSUs. The fair value of the stock as at December 31, 2018 and 2017 was determined using a weighted combination of a market approach and an income approach, less a discount for lack of marketability. The fair value of the put option was calculated using the Black Scholes model.

        The following table lists the inputs used in the Black Scholes model for the year ended December 31, 2018:

	2018 RSUs	2017 RSUs
Weighted average fair values at the measurement date	USD 1,230	USD 1,570
Weighted average cost of capital (%)	10.3	10
Growth rate (%)	3.25	3
Risk-free rate (%)	2.5	2.3
Standard deviation (%)	52.5	39.3
Discount for lack of marketability ("DLOM") (%)*	34	23
Expected put option period	5 years	6 years

*
The Protective Put method was used to quantify the discount for lack of marketability ("DLOM"). With the Protective Put method, the discount is estimated as the value of an at-the money put with a life equal to the period of restriction, divided by the marketable stock value.

        The Protective Put method was used to quantify DLOM. With the Protective Put method, the discount is estimated as the value of an at-the-money put with a life equal to the period of restriction, divided by the marketable stock value.

        The put option period was expected to be 5 years, as the Group determined that it was more likely than not that the RSUs holders would exercise the put option on December 31, 2023.

        The weighted average remaining contractual life for the RSUs as at December 31, 2018 and 2017 was 1.98 years and 2.98 years, respectively.

iii.
Investment Shareholders' Agreement ("ISA") Plan

        On July 7, 2015, IIHAG reached the ISA with WSM, Wanda Culture Holding Company Limited, as well as its senior managements ("Managers"). According to the agreement, WSM granted a number of options of IIHAG to the Managers which can be vested equally over the service period from January 1, 2015 to December 31, 2019. The number of options granted will be based on the completion of the normalized EBITDA targets as defined in the agreement.

        Each Manager has the right to request WSM to purchase, or procure to purchase all of the shares of a manager upon option exercise under the agreement on the earliest of the termination of engagement of such Manager (such manager is not a bad leaver), the occurrence of reputational issues at the level of Wanda Culture having a material adverse effect on the valuation or reputation thereof, or on or after January 1, 2020 ("put option").

        Meanwhile, WSM has the right to purchase or procure to purchase all of the shares of a manager upon option exercise under the agreement under the circumstances that such manager commits a material breach, or becomes a leaver of IIHAG ("call option").

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

35. Share-based payment (Continued)

        The exercise price of the put and call option was determined as a formula in the agreement which is based on the normalized EBITDA of IIHAG ("option fair value"), unless with respect to the call option, a manager was not a good leaver ("bad leaver") or committed a material breach, or with respect to the put option, a manager failed to achieve the lower completion target of the normalized EBITDA which was defined in the agreement.

        On May 23, 2016, an amendment agreement was signed by the parties to the ISA. The amendment agreement illustrated that the bad leavers can also exercise the call option at the option fair value.

        The options of IIHAG held by the Managers were further replaced by the options of IHAG ("option swap") at a specific exchange ratio through two additional amendment agreements which were signed on May 19, 2017. No changes in the fair value of the granted equity instrument were recognized due to the amendment of the plan.

        On October 25, 2018, the Group reached the Purchase and Transfer Agreement to modify the vesting terms of certain employee options. A particular portion of the options under the ISA plan have been fully vested in 2018, while some of the remaining part will be vested during the year of 2019, or will be forfeited and replaced by the awards granted under a new scheme if the new option scheme is established.

        The total compensation expense recognized for the plan was €3,015, €6,938 and €7,127 for the year ended December 31, 2018, 2017 and 2016 respectively.

Movements during the year

        The following table illustrates the number of options during the year:

	Number of options	Weight average exercise price per option
	€	€
As at January 1, 2016	56,262	92.47
Exercised during the year	(5,621)	91.73
Forfeited during the year	(16,807)	—
As at December 31, 2016	33,834	93.12
Exercised during the year	(1,152)	90.10
Forfeited during the year	(3,444)	—

As at December 31, 2017	29,238	85.44
Exercised during the year	(14,732)	88.00
Forfeited during the year	(8,191)	—

As at December 31, 2018	6,315	89.07

*
The figures shown above were in a simplified approach which were under the assumption that the option swap has been completed already on the grant date. The weight average exercise price per IHAG option is CHF100 (approximately EUR87).

        The Group recognized share-based payment expenses equal to the grant date fair value for all options granted that are expected to vest. The fair value was estimated at €1,508 per option on the date of grant, which was the fair value of the IIHAG's common stock less the exercise price of the option.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

35. Share-based payment (Continued)

        The fair value of the option on the date of grant was determined based on the purchase price at which IIHAG was acquired by the subsidiary of WSM on the same date of the grant date. There are no additional options granted after the initial option granted date in 2015.

        The vested and exercisable outstanding IHAG options with a weighted average grant date fair value of €1,508 per option. Those options can be exercised once any of the exercise events defined in the agreement were triggered.

        The put option period was expected to be 5 years, as the Group determined that it was more likely than not that the options holders would exercise the put option on January 1, 2020.

        The weighted average remaining contractual life for the options as at December 31, 2018, 2017, 2016 were 0.75 years, 2 years and 3 years, respectively.

iv.
Share Option Scheme ("SOS")

        As mentioned in Note 7(c), the Company acquired 55% outstanding shares of Yongda and the rest 45% is held by Evertop Technology (Int'l) Limited, a subsidiary of HK listing entity, Century Sage Scientic Holdings Limited ("CSS", SEHK stock code: 1450).

        On June 13, 2014, CSS issued equity-settled SOS to the Eligible Participants ("EP") as incentives or rewards for the contributions. EPs are not required to hold an option for any minimum period nor achieve any performance targets before the exercise of an option granted unless otherwise determined by the Director and stated in the offer to the EPs.

        On April 9, 2015, the board of directors of CSS approved a share option of 14,216,000 shares at the exercise price of 1.84 Hong Kong Dollar ("HKD") (the "2015 Scheme") (approximately EUR 0.22). The options were divided into 2 tranches at the grant date. The first tranche of 50% of the option can be exercised beginning on the 3rd anniversary of the grant date, and the remaining tranche will become exercisable on the 4th anniversary of the grant date. EPs in Yongda obtained 1,018,000 shares. The fair values of two tranches was HKD0.42 per option and HKD0.41 per option respectively on the grant date. As at December 31, 2018, 509,000 options have been vested but not exercised.

        On April 7, 2016, the board of directors of CSS approved a share option of 13,542,000 shares at the exercise price of HKD0.77 (the "2016 Scheme") (approximately EUR 0.09). 12,912,000 share options under the 2016 Scheme were divided into 2 tranches at the grant date. The first tranche of 50% of the option can be exercised beginning on the 2rd anniversary of the grant date and the remaining tranche will become exercisable on the 3th anniversary of the grant. The remaining 630,000 share options under the 2016 Scheme were divided into 2 tranches at the grant date. The first tranche of 50% of the option can be exercised beginning on the 3rd anniversary of the grant date and the remaining tranche will become exercisable on the 4th anniversary of the grant date. EPs in Yongda obtained 1,188,000 shares of 12,912,000 share options under the 2016 Scheme. The fair values of two tranches was HKD0.28 (approximately EUR 0.03) per option and (approximately EUR 0.03) HKD0.27 per option respectively on the grant date. As at December 31, 2018, 594,000 options have been vested but not exercised.

        In November 28, 2018, the board of directors of CSS approved a share option of 57,670,000 shares at the exercise price of HKD0.22 (the "2018 Scheme") (approximately EUR 0.02). The options can be exercised beginning on the 2nd anniversary of the grant date. EPs in Beijing Evertop Sports Culture

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

35. Share-based payment (Continued)

Media Co. Ltd. obtained 2,250,000 shares. The fair value of the 2018 Scheme option was HKD0.08 (approximately EUR 0.01) per option on the grant date.

        The total SOS expense recognized for the plan was €18, for the year ended December 31, 2018 and the total compensation expense recognized for the plan after the acquisition in November 2018 was €3.

Movements of SOS during the year

        The following table illustrates the number of options during the year:

	The 2015 Scheme	The 2016 Scheme	The 2018 Scheme
Outstanding at January 1, 2018	1,018,000	1,188,000	—
Granted during the year	—	—	—
Forfeited during the year	—	—	—
Expired during the year	—	—	—

Outstanding at November 1, 2018	1,018,000	1,188,000	—

Granted during the year	—	—	2,250,000
Forfeited during the year	—	—	—
Expired during the year	—	—	—

Outstanding at December 31, 2018	1,018,000	1,188,000	2,250,000

        Yongda recognized share-based payment expenses equal to the grant date fair value for all options granted that are expected to vest. The option period was expected to be expired on the 5th anniversary of the grant date.

        The weighted average remaining contractual life for the options as at December 31, 2018 for 2015 Scheme, 2016 Scheme and 2018 Scheme were 1.27 years, 2.27 years and 4.91 years, respectively.

36. Trade and other payables

	December 31, 2018	December 31, 2017
	€	€
Trade payables	98,491	74,843
Other payables	37,227	20,734
Related parties	680,733	670,153

	816,451	765,730

        Terms and conditions of the above financial liabilities:

  •
  Trade payables and other payables are non-interest-bearing and are normally settled in less than 12 months;

  •
  For terms and conditions with related parties, refer to note 39;

  •
  For explanations on the Group's liquidity risk management processes, refer to note 27.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

37. Lease liabilities

December 31, 2018
€
Current portion	9,863
Non-current portion	28,841

38,704

        For certain leases, the Group applied a single discount rate to a portfolio of leases with reasonably similar characteristics.

        The Minimum of each year for undiscounted lease payments to be paid on an annual basis is shown as below:

December 31, 2018
€
within 1 year	10,909
1-2 years	9,884
2-3 years	7,360
3-4 years	4,780
4-5 years	3,925
>5 years	5,533

Total	42,391

38. Commitments and contingencies

  Operating lease commitments—Group as a lessee

        The Group entered into operating leases on certain office and IT equipment, machinery, and equipment, with lease terms of at least one and five years or more. The Group has the option, under some of its leases, to lease the assets for additional terms. Future minimum rentals payable under non-cancellable operating leases are as follows:

	December 31, 2018*	December 31, 2017
	€	€
Not later than 1 year	682	10,762
Later than 1 year and not later than 5 years	3	26,411
Later than 5 years	—	7,972

	685	45,145

*
The Group adopted IFRS 16 since January 1, 2018, the figures shown above are the minimum rentals payable which are payments of short-term lease and lease of low value assets, that have not been capitalized as lease liabilities.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

38. Commitments and contingencies (Continued)

Commitments

        The Group had commitments of €1,399,346 and €908,171 which comprise of future payment obligations to commercial rights owners in relation with a full buy-out model as at December 31, 2018 and December 31, 2017 respectively.

Contingent Liabilities

        Contingent liabilities include joint and several guarantees (minimum guarantees and guarantees for corporate existence) for some of the subsidiaries of the Group, mainly towards federations, of €179,923 and €256,323 as at December 31, 2018 and 2017 respectively. The decrease was mainly due to the reduction of the joint and several guarantees following the satisfaction of related performance obligations.

        The Group guaranteed minimum revenues to some of its customers/suppliers when it is acting as an agent/advisor for the sale of media and sponsorship rights. The Group's exposure to the guaranteed minimum revenues were €1,208,954 and €3,445,777 as at December 31, 2018 and 2017 respectively.

Standby Letter of Credit

        The Group has entered into several standby letters of credit in the total amounts of €1,638 and €1,700 as at December 31, 2018 and 2017, respectively, with various financial institutions that guarantee certain future payments required to be made in connection with leasing arrangements and acquisitions.

Legal claim contingency

        On November 2018 a customer filed a claim for the alleged infringement of certain contractual obligation, which cause significant damages on it for an amount of €13,500. The Group has been advised by its legal counsel that it is only possible, but not probable, that an action will succeed. At this stage the lawsuit seems to be unsupported by evidence. A first trial date has been fixed for March 2019, therefore it is not practicable to state the timing of the payment, if any.

        Accordingly, no provision for any liabilities has been made in the financial statements. The Group has no other significant legal claim contingency.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

39. Related party disclosures

        The following table provides the amounts of material transactions that have been entered into with related parties for the relevant financial years. Please refer to note 6 for the details of the Group's structure:

		Sale of goods and rendering of services to related parties	Purchase of goods and receipt of services from related parties
		€	€
Entities controlled by the same ultimate controlling shareholder:
Dalian Wanda Group Co., Ltd.[1]	2018	10,317	—
	2017	10,511	—
	2016	8,216	—
Wuhan Wanda East Lake Real Estate Development Co., Ltd.[1]	2018	147	—
	2017	712	—
Nanning Wanda Mall Investment Co., Ltd	2018	859	—
Nanjing Wanda Mall Investment Co., Ltd.	2018	859	—
Shanghai Qingpu Wanda Mall Investment Co., Ltd	2018	762	—
Sunseeker International Ltd	2018	128	—
Joint ventures in which the parent is a venturer:
Infront Ringier Sports & Entertainment Switzerland AG4	2018	30	1,188
	2017	79	1,308
	2016	6	2,416
International Games Broadcast Services AG5	2018	3,850	—
	2017	718	—
	2016	4	—
DEB Eishockey Sport GmbH[3]	2017	1,311	—
	2016	200	—
OC 2018 IIHF WM ApS	2018	536	684
	2017	100	—
	2016	200	—
Associate:
FIS Marketing AG2	2018	855	—
	2017	715	—
	2016	767	6

1
The Group provided services in relation to the sponsorship of the International Federation of Association Football ("FIFA") for Dalian Wanda Group Co., Ltd. and Wuhan Wanda East Lake Real Estate Development Co., Ltd.

2
The Group provided services in relation to the marketing implementation of the International Ski Federation ("FIS") Alpine World Cup races for FIS Marketing AG.

3
The Group provided consulting services in relation to the International Ice Hockey Federation ("IIHF") World Championships for DEB Eishockey Sport GmbH.

4
The Group acquired media and sponsorship rights in respect of sport events in Switzerland from Infront Ringier Sports & Entertainment Switzerland AG.

5
The Group provided services in relation to host broadcasting operations of Southeast Asian Games as well as Asian Games for International Games Broadcast Services AG.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

39. Related party disclosures (Continued)

        The following table provided material amounts due to or from related parties for the relevant financial years:

		Amounts due from related parties	Amounts due to related parties
		€	€
Entities controlled by the same ultimate controlling shareholder:
Dalian Wanda Group Co., Ltd.[1]	December 31, 2018	5,238	—
Infront International Holdings AG	December 31, 2018	—	952
	December 31, 2017	—	4,565
Wanda Culture Holding Co., Ltd.	December 31, 2018	—	460,551
	December 31, 2017	—	441,331
Beijing Wanda Culture Industry Group Co. Ltd.	December 31, 2018	107,898	—
	December 31, 2017	108,973	17,684
Wanda Sports & Media (Hong Kong) Co. Limited	December 31, 2018	221	—
	December 31, 2017	851	—
Shanghai Qingpu Wanda Mall Investment Co., Ltd.	December 31, 2018	—	97
	December 31, 2017	838	859
Nanjing Wanda Mall Investment Co., Ltd.	December 31, 2017	—	859
Nanning Wanda Mall Investment Co., Ltd.	December 31, 2017	—	859
Wanda America Development Co., Ltd.	December 31, 2018	—	—
	December 31, 2017	17,031	—
Wanda America Investment Holding Co., Ltd.	December 31, 2018	—	43,655
	December 31, 2017	—	41,895
Wanda Sports & Media (Hong Kong) Holding Co., Ltd.	December 31, 2018	783	174,620
	December 31, 2017	—	167,580
Joint ventures in which the parent is a venturer:
Infront Ringier Sports & Entertainment Switzerland AG	December 31, 2018	118	380
	December 31, 2017	274	195
International Games Broadcast Services AG	December 31, 2018	3,778	—
	December 31, 2017	40	—
DEB Eishockey Sport GmbH	December 31, 2017	83	—
OC 2018 IIHF WM ApS	December 31, 2018	3	7
	December 31, 2017	150	150
Associate:
FIS Marketing AG	December 31, 2018	108	—
	December 31, 2017	175	3
Key management personnel of the Group	December 31, 2018	—	—
	December 31, 2017	1,843	—

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

39. Related party disclosures (Continued)

        There have been no guarantees provided or received for any related party trade receivables or trade payables. Outstanding balances at the year-end are unsecured and interest-free and settlement occurs in cash.

        The following table provides information on material loans to related parties for the relevant financial years.

		Interest income	Amounts due from related parties
		€	€
Loans to related parties:
Entities controlled by the same ultimate controlling shareholder:
Wanda Sports & Media (Hong Kong) Co. Limited[6]	December 31, 2018	336	5,410
	December 31, 2017	778	24,266
Infront International Holdings AG8	December 31, 2018	270	—
Joint ventures in which the parent is a venturer:
Infront Ringier Sports & Entertainment Switzerland AG9	December 31, 2018	5	10
	December 31, 2017	9	—

	December 31, 2016	5	927

6
The Group had a loan receivable balance of €5,410 as at December 31, 2018 and €24,266 as at December 31, 2017 with Wanda Sports & Media (Hong Kong) Co. Limited. The loan carried annual interest rates ranging from 3.6% to 3.7% in 2018 with a maturity date of December 2, 2026.

7
As at December 31, 2016, the Group had a loan receivable balance of €141,263 with Infront Finance Luxembourg Sàrl. The loan carried an annual interest rate of 5.2% with a maturity date of July 21, 2019. The amount was netted off by the dividend declared by the Company in 2017.

8
During 2018, a loan in the amount of €12,235 was granted to Infront International Holdings AG, which was then waived in late 2018.

9
The Group had a loan receivable balance of €10 as at December 31, 2018 and €0 as at December 31, 2017 with Infront Ringier Sports & Entertainment Switzerland AG. As at December 31, 2018, the loan was impaired to €10. It carried an annual interest rate of 0.3% with a maturity date of December 31, 2020.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

39. Related party disclosures (Continued)

        The following table provides information on material loans from related parties for the relevant financial years.

		Interest expense	Amounts due to related parties
		€	€
Loans from related parties:
Entities controlled by the same ultimate controlling shareholder:
Infront International Holdings AG10	December 31, 2018	7,615	—
	December 31, 2017	19,497	393,833
	December 31, 2016	8,290	449,870
Infront Finance Luxembourg Sàrl[11]	December 31, 2016	9,227	—

10
The Group had a loan payable balance of €0 as at December 31, 2018, €393,833 as at December 31, 2017 and €449,870 as at December 31, 2016 with Infront International Holdings AG. The loan was fully repaid on May 24, 2018. It had a maturity date of July 21, 2019 and carried an effective annual interest rate of 3.1% after taking into account the effect of Cross Currency Swap.

11
As at January 1, 2016, the Group had a loan payable balance of €215,146 with Infront Finance Luxembourg Sàrl which was paid off by the end of July 2016. The loan carried an effective annual interest rate of 7.5% with a maturity date of June 28, 2018.

        The following table provides compensation of key management personnel of the Group.

	2018	2017	2016
	€	€	€
Short-term employee benefits	6,638	7,089	5,223
Post-employment benefits	48	51	51
Share-based payments	6,050	6,847	3,080

Total compensation paid to key management personnel	12,736	13,987	8,354

        The amounts disclosed in the table are the amounts recognized as an expense during the reporting period related to key management personnel.

40. Events after the reporting period

Major acquisitions after the reporting period

        In February 2019, the Group acquired Youthstream, a Monaco-based company that manages the exclusive television, marketing and promotional worldwide rights of the FIM Motocross World Championship. The purchase price amounts to €120,000, including an upfront payment of €80,000 paid in cash at the acquisition date, subsequent payment and contingent consideration of €40,000 in total.

Senior 364 day term loan facility

        On March 15, 2019, the Company entered into a USD 400 million (equivalent to €356,200, using exchange rate as at March 31, 2019) unsecured senior term loan facility with Morgan Stanley Asia Limited, as arranger, and China Construction Bank (Asia) Corporation Limited, as facility agent. BWCIGC has entered into a keepwell deed in respect of the facility.

        The interest rate of the term loan is 11.5% per annum, and the Company intends to use the proceeds to repay the loan balance against WSM as well as for general corporate purposes.

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		For the three months ended
	Notes	March 31, 2019	March 31, 2018
		€	€
Revenue	7	245,619	234,104
Cost of sales		(185,501)	(152,479)
Gross profit		60,118	81,625
Personnel expenses		(33,433)	(33,138)
Selling, office and administrative expenses		(12,686)	(12,343)
Depreciation and amortization		(7,850)	(7,567)
Other operating income/(expense), net		1,012	(17,301)
Finance costs		(10,362)	(13,005)
Finance income		651	5,838
Share of profit/(loss) of associates and joint ventures		137	(316)

(Loss)/profit before tax		(2,413)	3,793
Income tax		(6,223)	8

(Loss)/profit for the period		(8,636)	3,801

Attributable to:
Equity holders of the parent		(8,860)	3,353
Non-controlling interests		224	448

		(8,636)	3,801

Earnings per share:	9
Basic, (loss)/profit for the period attributable to ordinary equity holders of the parent		(0.05)	0.02
Diluted, (loss)/profit for the period attributable to ordinary equity holders of the parent		(0.05)	0.02

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

		For the three months ended
	Notes	March 31, 2019	March 31, 2018
		€	€
(Loss)/profit for the period		(8,636)	3,801
Other comprehensive income
Other comprehensive income/(loss) to be reclassified to profit or loss in subsequent periods (net of tax):
Net loss on cash flow hedges	8	(333)	(2,376)
Exchange differences on translation of foreign operations	8	5,204	2,412

Net other comprehensive income to be reclassified to profit or loss in subsequent periods		4,871	36

Other comprehensive income for the period, net of tax	8	4,871	36

Total comprehensive (loss)/income for the period, net of tax		(3,765)	3,837

Attributable to:
Equity holders of the parent		(4,757)	3,528
Non-controlling interests		992	309

		(3,765)	3,837

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

	Notes	March 31, 2019	December 31, 2018
		€	€
ASSETS
CURRENT ASSETS
Cash and cash equivalents	20	186,739	177,048
Trade and other receivables	19	290,456	299,898
Accrued income	12	9,914	6,474
Contract assets	12	49,197	39,714
Inventories	18	8,056	5,935
Income tax receivables		2,772	8,816
Other assets		82,723	81,561

		629,857	619,446
NON-CURRENT ASSETS
Long-term receivables		7,252	6,271
Investments in associates and joint ventures		5,671	5,551
Property, plant and equipment	10	26,737	26,048
Right of use assets		34,529	35,789
Intangible assets	11	434,074	423,488
Goodwill	5,13	797,231	677,326
Contract assets	12	9,264	9,077
Deferred tax assets		25,788	24,562
Other assets		57,874	54,953

		1,398,420	1,263,065

TOTAL ASSETS		2,028,277	1,882,511

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

	Notes	March 31, 2019	December 31, 2018
		€	€
LIABILITIES
CURRENT LIABILITIES
Trade and other payables		135,059	816,451
Interest-bearing liabilities	14	375,276	25,487
Lease liabilities		10,301	9,863
Accrued expense		72,941	83,516
Deferred income		937	7
Contract liabilities	15	217,797	185,681
Other liabilities		24,598	17,097
Income tax payable		26,346	31,009
Provisions		7,415	3,419

		870,670	1,172,530
NON-CURRENT LIABILITIES
Interest-bearing liabilities	14	627,646	535,630
Lease liabilities		27,549	28,841
Accrued expenses		4,941	4,941
Deferred income		—	10
Contract liabilities	15	22,261	13,485
Deferred tax liabilities		83,860	82,941
Provisions		4,090	8,576
Long-term payroll payables		12,678	12,770
Other liabilities		47,998	31,802

		831,023	718,996
TOTAL LIABILITIES		1,701,693	1,891,526

EQUITY
Share capital		1,520,816	1,520,816
Reserves		(978,244)	(1,321,685)
Accumulated deficit		(216,426)	(207,566)

Equity/(deficit) attributable to equity holders of the parent		326,146	(8,435)
Non-controlling interests		438	(580)

Total equity/(deficit)		326,584	(9,015)

Total liabilities and equity		2,028,277	1,882,511

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

	Attributable to equity holders of the parent
	Share capital	Capital reserve	Other comprehensive income/(loss)	Accumulated deficit	Total	Non- controlling interests	Total equity/ (deficit)
	€	€	€	€	€	€	€
As at December 31, 2018	1,520,816	(1,305,643)	(16,042)	(207,566)	(8,435)	(580)	(9,015)
Profit/(loss) for the period	—	—	—	(8,860)	(8,860)	224	(8,636)
Other comprehensive income/(loss) for the period:
Cash flow hedges, net of tax	—	—	(314)	—	(314)	(19)	(333)
Exchange differences on translation of foreign operations	—	—	4,417	—	4,417	787	5,204

Total comprehensive income/(loss) for the period	—	—	4,103	(8,860)	(4,757)	992	(3,765)
Deemed contribution*	—	338,915	—	—	338,915	—	338,915
Share-based payment	—	423	—	—	423	26	449

As at March 31, 2019	1,520,816	(966,305)	(11,939)	(216,426)	326,146	438	326,584

*
In March 2019, a payable of €338,915 to a shareholder of the Group were waived and converted into an investment by this shareholder. Therefore, an increase of €338,915 was recognized as a capital reserve.

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

	Attributable to equity holders of the parent
	Share capital	Capital reserve	Other comprehensive income/(loss)	Accumulated deficit	Total	Non- controlling interests	Total equity/ (deficit)
	€	€	€	€	€	€	€
As at December 31, 2017	1,520,816	(1,310,237)	(17,010)	(247,533)	(53,964)	(5,409)	(59,373)
Changes in accounting policies	—	—	(68)	556	488	(31)	457
As at January 1, 2018	1,520,816	(1,310,237)	(17,078)	(246,977)	(53,476)	(5,440)	(58,916)
Profit for the period	—	—	—	3,353	3,353	448	3,801
Other comprehensive income for the period:
Cash flow hedges, net of tax	—	—	(2,289)	—	(2,289)	(87)	(2,376)
Exchange differences on translation of foreign operations	—	—	2,464	—	2,464	(52)	2,412

Total comprehensive income for the period	—	—	175	3,353	3,528	309	3,837
Share-based payment	—	943	—	—	943	30	973

As at March 31, 2018	1,520,816	(1,309,294)	(16,903)	(243,624)	(49,005)	(5,101)	(54,106)

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

	For the three months ended
	March 31, 2019	March 31, 2018
	€	€
CASH FLOWS FROM OPERATING ACTIVITIES
(Loss)/profit for the period	(8,636)	3,801
Total non-cash adjustments	22,923	34,686
Total working capital adjustments	(35,643)	(12,188)
Tax paid	(8,531)	(8,390)

Net cash flows used in operating activities	(29,887)	17,909
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries	(74,482)	—
Contingent consideration and liabilities from business combination paid	(3,845)	(2,341)
Acquisition of investment in equity instruments	(741)	(7,931)
Purchases of property, plant and equipment and intangible assets	(4,409)	(1,986)
Proceeds from sale of property, plant and equipment and intangible assets	3	177
Restricted cash, net	310	93
Disposal of a subsidiary	37	—
Granting of loans	—	(625)

Net cash flows used in investing activities	(83,127)	(12,613)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	445,973	—
Repayment of borrowings	(321,087)	(886)
Capital contribution	—	2,541
Repurchase of shares under share-based payment plan	(2,675)	—
Repayment of the principle portion of the lease liability	(2,573)	(1,899)

Net cash flows used in financing activities	119,638	(244)
NET INCREASE IN CASH AND CASH EQUIVALENTS	6,624	5,052

Cash and cash equivalents at beginning of the period	177,048	230,419
Effect of foreign exchange rate changes, net	3,067	(2,359)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	186,739	233,112

Supplemental disclosures:
Interest paid in operating activities*	5,699	11,085

*
The amounts of €301 and €230 for the repayment of the interest portion of the lease liability during the three months ended March 31, 2019 and 2018 are included in interest paid in operating activities.

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

1. Corporate information

        The interim condensed consolidated financial statement of Wanda Sports Group Company Limited (the "Company") and its subsidiaries (collectively, the "Group") for the three months ended March 31, 2019 and 2018 was authorized for issue in accordance with a resolution of the directors on 31 May, 2019.

        The Company, founded on November 28, 2018, is a limited company incorporated and domiciled in Hong Kong SAR, People's Republic of China. The registered office is located in Hong Kong.

        In anticipation of its initial public offering in the United States of America, the Company underwent a series of reorganization steps (the "Reorganization"). The Company entered into a series of contractual agreements to transfer the business operations of Infront Holding AG ("IHAG"), Wanda Sports Co., Ltd. ("WSC") and Wanda Sports Holdings (USA) Inc. ("WSH") to the Company. The Group has disclosed the details of the Reorganization in the consolidated financial statements for the years ended December 31, 2018, 2017 and 2016.

        The Reorganization was completed in March 2019, and at that time the Company became the holding company of the subsidiaries comprising the Group.

        The Group is principally engaged in the distribution of rights, hosting broadcast, digital media and entertainment, program production, event operations and licensing, brand development and sponsorships.

2. Basis of preparation

        The interim condensed consolidated financial statements for the period ended March 31, 2019 and 2018 have been prepared in accordance with IAS 34 Interim Financial Reporting.

        The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group's consolidated financial statements as at December 31, 2018, 2017 and 2016.

3. Changes to the Group's accounting policies

        The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group's annual consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards effective as of January 1, 2019. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. The nature and the effect of these changes are disclosed below. Although these amendments apply for the first time in 2019, they do not have a material impact on the interim condensed consolidated financial statements of the Group. The nature and the impact of each amendment is described below:

IFRIC Interpretation 23 Uncertainty over Income Tax Treatment

        The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:

  •
  Whether an entity considers uncertain tax treatments separately

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

3. Changes to the Group's accounting policies (Continued)

  •
  The assumptions an entity makes about the examination of tax treatments by taxation authorities

  •
  How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

  •
  How an entity considers changes in facts and circumstances

        An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty needs to be followed.

        The Group applies significant judgement in identifying uncertainties over income tax treatments. Since the Group operates in a complex multinational environment, it assessed whether the interpretation had an impact on its consolidated financial statements.

        Upon adoption of the interpretation, the Group considered whether it has any uncertain tax positions, particularly those relating to transfer pricing. The Company's and the subsidiaries' tax filings in different jurisdictions include deductions related to transfer pricing and the taxation authorities may challenge those tax treatments. The Group determined, based on its tax compliance and transfer pricing study, that it is probable that its tax treatments (including those for the subsidiaries) will be accepted by the relevant tax authorities. The interpretation does not have a material impact on the interim condensed consolidated financial statements.

Amendments to IFRS 9: Prepayment Features with Negative Compensation

        Under IFRS 9, a debt instrument can be measured at amortized cost or at fair value through other comprehensive income, provided that the contractual cash flows are 'solely payments of principal and interest on the principal amount outstanding' (the SPPI criterion) and the instrument is held within the appropriate business model for that classification. The amendments to IFRS 9 clarify that a financial asset passes the SPPI criterion regardless of an event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract. These amendments do not have a material impact on the interim condensed consolidated financial statements.

Amendments to IAS 19: Plan Amendment, Curtailment or Settlement

        The amendments to IAS 19 address the accounting when a plan amendment, curtailment or settlement occurs during a reporting period. The amendments specify that when a plan amendment, curtailment or settlement occurs during the annual reporting period, an entity is required to determine the current service cost for the remainder of the period after the plan amendment, curtailment or settlement, using the actuarial assumptions used to remeasure the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event. An entity is also required to determine the net interest for the remainder of the period after the plan amendment, curtailment or settlement using the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event, and the discount rate used to remeasure that net defined benefit liability (asset).

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

3. Changes to the Group's accounting policies (Continued)

        These amendments do not have a material impact on the interim condensed consolidated financial statements as the Group did not have any plan amendments, curtailments, or settlements during the period.

Amendments to IAS 28: Long-term interests in associates and joint ventures

        The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture (long-term interests). This clarification is relevant because it implies that the expected credit loss model in IFRS 9 applies to such long-term interests.

        The amendments also clarify that, in applying IFRS 9, an entity does not take account of any losses of the associate or joint venture, or any impairment losses on the net investment, recognized as adjustments to the net investment in the associate or joint venture that arise from applying IAS 28 Investments in Associates and Joint Ventures.

        These amendments do not have a material impact on the interim condensed consolidated financial statements as the Group does not have long-term interests in any associate or joint venture.

Annual Improvements 2015-2017 Cycle

IFRS 3 Business Combinations

        The amendments clarify that, when an entity obtains control of a business that is a joint operation, it applies the requirements for a business combination achieved in stages, including remeasuring previously held interests in the assets and liabilities of the joint operation at fair value. In doing so, the acquirer remeasures its entire previously held interest in the joint operation.

        These amendments do not have a material impact on the interim condensed consolidated financial statements as there is no transaction where a joint control is obtained.

IFRS 11 Joint Arrangements

        A party that participates in, but does not have joint control of, a joint operation might obtain joint control of the joint operation in which the activity of the joint operation constitutes a business as defined in IFRS 3.

        The amendments clarify that the previously held interests in that joint operation are not remeasured.

        These amendments had no impact on the consolidated financial statements of the Group as there is no transaction where a joint control is obtained.

IAS 12 Income Taxes

        The amendments clarify that the income tax consequences of dividends are linked more directly to past transactions or events that generated distributable profits than to distributions to owners. Therefore, an entity recognizes the income tax consequences of dividends in profit or loss, other comprehensive income or equity according to where it originally recognized those past transactions or events.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

3. Changes to the Group's accounting policies (Continued)

        When the entity first applies those amendments, it applies them to the income tax consequences of dividends recognized on or after the beginning of the earliest comparative period.

        Since the Group's current practice is in line with these amendments, they had no impact on the consolidated financial statements of the Group.

4. Segment information

        The Group has three reporting segments, being Mass Participation, Spectator Sports and Digital, Production, Sports Solutions ("DPSS").

        The Group's chief operating decision maker ("CODM") assesses the performance of the reporting segments mainly based on segment revenue and gross profit of each reporting segment. Thus, the segment result presents revenues, cost of sales and gross profit for each segment, which is in line with the CODM's performance review.

        There was no material inter-segment sales during the period presented. The revenues reported to the CODM are measured in a manner consistent with that applied in the consolidated statement of profit or loss.

Mass Participation

        The Group generates revenues within the Mass Participation segment primarily from registration fees and other event fees (such as host city fees), and otherwise monetizes intellectual property through event and product licensing, sponsorship, merchandising and media distribution.

        The Group's cost of sales for the Mass Participation segment primarily consists of merchandise costs, costs for outsourced services, costs directly linked to event organization, such as event labor costs that can be directly linked to particular events, event supplies costs, media expenses, equipment costs and other costs.

Spectator Sports

        The Group generates revenues within the Spectator Sports segment primarily from media distribution, sponsorship and marketing, commissions and agency fees in relation to football, winter sports and summer sports.

        The Group's cost of sales for the Spectator Sports segment primarily consists of acquisition costs for media rights, marketing and advertising rights, general event organization costs, media production costs, project related travel costs, project related consulting costs, advertisement material production costs, as well as costs for hospitality, purchase of tickets, and LED services.

DPSS

        The Group generates revenues within the DPSS segment primarily through providing various services (including digital media solutions, media and program production, host broadcasting, marketing services,

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

4. Segment information (Continued)

event operations services, brand development services and advertising solutions) to rights owners and other stakeholders in the sports ecosystem.

        The Group's cost of sales for the DPSS segment primarily consists of external media production costs, project related personnel costs, service and consulting costs, as well as other project related costs.

        The segment results for the three months ended March 31, 2019 and 2018 are as follows:

For the three months ended March 31, 2019	Mass Participation	Spectator Sports	DPSS	Adjustments and eliminations	Total
	€	€	€	€	€
Revenue
External customers	30,006	194,133	21,480	—	245,619

Total revenue	30,006	194,133	21,480	—	245,619

Cost of sales	23,230	150,172	12,099		185,501
Segment gross profit	6,776	43,961	9,381	—	60,118

For the three months ended March 31, 2018	Mass Participation	Spectator Sports	DPSS	Adjustments and eliminations	Total
	€	€	€	€	€
Revenue
External customers	29,268	169,140	35,696	—	234,104

Total revenue	29,268	169,140	35,696	—	234,104

Cost of sales	22,373	106,052	24,054	—	152,479
Segment gross profit	6,895	63,088	11,642	—	81,625

        The reconciliation of segment gross profit to profit before income tax is shown in the interim condensed consolidated statement of profit or loss.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

4. Segment information (Continued)

Geographical information

        The Group's businesses operate across the world. For the three months ended March 31, 2019 and 2018 the geographic information of total revenue is as follows:

	For the three months ended
	March 31, 2019	March 31, 2018
	€	€
Revenue from external customers
Europe	190,622	185,691
Asia	20,588	18,555
America	23,758	18,857
Oceania	3,447	2,797
Africa	7,204	8,204

Total	245,619	234,104

        As the Group conducts its business with non-current assets held in different geographical locations during the year, the necessary information to disclose the accurate geographical location of non-current assets is not available .

5. Business combinations and acquisition of non-controlling interests

Acquisitions for the period ended March 31, 2019

(a)
Acquisition of Tarawera

        On January 25, 2019, the Group acquired the business of Tarawera Ultra Trail Marathon and certain related trail running events (collectively, the "Tarawera") in order to expand ultra-distance running offerings. This purchase allowed the Group to enlarge the range of products in its Mass Participation segment.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

5. Business combinations and acquisition of non-controlling interests (Continued)

        The fair values of the identifiable assets and liabilities of Tarawera as at the date of acquisition were:

Fair value recognized on acquisition
€
Assets
Current assets
Trade and other receivables	289
Other assets	20
Non-current assets
Intangible assets	76
Liabilities
Current liabilities
Deferred income	324
Non-current liabilities
Deferred tax liabilities	14

Total identifiable net assets at fair value	47

Goodwill arising on acquisition	371

Purchase consideration	418

Purchase consideration:
Cash and cash equivalents	299
Contingent consideration	119

Total consideration	418

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	—
Cash paid for the acquired subsidiaries	(299)

Net cash flows on acquisition	(299)

        In this acquisition, a contingent consideration at fair value of €119 was recognized based on achievement of EBITDA targets for the 2019 event. Potential payout ranges from 0% to 120% of contractual earnout dependent on achieving certain profitability targets for the 2019 event.

        Goodwill of approximately €371 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Tarawera with the Group's operations. None of the goodwill recognized is expected to be deductible for tax purposes.

        From the date of acquisition, Tarawera contributed €375 of revenue and incurred €59 profit before tax of the Group for the period ended March 31, 2019.

(b)
Acquisitions of Youthstream

        On February 28, 2019, the Group acquired 100% of the shares of Youthstream Organization, Youthstream Group SAM and its subsidiaries, including Youthstream Media SA and Youthstream Logistic

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

5. Business combinations and acquisition of non-controlling interests (Continued)

SRO (collectively, the "Youthstream"), which manage the exclusive television, marketing and promotional worldwide rights of the FIM Motocross World Championship. These acquisitions were intended to expand the Group's market share in its Spectator Sports segment.

        The initial accounting for the Youthstream acquisition is incomplete as the Company did not complete its valuation of the identifiable assets and liabilities. The provisional amounts recognized at the acquisition date did not reflect the fair value of other intangible assets acquired as the Company is in the process of obtaining information to determine a reasonable estimate of the fair value of other intangible assets acquired. The final valuation of the identifiable assets and liabilities as at the acquisition date are expected to be completed by the end of 2019. The acquiree's total provisional fair values of the identifiable assets and liabilities as at acquisition date were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	6,060
Trade and other receivables	6,976
Other assets	742
Non-current assets
Property, plant and equipment	634
Liabilities
Current liabilities
Trade and other payables	1,938
Deferred income	12,316
Income tax payable	1

Total identifiable net assets at fair value	157

Goodwill arising on acquisition	106,002

Purchase consideration	106,159

Purchase consideration:
Cash and cash equivalents*	93,723
Contingent consideration	12,436

Total consideration	106,159

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	6,060
Cash paid for the acquired subsidiaries	(80,000)

Net cash flows on acquisition	(73,940)

*
A deferred payment of €13,723 was included in cash and cash equivalents, which will be paid in three years from 2019 to 2021.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

5. Business combinations and acquisition of non-controlling interests (Continued)

        In this acquisition, a contingent consideration at fair value of €12,436 was recognized based on EBITDA targets. The maximum payout for the contingent consideration after discount is €12,436 (undiscounted €15,000).

        Goodwill of approximately €106,002 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Youthstream with the Group's operations and the long-term contract with the Motocross federation. None of the goodwill recognized is expected to be deductible for tax purposes.

        From the date of acquisition, Youthstream contributed €2,941 of revenue and incurred €799 profit before tax of the Group for the period ended March 31, 2019.

(c)
Acquisition of Sunrise Events, Inc.

        On March 22, 2019, the Group acquired 100% of shares of Sunrise Events, Inc, an organizer of various triathlon and other endurance events in the Philippines. The Group acquired Sunrise Events, Inc. to further expand its Mass Participation offerings in Asia.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

5. Business combinations and acquisition of non-controlling interests (Continued)

        The final valuation of the identifiable assets and liabilities as at the acquisition date are not completed as of the date of issuance of the interim condensed consolidated financial statement. The fair values of the identifiable assets and liabilities of Sunrise Events, Inc. as at the date of acquisition were:

Fair value recognized on acquisition
€
Assets
Current assets
Cash and cash equivalents	322
Trade and other receivables	709
Other assets	1,246
Non-current assets
Property, plant and equipment	143
Intangible assets	1,334
Liabilities
Current liabilities
Trade and other payables	1,074
Deferred income	1,681
Non-current liabilities
Provision	819
Deferred tax liabilities	427

Total identifiable net assets at fair value	(247)

Goodwill arising on acquisition	3,139

Purchase consideration	2,892

Purchase consideration:
Cash and cash equivalents	565
Contingent consideration	2,327

Total consideration	2,892

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	322
Cash paid for the acquired subsidiaries	(565)

Net cash flows on acquisition	(243)

        In this acquisition, a contingent consideration at fair value of €2,327 was recognized based on a variety of factors in 2019 through 2021, mainly including obtaining permits and host city funding and EBITDA performance measures.

        Goodwill of approximately €3,139 was recognized as part of this acquisition, which results from the expected synergies from combining the operations of the acquired Sunrise Events, Inc. with the Group's operations.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

5. Business combinations and acquisition of non-controlling interests (Continued)

        From the date of acquisition, Sunrise Events, Inc. contributed €867 of revenue and incurred €266 profit before tax of the Group for the period ended March 31, 2019.

Acquisitions for the period ended March 31, 2018

(a)
Acquisition of Goalscout Srl

        On January 1, 2018, the Group acquired 100% of Goalscout Srl, developer of a software used in managing digital archives. This acquisition was intended to enlarge the Group's range of products in its Spectator Sports segment.

        The fair values of the identifiable assets and liabilities of Goalscout Srl as at the date of acquisition were:

Fair value recognized on acquisition
€
Assets
Non-current assets
Intangible assets	750
Total identifiable net assets at fair value	750

Goodwill arising on acquisition	375

Purchase consideration	1,125

Purchase consideration:
Cash and cash equivalents	1,125

Total consideration	1,125

Analysis of cash flows on acquisition:
Cash and cash equivalents held by the acquired subsidiaries	—
Cash paid for the acquired subsidiaries	(1,125)

Net cash flows on acquisition	(1,125)

        Goodwill of approximately €375 was recognized as part of this acquisition, which results from the exclusive software owned by Goalscout Srl. None of the goodwill recognized is expected to be deductible for tax purposes.

Contingent consideration

        As part of the purchase agreement with the previous owner of the acquirees, contingent consideration has been agreed for some of the acquisitions made by the Group. There will be additional cash payments to the previous owners of the acquirees based on the performance of the acquirees. The details of the payment of arrangement vary by agreements.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

5. Business combinations and acquisition of non-controlling interests (Continued)

        A reconciliation of fair value measurement of the contingent consideration and liabilities from business combination are provided below:

€
As at December 31, 2018	28,908
Liabilities arising on business combination	14,882
Movements during the period*	10,495

As at March 31, 2019	54,285

€
As at December 31, 2017	24,354
Liabilities arising on business combination	—
Movements during the period*	(2,693)

As at March 31, 2018	21,661

*
Movements during the reporting period include the fair value remeasurement, settlement during the reporting period, and the exchange differences.

        For each business combination for the period ended March 31, 2019 and 2018 the Group did not gather the information of the acquiree's revenue and profit or loss as the acquisition had been as of the beginning of the reporting period.

6. Fair value measurement

        The following table provides the fair value measurement hierarchy of the Group's assets and liabilities.

        Fair value measurement hierarchy for assets as at March 31, 2019:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Assets measured at fair value:
Financial assets at fair value through profit or loss:
Investments in equity instruments	5,802	5,802	—	—
Currency swap	270	—	270	—
Derivative financial instruments designated as hedging:
Foreign exchange forward contracts	711	—	711	—
Equity instruments designated at fair value through OCI	8,672	—	—	8,672

        There were no transfers among Level 1, Level 2 and Level 3 during the three months ended March 31, 2019.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Fair value measurement (Continued)

        Fair value measurement hierarchy for liabilities as at March 31, 2019:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Liabilities measured at fair value:
Financial liabilities at fair value through profit or loss:
Derivatives	1,292	—	1,292	—
Foreign exchange forward contracts	221	—	221	—
Contingent consideration and liabilities from business combination	54,285	—	—	54,285

        There were no transfers among Level 1, Level 2 and Level 3 during the three months ended March 31, 2019.

        The above financial instruments have been presented under other assets and other liabilities in the interim condensed consolidated statement of financial position.

        Fair value measurement hierarchy for assets as at December 31, 2018:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Assets measured at fair value:
Financial assets at fair value through profit or loss:
Investments in equity instruments	5,593	5,593	—	—
Currency swap	73	—	73	—
Derivative financial instruments designated as hedging:
Foreign exchange forward contracts	580	—	580	—
Equity instruments designated at fair value through OCI	7,931	—	—	7,931

        There were no transfers among Level 1, Level 2 and Level 3 during 2018.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Fair value measurement (Continued)

        Fair value measurement hierarchy for liabilities as at December 31, 2018:

	Fair value measurement using
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	€	€	€	€
Liabilities measured at fair value:
Financial liabilities at fair value through profit or loss:
Derivatives	773	—	773	—
Foreign exchange forward contracts	69	—	69	—
Contingent consideration and liabilities from business combination	28,908	—	—	28,908

        There were no transfers among Level 1, Level 2 and Level 3 during 2018.

        The above financial instruments have been presented under other assets and other liabilities in the interim condensed consolidated statement of financial position.

        Management has assessed that the fair values of cash and short-term deposits, trade receivables, trade payables, bank overdrafts, interest-bearing loans and borrowings and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

        Management has assessed that the fair value of the long-term interest-bearing loans is determined by using the discounted cash flow ("DCF") method and a discount rate that is equal to the effective interest borrowing rate. Management considered that the difference between the carrying amount and the fair value is insignificant.

        The following methods and assumptions were used to estimate the fair values:

  •
  The fair values of the investments in equities are derived from the quoted market prices in active markets.

  •
  The fair values of other derivative financial instruments are derived from the quoted prices from the financial institutions with which the Group signed the related agreements.

  •
  The fair values of the contingent consideration have been estimated using a valuation technique including the DCF model to consider the time value of the contingent consideration from business combinations. When determining the intrinsic value of the contingent considerations, the valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management's estimate of fair value of the contingent consideration.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

6. Fair value measurement (Continued)

Description of significant unobservable inputs to valuation

        The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy is the discount rate used to estimate the fair value. The Group only perform the quantitative sensitivity analysis for the liabilities from business combination and the contingent consideration as at the end of each financial year, since there are no significant changes in the valuation technique and the major observable inputs in determining the fair value at the end of the reporting period.

        For the acquired investment in Copa 90 Limited, the changes in carrying amount is mainly due to changes in exchange differences compared with the balances as at December 31, 2018, since the Group considered that the changes in economic factors since December 31, 2018 is minimal.

        For acquired 13.9% of the issued shares of Deep IT Limited in 2019, the Group used the acquired cost as the fair value of such investment which categorized as equity instruments designated at fair value through OCI as at December 31, 2018, since there is no significant changes in the fair value of the investee.

7. Revenue

7.1   Disaggregated revenue information

        The Group has disaggregated the revenue into categories which are the same as the segment disaggregation from the perspective of monitoring mechanism of the revenue.

	For the three months ended
	March 31, 2019	March 31, 2018
	€	€
Geographical markets
Asia	20,588	18,555
Europe	190,622	185,691
America	23,758	18,857
Africa	7,204	8,204
Oceania	3,447	2,797

Total revenue from contracts with customers	245,619	234,104

8. Components of OCI

	For the three months ended
	March 31, 2019	March 31, 2018
	€	€
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Cash flow hedges:
Cash flow hedging loss	(333)	(2,376)
Exchange differences:
Exchange differences on translation of foreign operations	5,204	2,412

	4,871	36

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

8. Components of OCI (Continued)

        The disaggregation of changes of OCI attributable to the equity holders of the parent by each type of reserve in equity is shown below:

	Cash flow hedge reserve	Re-measurement on defined benefit plans	Foreign currency translations reserve	Total
	€	€	€	€
As at January 1, 2019	(405)	(2,464)	(13,173)	(16,042)
Cash flow hedges, net of tax	(314)	—	—	(314)
Exchange differences on translation of foreign operations	—	—	4,417	4,417

As at March 31, 2019	(719)	(2,464)	(8,756)	(11,939)
As at January 1, 2018	(5,207)	(1,747)	(10,056)	(17,010)
Changes in accounting policies	—	—	(68)	(68)
Cash flow hedges, net of tax	(2,289)	—	—	(2,289)
Exchange differences on translation of foreign operations	—	—	2,464	2,464

As at March 31, 2018	(7,496)	(1,747)	(7,660)	(16,903)

9. Earnings per share ("EPS")

        EPS is calculated by dividing the profit or loss for the three months attributable to ordinary equity holders of the parent by the number of ordinary shares after the Reorganization as mentioned in note 1.

	For the three months ended
	March 31, 2019	March 31, 2018
	€	€
Loss/(profit) for the three months ended attributable to ordinary equity holders of the parent for basic earnings	(8,860)	3,353
Impact on the options under ISA plan	(32)	(788)
Loss/(profit) for the three months ended attributable to ordinary equity holders of the parent adjusted for the effect of dilution	(8,892)	2,565

	For the three months ended
	March 31, 2019	March 31, 2018
	in thousands	in thousands
Weighted average number of ordinary shares for basic EPS	169,331	169,331
Weighted average number of ordinary shares adjusted for the effect of dilution	169,331	169,331

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

9. Earnings per share ("EPS") (Continued)

        There have been no other transactions within the Group, which involve ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

10. Property, plant and equipment

        There was no impairment of property, plant and equipment recognized for the three months ended March 31, 2019 and 2018.

        The cost of the acquired property, plant and equipment (excluding for those acquired through the business combination, or under construction) were €2,337 and €1,113 respectively for the three months ended March 31, 2019 and 2018.

        The net book value of assets (other than those classified as held for sale) disposed of by the Group were €5 and €11 respectively for the three months ended March 31, 2019 and 2018.

11. Intangible assets

        There were no impairment of intangible assets recognized for the three months ended March 31, 2019 and 2018.

12. Accrued income

        Accrued income includes revenues that are not yet invoiced to the extent that it is probable that the economic benefits will flow to the Group and the revenues can be measured reliably.

	March 31, 2019	December 31, 2018
	€	€
Accrued income, project related	6,238	2,641
Accrued income, non-project related	3,676	3,833

Total accrued income	9,914	6,474

Current	9,914	6,474

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

12. Accrued income (Continued)

Contract assets

        Set out below is the movement in the allowance for expected credit losses of contract assets:

€
As at January 1, 2018*	210
Provision for expected credit losses	72
Reversal	(5)

As at March 31, 2018	277
As at January 1, 2019	178
Provision for expected credit losses	14
Exchange differences	5

As at March 31, 2019	197

*
The balance on January 1, 2018 was generated due to adoption of IFRS 9.

13. Goodwill and intangible assets with indefinite useful lives

        The Group performs its annual impairment test in December and when circumstances indicated that the carrying value may be impaired. The methodology and key assumptions used to determine the recoverable amount for the different cash generating units were disclosed in the annual consolidated financial statements for the years ended December 31, 2018, 2017 and 2016.

        The Group considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The Group has not identified any indicators that may lead to a significant decrease in the recoverable amount as at March 31, 2019, therefore no further impairment need to be accrued.

14. Interest-bearing loans and borrowings

	March 31, 2019	December 31, 2018
	€	€
Current interest-bearing liabilities
Bank loans	27,034	25,424
Senior 364 day term loan facility[1]	348,242	—
Other loans	—	63

Total current interest-bearing liabilities	375,276	25,487

Non-current interest-bearing liabilities
Bank loans	627,646	535,630

Total non-current interest-bearing liabilities	627,646	535,630

Total interest-bearing liabilities	1,002,922	561,117

1
On March 15, 2019, the Company entered into a US$ 400 million (equivalent to €356,200, using exchange rate as at March 31, 2019) unsecured senior term loan facility with Morgan Stanley Asia Limited, as arranger, and China Construction Bank (Asia)

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

14. Interest-bearing loans and borrowings (Continued)

  Corporation Limited, as facility agent. The term of the loan under the facility is 364 days. Interest on the loan is 11.5% per annum, payable semi-annually. The carrying amount of the loan was €348,242 as of March 31, 2019.

        The major changes in liabilities arising from financing activities of the Group are proceeds and repayment of borrowings, the reconciliation between the opening and closing balances for each reporting period are shown as below:

€
As at January 1, 2018	597,831
Repayment of borrowings	(886)
Other movements[3]	(18,532)

As at March 31, 2018	578,413

As at January 1, 2019	561,117
Proceeds from borrowings	445,973
Repayment of borrowings[2]	(11,215)
Other movements[3]	7,047

As at March 31, 2019	1,002,922

2
The amount of €309,872 that was repaid from related parties in 2019 resulted in a decrease in other payables. It is presented as a repayment of borrowings in the interim condensed consolidated financial statement of cash flows.

3
The other movements include capitalized interest, acquisition of subsidiaries and exchange differences of the loans.

15. Contract liabilities

        During the three months ended March 31, 2019, the Group recognized a revenue deduction of €6,000 based on its estimate of the amounts it will offer affected clients as compensation for fraudulent activities presumably undertaken by a former senior employee of one of the Group's subsidiaries over a number of years. For purposes of quantifying compensation, the Group has chosen the statute of limitations of ten years. The fraudulent activities involved providing clients with less advertising time for perimeter board advertising for matches of a single sports federation than was contracted for. It is believed that these fraudulent activities created surplus inventory that ultimately generated revenue that benefited the former senior employee. The €6,000 expected compensation represents the Group's best estimate as at March 31, 2019, based on forensic investigations that the Group commissioned. The compensation allocable to 2016, 2017, 2018 and the three months ended March 31, 2019 was approximately €427, €507, €302, and nil, respectively.

16. Hedging activities and derivatives

        The Group is exposed to certain risks relating to its ongoing business operations. The primary risks managed using derivative instruments are foreign currency risk and interest rate risk.

        The Group's risk management strategy and how it is applied to manage risk are explained in note 17.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

16. Hedging activities and derivatives (Continued)

Cash flow hedges

Foreign currency risk

        Foreign exchange forward contracts measured at fair value are designated as hedging instruments in cash flow hedges of cash inflows (revenue) in US dollars ("USD") and cash outflows in Confoederatio Helvetica Franc ("CHF") (mainly payroll expenses).

        While the Group also enters into other foreign exchange forward contracts with the intention of reducing the foreign exchange risk of expected sales and purchases, these other contracts are not designated in hedge relationships and are measured at fair value through profit or loss.

        The foreign exchange forward contract balances vary with the level of changes in foreign exchange forward rates and interest rates.

        For the foreign currency forward contracts designated as hedging instruments, the terms of the contracts match the terms of the expected highly probable forecast transactions. As a result, there is no hedge ineffectiveness to be recognized in the interim condensed consolidated statement of profit or loss.

17. Financial instruments risk management objectives and policies

        The Group's principal financial liabilities, other than derivatives, comprise of loans and borrowings, and trade and other payables. The main purpose of these financial liabilities is to finance the Group's operations and to provide guarantees to support its operations. The Group's principal financial assets include trade and other receivables, and cash and short-term deposits that derive directly from its operations. The Group also holds financial management products and enters into derivative transactions.

        The Group is exposed to market risk, credit risk and liquidity risk. The Group's senior management oversees the management of these risks. The Group's senior management is supported by a financial risk team that advises on financial risks and the appropriate financial risk governance framework for the Group. The financial risk team provides assurance to the Group's senior management that the Group's financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group's policies and risk objectives. All derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision. It is the Group's policy that no trading in derivatives for speculative purposes may be undertaken. The Group's senior management reviews and agrees policies for managing each of these risks, which are summarized below.

Market risk

        Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments affected by market risk include loans and borrowings, deposits, financial management products and derivative financial instruments.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

17. Financial instruments risk management objectives and policies (Continued)

Interest rate risk

        Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group's exposure to the risk of changes in market interest rates relates primarily to the Group's long-term debt obligations with floating interest rates.

        The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a significantly higher volatility than in prior years.

Foreign currency risk

        Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group's exposure to the risk of changes in foreign exchange rates relates primarily to the Group's operating activities (when revenue or expense is denominated in a foreign currency) and the Group's net investments in foreign subsidiaries.

        The Group manages its foreign currency risk by hedging transactions that are expected to occur for hedges of the fluctuations in foreign exchange risk between Euro ("EUR") and USD.

        When a derivative is entered into for hedging purposes, the Group negotiates the terms of the derivative to match the terms of the hedged exposure. For hedges of forecast transactions, the derivative covers the period of exposure from the point the cash flows of the transactions are forecasted up to the point of settlement of the resulting receivable or payable that is denominated in the foreign currency.

        The Group hedges its exposure to fluctuations on the translation into EUR of its foreign operations by holding net borrowings in foreign currencies and by using foreign currency swaps and forwards.

        The movement in the pre-tax effect is a result of a change in the fair value of derivative financial instruments not designated in a hedge relationship and monetary assets and liabilities denominated in USD (for WSH and World Endurance Holdings, Inc. ("WEH")), EUR (for IHAG) and Chinese Renminbi Yuan (for WSC), where the functional currency of the entity is a currency other than respective currencies. Although the derivatives have not been designated in a hedge relationship, they act as an economic hedge and will offset the underlying transactions when they occur.

Credit risk

        Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Trade receivables

        Customer credit risk is managed by each business unit subject to the Group's established policy, procedures and control relating to customer credit risk management. Credit quality of a customer is

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

17. Financial instruments risk management objectives and policies (Continued)

assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment.

        An impairment analysis is performed at each reporting date on an individual basis for major clients. In addition, a large number of minor receivables are grouped into homogenous groups and assessed for impairment collectively. The calculation is based on actual incurred historical data. The Group evaluates the concentration of risk with respect to trade receivables as insignificant, as its customers are located in several jurisdictions and operate in largely independent markets.

Financial instruments and cash deposits

        Credit risk from balances with banks and financial institutions is managed by the Group's treasury department in accordance with the Group's policy. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. Counterparty credit limits are reviewed by the Group's senior management on an annual basis, and may be updated throughout the year subject to approval of the Group's finance team. The limits are set to minimize the concentration of risks and therefore mitigate financial loss through a counterparty's potential failure to make payments.

Liquidity risk

        The Group monitors its risk of a shortage of funds using a liquidity planning tool.

        The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, bank loans, debentures, preference shares, finance leases and hire purchase contracts. The Group's policy is that not more than 25% of borrowings should mature in the next 12-month period.

        The table below summarizes the proportion of the Group's interest-bearing liabilities would mature in less than one year based on the carrying value of borrowings reflected in the financial statements.

	Interest-bearing liabilities
	March 31, 2019	December 31, 2018
Proportion	37.4%	4.5%

        The proportion of borrowings that mature within 12 months has been exceed 25% threshold as at March 31, 2019 was mainly due to a senior 364-day term loan facility was borrowed in March 2019.

        The Group has assessed the concentration of risk with respect to refinancing its debt and considered it to be insignificant. The Group has access to a sufficient variety of sources of funding and debt maturing within 12 months can be rolled over with existing lenders.

        Certain of the Group's credit facility is secured by substantially all of the property owned by WEH, and all of its domestic subsidiaries. The credit facility is guaranteed by WEH's domestic subsidiaries.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

18. Inventories

        The Group recognized impairment of inventories at an amount of €46 in cost of sales for the period ended March 31, 2019 (€26 was recognized for the period ended March 31, 2018).

19. Trade and other receivables

        Below are the movements in the provision for impairment of receivables:

Movements
€
As at December 31, 2017	15,563
Adoption of IFRS 9	512
Provision for the period	17,768
Reversal for the period	(322)
Write-off for the period	(1,235)
Exchange differences	(43)

As at March 31, 2018	32,243
As at December 31, 2018	44,933
Provision for the period	501
Reversal for the period	(535)
Write-off for the period	(243)
Exchange differences	183

As at March 31, 2019	44,839

20. Cash and cash equivalents

	March 31, 2019	December 31, 2018
	€	€
Cash at banks and on hand	183,193	174,992
Short-term deposits	3,546	2,056

	186,739	177,048

21. Commitments and contingencies

Commitments

        The Group had commitments of €1,332,290 and €1,399,346 which comprise of future payment obligations to commercial rights owners in relation with a full buy-out model as at March 31, 2019 and December 31, 2018.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

21. Commitments and contingencies (Continued)

Contingent Liabilities

        Contingent liabilities include joint and several guarantees (minimum guarantees and guarantees for corporate existence) for HBS, mainly towards federations, of €180,599 and €179,923 as at March 31, 2019 and December 31, 2018.

        The Group's exposure to the guaranteed minimum revenues/consideration is €1,178,627 and €1,208,954 as at March 31, 2019 and December 31, 2018.

Standby Letter of Credit

        The Group has entered into five standby letters of credit in the total amounts of €1,360 and €1,638 as at March 31, 2019 and December 31, 2018, with various financial institutions that guarantee certain future payments required to be made in connection with leasing arrangements and acquisitions.

Legal claim contingency

        In November 2018, a subsidiary of the Group sued a client for outstanding receivables of approximately €3,000 and the client countersued the subsidiary for approximately €13,500, claiming alleged infringement of certain contractual obligation.

        The trial in connection with the claim of the Group's subsidiary was held in March 2019. The court decided in favor of the subsidiary in respect of its claim, determining that the client was to pay the outstanding amount within 10 days.

        In respect of the client's countersuit, the court reasoned that the client does not have grounds for suing and therefore the €13,500 suit does not have a chance of success. However, the court's jurisdiction did not extend to this suit, but only in respect of the subsidiary's claim (the case of outstanding receivables).

        Therefore, the Group believes that there are no legal grounds to either record the €13,500 (or part of it) as a provision or to exclude it from the contingencies, which is consistent with the advice of its legal counsel for the matter.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

22. Related party disclosures

        The following table provides the amounts of material transactions that have been entered into with related parties for the three months ended March 31, 2019 and 2018.

		Sale of goods and rendering of services to related parties	Purchase of goods and receipt of services from related parties
		€	€
Entities controlled by the same ultimate controlling shareholder:
Dalian Wanda Group Co., Ltd.[1]	March 31, 2018	2,425	—
Wuhan Wanda East Lake Real Estate Development Co., Ltd.[1]	March 31, 2018	122	—
Nanning Wanda Mall Investment Co., Ltd	March 31, 2018	412	—
Joint ventures in which the parent is a venturer:
Infront Ringier Sports & Entertainment Switzerland AG3	March 31, 2019	—	425
	March 31, 2018	—	170
International Games Broadcast Services AG4	March 31, 2019	115	—
	March 31, 2018	12	—
Associate:
FIS Marketing AG2	March 31, 2019	533	—
	March 31, 2018	412	—

1
The Group provided services in relation to the sponsorship of the International Federation of Association Football ("FIFA") for Dalian Wanda Group Co., Ltd. and Wuhan Wanda East Lake Real Estate Development Co., Ltd.

2
The Group provided services in relation to the marketing implementation of the International Ski Federation ("FIS") Alpine World Cup races for FIS Marketing AG.

3
The Group acquired media and sponsorship rights in respect of sport events in Switzerland from Infront Ringier Sports & Entertainment Switzerland AG.

4
The Group provided services in relation to the sponsorship of Southeast Asian Games for International Games Broadcast Services AG.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

22. Related party disclosures (Continued)

        The following table provided material amounts due to or from related parties for the relevant reporting periods.

		Amounts due from related parties	Amounts due to related parties
		€	€
Entities controlled by the same ultimate controlling shareholder:
Dalian Wanda Group Co., Ltd.	March 31, 2019	5,361	—
	December 31, 2018	5,238	—
Infront International Holdings AG	March 31, 2019	—	952
	December 31, 2018	—	952
Wanda Culture Holding Co., Ltd.	December 31, 2018	—	460,551
Beijing Wanda Culture Industry Group Co. Ltd.	March 31, 2019	112,441	19
	December 31, 2018	107,898	—
Wanda Sports & Media (Hong Kong) Co. Limited	March 31, 2019	272	—
	December 31, 2018	221	—
Wanda Sports Industry (Guangzhou) Co., Ltd	March 31, 2019	172	—
Wanda America Investment Holding Co., Ltd.	December 31, 2018	—	43,655
Wanda Sports & Media (Hong Kong) Holding Co., Ltd.	March 31, 2019	—	44,267
	December 31, 2018	783	174,620
Joint ventures in which the parent is a venturer:
Infront Ringier Sports & Entertainment Switzerland AG	March 31, 2019	123	40
	December 31, 2018	118	380
International Games Broadcast Services AG	March 31, 2019	48	—
	December 31, 2018	3,778	—
Associate:
FIS Marketing AG	March 31, 2019	108	—
	December 31, 2018	108	—

        There have been no guarantees provided or received for any related party trade receivables or trade payables. Outstanding balances at the period-end are unsecured and interest-free.

WANDA SPORTS GROUP COMPANY LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Euro ("€"), except for number of shares and per share data)

22. Related party disclosures (Continued)

        The following table provides information on material loans to related parties for the relevant reporting periods.

		Interest income	Amounts due from related parties
		€	€
Loans to related parties:
Entity controlled by the same ultimate controlling shareholder:
Wanda Sports & Media (Hong Kong) Co. Limited[5]	March 31, 2019	51	6,226
	December 31, 2018	18	5,410
	March 31, 2018	224	24,266
Infront International Holdings AG6	December 31, 2018	58	—
	March 31, 2018	2	625

5
The loan carried annual interest rates ranging from 3.6% to 3.7% with a maturity date of December 2, 2026.

6
During 2018, a loan was granted to Infront International Holdings AG, which was then waived in late 2018.

        The following table provides information on material loans from related parties for the relevant reporting periods.

		Interest expense	Amounts due to related parties
		€	€
Loans from related parties:
Entities controlled by the same ultimate controlling shareholder:
Infront International Holdings AG7	March 31, 2018	4,575	381,463

7
The loan had a maturity date of July 21, 2019 and carried an effective annual interest rate of 3.1% after taking into account the effect of Cross Currency Swap. It was fully repaid on May 24, 2018.

23. Events after the reporting period

Major acquisition

        The Group acquired four Mass Participation events from Nine's events and entertainment division (formerly Fairfax Events and Entertainment) at a purchase price of approximately Australian Dollar ("AUD") 31 million (approximately €19,205) in May 2019.

Equity Incentive Plan

        In July 2019, the shareholders and board of directors approved an equity incentive plan for grants of share options, restricted shares and other share-based awards of the Company's Class A ordinary shares to employees, directors and consultants of the Company and its subsidiaries. The equity incentive plan will be effective upon the completion of an initial public offering of the Company's Class A ordinary shares pursuant to a registration statement filed under the Securities Act.

 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Hong Kong law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Hong Kong courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our articles of association, subject to the provisions of the Companies Ordinance, every director or other officer of our company shall be indemnified out of the assets of our company against all costs, charges, expenses, losses and liabilities which he may sustain or incur in or about the execution of his office or otherwise in relation thereto and in particular and without prejudice to the generality of the foregoing every director and other officer of our company shall be indemnified by our company against, and it shall be the duty of the directors out of the funds of our company to pay all costs, losses and expenses which any such director and other officer may incur or become liable for by reason of any contract entered into, or act or thing done by him or them as such director and other officer, or in any way in the discharge of their or his duties, including travelling expenses; and the amount for which such indemnity is provided shall immediately attach as a lien on the property of our company, and have priority as between the members over all other claims. Any person who is a director or other officer of our company shall not be liable (except in consequence of his own dishonesty) for the acts, receipts, neglects or defaults of any other director or other officer of our company or for any losses or expenses incurred by our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects of our company shall be deposited or for any loss occasioned by any error of judgement, omission, default or oversight on their or his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto.

        Each of our directors and executive officers also benefits from indemnification arrangements, under which they are indemnified against certain liabilities and expenses incurred by them in connection with claims made by reason of their service as directors or executive officers of ours.

        The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

        The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act:

  •
  on March 6, 2019 and March 14, 2019, we allotted and issued an aggregate of 169,331,172 Class B ordinary shares, which were fully paid; and

  •
  on May 27, 2019, 22,363,466 of the issued Class B ordinary shares were acquired by certain co-investors and upon such acquisition were automatically converted into 22,363,466 Class A ordinary shares.

        Such transactions were undertaken in connection with the creation of our current structure.

        Such issuances were exempt from registration under the Securities Act in reliance on Section 4(a)(2), Rule 701 and/or Regulation S under the Securities Act. No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8.    Exhibits and Financial Statement Schedules.

(a)
Exhibit Index

Exhibit No.		Description

1.1	†	Form of Underwriting Agreement

3.1	†	Second Amended and Restated Articles of Association of the Registrant

4.1		Form of the Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3) evidencing American Depositary Shares

4.2	†	Registrant's Specimen Certificate for Class A ordinary shares

4.3		Form of Deposit Agreement between the Registrant, Deutsche Bank Trust Company Americas, as depositary, and owners and holders of American Depositary Shares

4.4	†	Form of Lock-up Agreement (included in Exhibit 1.1)

5.1		Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the validity of the Class A ordinary shares being registered

8.1	†	Opinion of DLA Piper Hong Kong as to certain Hong Kong tax matters

10.1	†	Management Equity Incentive Plan dated July 5, 2019

10.2	†	Exclusive Call Option Contract among our VIE and its shareholders and Infront China, dated March 14, 2019

10.3	†	Exclusive Services Agreement among our VIE and Infront China dated March 14, 2019

10.4	†	Pledge Contract among our VIE and its shareholders and Infront China, dated March 14, 2019

10.5	†	Powers of Attorney granted by each shareholder of our VIE dated March 14, 2019

10.6	†	Share Exchange Agreement dated April 8, 2019

10.7	†	Shareholders Agreement dated May 27, 2019

10.8	†	Senior 364-day term loan facility of the Registrant dated March 15, 2019

10.9	†	Senior forward start term loan facility of the Registrant dated March 15, 2019

10.10	†	Credit facility of Infront Sports and Media AG dated May 18, 2018

10.11	†	Amendment to the credit facility of Infront Sports and Media AG dated November 21, 2018

10.12	†	Credit facility of World Triathlon Corporation dated June 26, 2014

10.13	†	Amendments to the credit facility of World Triathlon Corporation dated November 18, 2015, June 5, 2017 and January 18, 2019

10.14	†	Cooperation Agreement among the Registrant, Dalian Wanda GCL and Wanda Culture Holding Co. Limited, dated May 14, 2019

21.1	†	Principal subsidiaries and VIE of the Registrant

23.1		Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

Exhibit No.		Description
23.2		Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

23.3	†	Consent of DLA Piper Hong Kong (included in Exhibit 8.1)

23.4	†	Consent of Jingtian & Gongcheng Attorneys at Law (included in Exhibit 99.2)

24.1	†	Power of Attorney (contained on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of Jingtian & Gongcheng Attorneys at Law regarding certain PRC law matters

99.3	†	Consent of Frost & Sullivan

†
Previously filed.
(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  3.
  For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  4.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on July 22, 2019.

Wanda Sports Group Company Limited
By:	/s/ HENGMING YANG
	Name:	Hengming Yang
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on July 22, 2019.

Signature	Title

* Name: Lin Zhang	Chairman of the Board of Directors
/s/ HENGMING YANG Name: Hengming Yang	President, Chief Executive Officer and Director (Principal executive officer)
/s/ HONGHUI LIAO Name: Honghui Liao	Chief Financial Officer and Director (Principal financial and accounting officer)
* Name: Philippe Blatter	Vice Chairman of the Board of Directors; President and Chief Executive Officer of Infront
* Name: Andrew Messick	Director; President and Chief Executive Officer of WEH
* Name: Dongwei Yang	Director; President and Chief Executive Officer of WSC

Signature		Title

* Name: Edwin Fung		Director
*By:	/s/ HENGMING YANG Name: Hengming Yang Attorney-in-fact

 AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Tampa, Florida United States of America on July 22, 2019.

World Endurance Holdings, Inc.
By:	/s/ ANDREW MESSICK
	Name:	Andrew Messick
	Title:	Chief Executive Officer WEH